Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259519

105,039,096 Shares of Class A Common Stock

2,574,164 Warrants to Purchase Shares of Class A Common Stock

This prospectus relates to the registration of the Class A Common Stock, par value $0.0001 per share, of Rover Group, Inc. and warrants to purchase shares of Class A Common Stock as described herein.

This prospectus relates to the offer and sale by us of: (i) 2,574,164 shares of Class A Common Stock issuable upon the exercise of 2,574,164 private placement warrants that were transferred to Nebula Caravel Holdings, LLC (the “Sponsor”) simultaneously with the closing of our legal predecessor Nebula Caravel Acquisition Corp.’s initial public offering (the “Caravel IPO”), currently exercisable at a price of $11.50 per share (the “Private Placement Warrants”) and (ii) 5,500,000 shares of Class A Common Stock issuable upon the exercise of 5,500,000 warrants originally sold as part of the units in the Caravel IPO, exercisable on December 11, 2021, at a price of $11.50 per share (the “Public Warrants”, and collectively with the Private Placement Warrants, the “Warrants”).

This prospectus also relates to the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of: (i) 90,064,932 shares of Class A Common Stock consisting of (a) 73,273,590 shares of Class A Common Stock beneficially owned by certain former stockholders of A Place for Rover, Inc. (“Legacy Rover” and such shares, the “Legacy Rover Shares”), (b) up to 11,792,216 shares of Class A Common Stock beneficially owned by certain former stockholders of Legacy Rover, which shall be issuable upon the achievement of certain trading price targets for our Class A Common Stock (the “Rover Earnout Shares”), (c) up to 2,461,626 shares of Class A Common Stock beneficially owned by the Sponsor, which vest upon the achievement of certain trading price targets for our Class A Common Stock (the “Sponsor Earnout Shares”), and (d) 3,437,500 shares of Class A Common Stock issued to Nebula Caravel Holdings, LLC, a Delaware corporation (the “Sponsor”) and certain affiliates of the Sponsor (the “Founder Shares” and, together with the Legacy Rover Shares, the Rover Earnout Shares, and the Sponsor Earnout Shares, the “Affiliated Shares”); (ii) 5,000,000 shares of Class A Common Stock purchased at Closing by a number of subscribers pursuant to separate PIPE Subscription Agreements; (iii) 1,000,000 shares of Class A Common Stock purchased by Broad Bay at Closing pursuant to the Assignment and Assumption Agreement; (iv) 2,574,164 shares of Class A Common Stock issuable upon the exercise of 2,574,164 Private Placement Warrants; and (v) 2,574,164 Private Placement Warrants purchased by the Sponsor in connection with the Caravel IPO).

The Selling Securityholders may sell any, all or none of the securities and we do not know when or in what amount the Selling Securityholders may sell their securities hereunder following the date of this prospectus. The Selling Securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell their securities in the section titled “Plan of Distribution” beginning on page 176 of this prospectus.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted under certain agreements between us and the Selling Securityholders. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We will pay the expenses associated with registering the sales by the Selling Securityholders other than any underwriting discounts and commissions, as described in more detail in the section titled “Use of Proceeds” appearing in this prospectus beginning on page 50.

Of the 99,539,096 shares of Class A Common Stock that may be offered or sold by Selling Securityholders identified in this prospectus, 93,539,096 of those shares (the “Lock-Up Shares”), which include 2,574,164 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants, are subject to certain lock-up restrictions. At the Closing, Rover, the Sponsor, certain affiliates of the Sponsor and certain Legacy Rover stockholders entered into a Lock-Up Agreement. Pursuant to the terms of the Lock-Up Agreement, the Lock-Up Shares held by the aforementioned parties will be locked-up for a period ending on the date that is six months after the date the Closing occurs, subject to certain exceptions, provided that, if during such 6 month period the volume weighted average price of Class A Common Stock is greater than or equal to $16.00 over any twenty trading days within any thirty trading day period (“Triggering Event III”), 50% of each applicable holder’s Lock-Up Shares shall be released from such lock-up on the later of (i) Triggering Event III and (ii) the date that is 90 days after the Closing. In addition, Legacy Rover equityholders are subject to substantially similar lock-up terms pursuant to Rover’s amended and restated bylaws, effective as of July 30, 2021.

Our Class A Common Stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “ROVR” and the Public Warrants are listed on Nasdaq under the symbol “ROVRW”. On September 10, 2021, the last quoted sale price for our Class A Common Stock as reported on Nasdaq was $13.65 per share and the last quoted sale price for our Public Warrants as reported on Nasdaq was $3.50 per warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 11 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated September 23, 2021

You should rely only on the information contained in this prospectus or in any applicable prospectus supplement prepared by us or on our behalf. Neither we nor the Selling Securityholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the Selling Securityholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the "SEC") using the “shelf” registration process. Under this shelf registration process, the selling securityholders hereunder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find Additional Information.”

The Rover design logo and the Rover mark appearing in this prospectus are the property of Rover Group, Inc. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. We have omitted the ® and TM designations, as applicable, for the trademarks used in this prospectus.

Within this prospectus, we reference information and statistics regarding the travel and pet care industries. We have obtained this information and these statistics from various independent third-party sources, including independent industry publications, reports by market research firms and other independent sources, such as Euromonitor International Limited. Some data and other information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of internal surveys and independent sources. Data regarding the industries in which we compete and our market position and market share within these industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate size, position and market share within this industry. While we believe such information is reliable, we have not independently verified any third-party information. While we believe our internal company research and estimates are reliable, such research and estimates have not been verified by any independent source. In addition, assumptions and estimates of our and our industries’ future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause our future performance to differ materially from our assumptions and estimates. As a result, you should be aware that market, ranking and other similar industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. Neither we nor our stockholders can guarantee the accuracy or completeness of any such information contained in this prospectus.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, references in this prospectus to (1) “Legacy Rover” refers to A Place for Rover, Inc., a Delaware corporation, prior to the Merger, (2) “Caravel” refers to Nebula Caravel Acquisition Corp., a Delaware corporation and our legal predecessor, prior to the Merger, and (3) “Rover,” the “Company,” “Registrant,” “we,” “us” and “our” refers to Rover Group, Inc., a Delaware corporation formerly known as Nebula Caravel Acquisition Corp., and where appropriate, our wholly owned subsidiaries.

In this document:

“Assignment Agreement” means that certain Assignment and Assumption Agreement by and among Caravel, the TWC Funds, and Broad Bay, dated as of July 26, 2021, pursuant to which Broad Bay purchased 1,000,000 shares of Class A Common Stock for a purchase price of $10.00 per share at Closing.

“Board” means the board of directors of Rover.

“Broad Bay” means BBCM Master Fund Ltd.

“Business Combination Agreement” means the Business Combination Agreement, dated as of February 10, 2021, by and among Caravel, Merger Sub and Legacy Rover.

“Caravel” refers to the former Nebula Caravel Acquisition Corp., now known as Rover Group, Inc., a Delaware corporation.

“Caravel IPO” means Caravel’s initial public offering of Units, consummated on December 11, 2020.

“Class A Common Stock” means the shares of Class A common stock of Rover Group, Inc., par value $0.0001 per share.

“Closing” means the consummation of the Merger, which occurred on July 30, 2021.

“Code” means the Internal Revenue Code of 1986, as amended.

“DGCL” means the Delaware General Corporation Law.

“Earnout Shares” means the 19,734,183 shares of Class A Common Stock that may be issued upon the Class A Common Stock achieving certain share price milestones pursuant to the Business Combination Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” means the Investor Rights Agreement, entered into at the Closing, by and among Caravel, Legacy Rover, and certain persons and entities holding Class A Common Stock.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Legacy Rover” means A Place for Rover, Inc. (d/b/a “Rover”), a Delaware corporation.

“Merger” refers to the merging of Merger Sub with and into Legacy Rover, with Legacy Rover surviving the Merger as a wholly owned subsidiary of the Company and the other transactions contemplated by the Business Combination Agreement, consummated as of the Closing.

“Merger Sub” means Fetch Merger Sub, Inc., a Delaware corporation.

“Nasdaq” means The Nasdaq Global Select Market.

“PIPE Investment” means the purchase of 5,000,000 shares of Class A Common Stock by certain accredited investors pursuant to the PIPE Subscription Agreement in connection with the Closing, for a purchase price of $10.00 per share, in a private placement.

“PIPE Subscription Agreement” means that certain Subscription Agreement between the Company and the PIPE Investors pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 5,000,000 shares of Class A Common Stock at $10.00 per share for an aggregate commitment amount of $50,000,000.

“Preferred Stock” means the shares of preferred stock of Rover, par value $0.0001 per share.

“Private Placement Warrants” means the warrants to purchase shares of Class A Common Stock purchased in a private placement in connection with the Caravel IPO, exercisable for one share of Class A Common Stock at a price of $11.50 per share, subject to adjustments.

“Public Warrants” means the warrants to purchase shares of Class A Common Stock that are publicly traded under the “ROVRW” symbol on Nasdaq, exercisable for one share of Class A Common Stock at a price of $11.50 per share, subject to adjustments.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Nebula Caravel Holdings, LLC, a Delaware limited liability company.

“Sponsor Backstop Subscription Agreement” means that certain backstop agreement between Sponsor and Caravel pursuant to which the TWC Funds agreed to purchase shares of Class A Common Stock in an aggregate amount of up to $50,000,000 (or such greater amount at the election of the TWC Fund) to the extent of the amount of any redemption of shares of Class A Common Stock.

“Stockholder Lock-Up Agreement” means that Stockholder Lock-Up Agreement entered into at Closing by and among Rover, the Sponsor, certain affiliates of the Sponsor, and certain Legacy Rover stockholders.

“Subscription Agreements” means the PIPE Subscription Agreements and the Sponsor Backstop Subscription Agreement.

“TWC Funds” means, together, True Wind Capital II, L.P. and True Wind Capital II-A, L.P.

“Warrant Agreement” means the Warrant Agreement, dated as of December 8, 2020, by and between the Company and American Stock Transfer and Trust Company, LLC, as the warrant agent.

“Warrants” means the Public Warrants and Private Placement Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “possible,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include statements about:

•

the Company’s ability to recognize anticipated benefits of the Merger, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably following the Closing;

•	the Company’s financial and business performance following the Merger, including financial projections and business metrics;
•	the Company’s ability to effectively return to growth and to effectively expand operations;
•	the Company’s ability to retain existing and acquire new pet parents and pet care providers;
•	the strength of the Company’s network, effectiveness of its technology, and quality of the offerings provided through its platform;
•	the Company’s opportunities and strategies for growth;
•	the Company’s offering expansion initiatives and market acceptance thereof;
•	the Company’s ability to match pet parents with high quality and well-priced offerings;
•	the Company’s assessment of and strategies to compete with its competitors;
•	the Company’s assessment of its trust and safety record;
•	the success of the Company’s marketing strategies;
•	the Company’s ability to accurately and effectively use data and engage in predictive analytics;
•	the Company’s ability to attract and retain talent and the effectiveness of its compensation strategies and leadership;
•	general economic conditions and their impact on demand for the Company’s platform;
•	seasonal sales fluctuations;
•	the Company’s future capital requirements and sources and uses of cash;
•	changes in applicable laws or regulations;
•	the outcome of any known and unknown litigation and regulatory proceedings;
•	the Company’s ability to maintain and protect its brand; and
•	other risks and uncertainties set forth in the section titled “Risk Factors” beginning on page 11 of this prospectus.

We caution you that the foregoing list does not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, operating results, financial condition and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. You should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information you should consider before investing in our Class A Common Stock or Warrants. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Where You Can Find Additional Information,” “Unaudited Pro Forma Condensed Combined Financial Information,” and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. In this prospectus, unless the context requires otherwise, all references to “we,” “our,” “us,” “Rover,” the “Registrant,” and the “Company” refer to Rover Group, Inc. and its consolidated subsidiaries.

ROVER GROUP, INC.

Overview

Rover is the world’s largest online marketplace for pet care. Rover connects pet parents with caring pet care providers who offer overnight services, including boarding and in-home pet sitting, as well as daytime services, including doggy daycare, dog walking, drop-in visits, and grooming. Through June 30, 2021, more than two and a half million unique pet parents have booked a service on Rover with more than 580,000 pet care providers across North America and Europe, enabling millions of moments of joy and play for people and pets.

Rover was founded to give pet parents an alternative to relying on friends and family, neighbors, and kennels for pet care. Our online marketplace matches pet parents with pet lovers dedicated to providing excellent pet care while earning extra income. Our simple and easy-to-use platform enables pet parents to easily discover and book the right pet care providers for them and their pets, communicate with providers and write and read reviews. Our platform enables pet care providers to list on our marketplace with low startup costs, schedule bookings, communicate with pet parents, and receive payment.

We derive revenue principally from the fees, net of discounts, promotions, sales tax not collected on behalf of customers and incentives, paid by pet care providers and pet parents for use of our platform. Such fees are based on a percentage of the booking value and vary based on factors specific to the booking, such as type of service, duration, geography, and the price charged by the pet care provider. We also derive revenue from fees paid by pet care providers for background checks in order to be listed on our platform.

Our objective is to attract new pet parents to our platform, convert them into repeat bookers and generate a long lifetime of bookings from those pet parents. We are still in the early stages of business growth, but have made significant progress in extending the offerings and reach of our platform since our inception in June 2011.

Our investor relations website is located at https://investors.rover.com/. We use our investor relations website to post important information for investors, including news releases, analyst presentations, and supplemental financial information, and as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor our investor relations website, in addition to following press releases, SEC filings and public conference calls and webcasts. We also make available, free of charge, on our investor relations website under “Financials—SEC Filings,” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC.

Background

On July 30, 2021, Nebula Caravel Acquisition Corp., our legal predecessor company and a special purpose acquisition company sponsored by True Wind Capital that closed its initial public offering in December 2020, consummated the previously announced merger with A Place for Rover, Inc. and Fetch Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Caravel. Pursuant to the Merger, Merger Sub merged with and into A Place for Rover, Inc., the separate corporate existence of Merger Sub ceased, and A Place for Rover Inc. continued as the surviving corporation in the Merger and as a wholly owned subsidiary of Caravel. The Merger was approved by Caravel’s stockholders at a meeting held on July 28, 2021. On the Closing, Caravel changed its name to Rover Group, Inc.

On August 2, 2021, our common stock and warrants, formerly those of Caravel, began trading on The Nasdaq Global Select Market under the ticker symbols “ROVR” and “ROVRW,” respectively.

As a result of the Merger, we raised gross proceeds of $268.3 million, including the contribution of $275.1 million of cash held in Caravel’s trust account from its initial public offering, net of the redemption of Caravel common stock held by Caravel’s public stockholders of $146.8 million, $50.0 million private investment in public equity at $10.00 per share of our Class A Common Stock, and $80.0 million of additional gross proceeds from the Sponsor Backstop Subscription Agreement. Under the Sponsor Backstop Subscription Agreement, TWC Funds purchased an aggregate of 8,000,000 shares of our Class A Common Stock at $10.00 per share. In addition, pursuant to the Assignment Agreement, we raised additional gross proceeds of $10.0 million from the sale of our Class A Common Stock at $10.00 per share. As a result of the Merger, we received net proceeds of $233.1 million, net of estimated transaction costs of $35.2 million. See “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this prospectus for more information.

Risk Factors Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. The following is a summary of the principal risks we face:

•	the COVID-19 pandemic has materially adversely impacted and will continue to materially adversely impact our business, operating results and financial condition;
•

online marketplaces for pet care are still in relatively early stages of growth and if demand for them does not continue to grow or grows slower than expected our business, financial condition and operating results could be materially adversely affected;

•

if we fail to retain existing pet care providers and pet parents or attract new pet care providers and pet parents, our business, operating results and financial condition would be materially adversely affected;

•

the success of our platform relies on our matching algorithms and other proprietary technology and any failure to operate and improve our algorithms or to develop other innovative proprietary technology effectively could materially adversely affect our business, financial condition and operating results;

•

any further and continued decline or disruption in the travel and pet care services industries or economic downturn would materially adversely affect our business, results of operations and financial condition;

•	the business and industry in which we participate are highly competitive and we may be unable to compete successfully with its current or future competitors;
•	maintaining and enhancing our brand reputation is critical to our growth and negative publicity could damage the Rover brand;
•

actions by pet care providers or pet parents that are criminal, violent, inappropriate, or dangerous, or fraudulent activity, may undermine the safety or the perception of safety of our platform and materially adversely affect our reputation, business, operating results and financial conditions;

•

if pet care providers are reclassified as employees under applicable law or new laws are passed causing the reclassification of pet care providers as employees, our business would be materially adversely affected;

•

our business is subject to a variety of U.S. laws and regulations, many of which are unsettled and still developing and failure to comply with such laws and regulations could subject us to claims or otherwise adversely affect our business, financial condition, or operating results;

•

we rely on third-party payment service providers to process payments made by pet parents and payments made to pet care providers on our platform. If these third-party payment service providers become unavailable or we are subject to increased fees, our business, operating results and financial condition could be materially adversely affected;

•

we have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting which could result in a misstatement of the accounts or disclosures our financial statements, that would result in a material misstatement of our annual or interim financial statement that would not be prevented or detected or cause us to fail to meet our periodic reporting obligations; and

•	we may face litigation and other risks as a result of the material weakness in the internal controls of our financial reporting.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the JOBS Act. As such, we may take advantage of reduced disclosure and other requirements otherwise generally applicable to public companies, including:

•	exemption from the requirement to have our registered independent public accounting firm attest to management’s assessment of our internal control over financial reporting;
•

exemption from compliance with the requirement of the Public Company Accounting Oversight Board, or PCAOB, regarding the communication of critical audit matters in the auditor’s report on the financial statements;

•	reduced disclosure about our executive compensation arrangements; and
•	exemption from the requirement to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have at least $1.07 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

As a result of this status, we have taken advantage of reduced reporting requirements in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. In particular, in this prospectus, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies unless it otherwise irrevocably elects not to avail itself of this exemption. We have elected to use this extended transition period for complying with new or revised accounting standards until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our financial statements may not be comparable to the financial statements of companies that comply with the new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company” as defined in Rule 12b-2 promulgated under the Exchange Act. We will remain a smaller reporting company until the last day of the fiscal year in which the aggregate market value of our common stock that is held by non-affiliates is at least $250 million or the last day of the fiscal year in which we have at least $100 million in revenue and the aggregate market value of our common stock that is held by non-affiliates is at least $700 million (in each case, with respect to the aggregate market value of our common stock held by non-affiliates, as measured as of the last business day of the second quarter of such fiscal year). If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Additional Information

Our principal executive offices are located at 720 Olive Way, 19th Floor, Seattle, WA 98101, and our telephone number is (888) 453-7889.

Our website address is www.rover.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information contained on our website in deciding whether to purchase shares of our Class A Common Stock.

THE OFFERING

Issuance of Class A Common Stock

Shares of our Class A Common Stock outstanding prior to exercise of all Warrants	157,196,576 shares

Shares of our Class A Common Stock to be issued upon exercise of all Warrants	8,074,164 shares

Exercise Price of the Warrants	$11.50 per share, subject to adjustment as described herein.

Use of Proceeds

We will receive up to an aggregate of approximately $92,852,886 from the exercise of all 8,074,164 warrants, assuming the exercise in full of such warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See the section of this prospectus titled “Use of Proceeds” appearing on page 50 of this prospectus for more information.

Resale of Class A Common Stock and Warrants

Shares of Class A Common Stock offered by the Selling Securityholders hereunder (representing the PIPE Shares, the Assigned Shares, the shares of Class A Common Stock that may be issued pursuant to the exercise of the Private Placement Warrants, and the Affiliated Shares as of the date hereof)

99,539,096 shares

Warrants Offered by the Selling Securityholders hereunder (representing the Private Placement Warrants)	2,574,164 warrants

Redemption	The warrants are redeemable in certain circumstances. See the section of this prospectus titled “Description of Capital Stock – Warrants” for further discussion.

Use of Proceeds

We will not receive any proceeds from the sale of our Class A Common Stock and Warrants offered by the Selling Securityholders (the “Securities”). See the section of this prospectus titled “Use of Proceeds” appearing on page 50 of this prospectus for more information.

Risk Factors

See the section titled “Risk Factors” beginning on page 11 of this prospectus and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock and Warrants.

Nasdaq Symbol	“ROVR” for our Class A Common Stock and “ROVRW” for our Warrants.

Lock-Up Restrictions

Of the 99,539,096 shares of Class A Common Stock that may be offered or sold by Selling Securityholders identified in this prospectus, 93,539,096 of those shares, which include 2,574,164 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants, are subject to certain lock-up restrictions. At the Closing, Rover, the Sponsor, certain affiliates of the Sponsor and certain Legacy Rover stockholders entered into a Lock-Up Agreement. Pursuant to the terms of the Lock-Up Agreement, the Lock-Up Shares held by the aforementioned parties will be locked-up for a period ending on the date that is six months after the date the Closing occurs, subject to certain exceptions, provided that, if during such 6 month period the volume weighted average price of Class A Common Stock is greater than or equal to $16.00 over any twenty trading days within any thirty trading day period (“Triggering Event III”), 50% of each applicable holder’s Lock-Up Shares shall be released from such lock-up on the later of (i) Triggering Event III and (ii) the date that is 90 days after the Closing. In addition, Legacy Rover equityholders are subject to substantially similar lock-up terms pursuant to Rover’s Bylaws.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 83 of this prospectus and our consolidated financial statements and related notes thereto included elsewhere in this prospectus. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, operating results, financial condition and prospects could be adversely affected. In that event, the market price of our Class A Common Stock and Public Warrants could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

The COVID-19 pandemic and the impact of actions to mitigate the COVID-19 pandemic have materially adversely impacted and will continue to materially adversely impact our business, operating results and financial condition.

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. To limit the spread of the virus, governments have imposed various restrictions, including emergency declarations at the federal, state and local levels, school and business closings, quarantines, “shelter at home” orders, restrictions on travel, limitations on social or public gatherings and other social distancing measures. These actions, and new habits such as increased reliance on online meeting tools rather than in-person meetings and business travel, have had and may continue to have a material adverse impact on our business and operations and demand for pet care. For example, they have resulted in a reduction in the number of overnight bookings as people travel less and daytime services as people working from home care for their pets themselves.

The COVID-19 pandemic has materially adversely affected our near-term operating results and may continue to materially adversely impact our long-term operating results, financial condition and prospects. Given the evolving nature of COVID-19, including novel strains of the virus and the uncertainty it has produced around the world, we do not believe it is possible to predict the COVID-19 pandemic’s cumulative and ultimate impact on our future business, operating results and financial condition. The extent of the impact of the COVID-19 pandemic on our business and financial results will depend largely on future developments, including the duration and extent of the spread of COVID-19, the development and transmissibility of novel strains of the COVID-19 virus, such as the Delta variant, the prevalence of local, national and international travel restrictions, the risk or perceived risk that pets may be a vector for COVID-19, the impact on capital and financial markets and on the United States and global economies and governmental or regulatory orders that impact our business, all of which are highly uncertain and cannot be predicted. Although demand for our offerings began to return in May 2021 as shelter-in-place orders and travel advisories lifted, demand for our offerings may again decrease as such orders and advisories may be reinstated due to novel strains of COVID-19, and they may remain depressed for a significant length of time if COVID-19 results in long-term changes in behavior and we cannot predict when, if ever, demand will return to pre-COVID-19 levels. In addition, we cannot predict the impact the COVID-19 pandemic has had and will have on pet parents and pet service providers and we may continue to be materially adversely impacted. Any of the foregoing factors, or other cascading effects of the COVID-19 pandemic that are not currently foreseeable, will materially adversely impact our business, operating results, financial condition and prospects.

In response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on our business, over the second quarter of 2020, we reduced our workforce by over 40%, to under 250 employees. Such a reduction in workforce can result in impaired institutional knowledge, relationships and expertise for critical roles, which may not have been effectively transferred to continuing employees and may divert attention from operating our business, create personnel capacity constraints and hamper our ability to grow, develop innovative products and compete. Any of these impacts could materially adversely impact our business and reputation and impede our ability to operate or meet strategic objectives.

Most of our employees and many pet parents are working remotely and it is possible that widespread remote work arrangements could have a materially negative impact on both demand for pet care services and lower customer satisfaction resulting from potential delays or slower than usual response times in support assistance to pet parents and pet service providers that use our platform. Any negative impact on pet parent and pet service provider satisfaction could adversely impact our operations, the execution of our business plans and productivity and availability of key personnel and other employees necessary to conduct our business and of third-party service providers that perform critical services, or otherwise cause operational failures due to changes in our normal business practices. If our employees’ ability to work remotely is impacted, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may also result in material consumer privacy, information technology security and fraud risks. The reduction in force in 2020 and remote work arrangements resulting from the COVID-19 pandemic may cause us to incur impairment charges related to real property lease agreements. The manner in which we have adjusted our business following the COVID-19 pandemic is based on our understanding of applicable legal and regulatory requirements, as well as the latest guidance from regulatory authorities and is subject to legal or regulatory challenge, particularly as regulatory guidance evolves in response to future developments.

We have incurred net losses in each year since inception and may not be able to achieve profitability.

We incurred net losses of $13.3 million for the six months ended June 30, 2021 and $64.7 million, $51.7 million and $57.5 million in 2018, 2019 and 2020, respectively. As of June 30, 2021, we had an accumulated deficit of $269.7 million. Historically, we have invested significantly in efforts to grow our pet parent and pet care provider network, introduced new or enhanced offerings and features, increased marketing spend, expanded operations, hired additional employees and enhanced the platform. We are passionate about continually enhancing the experience of pets, pet parents and pet care providers, which may not necessarily maximize short-term financial results. This focus may not be consistent with our short-term expectations and may not produce the long-term benefits expected. In the second quarter of 2020, as a result of the COVID-19 pandemic, we significantly reduced fixed and variable costs. We have begun to reinvest in our business, however, and expect to resume making significant investments. These efforts may prove more expensive than anticipated and we may not succeed in increasing revenue sufficiently to offset these higher expenses. In particular, we expect the ongoing economic impact from the COVID-19 pandemic to have a material adverse impact on revenue and financial results for 2021 and beyond.

Our historic revenue growth rate has slowed over time and, as a result of COVID-19, reversed in 2020; revenue growth may slow or reverse again in the future.

Prior to COVID-19, we experienced significant revenue growth from 2016 to 2019, growing from $16 million to $95 million in revenue. In the year ended December 31, 2020, however, as a result of the COVID-19 pandemic, revenue decreased 49% compared to the prior year period. As of June 2021, revenue appears to be returning to 2019 levels, but such growth may again reverse due to novel strains of the COVID-19 virus, low vaccination rates, or seasonal variations. You should not rely on our revenue for any previous quarterly or annual period as any indication of revenue or revenue growth in future periods.

Future revenue growth depends on the growth of the number of pet parents on our platform, the frequency with which they seek to book services and our ability to attract sufficient high-quality pet care providers to meet pet parent demand. A softening of demand, whether caused by events outside of our control, such as COVID-19, changes in pet parent and pet care provider preferences or other risks described elsewhere in this prospectus, will result in decreased revenue. If revenue does not improve, we may not achieve profitability and our business, operating results and financial condition would be materially adversely affected. We also expect to continue to make investments in the development and expansion of our technology and business, which may not result in increased revenue or growth. If the demand for access to online marketplaces for individual pet care services does not grow, or if we are unable to maintain share, our revenue growth rate could be materially adversely affected. If the revenue growth rate declines, investor perception of the business and the trading price of our stock and warrants could be materially adversely affected.

Online marketplaces for pet care are still in relatively early stages of growth and if demand for them does not continue to grow, grows slower than expected, or fails to grow as large as expected, our business, financial condition and operating results could be materially adversely affected.

Demand for booking pet care through online marketplaces has grown rapidly since the 2011 launch of our platform, but such platforms are still relatively new and it is uncertain to what extent market acceptance will continue to grow, if at all. Our success will depend to a substantial extent on the willingness of people to obtain pet care through platforms like ours. If the public does not perceive these services as beneficial, or chooses not to adopt them, or instead adopts alternative solutions, then the market for our platform may not further develop, may develop slower than we expect, or may not achieve the growth potential we expect, any of which could adversely affect our business, financial condition and operating results.

Our marketing efforts to help grow the business may not be effective.

Promoting awareness of our platform is important to our ability to grow the business and to attract new pet parents and pet care providers. Since inception, our user base has grown in large part as a result of word-of-mouth, complemented by paid and organic search, social media and other online advertising and infrequent television advertising. Many of our marketing efforts to date have focused on amplifying and accelerating this word-of-mouth momentum and such efforts may not continue to be effective. Although we continue to rely significantly on word-of-mouth, organic search and other unpaid channels, we believe that a significant amount of the growth in the number of pet parents and pet care providers that use our platform also is attributable to our paid marketing initiatives. Prior to the impact of COVID-19, marketing efforts included referrals, affiliate programs, free or discount trials, partnerships, display advertising, billboards, radio, video, television, direct mail, social media, email, podcasts, hiring and classified advertisement websites, mobile “push” communications, search engine optimization and paid keyword search campaigns. More recently, as a result of the impact of COVID-19, we have managed our marketing expenditures judiciously, focusing expenses primarily in keyword search campaigns and testing thereof but expects to reinvest in a broader range of initiatives as we navigate the COVID-19 environment. Our marketing initiatives may become increasingly expensive and generating a meaningful return on these initiatives may be difficult. Even if we successfully increase revenue as a result of paid marketing efforts, we may not offset the additional marketing expenses incurred. If marketing efforts to help grow the business are not effective, we expect that our business, financial condition and operating results would be materially adversely affected.

If we fail to retain existing pet care providers or attract new pet care providers, or if pet care providers fail to provide high-quality offerings, our business, operating results and financial condition would be materially adversely affected.

Our business depends on pet care providers maintaining their use of our platform and engaging in practices that encourage pet parents to book their services, including increasing the number of offerings that are available to book, providing timely responses to inquiries from pet parents, offering a variety of desirable and differentiated offerings at competitive prices that meet the expectations of pet parents and offering exceptional services to pets and pet parents. These practices are outside of our direct control. If pet care providers do not establish or maintain enough availability, the number of bookings declines for a particular period, or pet care provider pricing is unattractive or insufficient, revenue will decline and our business, operating results and financial condition would be materially adversely affected.

Pet service providers have a range of options for offering their services. They may advertise their offerings in multiple ways that may or may not include our platform. Some of our pet care providers have chosen to cross-list their offerings, which reduces the availability of such offerings on our platform. When offerings are cross-listed, the price paid by pet parents on our platform may be or may appear to be less competitive for many reasons, including differences in fee structure and policies, which may cause pet parents to book through other platforms or with other competitors, which could materially adversely affect our business, operating results and financial condition. Additionally, certain pet parents reach out to our pet care providers (and vice versa) and incentivize them to list or book directly with them and bypass our platform, which reduces the use of our platform. Some pet service providers may choose to stop offering services all together for a variety of reasons, including work obligations or health concerns.

While we plan to continue to invest in our pet care provider community and in tools to assist pet care providers, including our technology and algorithms, these investments may not be successful in retaining existing pet care providers or growing the number of pet care providers and listings on our platform. In addition, pet care providers may not establish or maintain listings if we cannot attract prospective pet parents to our platform and generate bookings from a large number of pet parents. If we are unable to retain existing pet care providers or add new pet care providers, or if pet care providers elect to market their offerings directly, exclusively with a competitor or cross-list with a competitor, our platform may be unable to offer a sufficient supply and variety of offerings to attract pet parents to use our platform. If we are unable to attract and retain individual pet care providers in a cost-effective manner, or at all, our business, operating results and financial condition would be materially adversely affected. In addition, the number of offerings on our platform may decline as a result of a number of other factors affecting pet care providers, including: the COVID-19 pandemic; pet care providers opting for placements on other third-party platforms as an alternative to offering on our platform; economic, social and political factors; perceptions of trust and safety on and off our platform; negative experiences with pets and pet parents, including pets who damage pet care provider property; our efforts or failure or perceived failure to comply with regulatory requirements; changes to income tax reporting requirements; and our decision to remove pet care providers from our platform for not adhering to our community standards or other factors we deem detrimental to our community. We maintain our Rover Guarantee Program that provides both pet parents and pet care providers up to $25,000 for costs arising from certain injuries or damages that occur during a service booked and paid through Rover and up to $1 million for costs arising from damage to pet parent property or certain third-party injuries, subject to terms and conditions. While we intend to continue the Rover Guarantee Program, if we discontinue these programs or reduce the amount and variety of reimbursements available under these programs, whether because payouts under these programs or insurance premiums become cost prohibitive or for any other reason, then the number of pet care providers who list with us may decline.

In addition to a reduction in the number of bookings, we have incurred, and expect to continue to incur, higher than historically normal booking cancellations from pet parents who cancel for reasons related to COVID-19. A large number of pet parent cancellations have caused lost earnings for our pet care providers, despite the fact that we have generally honored individual pet care provider cancellation policies that in many cases did not enable a full return of booking deposit to the pet parent. Either pet parents or pet care providers may cease to use our platform if they are not satisfied with our policies during the COVID-19 pandemic, which could have a material adverse impact on our business, operating results and financial condition.

If we fail to retain existing pet parents or add new pet parents, or if pet parents fail to receive high-quality offerings, our business, operating results and financial condition would be materially adversely affected.

Our success depends significantly on retaining existing pet parents and attracting new pet parents to use our platform, increasing the number of repeat bookings that pet parents make and attracting them to different types of service offerings on our platform. Pet parents have a range of options for meeting their pet care needs, including friends, family and neighbors, local independent operators, large, commercial providers such as kennels and daycares, other online aggregators and directories and other digital marketplaces. In addition, pet parents may choose to arrange for pet care services with pet care providers outside of our platform.

Our ability to attract and retain pet parents could be materially adversely affected by a number of factors, such as: pet care providers failing to provide differentiated, high-quality and adequately available pet services at competitive prices; the fees we charge to pet parents for use of the platform; taxes; our failure to facilitate new or enhanced offerings or features that pet parents value; the performance of our matching algorithms; pet parents not receiving timely and adequate support from us; negative perceptions of the trust and safety of our platform; negative associations with, or reduced awareness of, our brand; declines and inefficiencies in our marketing efforts; our efforts or failure or perceived failure to comply with regulatory requirements; and our decision to remove pet parents from our platform for not adhering to our community standards or other factors we deem detrimental to our community.

Events beyond our control also may materially adversely impact our ability to attract and retain pet parents, including: the COVID-19 pandemic or other pandemics or health concerns; increased or continuing restrictions on travel and immigration; the impact of climate change on travel; and seasonal destinations (such as fires, floods and other natural disasters); and macroeconomic and other conditions outside of our control affecting travel or business activities generally.

In addition, if our platform is not easy to navigate, pet parents have an unsatisfactory sign-up, search, booking, or payment experience on our platform, the content provided on our platform is not displayed effectively, we are not effective in engaging pet parents, we discontinue or modify the Rover Guarantee Program or fail to provide a user experience in a manner that meets rapidly changing demand, we could fail to attract and retain new pet parents and engage with existing pet parents, which could materially adversely affect our business, results of operations and financial condition.

The success of our platform relies on our matching algorithms and other proprietary technology and any failure to operate and improve our algorithms or to develop other innovative proprietary technology effectively could materially adversely affect our business, financial condition and operating results.

We use proprietary Rover matching algorithms in an effort to maximize customer satisfaction and retention, as well as to optimize return on marketing expenses. Built to improve with data science, we have carefully designed algorithms to leverage growing scale by helping pet parents find better and better matches as our provider network expands. Successfully using our algorithms to match pet parents and pet service providers is crucial to our continued success, as better matches can lead to more bookings, more data and, in turn, further improvements to our algorithms. Any failure to successfully operate or improve our algorithms or to develop other innovative proprietary technology could materially adversely affect our ability to maintain and expand our business. Fewer matches could lead to fewer bookings, which could in turn lead to less or lower quality data, which could affect our ability to improve our algorithms and maintain, market and scale our platform effectively. Additionally, there is increased governmental interest in regulating technology companies in areas including algorithm-based discrimination. Any failure, or perceived failure, or negative consequences associated with our efforts to comply with any present or future laws or regulations in this area could subject us to claims, actions and other legal and regulatory proceedings, fines or other penalties and other enforcement actions and result in damage to our reputation and adversely affect our business, financial condition and operating results.

Our fee structure is impacted by a number of factors and ultimately may not be successful in attracting and retaining pet parents and pet care providers.

Demand for our platform is highly sensitive to a range of factors, including the prices that pet care providers set for their services, the level of potential earnings required to attract and retain pet care providers and the fees and commissions we charge pet care providers and pet parents. Many factors, including operating costs, legal and regulatory requirements, constraints or changes and our current and future competitors’ pricing and marketing strategies, could significantly affect our pricing strategies. Existing or future competitors offer, or may in the future offer, lower-priced or a broader range of offerings. Similarly, certain competitors may use marketing strategies that enable them to attract or retain pet parents or pet care providers a lower cost than us. There can be no assurance that we will not be forced, through competition, regulation, or otherwise, to reduce the fees and commissions charged pet care providers and pet parents, or to increase marketing and other expenses to attract and retain pet parents and pet care providers in response to competitive pressures. We have launched and may in the future launch, new fee or pricing strategies and initiatives or modify existing fee strategies, any of which may not ultimately be successful in attracting and retaining pet parents and pet care providers. Further, pet parents’ price sensitivity may vary by geographic location and as we expand, our fee structure or pet care provider’s prices may not enable us to compete effectively in these locations. In particular, our continued international expansion may require us to change our fee structure and to adjust to different cultural norms in different locales, including with respect to fees and pricing. While we do and will attempt to set fees based on prior operating experience and pet parent and pet care provider feedback and engagement levels, our assessments may not be accurate or there may be errors in the technology used in our pricing and we could be underpricing or overpricing our services. In addition, if the offerings on our platform change, then we may need to revise our pricing methodologies.

Any further and continued decline or disruption in the travel and pet care services industries or economic downturn would materially adversely affect our business, results of operations and financial condition.

Our financial performance is partially dependent on the strength of the travel and pet services industries. The outbreak of COVID-19 has caused many governments to implement quarantines and significant restrictions on travel or to advise that people remain at home where possible and avoid crowds, which has had a particularly negative impact on bookings for both overnight and daytime services. We expect that COVID-19 will continue to materially adversely impact our bookings and business. The extent and duration of such impact remains uncertain and is dependent on future developments that are difficult to predict accurately, such as the severity and transmission rate of COVID-19, including the new variants of the virus, such as the Delta variant, the availability, uptake, and effectiveness of vaccines, the extent and effectiveness of containment actions taken, including mobility restrictions and the impact of these and other factors on travel or work behavior in general and on our business in particular.

Other events beyond our control can result in declines in travel or continued work-from-home mandates. Because these events or concerns and the full impact of their effects are largely unpredictable, they can dramatically and suddenly affect travel and work behavior by consumers and therefore demand for our platform and pet services, which would materially adversely affect our business, operating results and financial condition.

Our financial performance is also subject to global economic conditions and their impact on levels of discretionary consumer spending. Downturns in worldwide or regional economic conditions, such as the current downturn resulting from the COVID-19 pandemic or volatility due to geopolitical instability, have led or could lead to a general decrease in travel and spending on pet care services and such downturns in the future may materially adversely impact demand for our platform. Such a shift in pet parent behavior would materially adversely affect our business, operating results and financial condition.

The business and industry in which we participate are highly competitive and we may be unable to compete successfully with our current or future competitors.

We operate in a highly competitive environment and faces significant competition in attracting pet care providers and pet parents. Pet parents have a range of options to find and book pet care offerings, both online and offline. We believe that our competitors include:

•	friends, family and neighbors that pet parents go to for pet care within their personal networks;
•	local independent operators;
•	large, commercial providers such as kennels and daycares;
•	online aggregators and directories, such as Craigslist, Nextdoor, and Yelp; and
•	other digital marketplaces, such as Wag and the pet care offerings on Care.com in the United States and small operators such as Gudog and Pawshake outside of the United States.

We believe that our ability to compete effectively depends upon many factors both within and beyond our control, including:

•	the popularity and adoption of online marketplaces to obtain services from individual pet care providers;
•	the popularity, utility, ease of use, performance and reliability of our offerings compared to those of our competitors;
•	our reputation and brand strength relative to our competitors;

•	the prices of offerings and the fees we charge pet care providers on our platform;
•	our ability to attract and retain qualified pet care providers;
•	the perceived safety and cleanliness of offerings on our platform, especially throughout the COVID-19 pandemic;
•	cancellation policies, especially throughout the COVID-19 pandemic;
•	our ability, and the ability of our competitors, to develop new offerings;
•	our ability to establish and maintain relationships with partners;
•	changes mandated by, or that we elect to make to address, legislation, regulatory authorities or litigation, including settlements, judgments, injunctions and consent decrees;
•	our ability to attract, retain and motivate talented employees;
•	our ability to raise additional capital; and
•	acquisitions or consolidation within our industry.

Currently, our primary competition is from the friends, family and neighbors to whom pet parents often turn for pet services within their personal networks. Given that online marketplaces offering pet services are a relatively nascent business model and are rapidly evolving, reliance on personal networks is still prevalent. Current and potential competitors (including any new entrants into the market) may enjoy substantial competitive advantages over us, such as greater name recognition, longer operating histories, greater category share in certain markets, market-specific knowledge, established relationships with local pet parents and pet care providers and larger existing user bases in certain markets, more successful marketing capabilities and substantially greater financial, technical and other resources than we have. Competitors may be able to provide pet parents with a better or more complete experience and respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or pet care provider and pet parent requirements or preferences. The pet care industry also may experience significant consolidation or the entrance of new players. Some of our competitors could adopt aspects of our business model, which could affect our ability to differentiate our offerings from competitors. Increased competition could result in reduced demand for our platform from pet care providers and pet parents, slow our growth and materially adversely affect our business, operating results and financial condition. Consolidation among our competitors could give them increased scale and may enhance their capacity, abilities and resources and lower their cost structures. In addition, emerging start-ups may be able to innovate and focus on developing a new product or service faster than we can or may foresee consumer need for new offerings or technologies before we do. See “—If we fail to retain existing pet care providers or attract new pet care providers, or if pet care providers fail to provide high-quality offerings, our business, operating results and financial condition would be materially adversely affected.”

New offerings and initiatives can be costly and if we unsuccessfully pursue such offerings and initiatives, we may fail to grow and our business, operating results, financial condition and prospects would be materially adversely affected.

We plan to invest in new offerings and initiatives that differentiate us from our competitors. For example, we introduced, then later deactivated, an on-demand dog walking offering, recently test-launched a grooming service offering in select local markets and have increased investment in The Dog People, our pet-related blog and The Rover Store, which offers Rover-branded merchandise for sale alongside third-party merchandise. Developing and delivering new offerings and initiatives increase our expenses and organizational complexity and we have and may continue to experience difficulties in developing and implementing these new offerings and initiatives.

Our new offerings and initiatives have a high degree of risk, as they may involve unproven businesses with which we have limited or no prior development or operating experience. There can be no assurance that consumer demand for such offerings and initiatives will exist or be sustained at the levels that we anticipate, that we will be able to successfully manage the development and delivery of such offerings and initiatives, or that any of these offerings or initiatives will gain sufficient market acceptance to generate sufficient revenue to offset associated expenses or liabilities. It is also possible that offerings developed by others will render our offerings and initiatives noncompetitive or obsolete. Even if we are successful in developing new offerings and initiatives, regulatory authorities may subject us or our pet care providers and pet parents to new rules, taxes, or restrictions or more aggressively enforce existing rules, taxes, or restrictions, that could increase our expenses or prevent us from successfully commercializing these initiatives. If we do not realize the expected benefits of our investments, we may fail to grow and our business, operating results and financial condition would be materially adversely affected.

We rely on internet search engines to drive traffic to our platform to grow revenue and if we are unable to drive traffic cost-effectively, it would materially adversely affect our business, operating results and financial condition.

Our success depends in part on our ability to attract pet care providers and pet parents through unpaid internet search results on search engines. The number of pet care providers and pet parents that we attract to our platform from search engines is due in large part to how and where our website ranks in unpaid search results. These rankings can be affected by many factors, many of which are not under our direct control and may change frequently. As a result, links to our website or mobile applications may not be prominent enough to drive traffic to our website and we may not know how or otherwise be able to influence the results. In some instances, search engine companies may change these rankings in a way that promotes their own competing products or services or the products or services of one or more of our competitors. Search engines may also adopt a more aggressive auction-pricing system for paid search keywords that would cause us to incur higher advertising costs or reduce our market visibility to prospective pet parents. Any reduction in the number of pet care providers and pet parents directed to our platform could adversely affect our business, financial condition and operating results.

Further, we have used performance marketing products offered by search engines and social media platforms to distribute paid advertisements that drive traffic to our platform. For 2019 and 2020, less than half of the traffic to our platform came from paid performance marketing channels. A critical factor in attracting pet care providers and pet parents to our platform has been how prominently offerings are displayed in response to search queries for key search terms. The success of pet services logistics and our brand has at times led to increased costs for relevant keywords as our competitors competitively bid on our keywords, including our brand name. However, we may not be successful in our efforts to drive traffic growth cost-effectively. If we are not able to effectively increase our traffic growth without increases in spend on performance marketing, we may need to increase our performance marketing spend in the future, including in response to increased spend on performance marketing from our competitors and our business, operating results and financial condition could be materially adversely affected.

Maintaining and enhancing our brand reputation is critical to our growth and negative publicity could damage our brand, thereby harming our ability to compete effectively and could materially adversely affect our business, operating results and financial condition.

Maintaining and enhancing our brand reputation is critical to our ability to attract pet care providers, pet parents and employees, to compete effectively, to preserve and deepen the engagement of our existing pet care providers, pet parents and employees, to maintain and improve our standing in the communities where our pet care providers operate, including our standing with community leaders and regulatory bodies, and to mitigate legislative or regulatory scrutiny, litigation and government investigations. We are heavily dependent on the perceptions of pet care providers and pet parents who use our platform to help make word-of-mouth recommendations that contribute to our growth. Negative perception of our platform or company may harm our reputation, brand and local network effects, including as a result of:

•	complaints or negative publicity about us, our platform, pet parents, pet care providers, or our policies and guidelines;
•	illegal, negligent, reckless, or otherwise inappropriate behavior by pet care providers, pet parents or third parties;
•	injuries or other safety-related issues involving pets;
•	a pandemic or an outbreak of disease, such as the recent COVID-19 pandemic, in which constituents of our network become infected;
•	a failure to facilitate a sufficient level of bookings or to enable a competitive level of earnings for pet care providers;
•	a failure to offer pet parents competitive pricing and quality;
•	a failure to provide a range of offerings options sought by pet parents;
•	fraudulent activity;
•

actual or perceived disruptions or defects in our platform, such as site outages, payment disruptions, privacy or data security breaches, other security incidents, or other actual or perceived incidents that may impact the reliability of our services;

•	litigation over, or investigations by regulators into, our platform;
•	users’ lack of awareness of, or compliance with, our policies;
•	changes to our policies that users or others perceive as overly restrictive, unclear, inconsistent with our values or mission, or not clearly articulated;
•	a failure to comply with legal, tax and regulatory requirements;
•	a failure to enforce our policies in a manner that users perceive as effective, fair and transparent;
•	a failure to operate our business in a way that is consistent with our values and mission;
•	inadequate or unsatisfactory user support experiences;
•	illegal or otherwise inappropriate behavior by our management team or other employees or contractors;
•	negative responses by pet parents or pet care providers to new services on our platform;
•	a failure to register our trademarks and prevent or defend against misappropriation or third-party challenges to our existing or new trademarks;
•

negative perception of our treatment of employees, pet parents, pet care providers, or of our response to employee, pet parents and pet care provider sentiment related to political or social causes or actions of management; or

•	any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of us or our industry.

Any incident, whether actual or rumored to have occurred, involving the safety or security of pets, pet care providers, pet parents, or other members of the public, fraudulent transactions, or incidents that are mistakenly attributed to us and any media coverage resulting therefrom, could create a negative public perception of our platform, which would adversely impact our ability to attract pet care providers and pet parents. In addition, when pet care providers cancel reservations or if we fail to provide timely return of booking deposits to pet parents in connection with cancellations, pet parent perception of the value of our platform is adversely impacted and may cause pet parents to not use our platform in the future. The impact of these issues may be more pronounced if we are seen to have failed to provide prompt and appropriate support or our platform policies are perceived to be too permissive, too restrictive, or providing pet care providers or pet parents with unsatisfactory resolutions. We have been the subject of media reports, social media posts, blogs and other forums that contain allegations about our business or activity on our platform that create negative publicity. As a result of these complaints and negative publicity, some pet care providers have refrained from and may in the future refrain from, offering services through our platform and some pet parents have refrained from and may in the future refrain from, using our platform, which could materially adversely affect our business, operating results and financial condition.

Our brand reputation could also be harmed if we fail to comply with regulatory requirements as interpreted by certain governments or agencies or otherwise fails, or are perceived to fail, to act responsibly in a number of other areas, such as: animal welfare; safety and security; data security; privacy practices and data protection; provision of information about users and activities on our platform, including as requested by certain governments or agencies; sustainability; advertising and social media endorsement regulation and guidance; human rights; diversity; non-discrimination; concerns relating to the “gig” economy; business practices; including those relating to our platform and offerings; strategic plans; business partners; involvement with companies in which we may have minority investments; employees; competition; litigation and response to regulatory activity; the environment; and local communities. Media, legislative or government scrutiny around our company relating to any of the above areas or others could cause backlash and could adversely affect our brand reputation with our pet care providers, pet parents and communities. Social media compounds the potential scope of the negative publicity that could be generated and the speed with which such negative publicity may spread. Any resulting damage to our brand reputation could materially adversely affect our business, operating results and financial condition.

In addition, we rely on pet care providers and pet parents to provide trustworthy reviews and ratings that our pet care providers or pet parents may rely upon to help decide whether or not to book a particular offering or accept a particular booking and that we use to enforce quality standards. We rely on these reviews to further strengthen trust among members of our community. our pet care providers and pet parents may be less likely to rely on reviews and ratings if they believe that our review system does not generate trustworthy reviews and ratings. We have procedures in place to combat fraud or abuse of our review system, but cannot guarantee that these procedures are or will be effective. In addition, if our pet care providers and pet parents do not leave reliable reviews and ratings, other potential pet care providers or pet parents may disregard those reviews and ratings and our systems that use reviews and ratings to make quality standards transparent would be less effective, which could reduce trust within our community and damage our brand reputation and could materially adversely affect our business, operating results and financial condition.

Actions by pet care providers or pet parents that are criminal, violent, inappropriate, dangerous, or fraudulent may undermine the safety or the perception of safety of our platform and our ability to attract and retain pet care providers and pet parents and materially adversely affect our reputation, business, operating results and financial condition.

We have no control over or ability to predict the specific actions of our users and other third parties during the time that pets or pet parents are with pet care providers or otherwise and therefore, we cannot guarantee the safety of pets, pet care providers, pet parents and third parties. The actions of pets, pet care providers, pet parents and other third parties may result in pet and human fatalities, injuries, other harm, fraud, invasion of privacy, property damage, discrimination and brand reputational damage, which have created and could continue to create potential legal or other substantial liabilities for us.

All new pet care providers on our platform in the United States and Canada undergo third-party background checks before they can offer their services on our platform. U.S. pet care providers are subject to a social security number and address trace and are checked against national criminal offense databases, sex offender registries and certain regulatory, terrorist and sanctions watchlists. In Europe, we use a third party to conduct identity verification on all pet care providers. Pet care provider profiles in all geographies are also subject to review and approval by our team of pet care provider specialists.

We do not verify the identity of or require background checks for pet parents, nor do we verify or require background checks for third parties who may be present during a service made through our platform. In addition, we do not currently and may not in the future require pet care providers to re-verify their identity or undergo subsequent background checks following the successful completion of their initial screening process.

Our screening processes rely on, among other things, information provided by pet care providers and our ability to validate that information and the effectiveness of third-party service providers that support our verification processes may be limited. Certain verification processes, including legacy verification processes on which we previously relied, may be less reliable than others. These processes are beneficial but not exhaustive and have limitations. There can be no assurances that these measures will significantly reduce criminal or fraudulent activity on our platform. The criminal background checks for pet care providers and other screening processes rely on, among other things, information provided by pet care providers and pet parents, our ability to validate that information, the accuracy, completeness and availability of the underlying information relating to criminal records, the digitization of certain records, the evolving regulatory landscape in this area, such as relating to data privacy, data protection and criminal background screening and on the effectiveness of third-party service providers that may fail to conduct such background checks adequately or disclose information that could be relevant to a determination of eligibility.

In addition, we have not undertaken in the past and may not undertake in the future to independently verify the safety, suitability, location, quality, compliance with our policies or standards and legal compliance, of all our pet care providers’ offerings. We have not undertaken in the past and may not undertake in the future to independently verify the location, safety, or suitability of offerings for individual pets and pet parents or the suitability, qualifications, or credentials of pet care providers. Where we have undertaken the verification or screening of certain aspects of pet care provider qualifications and offerings, the scope of such processes may be limited and rely on, among other things, information provided by pet care providers and the ability of our internal teams or third-party vendors to adequately conduct such verification or screening practices. In addition, we have not in the past taken and may not in the future take steps to re-verify or re-screen pet care provider qualifications or offerings following initial review. We have relied in the past and may continue in the future to rely on pet care providers and pet parents to disclose information relating to their offerings and such information may be inaccurate or incomplete. We have created policies and standards to respond to issues reported with offerings, but certain offerings may pose heightened safety risks to individual users because those issues have not been reported to us or because our customer support team has not taken the requisite action based on our policies. We rely, at least in part, on reports of issues from pet care providers and pet parents to investigate and enforce many of our policies and standards. In addition, our policies may not contemplate certain safety risks posed by offerings or by individual pet care providers or pet parents or may not sufficiently address those risks.

We also have faced or may face civil litigation, regulatory investigations and inquiries involving allegations of, among other things, unsafe or unsuitable offerings, discriminatory policies, data processing, practices or behavior on and off our platform or by pet care providers, pet parents and third parties, general misrepresentations regarding the safety or accuracy of offerings on our platform and other pet care provider, pet parent, or third-party actions that are criminal, violent, inappropriate, dangerous, or fraudulent. While we recognize that we need to continue to build trust and invest in innovations that will support trust when it comes to our policies, tools and procedures to protect pet care providers, pet parents and the communities in which our pet care providers operate, we may not be successful in doing so. Similarly, offerings that are inaccurate, of a lower than expected quality, or that do not comply with our policies may harm pet parents and public perception of the quality and safety of offerings on our platform and materially adversely affect our reputation, business, operating results and financial condition.

If pet care providers, pet parents, or third parties engage in criminal activity, misconduct, fraudulent, negligent, or inappropriate conduct or use our platform as a conduit for criminal activity, pet parents may not consider our platform and the offerings on our platform safe and we may receive negative media coverage, or be subject to involvement in a government investigation concerning such activity, which could adversely impact our brand reputation and lower the adoption rate of our platform.

We have a limited operating history in an evolving industry, which makes it difficult to evaluate prospects and may increase the risk that we will not be successful.

We launched operations in 2011 and since then have frequently: (1) increased the number of local markets in which we offer services (including via expansion into Europe); (2) expanded our platform features and services; and (3) changed our fee structure. This limited operating history and our evolving business make it difficult to evaluate our prospects and the risks and challenges we may encounter. These risks and challenges include our ability to:

•	accurately forecast our revenue and plan our operating expenses;
•	increase the number of and retain existing pet parents and pet care providers that use our platform;
•	successfully compete with current and future competitors;
•	successfully expand our business in existing markets and enter new markets and geographies;
•	anticipate and respond to macroeconomic changes and changes in the markets in which we operate;
•	maintain and enhance the value of our reputation and brand;
•	adapt to rapidly evolving trends in the ways service providers and consumers interact with technology;
•	avoid interruptions or disruptions in our service;
•	develop a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased usage, as well as the deployment of new features and services;
•	hire, integrate and retain talented technology, marketing, customer service and other personnel;
•	effectively manage rapid growth in our personnel and operations; and
•	effectively manage our costs.

If we fail to address the risks and difficulties that it faces, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition and operating results could be materially adversely affected.

We may experience significant fluctuations in our operating results, which make it difficult to forecast future results.

Our operating results may vary significantly and are not necessarily an indication of future performance. We experience seasonal fluctuations in our financial results. We experience seasonality in our Number of Bookings, Gross Booking Value (“GBV”), net loss and Adjusted EBITDA, which we expect to continue and which may become more extreme. In addition, our operating results may fluctuate as a result of a variety of other factors, some of which are beyond our control. For example, in June 2021, we reached our highest monthly Gross Booking Value (GBV) of $56.6 million, up 36% over June 2019 GBV, a pre-pandemic period, as pet owners started to resume normal activities. As a result, we may not accurately forecast our operating results. Moreover, we base our expense levels and investment plans on estimates for revenue that may turn out to be inaccurate and we may not be able to adjust our spending quickly enough if our revenue is less than expected, resulting in losses that exceed our expectations. If our assumptions regarding the risks and uncertainties that we use to plan our business are incorrect or change, or if we do not address these risks successfully, our operating results could differ materially from our expectations and our business, operating results and financial condition could be materially adversely affected. You should not rely on our operating results for any previous period as any indication of operating results or growth in future periods.

We base our decisions regarding expenditures in customer acquisition in part on our analysis of the GBV generated from pet parents that we acquired in prior periods. Our estimates and assumptions may not accurately reflect future results and we may not be able to recover our customer acquisition costs.

Our success depends on our ability to attract pet parents in a cost-effective manner. Our decisions regarding investments in pet parent acquisition substantially depend upon our analysis of the revenue generated from pet parents acquired in earlier periods. Our analysis regarding pet parent acquisition investment and revenue includes several assumptions, such as:

•

We make various assumptions based on our historical data with respect to the rebooking rates of pet parents. If our assumptions regarding such repurchase rates are incorrect, our revenue relative to customer acquisition cost could be less favorable than we believe.

•

The analysis which we present in the sections of this prospectus captioned “Business—Competitive Strengths” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Performance” include a discussion of various cohorts. While we believe the trends reflected by these cohorts are illustrative of our pet parent base, the results of particular cohorts inherently reflect a distinct group of pet parents and may not be representative of our current or future composite group of pet parents, particularly as we grow, our pet parent base broadens and we expand to new local markets.

•

Our analysis focuses on support and acquisition marketing expenses incurred during the period in which the pet parents were originally acquired and makes various assumptions with respect to the level of additional marketing or other expenses necessary to maintain pet parent loyalty and generate booking activity in subsequent periods. If our assumptions regarding such expenses in subsequent periods are incorrect, our revenue relative to pet parent acquisition cost could be less favorable than we believe.

If our assumptions regarding our pet parent acquisition investment and resulting revenue from bookings, including those relating to the effectiveness of our marketing expenditures, prove incorrect, our ability to generate revenue from our investments in new pet parent acquisitions may be less than we have assumed and less than we have experienced in the past. In such case, we may need to increase expenses or otherwise alter our strategy and our business, financial condition and operating results may be materially adversely affected.

If use of our platform in large metropolitan areas is negatively affected, our financial results and future prospects could be adversely impacted.

We derive a significant portion of our bookings and historically has generated a significant portion of our growth in more densely populated urban areas. Our business and financial results may be susceptible to economic, social and regulatory conditions or other circumstances that tend to impact such areas. An economic downturn, increased competition, or regulatory obstacles in these areas could adversely affect our business, financial condition and operating results to a much greater degree than would the occurrence of such events in other areas. Further, we expect that it will continue to face challenges in penetrating lower-density suburban and rural areas, where our network is smaller and finding matches is more difficult, the cost of pet ownership is lower and alternative pet care providers may be more convenient. If we are not successful in penetrating suburban and rural areas, or if it is unable to operate in certain key metropolitan areas in the future, our ability to serve what we consider to be our total addressable market would be limited and our business, financial condition and operating results would suffer.

Risks Related to Regulation and Taxation

If pet care providers are reclassified as employees under applicable law, our business would be materially adversely affected.

We are subject to claims, lawsuits, arbitration proceedings, administrative actions, government investigations and other legal and regulatory proceedings at the U.S. federal, state and municipal levels challenging the classification of pet care providers that use our platform as independent contractors. We may also become subject to such matters in Europe. The tests governing whether a service provider is an independent contractor or an employee vary by governing law and are typically highly fact sensitive. Laws and regulations that govern the status and classification of independent contractors are subject to changes and divergent interpretations by various authorities, which can create uncertainty and unpredictability for us. We maintain that pet care providers that use our platform are our customers and, as such, are at most independent contractors. However, pet care providers may be reclassified as employees, especially in light of the evolving rules and restrictions on service provider classification and their potential impact on participants in the “gig economy.” A reclassification of service providers as employees would adversely affect our business, financial condition and operating results, including as a result of:

•

monetary exposure arising from, or relating to failure to, withhold and remit taxes, unpaid wages and wage and hour laws and requirements (such as those pertaining to failure to pay minimum wage and overtime, or to provide required breaks and wage statements), expense reimbursement, statutory and punitive damages, penalties and government fines;

•	injunctions prohibiting continuance of existing business practices;
•	claims for employee benefits (including equity incentives), social security, workers’ compensation and unemployment;
•	claims of discrimination, harassment and retaliation under civil rights laws;
•	claims under laws pertaining to unionizing, collective bargaining and other concerted activity;
•

other claims, charges, or other proceedings under laws and regulations applicable to employers and employees, including risks relating to allegations of joint employer liability or agency liability; and

•	harm to our reputation and brand.

In the United States, national, state and local governmental authorities have enacted or pursued and may in the future enact and pursue, measures designed to regulate the gig economy. For example, in 2019 the California Assembly passed AB-5, which codified a narrow worker classification test that has had the effect of treating many “gig economy” workers as employees. AB-5 includes a referral agency exemption that specifically applies to animal services and dog walking and grooming, and while we believe that pet care providers who use our platform fall within such exemption, the interpretation or enforcement of the exemption could change. In addition, other jurisdictions (including in international geographies where we offer, or in the future may offer, our platform) could pursue similar laws that do not include such carve outs and which, if applied to our platform, could adversely impact our platform’s availability and our business.

In addition to the harms listed above, a reclassification of pet care providers as employees would require us to significantly alter our existing business model and operations and impact our ability to add and retain pet care providers to our platform and grow our business, which we would expect to have an adverse effect on our business, financial condition and operating results.

Our business is subject to a variety of U.S. laws and regulations, many of which are unsettled and still developing and failure to comply with such laws and regulations could subject us to claims or otherwise adversely affect our business, financial condition, or operating results.

Online marketplaces offering pet care services are a relatively nascent business model and are rapidly evolving. We are or may become subject to a variety of laws in the United States and other jurisdictions. Laws, regulations and standards governing issues such as worker classification, labor and employment, anti-discrimination, animal safety, home-based pet care licensing and regulation, online payments, gratuities, pricing and commissions, subscription services, intellectual property, background checks, algorithm-based discrimination and tax are often complex and subject to varying interpretations, in many cases due to their lack of specificity. The scope and interpretation of these laws and whether they are applicable to us, are often uncertain and may be conflicting, including varying standards and interpretations among countries, between state or province and federal law, between individual states or provinces and even at the city and municipality level. As a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies. We have been proactively working with state and local governments and regulatory bodies to ensure that our platform is available broadly in the United States and Canada and may need to do so in Europe as well.

Additionally, laws relating to the potential liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. In addition, regulatory authorities in the United States at the federal and state level are considering a number of legislative and regulatory proposals concerning privacy and other matters that may be applicable to our business. It is also likely that if our business grows and evolves and our services are used in a greater number of geographies, we would become subject to laws and regulations in additional jurisdictions. It is difficult to predict how existing laws would be applied to our business and the new laws to which it may become subject.

In the United States, money transmission is subject to various state and federal laws and the rules and regulations are enforced by multiple authorities and governing bodies, including numerous federal, state and local agencies who may define money transmission differently. Outside of the United States, we are subject to additional laws, rules and regulations related to the provision of payments and financial services and if we expand into new jurisdictions, the foreign regulations and regulators governing our business that we are subject to will expand as well. Noncompliance with such regulations may subject us to fines or other penalties in one or more jurisdictions levied by federal or state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

Recent financial, political and other events may increase the level of regulatory scrutiny on larger companies, technology companies in general and companies engaged in dealings with independent service providers or otherwise viewed as part of the “gig economy.” Legislative, regulatory, and administrative bodies may enact new laws or promulgate new regulations that are adverse to our business, or they may view matters or interpret laws and regulations differently than they have in the past or in a manner adverse to our business, including by changing employment-related laws or by regulating or capping the commissions businesses like ours agree to with service providers or the fees that we may charge pet parents. In addition, regulatory scrutiny or action may create different or conflicting obligations on us from one jurisdiction to another, which creates additional challenges to managing our business.

Our success, or perceived success and increased visibility may also drive some businesses that perceive our business model as a threat to their services or otherwise negatively to raise their concerns to local policymakers and regulators. These businesses and their trade association groups or other organizations may take actions and employ significant resources to shape the legal and regulatory regimes in jurisdictions where we may have, or seek to have, a market presence in an effort to change such legal and regulatory regimes in ways intended to adversely affect or impede our business and the ability of pet parents and service providers to use our platform.

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, including any future laws or regulations that we may not be able to fully anticipate at this time, we could be materially adversely affected and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain services or platform features, which would adversely affect our business. Any failure to comply with applicable laws and regulations could also subject us to claims and other legal and regulatory proceedings, fines, or other penalties, criminal and civil proceedings, forfeiture of significant assets and other enforcement actions. In addition, the increased attention to liability issues as a result of lawsuits and legislative proposals could adversely affect our reputation or otherwise impact the growth of our business. Any costs incurred to prevent or mitigate this potential liability are also expected to adversely affect our business, financial condition and operating results.

Government regulation of the Internet, mobile devices and e-commerce is evolving and unfavorable changes could substantially adversely affect our business, financial condition and operating results.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet, mobile devices and e-commerce that are constantly evolving. Existing and future laws and regulations, or changes thereto, may impede the growth of the Internet, mobile devices, e-commerce, or other online services and increase the cost of providing online services, require us to change our business practices, or raise compliance costs or other costs of doing business. These regulations and laws, which continue to evolve, may address taxation, tariffs, privacy, data retention and protection, data security, pricing and commissions, content, copyrights, distribution, social media marketing, advertising practices, sweepstakes, mobile, electronic contracts and other communications, consumer protection, text messaging, Internet and mobile application access to our offerings and the characteristics and quality of online offerings, the provision of online payment services and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. In addition, as we continue to expand internationally, it is possible that foreign government entities may seek to censor content available on our mobile applications or website or may even attempt to block access to our mobile applications and website. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation and brand, a loss in business and proceedings or actions against us by governmental entities or others, which could adversely affect our business, financial condition and operating results.

We are subject to regulatory inquiries, claims, lawsuits, investigations, various proceedings and other disputes and faces potential liability and expenses for legal claims, which could materially adversely affect our business, operating results and financial condition.

We are or may become subject to claims, lawsuits, arbitration proceedings, government investigations and other legal, regulatory and administrative proceedings, including those involving pet injury, personal injury, property damage, worker classification, pay model, labor and employment, unemployment insurance benefits, workers’ compensation, anti-discrimination, commercial disputes, competition, pet care provider and pet parent complaints, intellectual property disputes, compliance with regulatory requirements, data security, advertising practices, tax issues and other matters and we may become subject to additional types of claims, lawsuits, government investigations and legal or regulatory proceedings as our business grows and as we deploys new services.

We have in the past been, is currently and may in the future be the subject of regulatory and administrative investigations, audits and inquiries conducted by federal, state, or local governmental agencies. Results of investigations, audits and inquiries and related governmental action are inherently unpredictable and, as such, there is always the risk of an investigation, audit, or inquiry having a material impact on our business, financial condition and operating results, particularly if an investigation, audit, or inquiry results in a lawsuit or unfavorable regulatory enforcement or other action. Regardless of outcome, these matters can have an adverse impact on us in light of the costs associated with cooperating with, or defending against, such matters and the diversion of management resources and other factors.

We are also subject to claims, lawsuits and other legal proceedings seeking to hold us vicariously liable for the actions of pets, pet parents and service providers. In the ordinary course of business, our Trust and Safety team receives claims pursuant to the Rover Guarantee Program, as well as claims and threats of legal action that arise from pet sitting services booked through the Rover website or applications. Various parties have from time to time claimed and may claim in the future, that we are liable for damages related to accidents or other incidents involving pets, pet parents, pet service providers and third parties. For example, third parties have asserted legal claims against us in connection with personal injuries related to pet or human safety issues or accidents caused by service providers or animals. We have incurred expenses to settle personal injury claims, which it sometimes chooses to settle for reasons including implementation of the Rover Guarantee Program, customer goodwill, expediency, protection of our reputation and to prevent the uncertainty of litigating and we expect that such expenses will continue to increase as our business grows and it faces increasing public scrutiny. We are currently named as a defendant in a number of matters related to accidents or other incidents involving users of our platform, pets, or third parties. Pending or threatened legal proceedings could have a material impact on our business, financial condition, or operating results. Regardless of the outcome of any legal proceeding, any injuries to, or deaths of, any pet parents, pet service providers, animals, or third parties could result in negative publicity and harm to our brand, reputation, business, financial condition and operating results.

Reports, whether true or not, of animal-borne illnesses and injuries caused by pet care or unsanitary handling, cleaning, or grooming or other pet services incidents have led to potential legal claims against and severely injured the reputations of, participants in the pet services business and could do so in the future as well. In addition, reports of animal-borne illnesses or other safety issues occurring solely at competitors that are not on our platform, could, as a result of negative publicity about the pet services industry generally, adversely affect our business, financial condition and operating results.

We also face potential liability and expense for claims, including class, collective and other representative actions, by or relating to pet care providers regarding, among other things, the classification of pet care providers that use our platform as well as our service provider pay model, including claims regarding disclosures we make with respect to sales tax, service fees and gratuities, the process of signing up to become a service provider, including the background check process and the nature and frequency of our communications to service providers via email, text, or telephone. In addition, we face potential liability and expense for claims, including class actions, by service providers relating to, among other things, our service provider pay model, including claims regarding disclosures we make with respect to sales tax, service fees and gratuities, the services it facilitates, discrepancies between the information on our website and mobile applications and the experience of pet parents and pet service providers and the nature and frequency of our marketing communications via email, text, or telephone. See “Business—Legal Proceedings.”

In addition, we face claims and litigation relating to possible pet and human fatalities, injuries, other violent acts, illness (including COVID-19), cancellations and return of booking deposits, property damage, motor vehicle accidents and privacy or data protection violations that occurred during a service booked on our platform. We could face additional litigation and government inquiries and fines relating to our business practices, cancellations and other consequences due to natural disasters or other unforeseen events beyond our control such as wars, regional hostilities, health concerns, including epidemics and pandemics such as COVID-19, or law enforcement demands and other regulatory actions.

We face potential liability and expense for claims relating to the information that we publish on our website and mobile applications, including claims for trademark and copyright infringement, defamation, libel and negligence, among others. Our platform also relies upon content that is created and posted by pet care providers, pet parents, or other third parties. Claims of defamation, disparagement, negligence, warranty, personal harm, intellectual property infringement, or other alleged damages could be asserted against us, in addition to our pet care providers and pet parents. While we rely on a variety of statutory and common-law frameworks and defenses, including those provided by the DMCA, the CDA, the fair-use doctrine in the United States and the E-Commerce Directive in the European Union, differences between statutes, limitations on immunity, requirements to maintain immunity and moderation efforts in the many jurisdictions in which we operate may affect our ability to rely on these frameworks and defenses, or create uncertainty regarding liability for information or content uploaded by pet care providers and pet parents or otherwise contributed by third-parties to our platform. Moreover, regulators in the United States and in other countries may introduce new regulatory regimes, such as a potential repeal of CDA Section 230, that increase potential liability for information or content available on our platform.

The results of any such claims, lawsuits, arbitration proceedings, government investigations, or other legal or regulatory proceedings cannot be predicted with any degree of certainty. Any claims against us, whether meritorious or not, could be time-consuming, result in costly litigation, be harmful to our reputation, require significant management attention and divert significant resources. Determining reserves for our pending litigation is a complex and fact-intensive process that requires significant subjective judgment and speculation. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines and penalties that could adversely affect our business, financial condition and operating results. These proceedings could also result in harm to our reputation and brand, sanctions, consent decrees, injunctions, or other orders requiring a change in our business practices. Any of these consequences could adversely affect our business, financial condition and operating results. Further, under certain circumstances, we have contractual and other legal obligations to indemnify and to incur legal expenses on behalf of our business and commercial partners and current and former directors and officers.

In addition, we include arbitration and class action waiver provisions in our terms of service with the pet parents and pet care providers that use our platform. These provisions are intended to streamline the litigation process for all parties involved, as they can in some cases be faster and less costly than litigating disputes in state or federal court. However, arbitration can be costly and burdensome and the use of arbitration and class action waiver provisions subjects us to certain risks to our reputation and brand, as these provisions have been the subject of increasing public scrutiny. In order to minimize these risks to our reputation and brand, we may limit our use of arbitration and class action waiver provisions or be required to do so in a legal or regulatory proceeding, either of which could cause an increase in our litigation costs and exposure. Additionally, we permit certain users of our platform to opt out of such provisions, which could also cause an increase in our litigation costs and exposure.

Further, with the potential for conflicting rules regarding the scope and enforceability of arbitration and class action waivers on a state-by-state basis, as well as between state and federal law, there is a risk that some or all of our arbitration and class action waiver provisions could be subject to challenge or may need to be revised to exempt certain categories of protection. If these provisions were found to be unenforceable, in whole or in part, or specific claims are required to be exempted, we could experience an increase in our costs to litigate disputes and the time involved in resolving such disputes and we could face increased exposure to potentially costly lawsuits, each of which could adversely affect our business, financial condition and operating results.

We are subject to governmental economic and trade sanctions laws and regulations which could subject it to liability and negatively affect our business, operating results and financial condition.

We are required to comply with economic and trade sanctions administered by governments where we operates, including the U.S. government (including without limitation regulations administered and enforced by the U.S. Office of Foreign Assets Control (“OFAC”) and the U.S. Department of Commerce), the Council of the European Union and the Office of Financial Sanctions Implementation of Her Majesty’s Treasury in the United Kingdom, or OFSI. These economic and trade sanctions prohibit or restrict transactions to or from or dealings with certain specified countries, regions, their governments and, in certain circumstances, their nationals and with individuals and entities that are specially-designated, such as individuals and entities included on OFAC’s List of Specially Designated Nationals, or SDN List), subject to EU/UK asset freezes, or other sanctions measures. Any future economic and trade sanctions imposed in jurisdictions where we have significant business could materially adversely impact our business, operating results and financial condition. our ability to track and verify transactions and otherwise to comply with these regulations require a high level of internal controls. We maintain policies and procedures to implement these internal controls, which it periodically assesses and updates to the extent it identifies compliance gaps. Our internal policies and procedures require that we report to OFAC on payments we have rejected or blocked pursuant to OFAC sanctions regulations and on any possible violations of those regulations. Our policies also require that we report to OFSI on dealings with persons subject to EU/UK sanctions. There is a risk that, despite the internal controls that we have in place, we have engaged in dealings with persons sanctioned under applicable sanctions laws. Any non-compliance with economic and trade sanctions laws and regulations or related investigations could result in claims or actions against us and materially adversely affect our business, operating results and financial condition. As our business continues to grow and regulations change, we may be required to make additional investments in internal controls or modify our business.

We are subject to various U.S. and international anti-corruption laws and other anti-bribery and anti-kickback laws and regulations.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, and other anticorruption, anti-bribery and anti-money laundering laws in the jurisdictions in which we do business, both domestic and abroad. These laws generally prohibit us and our employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person, or gain any improper advantage. The FCPA and other applicable anti-bribery and anti-corruption laws also may hold us liable for acts of corruption and bribery committed by our third-party business partners, representatives and agents who are acting on our behalf. We and our third-party business partners, representatives and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries and our employees, representatives, contractors and agents, even if it does not explicitly authorize such activities. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, it cannot assure that our employees and agents will not take actions in violation of our policies or applicable law, for which we may be ultimately held responsible and our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions. Any violation of the FCPA or other applicable anti-bribery, anti-corruption and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from U.S. government contracts, substantial diversion of management’s attention, a drop in our stock price, or overall adverse consequences to our business, all of which may have an adverse effect on our reputation, business, financial condition and operating results.

Taxing authorities may successfully assert that we have not properly collected, or in the future should collect, sales and use, gross receipts, value added, or similar taxes and may successfully impose additional obligations on us and any such assessments, obligations, or inaccuracies could adversely affect our business, financial condition and operating results.

The application of non-income, or indirect, taxes, such as sales and use tax, value-added tax, goods and services tax, business tax and gross receipt tax, to businesses like ours is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and e-commerce. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations and as a result, amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business.

In addition, governments are increasingly looking for ways to increase revenue, which has resulted in discussions about tax reform and other legislative action to increase tax revenue, including through indirect taxes. Such taxes could adversely affect our financial condition and operating results.

We are subject to indirect taxes, such as payroll, sales, use, value-added and goods and services taxes and we may face various indirect tax audits in various U.S. and foreign jurisdictions. We believe that we remit indirect taxes in all relevant jurisdictions in which we generates taxable sales, based on our understanding of the applicable laws in those jurisdictions. However, tax authorities may raise questions about, or challenge or disagree with, our calculation, reporting, or collection of taxes and may require us to collect taxes in jurisdictions in which we does not currently do so or to remit additional taxes and interest and could impose associated penalties and fees. A successful assertion by one or more tax authorities requiring us to collect taxes in jurisdictions in which we do not currently do so or to collect additional taxes in a jurisdiction in which it currently collect taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest, could discourage pet parents and service providers from utilizing our offerings, or could otherwise harm our business, financial condition and operating results. Further, even where we are collecting taxes and remitting them to the appropriate authorities, we may fail to accurately calculate, collect, report and remit such taxes. Additionally, if we or pet care providers try to pass along increased additional taxes and raise fees or prices to pet parents, booking volume may decline.

As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in our financial statements and any such difference may adversely affect our operating results in future periods in which we changes our estimate of tax obligations or in which the ultimate tax outcome is determined.

We may have exposure to greater than anticipated tax liabilities.

We are subject to income taxes in the United States and certain foreign jurisdictions. Our effective tax rate could be materially adversely affected by changes in the mix of earnings and losses in countries with differing statutory tax rates, certain non-deductible expenses and the valuation of deferred tax assets. Increases in our effective tax rate would reduce profitability or increase losses.

As we expand the scale of our international business activities, any changes in the United States or foreign taxation of such activities may increase our worldwide effective tax rate and harm our business, financial condition and operating results.

We have been subject to examination and may be subject to examination in the future, by federal, state, local and foreign tax authorities on income, employment, sales and other tax matters. While we regularly assess the likelihood of adverse outcomes from such examinations and the adequacy of our provision for taxes, there can be no assurance that such provision is sufficient and that a determination by a tax authority would not have an adverse effect on our business, financial condition and operating results. See “— Risks Related to Regulation and Taxation—If pet care providers are reclassified as employees under applicable law, our business would be materially adversely affected.” and “—Risks Related to Regulation and Taxation —Taxing authorities may successfully assert that we have not properly collected, or in the future should collect, sales and use, gross receipts, value added, or similar taxes and may successfully impose additional obligations on us and any such assessments, obligations, or inaccuracies could adversely affect our business, financial condition and operating results.”

The Organization for Economic Cooperation and Development has been working on a Base Erosion and Profit Shifting Project and issued a report in 2015 and an interim report in 2018 and is expected to continue to issue guidelines and proposals that may change various aspects of the existing framework under which our tax obligations are determined in many of the countries in which we do business. Similarly, the European Commission and several countries have issued proposals that would change various aspects of the current tax framework under which we are taxed. These proposals include changes to the existing framework to calculate income tax, as well as proposals to change or impose new types of non-income (including indirect) taxes, including taxes based on a percentage of revenue. For example, France, Italy, Spain and the United Kingdom, among others, have each proposed or enacted taxes applicable to digital services, which includes business activities on digital platforms and would likely apply to our business.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, we had accumulated $196 million, $71 million and $5.9 million of federal, state and non-U.S. net operating loss carryforwards, or NOLs, respectively, some of which are available to reduce future taxable income and which will begin to expire in 2031 for federal and 2025 for state tax purposes. It is possible that we will not generate taxable income in time to use NOLs before their expiration, or at all. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs to offset its post-change taxable income may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5 percent stockholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. In the event that it is determined that we have in the past experienced an ownership change, or if it experiences one or more ownership changes as a result of future transactions in our stock, our ability to use NOLs to reduce future taxable income and liabilities may be subject to annual limitations as a result of prior ownership changes and ownership changes that may occur in the future, including as a result of this offering.

Under the legislation commonly referred to as the Tax Cuts and Jobs Act of 2017, or the Tax Act, as amended by the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), net operating losses from taxable years that began after December 31, 2017 may offset no more than 80% of current year taxable income for taxable years beginning after December 31, 2020. NOLs arising in taxable years ending after December 31, 2017 can be carried forward indefinitely, but NOLs generated in tax years ending before January 1, 2018 will continue to have a two-year carryback and 20-year carryforward period. As we maintain a full valuation allowance against our U.S. NOLs, these changes will not impact our balance sheet as of December 31, 2020 or results of operations.

There is also a risk that our existing net operating losses or tax credits could expire or otherwise be unavailable to offset future income tax liabilities, either as the result of regulatory changes issued, possibly with retroactive effect, by various jurisdictions seeking to raise revenue to help counter the fiscal impact of the COVID-19 pandemic, or for other unforeseen reasons. A temporary suspension of the use of certain net operating losses and tax credits has been enacted in California and other states may enact suspensions as well.

Risks Related to Privacy and Technology

We have been subject to cybersecurity incidents in the past and anticipates being the target of future attacks. Any actual or perceived breach of security or security incident or privacy or data protection breach or violation could interrupt our operations, harm our brand and adversely affect our reputation, brand, business, financial condition and operating results.

Our business involves the collection, storage, processing and transmission of personal data and other sensitive and proprietary data of pet parents and pet care providers. Additionally, we maintain, and third party service providers on our behalf maintain, sensitive and proprietary information relating to our business, such as our own proprietary information, other confidential information and personal data relating to individuals such as our employees. An increasing number of organizations have disclosed breaches of their information security systems and other information security incidents, some of which have involved sophisticated and highly targeted attacks. We, and our third party service providers, have experienced and may in the future experience such attacks. In addition, these incidents can originate on our vendors’ websites, which can then be leveraged to access our website, further preventing our ability to successfully identify and mitigate the attack.

Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched against us, we may be unable to anticipate or prevent these attacks, react in a timely manner, or implement adequate preventive measures and we may face delays in our detection or remediation of, or other responses to, security breaches and other privacy-, data protection- and security-related incidents. In addition, users on our platform could have vulnerabilities on their own devices that are unrelated to our systems and platform but could mistakenly be attributed to us. Further, breaches experienced by other companies may also be leveraged against us. For example, credential stuffing attacks are becoming increasingly common and sophisticated actors can mask their attacks, making them increasingly difficult to identify and prevent. We have previously experienced incidents of fraud on our platform that we believes involved credential stuffing attacks and which we were unable to detect or prevent.

Although we have developed systems and processes that are designed to protect data of pet parents and pet care providers that use our platform, protect our systems and the proprietary, sensitive and confidential information we maintain, prevent data loss, and prevent other security breaches and security incidents, these security measures have not fully protected against such matters in the past and cannot guarantee security in the future. The IT and infrastructure used in our business may be vulnerable to cyberattacks or security breaches and third parties may be able to access data, including personal data and other sensitive and proprietary data of pet parents and pet care providers, our employees’ personal data, or our other sensitive, confidential or proprietary data that it maintains or that otherwise is accessible through those systems. Employee error, malfeasance, or other errors in the storage, use, or transmission of any of these types of data could result in an actual or perceived privacy, data protection, or security breach or other security incident. Although we have policies restricting access to the personal information we stores, there is a risk that these policies may not be effective in all cases.

Any actual or perceived breach of privacy or data protection, or any actual or perceived security breach or other incident that impacts our platform or systems, other IT and infrastructure used in our business, or data maintained or processed in our business, could interrupt our operations, result in our platform being unavailable, result in loss or improper access to, or acquisition or disclosure of, data, result in fraudulent transfer of funds, harm our reputation, brand and competitive position, damage our relationships with third-party partners, or result in claims, litigation, regulatory investigations and proceedings, increased credit card processing fees and other costs and significant legal, regulatory and financial exposure, including ongoing monitoring by regulators and any such incidents or any perception that our security measures are inadequate could lead to loss of pet parents’ and pet care providers’ confidence in, or decreased use of, our platform, any of which could adversely affect our business, financial condition and operating results. Any actual or perceived breach of privacy, data protection or security, or other security incident, impacting any entities with which we share or discloses data (including, for example, our third-party technology providers) could have similar effects. Further, any cyberattacks or actual or perceived security, privacy or data protection breaches and other incidents directed at, or suffered by, our competitors could reduce confidence in our industry and, as a result, reduce confidence in us. We also expect to incur significant costs in an effort to detect and prevent privacy, data protection and security breaches and other privacy-, data protection- and security-related incidents and it may face increased costs and requirements to expend substantial resources if of an actual or perceived privacy, data protection, or security breach or other incident.

While we maintain cyber insurance that may help provide coverage for these types of incidents, it cannot assure you that our insurance will be adequate to cover costs and liabilities related to any incidents, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our business, reputation, results of operations and financial condition.

Changes in laws or regulations relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by us to comply with such laws and regulations or any other obligations relating to privacy, data protection or the protection or transfer of data relating to individuals, could adversely affect our business.

We receive, transmit and store a large volume of personally identifiable information and other data relating to users on our platform, as well as personally identifiable information and other data relating to individuals such as our employees. Numerous local, municipal, state, federal and international laws and regulations address privacy and the collection, storing, sharing, use, disclosure and protection of certain types of data, including the California Online Privacy Protection Act, Canada’s Personal Information Protection and Electronic Documents Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, Canada’s Anti-Spam Legislation, the EU General Data Protection Regulation, or GDPR, the Telephone Consumer Protection Act (restricting telemarketing and the use of automated SMS text messaging), Section 5 of the Federal Trade Commission Act and the California Consumer Privacy Act (the “CCPA”). These laws, rules and regulations evolve frequently and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement and may be inconsistent from one jurisdiction to another.

For example, the GDPR, which became effective on May 25, 2018, has resulted and will continue to result in significantly greater compliance burdens and costs for companies like ours. The GDPR regulates our collection, control, processing, sharing, disclosure and other use of data that can directly or indirectly identify a living individual that is a resident of the European Union (“personal data”) and imposes stringent data protection requirements with significant penalties and the risk of civil litigation, for noncompliance. Failure to comply with the GDPR may result in fines of up to 20 million Euros or up to 4% of the annual global revenue of the infringer, whichever is greater. It may also lead to civil litigation, with the risks of damages or injunctive relief, or regulatory orders adversely impacting on the ways in which our business can use personal data.

In addition, the United Kingdom has implemented legislation similar to the GDPR, referred to as the UK GDPR, which provides for fines of up to the greater of 17.5 million British Pounds and 4% of global turnover. The relationship between the United Kingdom and the EU in relation to certain aspects of data protection law remains unclear. An example is the regulation of data transfers between EU member states and the United Kingdom and the role of the United Kingdom’s Information Commissioner’s Office with respect to the EU. These changes will lead to additional costs and increase our overall risk exposure.

Additionally, we are or may become subject to laws, rules and regulations regarding cross-border transfers of personal data, including those relating to transfer of personal data outside the European Economic Area (“EEA”). Recent legal developments have created complexity and uncertainty regarding transfers of personal data from the EEA to the U.S. and other jurisdictions; for example, on July 16, 2020, the Court of Justice of the European Union, or CJEU, invalidated the EU-US Privacy Shield Framework, or the Privacy Shield, under which personal data could be transferred from the EEA to U.S. entities that had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism and potential alternative to the Privacy Shield), it noted that reliance on them may not necessarily be sufficient in all circumstances. In addition to other mechanisms (particularly standard contractual clauses), in limited circumstances we may rely on Privacy Shield certifications of third parties (for example, vendors and partners). These developments regarding cross-border data transfers have created uncertainty and increased the risk around our international operations and may require us to review and amend the legal mechanisms by which we make or receive personal data transfers to the U.S. and other jurisdictions.

The CCPA, which went into effect on January 1, 2020, among other things, requires covered companies to provide new disclosures to California consumers and affords such consumers abilities to opt out of certain sharing and sales of personal information. The law also prohibits covered businesses from discriminating against consumers (for example, charging more for services) for exercising their CCPA rights. The CCPA imposes severe statutory damages as well as a private right of action for certain data breaches. This private right of action is expected to increase the likelihood of and risks associated with, data breach litigation. In November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020, or the CPRA. The CPRA further expands the CCPA with additional data privacy compliance requirements that may impact our business and establishes a regulatory agency dedicated to enforcing those requirements. Aspects of the interpretation and enforcement of the CCPA and CPRA remain uncertain. The CPRA and the CCPA may lead other states to pass comparable legislation, with potentially greater penalties and more rigorous compliance requirements relevant to our business. The effects of the CPRA, the CCPA and other similar state or federal laws, are significant and may require us to modify our data processing practices and policies and incur substantial compliance-related costs and expenses. Additionally, many laws and regulations relating to privacy and the collection, storing, sharing, use, disclosure and protection of certain types of data are subject to varying degrees of enforcement and new and changing interpretations by courts. The CCPA, CPRA and other changes in laws or regulations relating to privacy, data protection and information security, particularly any new or modified laws or regulations, or changes to the interpretation or enforcement of such laws or regulations, that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer, or disclosure, could greatly increase the cost of providing our platform, require significant changes to our operations, or even prevent us from providing our platform in jurisdictions in which we currently operates and in which we may operate in the future.

Additionally, we have incurred and may continue to incur, significant expenses in an effort to comply with privacy, data protection and information security standards and protocols imposed by law, regulation, industry standards, or contractual obligations. Publication of our privacy statement and other policies regarding privacy, data protection and data security may subject us to investigation or enforcement actions by regulators if those statements or policies are found to be deficient, lacking transparency, deceptive, unfair, or misrepresentative of our practices. We are also bound by contractual obligations related to privacy, data protection and data security and our efforts to comply with such obligations may not be successful or may have other negative consequences. The various privacy, data protection and data security legal obligations that apply to us may evolve in a manner that relates to our practices or the features of our mobile applications or website and we may need to take additional measures to comply with the new and evolving legal obligations, including but not limited to training efforts for our employees, contractors and third party partners. Such efforts may not be successful or may have other negative consequences. In particular, with laws and regulations such as the CCPA imposing new and relatively burdensome obligations and with substantial uncertainty over the interpretation and application of these and other laws and regulations, we may face challenges in addressing their requirements and making necessary changes to our policies and practices and may incur significant costs and expenses in an effort to do so. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that our interpretations of the law, practices, or platform could be inconsistent with, or fail or be alleged to fail to meet all requirements of, such laws, regulations, or obligations. our failure, or the failure by our third-party providers, pet parents, or pet care providers on our platform, or consequences associated with our efforts to comply with applicable laws or regulations or any other obligations relating to privacy, data protection, or information security, or any compromise of security that results in unauthorized access to, or use or release of data relating to service providers, pet parents. or other individuals, or the perception that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing service providers and pet parents from using our platform, or result in fines, investigations, or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, financial condition and operating results. Even if not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand adversely affect our business, financial condition and operating results.

Systems defects and failures and resulting interruptions in the availability of our website, mobile applications, or platform could adversely affect our business, financial condition and operating results.

Our success depends on pet parents and pet care providers being able to access our platform at any time. Our systems, or those of third parties upon which we rely, may experience service interruptions or degradation or other performance problems because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, infrastructure changes, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses, ransomware, malware, or other events. Our systems also may be subject to break-ins, sabotage, theft and intentional acts of vandalism, including by our own employees. Some of our systems are not fully redundant and our disaster recovery planning may not be sufficient for all eventualities. our business interruption insurance may not be sufficient to cover all of our losses that may result from interruptions in our service as a result of systems failures and similar events.

We have experienced and will likely continue to experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of our platform. Minor interruptions can result in new customer acquisition losses that are never recovered. Affected users could seek monetary recourse from us for their losses and such claims, even if unsuccessful, would likely be time-consuming and costly for us to address. Further, in some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. A prolonged interruption in the availability or reduction in the availability, speed, or other functionality of our platform could adversely affect our business and reputation and could result in fewer pet parents and pet care providers using our platform.

We primarily rely on Amazon Web Services to deliver our services to users on our platform and any disruption of or interference with our use of Amazon Web Services could adversely affect our business, financial condition and operating results.

We currently rely on Amazon Web Services, or AWS, to host our platform and support our operations. We do not have control over the operations of the facilities of AWS that we use The facilities of AWS are vulnerable to damage or interruption from natural disasters, cybersecurity attacks, terrorist attacks, power outages and similar events or acts of misconduct. Our platform’s continuing and uninterrupted performance is critical to our success. We have experienced and expects that in the future we will experience, interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. In addition, any changes in AWS’ service levels may adversely affect our ability to meet the requirements of users on our platform. Since our platform’s continuing and uninterrupted performance is critical to our success, sustained or repeated system failures would reduce the attractiveness of our platform. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as it expands the usage of our platform. Any negative publicity arising from these disruptions could harm our reputation and brand and may adversely affect the usage of our platform. Any of the above circumstances or events may harm our reputation and brand, reduce the availability or usage of our platform, lead to a significant short-term loss of revenue, increase our costs and impair our ability to attract new users, any of which could adversely affect our business, financial condition and operating results.

We rely on third-party payment service providers to process payments made by pet parents and payments made to pet care providers on our platform. If these third-party payment service providers become unavailable or we are subject to increased fees, our business, operating results and financial condition could be materially adversely affected.

We rely on a number of third-party payment service providers, including payment card networks, banks, payment processors and payment gateways, to link us to payment card and bank clearing networks to process payments made by our pet parents and payments made to pet care providers through our platform. We also rely on these third-party providers to address our compliance with various laws, including money transmission regulations. For example, we are in the process of implementing a third-party payment service integration for our operations in the United States to address regulatory requirements that apply when processing payments by pet parents made to pet care providers in certain jurisdictions. We have agreements with these providers, some of whom are the sole providers of their particular service. If these companies become unwilling or unable to provide these services to us on acceptable terms, we are unable to integrate with a provider in a timely manner, or regulators take action against us, our business may be disrupted. In such case, we would need to find an alternate payment service provider and it may not be able to secure similar terms or replace such payment service provider in an acceptable time frame. If we need to migrate to alternative or integrate additional third-party payment service providers for any reason, the transition or addition would require significant time and management resources and may not be as effective, efficient, or well-received by our pet care providers and pet parents or adequately address regulatory requirements. Any of the foregoing risks related to third-party payment service providers, including compliance with money transmission rules in any jurisdiction in which we operate, could cause us to incur significant losses and, in certain cases, require us to make payments to pet care providers out of our funds, which could materially adversely affect our business, operating results and financial condition. See “—Risks Related to Regulation and Taxation—our business is subject to a variety of U.S. laws and regulations, many of which are unsettled and still developing and failure to comply with such laws and regulations could subject us to claims or otherwise adversely affect our business, financial condition, or operating results.”

In addition, the software and services provided by our third-party payment service providers may fail to meet our expectations, contain errors or vulnerabilities, be compromised, or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or facilitate timely payments to pet care providers on our platform, which could make our platform less convenient and desirable to customers and adversely affect our ability to attract and retain pet care providers and pet parents.

Moreover, our agreements with payment service providers may allow these companies, under certain conditions, to hold an amount of our cash as a reserve. They may be entitled to a reserve or suspension of processing services upon the occurrence of specified events, including material adverse changes in our business, operating results and financial condition. An imposition of a reserve or suspension of processing services by one or more of our processing companies, could have a material adverse effect on our business, operating results and financial condition.

If we fail to invest adequate resources into the payment processing infrastructure on our platform, or if our investment efforts are unsuccessful or unreliable, our payments activities may not function properly or keep pace with competitive offerings, which could adversely impact their usage. Further, our ability to expand our payments activities into additional countries is dependent upon the third-party providers we use to support these activities. As we expand the availability of our platform to additional geographies or offer new payment methods to our pet care providers and pet parents in the future, we may become subject to additional regulations and compliance requirements and exposed to heightened fraud risk, which could lead to an increase in our operating expenses.

For certain payment methods, including credit and debit cards, we pay interchange and other fees and such fees result in significant costs. Payment card network costs have increased and may continue to increase in the future, the interchange fees and assessments that they charge for each transaction that accesses their networks and may impose special fees or assessments on any such transaction. Our payment card processors have the right to pass any increases in interchange fees and assessments on to us. Credit card transactions result in higher fees to us than transactions made through debit cards. We also faces a risk of increased transaction fees and other fines and penalties, if we or our service providers fail to comply with payment card industry security standards. Any material increase in interchange fees in the United States or other geographies, including as a result of changes in interchange fee limitations imposed by law in some geographies, or other network fees or assessments, or a shift from payment with debit cards to credit cards could increase our operating costs and materially adversely affect our business, operating results and financial condition.

We rely on third parties to provide some of the software or features for our platform and depends on the interoperability of our platform across third-party applications and services. If such third parties were to interfere with the distribution of our platform or with our use of such software, our business would be materially adversely affected.

We rely upon certain third parties to provide software or features for our platform. If the third parties we rely upon cease to provide access to the third-party software that we, pet parents and pet care providers use, do not provide access to such software on terms that we believe to be attractive or reasonable, or do not provide us with the most current version of such software, we may be required to seek comparable software from other sources, which may be more expensive or inferior, or may not be available at all, any of which would adversely affect our business. For example, we rely on Google Maps for maps and location data that are core to the functionality of our platform and we integrate applications, content and data from third parties to deliver our platform and services.

Third-party applications, products and services are constantly evolving and we may not be able to maintain or modify our platform to ensure its compatibility with third-party offerings following development changes. If we lose such interoperability, experience difficulties or increased costs in integrating our offerings into alternative devices or systems, or manufacturers or operating systems elect not to include our offerings, make changes that degrade the functionality of our offerings, or give preferential treatment to competitive products, the growth of our community and our business, results of operations and financial condition could be materially adversely affected.

We rely on mobile operating systems and application marketplaces to make our applications available to pet parents and pet care providers and if we do not effectively operate with or receive favorable placements within such application marketplaces and maintain high user reviews, our usage or brand recognition could decline and our business, financial results and operating results could be materially adversely affected.

We depend in part on mobile operating systems, such as Android and iOS and their respective application marketplaces to make our applications available to pet parents and pet care providers that use our platform. Any changes in such systems and application marketplaces that degrade the functionality of our applications or give preferential treatment to our competitors’ applications could adversely affect our platform’s usage on mobile devices. If such mobile operating systems or application marketplaces limit or prohibit us from making our applications available to pet parents and pet care providers, make changes that degrade the functionality of our applications, increase the cost to users or to us of using such mobile operating systems or application marketplaces or our applications, impose terms of use unsatisfactory to us, or modify their search or ratings algorithms in ways that are detrimental to us, or if our competitors’ placement in such mobile operating systems’ application marketplace is more prominent than the placement of our applications, our user growth could slow, pause or decline. Our applications have experienced fluctuations in the past and we anticipate similar fluctuations in the future. Any of the foregoing risks could adversely affect our business, financial condition and operating results.

As new mobile devices and mobile platforms, as well as entirely new tech platforms are developed and released, there is no guarantee that certain devices will continue to support our platform or effectively roll out updates to our applications. Additionally, in order to deliver high-quality applications, we need to ensure that our platform is designed to work effectively with a range of mobile technologies, systems, networks and standards. We may not be successful in developing or maintaining relationships with key participants in the mobile industry that enhance users’ experience. If pet parents or pet care providers that use our platform encounter any difficulty accessing or using our applications on their mobile devices or if we are unable to adapt to changes in popular mobile operating systems, we expect that our user growth and user engagement would be materially adversely affected.

Our platform contains third-party open source software components and failure to comply with the terms of the underlying open source software licenses could restrict our ability to provide our platform.

Our platform contains software modules licensed to us by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification, or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our platform.

Some open source licenses contain requirements that may, depending on how the licensed software is used or modified, require that we make available source code for modifications or derivative works we create based upon the licensed open source software, authorizes further modification and redistribution of that source code, makes that source code available at little or no cost, or grants other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software under the terms of an open source software license. This could enable our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the release of the affected portions of our source code, we could be required to purchase additional licenses, expend substantial time and resources to re-engineer some or all of our software or cease use or distribution of some or all of our software until we can adequately address the concerns.

We also release certain of our proprietary software modules to the public under open source licenses. Although we have certain policies and procedures in place to monitor our use of open source software that are designed to avoid subjecting our platform to conditions we do not intend, those policies and procedures may not be effective to detect or address all such conditions. In addition, the terms of many open source licenses have not been interpreted by U.S. or foreign courts and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our platform on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our platform if re-engineering could not be accomplished on a timely basis, or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition and operating results.

Risks Related to Our Intellectual Property

Failure to adequately protect our intellectual property could adversely affect our business, financial condition and operating results.

Our business depends on our intellectual property, the protection of which is crucial to the success of our business. We rely on a combination of trademarks, copyrights, trade secrets, license agreements, intellectual property assignment agreements and confidentiality procedures to protect our intellectual property. In addition, we attempt to protect our intellectual property, technology and confidential information by requiring our employees and consultants who develop intellectual property on our behalf to enter into confidentiality and invention assignment agreements and third parties with whom we share information to enter into nondisclosure agreements. These agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property, or technology and may not provide an adequate remedy if unauthorized use or disclosure of our confidential information or technology, or infringement of our intellectual property. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our platform or other software, technology and functionality or obtain and use information that we consider proprietary. In addition, unauthorized parties may also attempt, or successfully endeavor, to obtain our intellectual property, confidential information and trade secrets through various methods, including through scraping of public data or other content from our website or mobile applications, cybersecurity attacks and legal or other methods of protecting this data may be inadequate.

As of June 30, 2021, we held nine registered trademarks in the United States and 17 registered trademarks in foreign jurisdictions. We also have common law rights in some trademarks and pending trademark applications in the United States and foreign jurisdictions. In addition, we have registered domain names for websites that we uses in our business, such as www.rover.com and other variations. Competitors have and may continue to adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks that are similar to our trademarks. Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary in the future to enforce our intellectual property rights and to determine the validity and scope of the proprietary rights of others. We hold no patents or pending patent applications. Further, we may not timely or successfully apply for a patent or register our trademarks or otherwise secure our intellectual property. Our efforts to protect, maintain, or enforce our proprietary rights may not be respected in the future or may be invalidated, circumvented, or challenged and could result in substantial costs and diversion of resources, which could adversely affect our business, financial condition and operating results.

Intellectual property infringement assertions by third parties could result in significant costs and adversely affect our business, financial condition, operating results and reputation.

We operate in an industry with frequent intellectual property litigation. Other parties have asserted, and in the future may assert, that we have infringed their intellectual property rights. We could be required to pay substantial damages or cease using intellectual property or technology that is deemed infringing.

Further, we cannot predict whether other assertions of third-party intellectual property rights or claims arising from such assertions would substantially adversely affect our business, financial condition and operating results. The defense of these claims and any future infringement claims, whether they are with or without merit or are determined in our favor, may result in costly litigation and diversion of technical and management personnel. Further, an adverse outcome of a dispute may require us to pay damages, potentially including treble damages and attorneys’ fees if we are found to have willfully infringed a party’s patent or copyright rights, cease making, licensing, or using products that are alleged to incorporate the intellectual property of others, expend additional development resources to redesign our offerings and enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. In any event, we may need to license intellectual property which would require us to pay royalties or make one-time payments. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, the time and resources necessary to resolve them could adversely affect our business, reputation, financial condition and operating results.

We may be unable to continue to use the domain names that we use in our business or prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand, trademarks, or service marks.

We have registered domain names that we use in, or are related to, our business, most importantly www.rover.com. If we lose the ability to use a domain name, whether due to trademark claims, failure to renew the applicable registration, or any other cause, we may be forced to market our offerings under a new domain name, which could cause us substantial harm, or to incur significant expense in order to purchase rights to the domain name in question. We may not be able to obtain preferred domain names outside the United States due to a variety of reasons, including because they are already held by others. In addition, our competitors and others could attempt to capitalize on our brand recognition by using domain names similar to our domain names. We may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand or our trademarks or service marks. Protecting, maintaining and enforcing our rights in our domain names may require litigation, which could result in substantial costs and diversion of resources, which could in turn adversely affect our business, financial condition and operating results.

Risk Related to Our Operations

We depend on our highly skilled employees to grow and operate our business and if we are unable to hire, retain, manage and motivate our employees, or if our new employees do not perform as anticipated, we may not be able to grow effectively and our business, financial condition and operating results could be materially adversely affected.

Our future success will depend in part on the continued service of our senior management team, key technical employees and other highly skilled employees, including Aaron Easterly, our co-founder and chief executive officer, Tracy Knox, our chief financial officer, and Brent Turner, our chief operating officer, and on our ability to continue to identify, hire, develop, motivate and retain talented employees. We may not be able to retain the services of any of our employees or other members of senior management in the future. Also, our U.S.-based employees, including our senior management team, work for us on an at-will basis and there is no assurance that any such employee will remain with us. Additionally, our reduction in workforce in response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on our business may hinder our ability to hire and retain employees going forward.

Our competitors may be successful in recruiting and hiring members of our management team or other key employees and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all. If we are unable to attract and retain the necessary employees, particularly in critical areas of our business, we may not achieve our strategic goals. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team fails to work together effectively and to execute our plans and strategies, our business, financial condition and operating results could be materially adversely affected.

We face intense competition for highly skilled employees. For example, competition for engineering talent is particularly intense and engineering support is particularly important for our business. To attract and retain top talent, we have offered and it believes it will need to continue to offer, competitive compensation and benefits packages. Job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, it may adversely affect our ability to attract and retain highly qualified employees. On the other hand, our employees may receive significant proceeds from sales of our equity which may reduce their motivation to continue to work for us. We may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train and integrate such employees and we may never realize returns on these investments. If we are unable to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts and employee morale, productivity and engagement could suffer, which could adversely affect business, financial conditions and operating results.

Our company culture has contributed to our success and if we cannot maintain and evolve our culture as we grow, our business could be materially adversely affected.

We believe that our company culture has been critical to our success. We face many challenges that may affect our ability to sustain our corporate culture, including:

•	failure to identify, attract, reward and retain people in leadership positions in our organization who share and further our culture, values and mission;
•	our previous reduction in workforce in response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on our business;
•	the potential growth in size and geographic diversity of our workforce;
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competitive pressures to move in directions that may divert us from our mission, vision and values (including, for example, pressure exerted by large technology companies adopting permanent remote work frameworks);

•	the impact on employee morale created by geopolitical events, public stock market volatility and general public company criticism;
•	the continued challenges of a rapidly evolving industry;
•	the increasing need to develop expertise in new areas of business that affect us;
•	negative perception of our treatment of employees, pet parents, pet care providers, or our response to employee sentiment related to political or social causes or actions of management; and
•	the integration of new personnel and businesses from acquisitions.

If we are not able to maintain and evolve our culture, our business, financial condition and operating results could be materially adversely affected.

Our support function is critical to the success of our platform and any failure to provide high-quality service could affect our ability to retain our existing pet care providers and pet parents and attract new ones.

Our ability to provide high-quality support to our community of pet care providers and pet parents is important for the growth of our business and any failure to maintain such standards of support, or any perception that we do not provide high-quality service, could affect our ability to retain and attract pet care providers and pet parents. Meeting the support expectations of our pet care providers and pet parents requires significant time and resources from our support team and significant investment in staffing, technology (including automation and machine learning to improve efficiency), infrastructure, policies and support tools. The failure to develop the appropriate technology, infrastructure, policies and support tools, to hire new operations personnel in a manner that keeps pace with our post-2020 business recovery, or to manage or properly train our support team, could compromise our ability to resolve questions and complaints quickly and effectively. As part of our 2020 workforce reduction, we significantly reduced the number of employees in our support organization and our technology organization, which impacted or could in the future impact our ability to provide effective support to our pet care providers and pet parents. Our service is staffed based on complex algorithms that map to our business forecasts. Any volatility or errors in judgment in those forecasts could lead to staffing gaps that could impact the quality of our service. We have in the past experienced and may in the future experience backlog incidents that lead to substantial delays or other issues in responding to requests for customer support, which may reduce our ability to effectively retain pet care providers and pet parents.

The majority of our customer contact volume typically is serviced by a limited number of third-party service providers. We rely on our internal team and these third parties to provide timely and appropriate responses to the inquiries of pet care providers and pet parents that come to us via telephone, email, social media and chat. Reliance on these third parties requires that we provide proper guidance and training for our employees, maintains proper controls and procedures for interacting with our community and ensures acceptable levels of quality and customer satisfaction are achieved. Failure to appropriately allocate functions to these third-party service providers or to maintain suitable training, controls and procedures could materially adversely impact our business.

We provide support to pet care providers and pet parents and helps to mediate disputes between pet care providers and pet parents. We rely on information provided by pet care providers and pet parents and is at times limited in our ability to provide adequate support or help pet care providers and pet parents resolve disputes due to our lack of information or control. To the extent that pet care providers and pet parents are not satisfied with the quality or timeliness of our support or third-party support, we may not be able to retain pet care providers or pet parents and our reputation as well our business, operating results and financial condition could be materially adversely affected.

When a pet care provider or pet parent has a poor experience on our platform, we may issue refunds or coupons for future bookings, or other customer service gestures of monetary value. These refunds and coupons are generally treated as a reduction to revenue and we may make payouts for property damage and personal and animal injury claims under the Rover Guarantee Program. A robust support effort is costly and we expect such costs to continue to rise in the future as we grow our business and implements new product offerings. We have historically seen a significant number of support inquiries from pet care providers and pet parents. Our efforts to reduce the number of support requests may not be effective and we could incur increased costs without corresponding revenue, which would materially adversely affect our business, operating results and financial condition.

We rely on a third-party background check provider and a third-party identification provider to screen potential pet care providers and if such providers fail to provide accurate information or we do not maintain business relationships with them, our business, financial condition and operating results could be materially adversely affected.

In the United States and Canada, we rely on a single third-party background check provider to provide or confirm the criminal and other records of potential pet care providers to help identify those that are not eligible to use our platform pursuant to our internal standards and applicable law, and in Europe we rely on a single identity verification provider. Our business may be materially adversely affected to the extent such providers do not meet their contractual obligations, our expectations, or the requirements of applicable laws or regulations. If either of our third-party background check provider or our identity verification provider terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we may need to find an alternate provider and may not be able to secure similar terms or replace such partners in an acceptable timeframe. If we cannot find alternate providers on terms acceptable to us, we may not be able to timely onboard potential pet care providers and as a result, our platform may be less attractive to potential pet care providers and we may have difficulty finding enough pet care providers to meet pet parent demand. Further, if the background checks or identity verification checks conducted by our third-party provider or the third-party databases they check are, or are perceived to be, inaccurate, insufficiently inclusive of relevant records or otherwise inadequate or below expectations, pet care providers who otherwise would be barred from using our platform may be approved to offer services via our platform and some pet care providers may be inadvertently excluded from our platform. As a result of inaccurate or incomplete background or verification checks, we may be unable to adequately provide a safe environment for pets and pet parents and our reputation and brand could be materially adversely affected and we could be subject to increased regulatory or litigation exposure. In addition, we do not generally run additional background checks on pet care providers after they have been approved to use our platform. If a pet care provider engages in criminal activity after the third-party background check has been conducted, we may not be informed of such criminal activity and this pet care provider may be permitted to continue offering services through our platform. If we choose to engage in more frequent background checks in the future, we may experience a decrease in pet care provider retention, which may adversely impact our platform. We are also subject to a number of laws and regulations applicable to background and identity verification checks for potential and existing pet care providers that use our platform. If we or our third-party background check provider or identity verification provider fail to comply with applicable laws and regulations in the handling of background or identity verification checks or the use of background check or identity verification information, our reputation, business, financial condition and operating results could be materially adversely affected and we could face legal action, including class, collective, or other representative actions.

Any negative publicity related to any of our third-party background check providers or third-party identity verification provider, including publicity related to safety incidents or actual or perceived privacy or data security breaches or other security incidents, could adversely affect our reputation and brand and could potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could adversely affect our business, financial condition and operating results.

We rely primarily on third-party insurance policies to insure our operations-related risks. If our insurance coverage is insufficient for the needs of our business or our insurance providers are unable to meet their obligations, we may not be able to mitigate the risks facing our business, which could adversely affect our business, financial condition and operating results.

We procure third-party insurance policies to cover various operations-related risks including general liability, auto liability, excess and umbrella liability, employment practices liability, workers’ compensation, property, cybersecurity and data breaches, crime and fiduciary liability and directors’ and officers’ liability. For certain types of operations-related risks or future risks related to our new and evolving services, we may not be able to, or may choose not to, acquire insurance. In addition, we may not obtain enough insurance to adequately mitigate such operations-related risks or risks related to our new and evolving services and we may have to pay high premiums, self-insured retentions, or deductibles for the coverage we do obtain. Additionally, if any of our insurance providers become insolvent, such provider would be unable to pay any operations-related claims that we make. Further, some of our agreements with merchants require that we procure certain types of insurance and if we are unable to obtain and maintain such insurance, we would be in violation of the terms of these merchant agreements.

If the amount of one or more operations-related claims were to exceed our applicable aggregate coverage limits, we would bear the excess, in addition to amounts already incurred in connection with deductibles, self-insured retentions, or otherwise paid by us. Insurance providers have raised premiums and deductibles for many businesses and may do so in the future. As a result, our insurance and claims expense could increase, or we may decide to raise our deductibles or self-insured retentions when our policies are renewed or replaced. Our business, financial condition and operating results could be materially adversely affected if: (1) the cost per claim, premiums, or the number of claims significantly exceeds our historical experience or coverage limits; (2) we experience a claim in excess of our coverage limits; (3) our insurance providers fail to pay on our insurance claims; (4) we experience a claim for which coverage is not provided; or (5) the number of claims under our deductibles or self-insured retentions differs from historical averages.

We may have insufficient or no coverage for certain events, including reclassification of pet care providers under applicable law and certain business interruption losses, such as those resulting from the COVID-19 pandemic. Additionally, certain policies may not be available to us and the policies we have and obtain in the future may be insufficient to cover all of our business exposure.

While the Rover Guarantee Program is a commercial agreement with pet parents and pet care providers for which we are primarily responsible, we rely on our general liability insurance policy to provide coverage to us for claims and losses subject to the Rover Guarantee Program that exceed our self-insured retention. Increased claim frequency and severity and increased fraudulent claims could result in greater payouts, premium increases, or difficulty securing coverage. Further, disputes with pet care providers as to whether the Rover Guarantee Program applies to alleged losses or damages and the increased submission of fraudulent payment requests could require significant time and financial resources.

We may face difficulties as we expand our operations into new local markets in which we have limited or no prior operating experience.

Our capacity for continued growth depends in part on our ability to expand our operations into and compete effectively in, new local markets, including in geographies outside of the United States. It may be difficult for us to accurately predict pet parent preferences and purchasing habits in these new local markets. In addition, each market has unique regulatory dynamics. These include laws and regulations that can directly or indirectly affect our ability to operate, the pool of pet care providers that are available and our costs associated with insurance, support, fraud and onboarding new pet care providers. In addition, each market is subject to distinct competitive and operational dynamics. These include our ability to offer more attractive services than alternative options, to provide effective customer support and to efficiently attract and retain pet parents and pet care providers, all of which affect our sales, operating results and key business metrics. As a result, we may experience fluctuations in our operating results due to changing dynamics in the local markets where we operate. If we invest substantial time and resources to expand our operations and are unable to manage these risks effectively, our business, financial condition and operating results could be materially adversely affected.

Our presence outside the United States and any future international expansion strategy will subject us to additional costs and risks and our plans may not be successful.

We have started expanding our presence internationally. We opened our platform in Canada in 2017 and in Europe in 2018 and we may continue to expand our international operations. We are a growing platform with pet care providers in over 24,000 neighborhoods. For the years ended December 31, 2019 and 2020 and the six months ended June 30, 2021, 5%, 5%, and 3% of our revenue, respectively, was generated from offerings outside of the United States. Operating outside of the United States may require significant management attention to oversee operations over a broad geographic area with varying cultural norms and customs, in addition to placing strain on our finance, analytics, compliance, legal, engineering and operations teams. We may incur significant operating expenses and may not be successful in our international expansion for a variety of reasons, including:

•	recruiting and retaining talented and capable employees in foreign countries and maintaining our company culture across all of our offices;
•	an inability to attract pet care providers and pet parents;
•	competition from local incumbents that better understand the local market, may market and operate more effectively and may enjoy greater local affinity or awareness;
•	differing demand dynamics, which may make our platform less successful;
•	complying with varying laws and regulatory standards, including with respect to labor and employment, data privacy and data protection, tax and local regulatory restrictions;
•	obtaining any required government approvals, licenses, or other authorizations;
•	varying levels of Internet and mobile technology adoption and infrastructure;
•	currency exchange restrictions or costs and exchange rate fluctuations;
•	operating in jurisdictions that do not protect intellectual property rights in the same manner or to the same extent as the United States;
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public health concerns or emergencies, such as the recent COVID-19 pandemic and other highly communicable diseases or viruses, outbreaks of which have from time to time occurred and which may occur, in various parts of the world in which we operate or may operate in the future; and

•	limitations on the repatriation and investment of funds as well as foreign currency exchange restrictions.

Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake may not be successful. If we invest substantial time and resources to expand our operations internationally and are unable to manage these risks effectively, our business, financial condition and operating results could be materially adversely affected.

In addition, international expansion may increase our risks in complying with various laws and standards, including with respect to anti-corruption, anti-bribery, export controls and trade and economic sanctions.

The failure to successfully execute and integrate acquisitions could materially adversely affect our business, operating results and financial condition.

As part of our business strategy, we will continue to consider a wide array of potential strategic transactions, including acquisitions of businesses, new technologies, services and other assets and strategic investments that complement our business. For example, in March 2017 we acquired DogVacay and in October 2018 we acquired DogBuddy. We have previously acquired and continues to evaluate targets that operate in relatively nascent markets and as a result, there is no assurance that such acquired businesses will be successfully integrated into our business or generate substantial revenue.

Acquisitions involve numerous risks, any of which could harm our business and negatively affect our financial condition and operating results, including:

•	intense competition for suitable acquisition targets, which could increase prices and adversely affect our ability to consummate deals on favorable or acceptable terms;
•	failure or material delay in closing a transaction;
•	transaction-related lawsuits or claims;
•	difficulties in integrating the technologies, operations, existing contracts and personnel of an acquired company;
•	difficulties in retaining key employees or business partners of an acquired company;
•	difficulties in retaining merchants, consumers and service providers, as applicable, of an acquired company;
•	challenges with integrating the brand identity of an acquired company with our own;
•	diversion of financial and management resources from existing operations or alternative acquisition opportunities;
•	failure to realize the anticipated benefits or synergies of a transaction;
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failure to identify the problems, liabilities, or other shortcomings or challenges of an acquired company or technology, including issues related to intellectual property, regulatory compliance practices, litigation, revenue recognition or other accounting practices, or employee or user issues;

•	risks that regulatory bodies may enact new laws or promulgate new regulations that are adverse to an acquired company or business;
•	risks that regulatory bodies do not approve our acquisitions or business combinations or delay such approvals;
•	theft of our trade secrets or confidential information that it shares with potential acquisition candidates;
•	risk that an acquired company or investment in new services cannibalizes a portion of our existing business; and
•	adverse market reaction to an acquisition.

If we fail to address the foregoing risks or other problems encountered in connection with past or future acquisitions of businesses, new technologies, services and other assets and strategic investments, or if we fail to successfully integrate such acquisitions or investments, our business, financial condition and operating results could be materially adversely affected.

We may require additional capital to support business growth and this capital might not be available on acceptable terms, or at all.

To support our growing business and to effectively compete, we must have sufficient capital to continue to make significant investments in our platform. We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new platform features and services or enhance our existing platform, improve our operating infrastructure, or acquire complementary businesses and technologies. Although we currently anticipate that our existing cash, cash equivalents and marketable securities and cash flow from operations will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months, we may require additional financing. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity, equity-linked securities, or convertible debt securities, our existing stockholders could suffer significant dilution and any new securities we issue could have rights, preferences and privileges superior to those of current equity investors. If we raise additional funds through the incurrence of indebtedness, then we may be subject to increased fixed payment obligations and could be subject to restrictive covenants, such as limitations on our ability to incur additional debt and other operating restrictions that could adversely impact our ability to conduct our business. Any additional future indebtedness we may incur may result in terms that could be unfavorable to our equity investors.

We evaluate financing opportunities from time to time and our ability to obtain financing will depend, among other things, on our development efforts, business plans and operating performance and the condition of the capital markets at the time we seek financing. We may not be able to obtain additional financing on terms favorable to it, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we requires it, our ability to continue to support our business growth and to respond to business challenges could be impaired and our business, financial condition and operating results may be materially adversely affected.

Our existing credit facility may subject us to financial covenants and other restrictions on our actions that may limit our operational flexibility or otherwise adversely affect our results of operations.

The terms of our credit facility include a number of obligations and covenants that may limit us and our subsidiaries. Our obligations under the credit facility are secured by substantially all of our assets. The credit facility contains covenants restricting our activities, including limitations on our ability to sell assets, engage in mergers and acquisitions, enter into transactions involving related parties, incur indebtedness or grant liens or negative pledges on our assets, or make loans or make other investments. Our credit facility also contains maximum cash burn and minimum revenue financial covenants that are applicable if our overall liquidity does not exceed $65.0 million.

The terms of our credit facility may restrict our current and future operations and could adversely affect our ability to finance our future operations or capital needs. In addition, complying with these covenants may make it more difficult for us to successfully execute our business strategy, including potential acquisitions and compete against companies which are not subject to such restrictions.

Covenants or payment requirements specified in our credit facility could result in an event of default, which would give the lenders the right to terminate their commitments to provide additional loans and to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable. If any debt under our credit facility or other future debt instruments were to be accelerated, we may not have sufficient cash or be able to borrow sufficient funds to refinance the debt or sell sufficient assets to repay the debt, which could immediately adversely affect our business, cash flows, results of operations and financial condition. Even if we were able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us.

Our application for the Paycheck Protection Program Loan could in the future be determined to have been impermissible or could result in damage to our reputation.

In April 2020, we entered into a certain Paycheck Protection Program Promissory Note and Agreement with SVB, pursuant to which we received loan proceeds of $8.1 million (the “PPP Loan”). The PPP Loan was subject to the terms and conditions of the PPP, which was established under the CARES Act and is administered by the U.S. Small Business Administration (the “SBA”). The PPP loan application required us to certify, among other things, that the “current economic uncertainty” made the PPP Loan request “necessary” to support our ongoing operations. We made this certification in good faith after analyzing, among other things, the maintenance of our workforce, our need for additional funding to continue operations, the severe impact of COVID-19 on our revenue, financial covenants associated with existing loans and our ability to access alternative forms of capital in the current market environment to offset the effects of the COVID-19 pandemic. Following this analysis, we believe that we satisfied all eligibility criteria for the PPP Loans and that our receipt of the PPP Loans was consistent with the broad objectives of the CARES Act. The certification described above did not contain any objective criteria and is subject to interpretation.

In accordance with the requirements of the PPP, we used the PPP Loan to cover certain qualified expenses, including payroll costs, rent and utility costs. The PPP Loan contained customary events of default, including, among others, those relating to breaches of obligations under the PPP Loan (including a failure to make payments), any bankruptcy or similar proceedings and certain material effects on our ability to repay the PPP Loan. The PPP Loan was set to mature two years following the date of issuance, bore interest at a rate of 1.00% per year and was subject to the standard terms and conditions applicable to loans administered by the SBA under the CARES Act. We repaid the principal and accrued interest on the PPP Loan in connection with the closing of the Merger on July 30, 2021.

The lack of clarity regarding loan eligibility under the PPP has resulted in significant media coverage and controversy with respect to companies applying for and receiving loans. If, despite our good-faith belief that given our circumstances it satisfied all eligible requirements for the PPP Loan, we are later determined to have violated any applicable laws or regulations that may apply to it in connection with the PPP Loan or it is otherwise determined that we were ineligible to receive the PPP Loan, we may be subject to penalties, which could also result in adverse publicity and damage to our reputation. Should we be audited or reviewed by federal or state regulatory authorities in connection with our decision to apply for the PPP Loan, such audit or review could result in the diversion of management’s time and attention and legal and reputational costs. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Financial Reporting and Disclosure

Because we recognize revenue upon the start of a booked service and not at booking, upticks or downturns in bookings are not immediately reflected in our operating results.

We experience a difference in timing between when a booking is made and when we recognizes revenue, which occurs when the service is provided. The effect of significant downturns in bookings or increases in cancellations for upcoming booking dates in a particular quarter may not be fully reflected in our operating results until future periods because of this timing in revenue recognition.

We track certain operational metrics with internal systems and tools and do not independently verify such metrics. Certain of our operational metrics are subject to inherent challenges in measurement and any real or perceived inaccuracies in such metrics may adversely affect our business and reputation.

We track certain operational metrics, including our key business metrics such as Number of Bookings, GBV, as well as pet parent cohort behavior, with internal systems and tools that are not independently verified by any third party and which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which we rely. Our internal systems and tools have a number of limitations and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we publicly disclose. If the internal systems and tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate. While these numbers are based on what we believe to be reasonable estimates of our metrics for the applicable period of measurement, there are inherent challenges in measuring how our platform is used across large populations. For example, the accuracy of our operating metrics could be impacted by fraudulent users of our platform and further, we believe that there are consumers who have multiple accounts, even though this is prohibited in our Terms of Service and we implement measures to detect and prevent this behavior. In addition, limitations or errors with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. If our operating metrics are not accurate representations of our business, if investors do not perceive our operating metrics to be accurate, or if we discover material inaccuracies with respect to these figures, we expect that our business, reputation, financial condition and operating results would be materially adversely affected.

Certain estimates and information contained in this prospectus are based on information from third-party sources and we do not independently verify the accuracy or completeness of the data contained in such sources or the methodologies for collecting such data and any real or perceived inaccuracies in such estimates and information may harm our reputation and adversely affect our business.

Certain estimates and information contained in this prospectus, including general expectations concerning our industry and the market in which we operate, category share, market opportunity and market size, are based to some extent on information provided by third-party providers. This information involves a number of assumptions and limitations and although we believe the information from such third-party sources is reliable, we have not independently verified the accuracy or completeness of the data contained in such third-party sources or the methodologies for collecting such data. If there are any limitations or errors with respect to such data or methodologies, or if investors do not perceive such data or methodologies to be accurate, or if we discovers material inaccuracies with respect to such data or methodologies, our reputation, financial condition and operating results could be materially adversely affected.

Our management has limited experience in operating a public company.

Our executive officers and directors have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage being a public company, and we are subject to significant regulatory oversight and reporting obligations under federal securities laws. Our executive officers’ limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to our management and growth. It is likely that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Risks Related to Ownership of Class A Common Stock and Warrants

We are an emerging growth company and any decision to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make the Class A Common Stock and Warrants less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as it continues to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

•	not being required to have an independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

As a result, the stockholders may not have access to certain information that they may deem important. Our status as an emerging growth company will end as soon as any of the following takes place:

•	the last day of the fiscal year in which we has at least $1.07 billion in annual revenue;

•	the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates;

•	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•	the last day of the fiscal year ending after the fifth anniversary of the Caravel IPO.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of this extended transition period and as a result, our financial statements may not be comparable with similarly situated public companies.

We cannot predict if investors will find the Class A Common Stock and Warrants less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find the Class A Common Stock and Warrants less attractive because we rely on any of these exemptions, there may be a less active trading market for the Class A Common Stock and Warrants and the market price of the Class A Common Stock and Public Warrants may be more volatile and may decline.

We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain effective internal control over our financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

We have identified material weaknesses in our internal control over financial reporting as described below. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

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We did not design or maintain an effective control environment due to an insufficient complement of personnel with the appropriate level of knowledge, experience, and training commensurate with our accounting and reporting requirements. This material weakness contributed to the following additional material weaknesses.

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We did not design and maintain sufficient formal procedures and controls to achieve complete and accurate financial reporting and disclosures, including controls over the preparation and review of journal entries and account reconciliations. Additionally, we did not design and maintain controls to ensure appropriate segregation of duties.

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We did not design and maintain effective controls related to the identification of and accounting for certain non-routine, unusual or complex transactions, including the proper application of U.S. GAAP of such transactions.

Specifically, we did not design and maintain controls to timely identify and account for warrant instruments that are derivative financial instruments.

The material weakness related to accounting for warrant instruments resulted in the restatement of the previously issued financial statements of Caravel related to warrant liabilities, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial statement disclosures. The other material weaknesses described above did not result in a material misstatement to the consolidated financial statements, however they did result in adjustments to several accounts and disclosures prior to the original issuance of the financial statements. Additionally, these material weaknesses could result in a misstatement of substantially all of the financial statement accounts and disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

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We identified an additional material weakness as a result of the material weakness in our control environment in that we did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain: (1) program change management controls for financial systems to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (2) user access controls to ensure appropriate segregation of duties that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Company personnel; (3) computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored; and (4) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

These IT deficiencies did not result in a material misstatement to the financial statements, however, the deficiencies, when aggregated, could impact our ability to maintain effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, we have determined these deficiencies in the aggregate constitute a material weakness.

We have begun implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include hiring additional personnel and implementing additional procedures and controls. We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our Class A Common Stock is listed, the SEC or other regulatory authorities. Failure to timely file will cause us to be ineligible to utilize short-form registration statements on Form S-3, which may impair our ability to obtain capital in a timely fashion to execute our business strategies and issue shares to effect a business combination. In either case, there could be a material adverse effect on our business. The existence of material weaknesses in internal control over financial reporting could adversely affect our reputation or investor perceptions of us, which could have a negative effect on the trading price of our stock. In addition, we will incur additional costs to remediate material weaknesses in our internal control over financial reporting.

Additionally, we have not performed a formal evaluation of our internal control over financial reporting, as will eventually be required by the rules and regulations of the SEC, nor have we engaged an independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements. Our management is not presently required to perform an annual assessment of the effectiveness of our internal control over financial reporting. We will be required to perform an evaluation and our independent registered public accounting firm will first be required to audit the effectiveness of our internal control over financial reporting for our Annual Report on Form 10-K for the first year we are no longer an “emerging growth company” or a “smaller reporting company” or eligible for other relief. We will then be required to disclose changes made in our internal control over financial reporting on a quarterly basis. Failure to comply with the rules and regulations of the SEC could potentially subject us to sanctions or investigations by the SEC, the applicable stock exchange or other regulatory authorities, which would require additional financial and management resources. Management has begun the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with the rules and regulations of the SEC in the future, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion.

Certain of our Warrants are accounted for as a warrant liability and are recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our Class A Common Stock.

Caravel previously accounted for, and we expect to account for, the 2,574,164 Private Placement Warrants and 5,500,000 Public Warrants that were issued in connection with the Caravel IPO in accordance with the guidance contained in Derivatives and Hedging – Contracts in Entity’s Own Equity (ASC 815-40). Such guidance provides that because the Warrants do not meet the criteria for equity treatment thereunder, each Warrant must be recorded as a liability. Accordingly, we will classify each Warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the Warrant liability will be adjusted to fair value, with a resulting non-cash gain or loss related to the change in the fair value being recognized in our earnings in the statement of operations. The impact of changes in fair value on earnings may have an adverse effect on the market price of our Class A Common Stock. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on the Warrants each reporting period and that the amount of such gains or losses could be material.

We may face litigation and other risks as a result of the material weakness in the internal control over financial reporting of Caravel.

Following the issuance of the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies”, after consultation with Caravel’s independent registered public accounting firm, Caravel’s management and audit committee concluded that it was appropriate to restate its previously issued audited financial statements as of December 31, 2020. As part of the restatement, Caravel identified a material weakness in its internal controls over financial reporting.

As a result of such material weakness, the restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we may face potential litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in Rover and Legacy Rover’s internal control over financial reporting and the preparation of Rover and Legacy Rover’s financial statements. We can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in us and, as a result, the market price of our Class A Common Stock and Public Warrants.

As a public company, we are required to comply with the requirements of the Sarbanes-Oxley Act, including, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act, is accumulated and communicated to our management, including our principal executive and financial officers.

We must continue to improve our internal control over financial reporting. We will be required to make a formal assessment of the effectiveness of our internal control over financial reporting and once we cease to be an emerging growth company or eligible for other relief, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, we will be engaging in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that we will not be able to conclude, within the prescribed time period or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, may reveal additional deficiencies in internal control over financial reporting that are deemed to be material weaknesses.

Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of our financial statements and reports, which would likely adversely affect the market price of our

Class A Common Stock and Public Warrants. In addition, we could be subject to sanctions or investigations by the stock exchange on which the Class A Common Stock and Public Warrants are listed, the SEC and other regulatory authorities.

If the perceived benefits of the Merger do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

Following the Merger, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Merger, there had not been a public market for Legacy Rover’s capital stock. Accordingly, the valuation that was ascribed to Legacy Rover in the Merger may not be indicative of the price that our Class A Common Stock and Public Warrants will trade for on Nasdaq should investors in the public market take a different view as to the value of our capital stock in the period immediately after and following the Closing of the Merger. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them or that were implied by the conversion of the capital stock you owned into Rover securities in connection with the Merger. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	the impact of the ongoing COVID-19 pandemic on our business;
•	general economic and political conditions;
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actual or anticipated changes or fluctuations in our operating results, changes in the market’s expectations about our operating results, or failure to meet the expectation of securities analysts or investors in a particular period;

•	announcements by us or our competitors of new technology, features or services;
•	our competitors’ performance;
•	developments or disputes concerning our intellectual property or other proprietary rights;
•	actual or perceived data security breaches or other data security incidents;
•	announced or completed acquisitions of businesses by us or our competitors;
•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	any actual or anticipated changes in the financial projections we may provide to the public or our failure to meet those projections;
•	any major change in our Board or management;
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changes in laws and regulations affecting our business, actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally and any related market speculation;

•	litigation involving us, our industry or both;
•	governmental or regulatory actions or audits;
•	regulatory or legal developments in the United States and other countries;
•	announcement or expectation of additional financing efforts;
•	changes in accounting standards, policies, guidelines, interpretations or principles;
•	our ability to meet compliance requirements;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;
•	operating and share price performance of other companies that investors deem comparable to us;
•	price and volume fluctuations in the overall stock market from time to time;
•	changes in operating performance and stock market trading volumes and trading prices of other technology companies generally, or those in the pet care industry in particular;
•	failure of securities analysts to maintain coverage of us, or changes in financial estimates and recommendations by securities analysts concerning us or the pet care industry in general;
•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of shares of the Class A Common Stock available for public sale;
•	sales of shares of the Class A Common Stock by us or our stockholders;
•	expiration of market stand-off or lock-up agreements;
•	sales of substantial amounts of shares of Class A Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and
•	other factors identified above, under “Risk Factors”.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock markets in general, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our share price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Insiders currently have and may continue to possess substantial influence over us, which could limit your ability to affect the outcome of key transactions, including a change of control.

As of August 31, 2021, our executive officers, directors and their affiliates as a group beneficially owned approximately 39.3% of the Class A Common Stock representing 38.9% of the vote (the calculation of such amounts excludes the Earnout Shares, Warrants and options to purchase Class A Common Stock that remain issued and outstanding in addition to equity awards that may be issued under the Rover 2021 Equity Incentive Plan (the “2021 Plan”), the Rover 2021 Employee Stock Purchase Plan (the “2021 ESPP”), and the Employee Incentive Compensation Plan (the “Master Bonus Plan”).

As a result, these stockholders, if they act together, may be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors, amendments of our organizational documents and approval of significant corporate transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of Rover and might affect the market price of the Class A Common Stock and Public Warrants. In addition, the Sponsor holds the right to designate a director to our Board. This control could have the effect of delaying or preventing a change of control of Rover or changes in our management and could make the approval of certain transactions difficult or impossible without the support of insider stockholders and of their votes.

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about Rover, our business or our industry, or if they adversely change their recommendations regarding the Class A Common Stock, the trading price and/or the trading volume of the Class A Common Stock and Public Warrants could decline.

The trading market for the Class A Common Stock and Public Warrants is influenced in part by the research and reports that securities or industry analysts publish about us, our business, our market and our competitors. If one or more securities analysts initiate research with an unfavorable rating or downgrade the Class A Common Stock, provide a more favorable recommendation about our competitors or publish inaccurate or unfavorable research about our business, the Class A Common Stock and Public Warrant price will likely decline. If few securities analysts commence coverage of us, or if one or more of these analysts cease coverage of Rover or fail to publish reports on Rover regularly, we could lose visibility in the financial markets and demand for our securities could decrease, which in turn could cause the price and trading volume of the Class A Common Stock and Public Warrants to decline.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future, which could cause the market price of the Class A Common Stock and Public Warrants to decline significantly, even if our business is doing well.

The market price of the Class A Common Stock could decline as a result of sales of a large number of shares of the Class A Common Stock in the market, or the perception that these sales could occur. There are a total of 157,196,576 million shares of Class A Common Stock outstanding as of August 31, 2021 (excluding the Earnout Shares, Warrants, and options to purchase Class A Common Stock outstanding and any equity awards that may be issued under the 2021 ESPP and the 2021 Plan).

We intend to file a registration statement to register shares reserved for future issuance under our equity compensation plans. Upon effectiveness of that registration statement, subject to the satisfaction of applicable vesting restrictions and the expiration or waiver of the market standoff agreements and lock-up agreements referred to above, the shares issued upon exercise of outstanding stock options will be available for immediate resale in the public market.

Sales of Class A Common Stock as lock-up restrictions end or pursuant to the exercise of registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause the trading price of the Class A Common Stock and Public Warrants to fall and make it more difficult for you to sell shares of the Class A Common Stock and Public Warrants at a time and price that you deem appropriate.

Our directors, officers, advisors or their affiliates may enter into certain transactions, including purchasing shares or warrants from the public, which may influence the public “float” of the Class A Common Stock and Public Warrants.

Our directors, officers, advisors or affiliates may purchase Class A Common Stock or Public Warrants or a combination thereof in privately negotiated transactions or in the open market, although they are under no obligation to do so. If such purchases are made, the public “float” of Class A Common Stock or Public Warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on the Nasdaq or a similar national securities exchange.

Because there are no current plans to pay cash dividends on the Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A Common Stock at a price greater than what you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of Class A Common Stock will be at the sole discretion of the Board. The Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by Rover to its stockholders or by its subsidiaries to it and such other factors as the Board may deem relevant. As a result, you may not receive any return on an investment in Class A Common Stock unless you sell your Class A Common Stock for a price greater than that which you paid for it.

Our stockholders may experience dilution in the future.

The percentage of shares of Class A Common Stock owned by current stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that we may grant to our directors, officers and employees, exercise of the Warrants or meeting the conditions under the Earnout Shares. Such issuances may have a dilutive effect on our earnings per share, which could adversely affect the market price of Class A Common Stock and Public Warrants.

Delaware or Washington law and provisions in our certificate of incorporation and bylaws might delay, discourage or prevent a change in control of Rover or changes in our management, thereby depressing the market price of our Common Stock.

Our status as a Delaware corporation and the anti-takeover provisions of the DGCL may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and bylaws contain provisions that may make the acquisition of Rover more difficult or delay or prevent changes in control of our management. Among other things, these provisions:

•	authorize the Board to issues shares of preferred stock and determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval;

•	permit only the Board to establish the number of directors and fill vacancies on the Board;

•	establish that our Board is divided into three classes, with each class serving staggered three-year terms;

•	provide that our directors may be removed only for cause;

•	permit stockholders to take actions only at a duly called annual or special meeting and not by written consent;

•	require that stockholders give advance notice to nominate directors or submit proposals for consideration at stockholder meetings;

•	prohibit stockholders from calling a special meeting of stockholders; and

•	require a super-majority vote of stockholders to amend some of the provisions described above.

In addition, because our principal executive offices are located in Washington, the anti-takeover provisions of the Washington Business Corporation Act may apply to us under certain circumstances now or in the future. These provisions prohibit a “target corporation” from engaging in any of a broad range of business combinations with any stockholder constituting an “acquiring person” for a period of five years following the date on which the stockholder became an “acquiring person.”

These provisions, alone or together, could delay, discourage or prevent a transaction involving a change in control of Rover. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of the Class A Common Stock and could also affect the price that some investors are willing to pay for the Class A Common Stock.

Our bylaws designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders and also provide that the federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which limits our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders or employees.

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers or other employees to us or our stockholders; (3) any action arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware), except for any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction. This provision does not apply to any action brought to enforce a duty or liability created by the Exchange Act or its rules and regulations.

Section 22 of the Securities Act establishes concurrent jurisdiction for federal and state courts over Securities Act claims. Accordingly, both state and federal courts have jurisdiction to hear such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities is deemed to have notice of and consented to the foregoing bylaw provisions. Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of such stockholder’s choosing for disputes with us or our current or former directors, officers, stockholders or other employees, which may discourage such lawsuits against us and our current and former directors, officers, stockholders and other employees. In addition, a stockholder that is unable to bring a claim in the judicial forum of such stockholder’s choosing may be required to incur additional costs in the pursuit of actions which are subject to the exclusive forum provisions described above. our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Further, the enforceability of similar exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings and it is possible that a court of law could rule that these types of provisions are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find either exclusive forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur significant additional costs associated with resolving such action in other jurisdictions, all of which could harm our results of operations.

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that Legacy Rover did not incur as a private company and these expenses may increase even more after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges and the listing standards of the Nasdaq, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements now obligate us to carry out activities that had not been previously required of Legacy Rover. For example, following the Merger, we became obligated to create new board committees, obtain new insurance policies and adopt new internal controls and disclosure controls and procedures. In addition, we have begun to incur new expenses associated with SEC reporting requirements. Furthermore, if any issues in complying with these new requirements are identified (for example, if our management or independent registered public accounting firm identifies additional material weaknesses in the internal control over financial reporting), we could incur additional costs rectifying those issues, the existence of those issues could adversely affect our reputation or investor perceptions of it and it may be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult for us to attract and retain qualified persons to serve on the Rover Board or as executive officers. our new status as a public company has made it more difficult and more expensive to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the level of coverage that we believe is appropriate for a public company. In addition, such insurance may provide for a substantial retention of liability and be subject to limitations and may not cover a significant portion, or any, of the expenses we may now incur or be subject to in connection with any stockholder class action or other litigation to which we are named as a party.

Furthermore, as a public company, we may become subject to stockholder activism, which can lead to substantial costs, distract management and impact the manner in which we operate our business in ways in which we cannot currently anticipate. As a result of filings required of a public company, including this prospectus, our business and financial condition has become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be materially adversely affected and even if the claims do not result in litigation or are resolved in our favor, these claims and the time and resources necessary to resolve them could divert the resources of our management and adversely affect our business and results of operations. The additional reporting and other obligations imposed by these rules and regulations will increase our legal and financial compliance costs and the costs of our related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase our costs.

USE OF PROCEEDS

All of the Securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from the sale of the Securities hereunder. With respect to the registration of all shares of Class A Common Stock and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus, the Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the Securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and our independent registered public accounting firm.

We will receive up to an aggregate of approximately $92,852,886 from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants or that they will exercise any or all of them for cash. The amount of cash we would receive from the exercise of Warrants will decrease to the extent that Warrants are exercised on a cashless basis.

MARKET PRICE OF THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

The Class A Common Stock and Warrants trade on Nasdaq under the trading symbols “ROVR” and “ROVRW,” respectively.

As of September 10, 2021, the Company had approximately 157,196,576 shares of Class A Common Stock issued and outstanding held of record by 510 holders and approximately 8,074,164 Warrants issued and outstanding, each exercisable for one share of Class A Common Stock at a price of $11.50 per share, held of record by 2 holders.

Dividend Policy

The Company has not paid any cash dividends on the Class A Common Stock to date. The Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, the Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness the Company or its subsidiaries incur. The Company does not anticipate declaring any cash dividends to holders of the Class A Common Stock in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless otherwise indicated or the context otherwise requires, references to: (a) “Rover Group, Inc.” or “Rover” refers to Caravel and its consolidated subsidiaries after giving effect to the Merger, (b) “Legacy Rover” refers to A Place for Rover, Inc., a Delaware corporation, prior to the Closing and (c) “Caravel” refers to Nebula Caravel Acquisition Corp., a Delaware corporation, prior to the Closing. Capitalized terms used but not defined in this section shall have the meanings ascribed to them in this prospectus.

We are providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Merger. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Caravel and Legacy Rover, adjusted to give effect to the Merger and other events contemplated by the Business Combination Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical unaudited condensed balance sheet of Caravel with the historical unaudited condensed consolidated balance sheet of Legacy Rover on a pro forma basis as if the Merger and the other events contemplated by the Business Combination Agreement, summarized below, had been consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the historical unaudited condensed statement of operations of Caravel for the six months ended June 30, 2021 and the historical unaudited condensed consolidated statement of operations of Legacy Rover for the six months ended June 30, 2021, giving effect to the transaction as if the Merger and other events contemplated by the Business Combination Agreement had been consummated on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical audited statement of operations of Caravel for the period from September 18, 2020 (inception) through December 31, 2020, as restated, with the historical audited consolidated statement of operations of Legacy Rover for the year ended December 31, 2020, giving effect to the transaction as if the Merger and other events contemplated by the Business Combination Agreement had been consummated on January 1, 2020. In addition, the unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 give effect to the repayment of Legacy Rover’s PPP Loan and Subordinated Credit Facility which occurred in connection with the Merger.

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the following historical financial statements and the accompanying notes:

•

the (a) historical audited financial statements of Caravel as of December 31, 2020 and for the period from September 18, 2020 (inception) through December 31, 2020, as restated, included in this prospectus beginning on page F-60 and (b) historical unaudited condensed financial statements of Caravel as of and for the three and six months ended June 30, 2021, included in this prospectus, beginning on page F-83.

•

the (a) historical audited consolidated financial statements of Legacy Rover as of and for the year ended December 31, 2020, included in this prospectus beginning on page F-2 and (b) historical unaudited condensed consolidated financial statements of Legacy Rover as of and for the three and six months ended June 30, 2021, included in this prospectus beginning on page F-40.

•	other information relating to Caravel and Legacy Rover included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 83 of this prospectus.

Description of the Merger

Pursuant to the Business Combination Agreement, Merger Sub merged with and into Legacy Rover, with Legacy Rover surviving the Merger. Legacy Rover became a wholly owned subsidiary of Caravel and Caravel was renamed “Rover Group, Inc.” (hereafter referred to as Rover). Upon the consummation of the Merger, each share of Legacy Rover common stock and Legacy Rover preferred stock converted into shares of our Class A Common Stock and a contingent non-assignable right to receive additional shares of our Class A Common Stock. Each share of Legacy Rover common stock and Legacy Rover preferred stock received a deemed value of $10.379 per share after giving effect to the exchange ratio of 1.0379 based on the terms of the Business Combination Agreement. Upon the consummation of the Merger, no cash consideration was paid out to Legacy Rover stockholders as there was insufficient cash after Caravel common stockholders exercised their right to redeem shares for cash. Upon the consummation of the Merger, all outstanding Legacy Rover warrants were net exercised. Accordingly, 124,475,258 shares of Class A Common Stock were issued and outstanding, and 20,394,352 shares were reserved for the potential future issuance of Class A Common Stock upon the exercise of Rover stock options. The Merger resulted in the following transactions as contemplated by the Business Combination Agreement:

•

the conversion of all outstanding shares of Legacy Rover redeemable convertible preferred stock into shares of Legacy Rover common stock at the then-effective conversion rate as calculated pursuant to Legacy Rover’s certificate of incorporation;

•

the cancellation of each issued and outstanding share of Legacy Rover common stock (including shares of Legacy Rover common stock resulting from the conversion of Legacy Rover redeemable convertible preferred stock) and the conversion into a number of shares of Class A Common Stock equal to the exchange ratio of 1.0379; and

•

the conversion of all outstanding vested and unvested Legacy Rover Options into Rover Options exercisable for shares of Class A Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using the exchange ratio of 1.2006 for Legacy Rover Options.

Other Related Events in Connection with the Merger

Other events that took place in connection with the Merger are summarized below:

•	Issuance and sale of 5,000,000 shares of Class A Common Stock at a purchase price of $10.00 per share pursuant to the PIPE Investment.

•

Issuance and sale of 8,000,000 shares of Class A Common Stock at a purchase price of $10.00 per share pursuant to the Sponsor Backstop Subscription Agreement and the issuance and sale of 1,000,000 shares of Class A Common Stock at a purchase price of $10.00 per share pursuant to the Assignment Agreement.

•

Immediately before the Merger, the Legacy Rover chief executive officer (the “CEO”) net exercised 1.8 million outstanding Legacy Rover Options. 0.7 million shares were withheld to cover the tax withholding and remittance obligations of Legacy Rover of $6.8 million. The net exercise of outstanding Legacy Rover Options by the CEO was contingent on the Merger closing.

•

Repayment of $8.2 million and $30.2 million in principal and accrued interest to settle amounts outstanding under Legacy Rover’s PPP Loan and Subordinated Credit Facility, respectively, following the Closing.

•	Payment of direct and incremental transaction fees of $35.2 million for underwriting/banking, legal, accounting and other fees.

Earnout Shares

Legacy Rover stockholders (including Legacy Rover Option holders) are entitled to receive up to an additional 22,500,000 shares of Class A Common Stock. The 22,500,000 shares are comprised of 19,734,183 shares to be issued to Legacy Rover stockholders (the “Earnout Shares”) that are released upon certain triggering events and 2,765,817 shares (“Additional Earnout Shares”) that are included in the option exchange ratio and are not subject to triggering events after the closing of the Merger. The triggering events that will result in the issuance of the Earnout Shares during the Earnout Period are the following:

•

8,770,748 shares will be earned if the volume weighted average price of Class A Common Stock is greater than or equal to $12.00 over any twenty trading days within any thirty trading day period during the Earnout Period.

•

8,770,748 shares will be earned if the volume weighted average price of Class A Common Stock is greater than or equal to $14.00 over any twenty trading days within any thirty trading day period during the Earnout Period.

•

2,192,687 shares will be earned if the volume weighted average price of Class A Common Stock is greater than or equal to $16.00 over any twenty trading days within any thirty trading day period during the Earnout Period.

•

If, during the Earnout Period, there is a change of control transaction, then all remaining triggering events that have not previously occurred shall be deemed to have occurred and a total of 19,734,183 shares will be issued to Legacy Rover equity holders to participate in the change of control transaction.

Founder Shares held by Sponsor

During September 2020, the Sponsor subscribed to purchase 7,906,250 shares of Caravel Class B Common Stock for an aggregate price of $25,000. The Sponsor transferred 25,000 Founder Shares to each of David Kerko, Scott Wagner, Darren Thompson and Alexi A. Wellman, Caravel’s independent director nominees, in each case at the original share purchase price, in September and October 2020. 718,750 shares of Caravel Class B Common Stock were cancelled during November 2020 and 312,500 were cancelled during December 2020 due to the Caravel IPO underwriters partially exercising the over-allotment option, resulting in an aggregate of 6,875,000 Founder Shares outstanding prior to the closing of the Merger. As a result of the Merger, the Founder Shares were modified and 3,437,500 Founder Shares vested and 975,874 Founder Shares were forfeited pursuant to the Sponsor Support Agreement, dated as of February 10, 2021 (the “Sponsor Support Agreement”), by and among the Sponsor, Legacy Rover, Caravel and the other parties thereto. The remaining unvested Founder Shares of 2,461,626 will remain restricted until vesting upon the occurrence of certain triggering events through the Earnout Period. The remaining unvested Founder Shares will vest based on the following events:

•

984,650 shares will vest if the volume weighted average price of Class A Common Stock is greater than or equal to $12.00 over any twenty trading days within any thirty trading day period during the Earnout Period.

•

984,650 shares will vest if the volume weighted average price of Class A Common Stock is greater than or equal to $14.00 over any twenty trading days within any thirty trading day period during the Earnout Period.

•

492,326 shares will vest if the volume weighted average price of Class A Common Stock is greater than or equal to $16.00 over any twenty trading days within any thirty trading day period during the Earnout Period.

•

If during the Earnout Period, there is a change of control transaction, then immediately prior to the consummation of the change of control transaction the following will occur: (i) any triggering event that has not previously occurred shall be deemed to have occurred and (ii) all unvested Founder Shares will vest and be eligible to participate in the change of control transaction.

Expected Accounting Treatment for the Merger

The Merger will be accounted for as a reverse recapitalization under GAAP because Legacy Rover has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, Caravel will be treated as the “acquired” company for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of Legacy Rover will become the historical financial statements of Rover, and Caravel’s assets, liabilities and results of operations will be consolidated with Legacy Rover’s beginning on the acquisition date. For accounting purposes, the financial statements of Rover will represent a continuation of the financial statements of Legacy Rover with the Merger being treated as the equivalent of Legacy Rover issuing stock for the net assets of Caravel, accompanied by a recapitalization. The net assets of Caravel will be stated at historical costs and no goodwill or other intangible assets will be recorded. Operations prior to the Merger will be presented as those of Legacy Rover in future reports of Rover.

Legacy Rover was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Legacy Rover stockholders comprising a relative majority of the voting power of Rover;
•	Legacy Rover will have the ability to nominate a majority of the members of the board of directors of Rover;
•	Legacy Rover’s operations prior to the acquisition comprising the only ongoing operations of Rover;
•	Legacy Rover’s senior management comprising a majority of the senior management of Rover; and
•	Rover substantially assuming the Legacy Rover name.

We are in the process of assessing the accounting related to the Merger and the treatment related to the Earnout Shares and Founder Shares. We are assessing whether the Earnout Shares and Founder Shares should be accounted for as liability classified equity instruments that are earned upon achieving the triggering events, which include events that are not indexed to the common stock of Rover, and if the arrangements should be recorded as long term. If the Earnout Shares and Founder Shares are accounted for as a liability, then the liability will be recognized at fair value upon the Merger closing and remeasured in future reporting periods through the statement of operations. The Earnout Shares and Founder Shares have been treated as a liability in the unaudited pro forma condensed combined financial statements and the preliminary fair values have been determined using the most reliable information available.

We are in the process of assessing the accounting related to the Merger and the treatment related to the Public Warrants and Private Placement Warrants. We are assessing whether the Public Warrants and Private Placement Warrants should be accounted for as equity or liability classified equity instruments after the closing of the Merger. The Public Warrants and Private Placement Warrants have continued to be treated as liability classified in the unaudited pro forma condensed combined financial statements.

We are in the process of assessing the accounting related to the allocation of direct and incremental transaction costs between Caravel Common Stock, Public Warrants, Private Placement Warrants, and Earnout Shares. The transaction costs have been recorded within equity in the unaudited pro forma condensed combined financial statements. If direct and incremental transaction costs are allocated to liability classified equity instruments, then expense allocated to the liability classified equity instruments will be recognized upon the Merger closing.

We are in the process of assessing the accounting related to the Legacy Rover Options and whether the incremental 0.1645 exchange ratio (as compared to the exchange ratio to the Legacy Rover common stock) provided to Legacy Rover Option holders should be accounted for as a modification under ASC 718, Stock-Based Compensation. The unaudited pro forma condensed combined financial statements do not reflect any incremental expense related to the Legacy Rover Options.

The final accounting related to the Merger, including the Earnout Shares, Founder Shares, Public Warrants, Private Placement Warrants, transaction costs, and stock option modifications will be finalized by us and reported on in the first reporting period following the consummation of the Merger.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and reflects the adoption of Release No. 33-10786. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of Rover upon consummation of the Merger in accordance with GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred on the dates indicated, and do not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. The proceeds remaining after the payment of Caravel underwriter fees and payment of transaction costs related to the Merger are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project our future operating results or financial position following the completion of the Merger. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Caravel and Legacy Rover have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein reflects Caravel stockholders’ approval of the Merger on July 28, 2021, and that Caravel public stockholders holding 14,677,808 shares elected to redeem their shares prior to the Closing.

The following table summarizes the Class A Common Stock issued and outstanding immediately after the Merger:

	Shares	%
Former Caravel stockholders (6)	12,822,192	8.2
Sponsor and related parties (1)(2)(7)	13,899,126	8.8
Former Legacy Rover stockholders (3)(4)	124,475,258	79.2
Third party investors in PIPE Investment and Assignment Agreement (5)	6,000,000	3.8
Total shares of Class A Common Stock outstanding at closing of the Merger	157,196,576	100.0

(1)	Amount includes 8,000,000 shares of Class A Common Stock the Sponsor purchased as part of the Sponsor Backstop Subscription Agreement for an aggregate purchase price of $80.0 million.

(2)

The Sponsor and related parties hold 2,461,626 Founder Shares that vest upon certain triggering events and are included in the outstanding total shares at the Merger closing. Upon the Merger closing, 3,437,500 Founder Shares vested and 975,874 Founder Shares were forfeited.

(3)	Amount excludes Legacy Rover Options converted to equivalent Rover options that are exercisable for 20,394,352 shares of Class A Common Stock.

(4)

Following the closing of the Merger, the eligible Legacy Rover stockholders (including holders of Legacy Rover common stock and Legacy Rover preferred stock) have the right to receive up to 19,734,183 Earnout Shares in tranches upon the occurrence of the triggering events during the Earnout Period. Because the Earnout Shares are contingently issuable based upon the triggering events that have not yet been achieved, the Class A Common Stock issued and outstanding immediately after the Merger excludes the 19,734,183 Earnout Shares.

(5)	Amount includes 5,000,000 shares of Class A Common Stock subscribed for by PIPE Investors and 1,000,000 shares of Class A Common Stock purchased as part of the Assignment Agreement for $10.0 million.

(6)	Amount excludes 5,500,000 outstanding Public Warrants issued in connection with the Caravel IPO as such securities are not exercisable until December 11, 2021.

(7)

Amount excludes 2,574,164 Private Placement Warrants held by the Sponsor. Prior to the Merger closing, there were 5,166,667 Private Placement Warrants issued and outstanding and 2,592,503 were forfeited upon the Merger closing.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 are based on the historical financial statements of Caravel and Legacy Rover. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2021

(in thousands)

	June 30, 2021		Transaction
	Caravel (Historical)	Legacy Rover (Historical)	Accounting Adjustments (Note 2)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$31	$103,386	275,034	A	$299,404
			50,000	B
			(9,625)	C
			(24,235)	D
			(146,778)	F
			90,000	G
			(38,409)	O
Accounts receivable, net	—	12,187	—		12,187
Prepaid expenses and other current assets	571	2,782	—		3,353
Total current assets	602	118,355	195,987		314,944
Investments held in trust account	275,034	—	(275,034)	A	—
Property and equipment, net	—	22,914	—		22,914
Operating lease right-of-use assets	—	21,876	—		21,876
Intangible assets, net	—	6,162	—		6,162
Goodwill	—	33,159	—		33,159
Deferred tax asset, net	—	1,574	—		1,574
Other noncurrent assets	—	4,955	(4,782)	D	173
Total assets	$275,636	$208,995	(83,829)		$400,802
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$47	$2,813	—		$2,860
Accrued compensation and related expenses	—	4,381	6,757	P	11,138
Accrued expenses and other current liabilities	3,612	5,545	(3,430)	D	5,441
			(286)	O
Deferred revenue	—	8,167	—		8,167
Pet parent deposits	—	33,838	—		33,838
Pet service provider liabilities	—	8,680	—		8,680
Debt, current portion	—	7,746	(7,746)	O	—
Operating lease liabilities, current portion	—	2,303	—		2,303
Total current liabilities	3,659	73,473	(4,705)		72,427
Debt, net of current portion	—	29,969	(29,969)	O	—
Operating lease liabilities, net of current portion	—	26,193	—		26,193
Earnout liabilities	—	—	202,889	H	228,081
			25,192	J
Other noncurrent liabilities	—	783	—		783
Deferred underwriting commissions in connection with the initial public offering	9,625	—	(9,625)	C	—
Derivative warrant liabilities	30,885	—	(5,646)	N	25,239
Total liabilities	44,169	130,418	178,136		352,723
Redeemable convertible preferred stock	—	290,427	(290,427)	L	—
Caravel Class A Common Stock subject to redemption	226,467	—	(226,467)	E	—
Stockholders' equity (deficit):
Legacy Rover common stock	—	—	—		—
Caravel preferred stock	—	—	—		—
Rover Class A Common Stock	—	—	1	B	15
			2	E
			(1)	F
			1	G
			9	L
			3	M
Caravel Class A Common Stock	—	—	—		—
Caravel Class B Common Stock	1	—	(1)	I	—
Additional paid-in capital	25,316	57,542	49,999	B	317,864
			(25,587)	D
			226,465	E
			(146,777)	F
			89,999	G
			(202,889)	H
			(37,777)	I
			37,778	I
			(25,192)	J
			(20,317)	K
			290,418	L
			(3)	M
			(6,757)	P
			5,646	N
Accumulated other comprehensive income	—	282	—		282
Accumulated deficit	(20,317)	(269,674)	20,317	K	(270,082)
			(408)	O
Total stockholders’ equity (deficit)	5,000	(211,850)	254,929		48,079
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$275,636	$208,995	(83,829)		$400,802

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2020

(in thousands, except per share data)

	As Restated
	For the period from September 18, 2020 (inception)	For the year ended
	through December 31, 2020 Caravel (Historical)	December 31, 2020 Legacy Rover (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenue	$—	$48,800	$—		$48,800
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	—	19,823	—		19,823
Operations and support	—	12,371	—		12,371
Marketing	—	16,332	—		16,332
Product development	—	22,567	—		22,567
General and administrative	114	21,813	—		21,927
Depreciation and amortization	—	8,899	—		8,899
Total costs and expenses	114	101,805	—		101,919
Loss from operations	(114)	(53,005)	—		(53,119)
Other income (expense), net:
Interest income	—	488	—		488
Interest expense	—	(3,154)	2,203	R	(951)
Loss from impairment of DogHero investment	—	(2,080)	—		(2,080)
Other income (expense), net	—	172	—		172
Financing cost- derivative warrant liabilities	(476)	—	—		(476)
Change in fair value of derivative warrant liabilities	(1,122)	—	260	Q	(862)
Total other income (expense), net	(1,598)	(4,574)	2,463		(3,709)
Loss before income taxes	(1,712)	(57,579)	2,463		(56,828)
Income tax benefit	—	94	—		94
Net loss	$(1,712)	$(57,485)	$2,463		$(56,734)
Weighted average shares outstanding of Rover Class A Common Stock - basic and diluted				S	150,968
Basic and diluted net loss per share - Rover Class A Common Stock					$(0.38)
Weighted average shares outstanding of Legacy Rover common stock - basic and diluted		28,804
Basic and diluted net loss per share - Legacy Rover		$(2.00)
Weighted average shares outstanding of Caravel Class A Common Stock - basic and diluted	27,500
Basic and diluted net loss per share - Caravel Class A Common Stock	$(0.00)
Weighted average shares outstanding of Caravel Class B Common Stock - basic and diluted	6,375
Basic and diluted net loss per share - Caravel Class B Common Stock	$(0.27)

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2021

(in thousands, except per share data)

	For the six months	For the six months ended
	ended June 30, 2021 Caravel (Historical)	June 30, 2021 Legacy Rover (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenue	$—	$36,678	$—		$36,678
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	—	10,459	—		10,459
Operations and support	—	5,715	—		5,715
Marketing	—	7,128	—		7,128
Product development	—	9,554	—		9,554
General and administrative	4,658	12,368	—		17,026
Depreciation and amortization	—	3,699	—		3,699
Total costs and expenses	4,658	48,923	—		53,581
Loss from operations	(4,658)	(12,245)	—		(16,903)
Other income (expense), net:
Interest income	—	8	—		8
Interest expense	—	(1,400)	1,400	V	—
Other expense, net	—	(77)	—		(77)
Interest earned on investments held in Trust Account	34	—	(34)	U	—
Change in fair value of derivative warrant liabilities	(13,980)	—	4,200	T	(9,780)
Total other income (expense), net	(13,946)	(1,469)	5,566		(9,849)
Loss before income taxes	(18,604)	(13,714)	5,566		(26,752)
Income tax expense	—	317	—		317
Net loss	$(18,604)	$(13,397)	$5,566		$(26,435)
Weighted average shares outstanding of Rover Class A Common Stock - basic and diluted				W	152,041
Basic and diluted net loss per share - Rover Class A Common Stock					$(0.17)
Weighted average shares outstanding of Legacy Rover common stock - basic and diluted		29,837
Basic and diluted net loss per share - Legacy Rover		$(0.45)
Weighted average shares outstanding of Caravel Class A Common Stock - basic and diluted	27,500
Basic and diluted net loss per share - Caravel Class A Common Stock	$—
Weighted average shares outstanding of Caravel Class B Common Stock - basic and diluted	6,875
Basic and diluted net loss per share - Caravel Class B Common Stock	$(2.71)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Caravel will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Rover will represent a continuation of the financial statements of Legacy Rover with the Merger treated as the equivalent of Legacy Rover issuing stock for the net assets of Caravel, accompanied by a recapitalization. The net assets of Caravel will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be presented as those of Legacy Rover in future reports of Rover.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical unaudited condensed balance sheet for Caravel as of June 30, 2021 with the historical unaudited condensed consolidated balance sheet of Legacy Rover as of June 30, 2021, giving effect to the transaction as if the Merger and other events contemplated by the Business Combination Agreement had been consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the historical unaudited condensed statement of operations of Caravel for the six months ended June 30, 2021 and the historical unaudited condensed consolidated statement of operations of Legacy Rover for the six months ended June 30, 2021, giving effect to the transaction as if the Merger and other events contemplated by the Business Combination Agreement had been consummated on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical audited statement of operations of Caravel for the period from September 18, 2020 (inception) through December 31, 2020, as restated, with the historical audited consolidated statement of operations of Legacy Rover for the year ended December 31, 2020, giving effect to the transaction as if the Merger and other events contemplated by the Business Combination Agreement had been consummated on January 1, 2020. In addition, the unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 give effect to the repayment of Legacy Rover’s PPP Loan and Subordinated Credit Facility which occurred in connection with the Merger.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes:

•

the (a) historical audited financial statements of Caravel as of December 31, 2020 and for the period from September 18, 2020 (inception) through December 31, 2020, as restated, included in this prospectus beginning on page F-60 and (b) historical unaudited condensed financial statements of Caravel as of and for the three and six months ended June 30, 2021, included in this prospectus, beginning on page F-83.

•

the (a) historical audited consolidated financial statements of Legacy Rover as of and for the year ended December 31, 2020, included in this prospectus beginning on page F-2 and (b) historical unaudited condensed consolidated financial statements of Legacy Rover as of and for the three and six months ended June 30, 2021, included in this prospectus beginning on page F-40.

•	other information relating to Caravel and Legacy Rover included elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of filing this prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to Rover’s additional paid-in capital and are assumed to be cash settled.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(A)

Reflects the liquidation and reclassification of $275.0 million of investments held in the Trust Account to cash and cash equivalents that becomes available for general use by Rover following the Merger, prior to redemptions. See adjustment note (F) for actual redemptions in connection with the Merger closing.

(B)

Reflects the gross proceeds of $50.0 million from the issuance and sale of 5,000,000 shares of Class A Common Stock at $10.00 per share pursuant to the PIPE Investment entered into with PIPE Investors.

(C)	Reflects the cash payment of $9.6 million of deferred underwriters’ fees incurred during the Caravel IPO due upon completion of the Merger.
(D)

Represents the preliminary estimated direct and incremental transaction costs incurred by Caravel and Legacy Rover related to the Merger of approximately $25.6 million for underwriting/banking, legal, accounting and other fees reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to Rover’s additional paid-in capital and are assumed to be cash settled. As of June 30, 2021, Legacy Rover had deferred transaction costs incurred of $4.8 million, of which $3.4 million was unpaid.

(E)	Reflects the reclassification of Caravel Class A Common Stock subject to possible redemption to permanent equity immediately prior to the Merger closing.
(F)

Represents the cash disbursed to redeem 14,677,808 shares of Caravel common stock for $146.8 million allocated to Class A Common Stock and additional paid-in capital using par value of $0.0001 per share at a redemption price of $10.00 per share.

(G)

Reflects the issuance of 8,000,000 shares of Class A Common Stock at $10.00 per share for proceeds of $80.0 million pursuant to the Sponsor Backstop Subscription Agreement and the issuance of 1,000,000 shares of Class A Common Stock at $10.00 per share for proceeds of $10.0 million pursuant to the Assignment Agreement.

(H)

Reflects the preliminary estimated fair value of the Earnout Shares contingently issuable to the Legacy Rover equity holders as of the Merger closing. The preliminary estimated fair values were determined using the most reliable information available. The actual fair values could change materially once the final valuation is determined at the Merger closing. Refer to Note 4 for more information.

(I)

Reflects the vesting of 3,437,500 Founder Shares upon the Merger closing and forfeiture of 975,874 Founder Shares as of the Merger closing. The fair value of the Class A Common Stock is $10.99 per share as of the Merger closing.

(J)

Reflect the preliminary estimated fair value of the Founder Shares contingently recallable from the Sponsor as of the Merger closing. The preliminary estimated fair values were determined using the most reliable information available. The actual fair values could change materially once the final valuation is determined at the Merger closing. Refer to Note 4 for more information.

(K)

Reflects the elimination of Caravel’s historical retained earnings with a corresponding adjustment to additional paid-in capital for Rover in connection with the reverse recapitalization upon closing of the Merger.

(L)	Reflects the conversion of Legacy Rover redeemable convertible preferred stock into Class A Common Stock upon closing of the Merger.
(M)	Reflects the difference in par value between Legacy Rover of $0.00001 per share and Caravel of $0.0001 per share.
(N)	Reflects the preliminary estimated fair value of the Private Placement Warrants and Public Warrants after the forfeiture of 2,592,503 Private Placement Warrants upon the Merger closing.

(O)

Reflects the repayment of the Subordinated Credit Facility of $30.0 million in principal and $0.2 million of accrued interest, derecognition of the unamortized discount of $0.4 million related to the Subordinated Credit Facility, and the repayment of the PPP Loan of $8.1 million in principal and $0.1 million of accrued interest following the closing of the Merger.

(P)

Reflects the fair value of the Class A Common Stock shares withheld by the Company upon the net exercise of outstanding stock options by the Legacy Rover CEO to cover the tax withholding and remittance obligations of the Company of $6.8 million. The net exercise of Legacy Rover Options by the CEO immediately before the Merger closing was contingent on the Merger closing.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

(Q)	Reflects the elimination of the change in fair value of the derivative warrant liability of 2,592,503 Private Placement Warrants due to their forfeiture upon closing of the Merger.
(R)

Reflects an adjustment to eliminate interest expense, amortization of discount and debt issuance cost on the Subordinated Credit Facility and the PPP Loan as a result of repayment and settlement of all amounts outstanding under the Subordinated Credit Facility and PPP Loan following the closing of the Merger.

(S)

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that Caravel’s IPO occurred as of January 1, 2020. The Merger is being reflected as if it had occurred on this date and the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period (for the year ending December 31, 2020).

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 are as follows:

(T)	Reflects the elimination of the change in fair value of the derivative warrant liability of 2,592,503 Private Placement Warrants due to their forfeiture upon closing of the Merger.
(U)	Reflects the elimination of investment income related to the investments held in the Caravel Trust Account.
(V)

Reflects an adjustment to eliminate interest expense, amortization of discount and debt issuance costs for the Subordinated Credit Facility and the PPP Loan as a result of repayment and settlement of all amounts outstanding under the Subordinated Credit Facility and PPP Loan following the closing of the Merger.

(W)

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that Caravel’s IPO occurred as of January 1, 2020. The Merger is being reflected as if it had occurred on this date and the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period (for the six months ending June 30, 2021).

3.	Net Loss per Share

Represents the net loss per share calculated using the historical basic and dilutive weighted average shares outstanding, and the issuance of additional shares in connection with the Merger and other related events, assuming such additional shares were outstanding since January 1, 2020. As the Merger is being reflected as if it had occurred on January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Merger have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information has been prepared based on the following information for the year ended December 31, 2020 and for the six months ended June 30, 2021 (in thousands, except share and per share data):

	Year Ended December 31, 2020	Six Months Ended June 30, 2021
Pro forma net loss	$(56,734)	$(26,425)
Weighted average shares outstanding, basic and diluted	150,968,185	152,041,439
Pro forma net loss per share, basic and diluted – common stock	$(0.38)	$(0.17)
Weighted average shares calculation, basic and diluted
Caravel Stockholders	12,822,192	12,822,192
Sponsor and related parties (1)(2)	11,437,500	11,437,500
Legacy Rover equity holders	120,708,493	121,781,747
Third party investors in PIPE Investment and Assignment Agreement (3)	6,000,000	6,000,000
	150,968,185	152,041,439
(1)	The pro forma basic and diluted shares include 8,000,000 shares of common stock the Sponsor purchased as part of the Sponsor Backstop Subscription Agreement.
(2)

The pro forma basis and diluted shares include 3,437,500 Founder Shares that vested and exclude 975,874 Founder Shares that were forfeited upon Merger closing. The remaining unvested Founder Shares of 2,461,626 are excluded from the pro forma basic and diluted shares outstanding.

(3)

The pro forma basic and diluted shares include 5,000,000 shares of common stock purchased as part of the PIPE Investment and 1,000,000 shares of common stock purchased as part of the Assignment Agreement.

Upon the Merger closing, the following outstanding shares of Class A Common Stock equivalents were excluded from the computation of pro forma diluted net loss per share for the scenarios presented because including them would have had an anti-dilutive effect:

	Year Ended December 31, 2020	Six Months Ended June 30, 2021
Private Placement Warrants (2)	2,574,164	2,574,164
Public Warrants	5,500,000	5,500,000
Legacy Rover Options	20,412,603	20,412,603
Founder Shares (1)	2,461,626	2,461,626
	30,948,393	30,948,393
(1)

The Sponsor and related parties hold 6,875,000 Founder Shares that vest upon certain triggering events. Upon the Merger closing, 3,437,500 Founder Shares were vested, 975,874 were forfeited, and 2,461,626 Founder Shares remain outstanding and unvested.

(2)

Prior to the Merger closing, there were 5,166,667 Private Placement Warrants issued and outstanding. Upon the Merger closing, 2,592,503 Private Placement Warrants were forfeited and 2,574,164 Private Placement Warrants remain outstanding.

Following the Merger closing, Earnout Shares of 19,734,183 are excluded from the pro forma net loss per share anti-dilutive table for all the periods and scenarios presented as such shares are contingently issuable until the triggering events have been achieved.

4.	Earnout Shares and Founder Shares

The Earnout Shares and Founder Shares are expected to be accounted for as liability classified equity instruments that are earned upon achieving the triggering events, which include events that are not indexed to the Class A Common Stock. The preliminary estimated fair value of the Earnout Shares is $202.9 million and the preliminary estimated fair value of the Founder Shares is $25.2 million.

The estimated fair values of the Earnout Shares and Founder Shares were determined by using a Monte Carlo simulation valuation model using a distribution of potential outcomes on a monthly basis over the seven-year Earnout Period. The preliminary estimated fair values of Earnout Shares and Founder Shares were determined using the most reliable information available. Assumptions used in the preliminary valuation were as follows:

Current stock price: the current Caravel stock price as of July 30, 2021 was set at the deemed value of $10.99 per share for Class A Common Stock.

Expected volatility: the volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the 7 year expected term of the awards.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected seven year term of the Earnout Period.

Expected term: The expected term is the seven year term of the Earnout Period.

Expected dividend yield: The expected dividend yield is zero as Rover has never declared or paid cash dividends and have no current plans to do so during the expected term.

The actual fair values of Earnout Shares and Founder Shares are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined as of the Closing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As a result of the closing of the Merger, the financial statements of Legacy Rover are now the financial statements of Rover. Thus, the following discussion and analysis of our financial condition and results of operations of Legacy Rover prior to the Merger and Rover following the completion of the Merger should be read together with Legacy Rover’s consolidated financial statements and the related notes appearing elsewhere in this prospectus. The discussion and analysis should also be read together with the pro forma financial information as of June 30, 2021 and for the six months ended June 30, 2021 and the year ended December 31, 2020 included in this prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.” Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Rover was founded to give pet parents an alternative to relying on friends and family, neighbors, and kennels for pet care. Our online marketplace matches pet parents with pet lovers dedicated to providing excellent pet care while earning extra income. Our simple and easy-to-use platform enables pet parents to easily discover and book the right pet care providers for them and their pets, communicate with providers and write and read reviews. Our platform enables pet care providers to list on our marketplace with low startup costs, schedule bookings, communicate with pet parents, and receive payment.

We are the world’s largest, online marketplace for pet care. We connect pet parents with caring pet care providers who offer overnight services, including boarding and in-home pet sitting, as well as daytime services, including doggy daycare, dog walking, drop-in visits, and grooming. Through June 30, 2021, more than two and a half million unique pet parents and more than 580,000 pet care providers across North America and Europe have booked a service on Rover, enabling millions of moments of joy and play for people and pets.

This scale matters. Because each pet’s needs are unique, pet care providers, unlike service providers in many other marketplaces, are not interchangeable. We have carefully designed our technology and data algorithms to leverage our growing scale to best meet the unique needs and preferences of pets, parents, and providers. With our leading scale, we can offer pet parents and pet care providers the benefits of density and diversity in a local marketplace. We believe we are well positioned to build on this advantage over time. For the six months ended June 30, 2021, our revenue was $36.7 million, Gross Booking Value, or GBV, on Rover was approximately 14x the size of the next closest online marketplace for pet care, up from 8x for the three months ended June 30, 2020 based on credit card spend data. This credit card data was based on a sample of transactions in the United States during such periods from a third-party market research platform that transforms raw transaction data into structured data for market analysis and comparison. To estimate our relative size to our next closest competitor we compared the third-party data for such closest competitor to the third-party data for Rover. Although we believe that these samples were representative of the online market for pet care, credit card sales may not be an accurate proxy to measure the size of an online marketplace. To the extent that customers use certain card types more or less frequently than customers of our competitors, this difference in credit card composition could impact the estimated market size differential between Rover and its competitors, and actual results for the total market or for different periods may vary. See “—Key Business Metrics.”

In 2019, our revenue was $95.1 million, an increase of 33% from $71.4 million in 2018 and our GBV was $436.4 million, an increase of 31% from $333.3 million in 2018. Our 2019 net loss was $51.7 million, compared to $64.7 million in 2018, and 2019 Adjusted EBITDA was ($35.2) million, compared to ($49.2) million in 2018. The COVID-19 pandemic has impacted demand for pet care with travel restrictions, shelter-in-place orders, and work from home requirements beginning in March 2020. For additional information regarding the impact of the COVID-19 pandemic on our business, see “—Impact of COVID-19.” As a result, GBV for the year ended December 31, 2020 was $233.2 million, down 47% from $436.4 million in the prior year period. Revenue for the year ended December 31, 2020 was $48.8 million, down 49% from $95.1 million in the prior year period. Net loss for the year ended December 31, 2020 was $57.5 million, compared to net loss of $51.7 million for the prior year period, and Adjusted EBITDA was ($25.0) million for the year ended December 31, 2020, compared to ($35.2) million for the prior year period.

Further, for the six months ended June 30, 2021, GBV was $198.8 million, revenue was $36.7 million, net loss was ($13.4) million, and Adjusted EBITDA was ($1.9) million, compared to GBV of $119.6 million, revenue of $22.4 million, net loss of ($38.6) million, and Adjusted EBITDA of ($20.7) million in the six months ended June 30, 2020. In contrast to the current headwinds, pet adoptions have increased significantly in response to the COVID-19 pandemic, which we believe may positively impact our prospects over the longer term. For further information about how we calculate Gross Booking Value and Adjusted EBITDA, limitations of the use of such metrics and a reconciliation of Adjusted EBITDA to net loss, see “—Key Business Metrics” and “—Non-GAAP Measures.”

The Merger and Public Company Costs

On July 30, 2021, Nebula Caravel Acquisition Corp., our legal predecessor company and a special purpose acquisition company sponsored by True Wind Capital that closed its initial public offering in December 2020, consummated the previously announced merger with Legacy Rover and Fetch Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Caravel. Pursuant to the Merger, Merger Sub merged with and into Legacy Rover, the separate corporate existence of Merger Sub ceased, and Legacy Rover continued as the surviving corporation in the Merger and as a wholly owned subsidiary of Caravel. The Merger was approved by Caravel’s stockholders at a meeting held on July 28, 2021. On the Closing Date, Caravel changed its name to Rover Group, Inc.

The Merger will be accounted for as a reverse recapitalization under GAAP because Legacy Rover has been determined to be the accounting acquirer under ASC 805. Under this method of accounting, Caravel will be treated as the “acquired” company for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of Legacy Rover will become the historical financial statements of Rover, and Caravel’s assets, liabilities and results of operations will be consolidated with Legacy Rover’s beginning on the acquisition date. For accounting purposes, the financial statements of Rover will represent a continuation of the financial statements of Legacy Rover with the Merger being treated as the equivalent of Legacy Rover issuing stock for the net assets of Caravel, accompanied by a recapitalization. The net assets of Caravel will be stated at historical costs and no goodwill or other intangible assets will be recorded. Operations prior to the Merger will be presented as those of Legacy Rover in future reports of Rover.  See “Unaudited Pro Forma Condensed Combined Financial Information.”

The most significant change in Rover’s future reported financial position and results flowing from the Merger was a net increase in cash (as compared to Legacy Rover’s consolidated balance sheet at June 30, 2021). As a result of the Merger, we raised gross proceeds of $268.3 million, including the contribution of $275.1 million of cash held in Caravel’s trust account from its initial public offering, net of the redemption of Caravel common stock held by Caravel’s public stockholders of $146.8 million, $50.0 million private investment in public equity at $10.00 per share of our Class A Common Stock, and $80.0 million of additional gross proceeds from the Sponsor Backstop Subscription Agreement. Under the Sponsor Backstop Subscription Agreement, TWC Funds purchased an aggregate of 8,000,000 shares of our Class A Common Stock at $10.00 per share. In addition, pursuant to the Assignment Agreement, we raised additional gross proceeds of $10.0 million from the sale of our Class A Common Stock at $10.00 per share. As a result of the Merger, we received net proceeds of $233.1 million, net of estimated transaction costs of $35.2 million.

As a result of the Merger, we became the successor to an SEC-registered and Nasdaq-listed company, which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance premiums, which are substantial, director fees, and additional internal and external accounting, legal and administrative resources.

Key Business Metrics

In addition to the measures presented in our consolidated financial statements, we use the following metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions.

Bookings

We define a booking as a single arrangement, prior to cancellation, between a pet parent and pet care provider, which can be for a single night or multiple nights for our overnight services, or for a single walk/day/drop-in/groom or multiple walks/days/drop-ins for our daytime services. We believe that the number of bookings is a useful indicator of the scale of our marketplace. We define new bookings as the total number of first-time bookings that new users, which Rover refers to as pet parents, book on our platform in a period. We define repeat bookings as the total number of bookings from pet parents who have had a previous booking on Rover.

In 2019, we had 4.2 million bookings, a 30% increase from 3.2 million bookings in 2018. Bookings grow as pet parents increase their repeat activity on the platform, and as we attract new pet parents to the platform. In 2020, we had 2.4 million bookings, a 43% decrease from 2019 bookings, primarily due to the COVID-19 pandemic. For additional information regarding the impact of the COVID-19 pandemic on our business, see “—Impact of COVID-19.”

Our bookings are impacted by seasonal trends. We typically experience stronger bookings during the months of June, July, and August, and November and December, which in a typical year, coincides with high travel demand related to summer vacation and holiday travel. This seasonality impacts bookings, GBV, revenue, marketing and service operations expenses. Bookings can also be impacted by the timing of holidays and other events.

In the second quarter of 2021, we had 1.1 million bookings, a 220% increase from the same period in 2020. This was our largest new customer quarter ever, surpassing the previous high achieved in the third quarter of 2019 by 16%, driven disproportionately by organic customer acquisition channels. The improvement in bookings was driven by the recovery in travel demand from the impacts of COVID-19 during the second quarter of 2021 and the increased number of new pets by both existing and new pet parents. See “ –Impact of COVID-19.”

Gross Booking Value (“GBV”)

Gross Booking Value, or GBV, represents the dollar value of bookings on our platform in a period and is inclusive of pet care provider earnings, service fees, add-ons, taxes and alterations that occurred during that period. We believe that GBV is a useful indicator of the level of spending on and growth of our platform. Growth in GBV represents increasing activity on our platform from repeat and new pet parents and may differ slightly from bookings growth depending on the mix of daytime and overnight services for each period.

In 2018 and 2019, our cancellation rate was 9% of GBV. For the year ended December 31, 2020, our cancellation rate increased to 21% as a result of the COVID-19 pandemic. For the three months ending June 30, 2021, our cancellation rate was 12%, coinciding with the uptick of the Delta variant of COVID-19. We believe that GBV is a useful indicator of the level of spending on and growth of our platform.

In 2019, Rover had $436.4 million in GBV, a 31% increase from $333.3 million in GBV in 2018. In 2020, Rover had $233.2 million in GBV, a 47% decrease from GBV in 2019, primarily due to the COVID-19 pandemic. For additional information regarding the impact of the COVID-19 pandemic on our business, see “—Impact of COVID-19.” Growth in GBV represents increasing activity on our platform from repeat and new pet parents and may differ slightly from bookings growth depending on the mix of daytime and overnight services for each period.

Seasonality in GBV follows the same pattern as bookings. In 2020, GBV declined from prior levels as a result of the COVID-19 pandemic. The decline began in the three months ended March 31, 2020 and was most severe in the three months ended June 30, 2020, with GBV declining 71% from the prior year period. Our business subsequently improved in the six months ended December 31, 2020 with a smaller decline of 51% from the prior year period. This improvement was driven by lessening restrictions during the third and fourth quarters. As vaccines started being rolled out, our business saw continued improvement. In the second quarter of 2021, our GBV was $134.1 million, a 309% increase from $32.8 million in the same prior year period. Demand for services grew throughout the three months ending June 30, 2021, with GBV for the period growing 18% over the same period in 2019. The increase in our GBV was primarily due to continued increase in U.S. domestic travel demand. Similar to bookings, the GBV improvement was largely driven by stronger results in the U.S., as our international markets remained slower to recover. For additional information regarding the impact of the COVID-19 pandemic on our business, see “—Impact of COVID-19.”

Beginning mid-March 2020, we rapidly experienced the impact of COVID-19, and in April, bookings were down 82% and GBV was down 88% relative to the prior year, and the cancellation rate increased 80%, approximately 9 times the 9% rate in 2019. This combined effect continued throughout 2020, as pet parents faced ongoing uncertainty about COVID-19 restrictions. Because revenue is recognized when a service starts, a change in cancellation rate does not impact recognized revenue. By June 2020, our business had experienced some recovery as travel and work restrictions decreased, resulting in a lesser decrease in bookings of 53% and a decrease in GBV of 55% year over year. Although this modest recovery continued until September, increasing government restrictions in the fourth quarter of 2020 put downward pressure on our business, resulting in December bookings being down 52% and GBV down 54% relative to prior year. With the phased rollout of effective vaccine options during the first quarter of 2021, our business saw noticeable recovery in March, with a 67% increase in GBV year over year, and continuing in the second quarter of 2021 with a 309% increase in GBV year over year.

We have continued to see strength in our word-of-mouth organic growth of new pet parents. In the year ended December 31, 2020, 51% of new pet parents in our ten largest cities were acquired via word-of-mouth, compared to 44% in all other cities. In the second, third and fourth quarters of 2020 we cut marketing spend by 87% compared to the first quarter, but new bookings were down only 34%. Strength in organic acquisition trends continued as the business recovered. In the second quarter of 2021, marketing spend increased by 108% compared to the second quarter of 2020 and new bookings increased 471%.

We have also seen less of an impact on our business in less densely populated and restricted areas during COVID. In December 2020, GBV in the most dense and restricted areas was down 65% relative to the same period in 2019, while GBV in the least dense and restricted areas was only down 47%. As the vaccine became more widely available, by June 2021, GBV in the most dense and restricted areas was up 23% relative to the same period in 2019, while GBV in the least dense and restricted areas was up 51%, as illustrated in the following chart.

We took immediate cost-cutting actions in March 2020 in order to reduce our cash burn by turning off substantially all paid acquisition marketing activities and by implementing a reduction in force of approximately 40% of our employees and moving approximately 10% of our employees to standby or furlough. While we prepared our business for the potential of an extended economic shutdown, recovery began sooner than we expected. Though these decisions were painful, we believe our leaner cost structure positions us for strong financial performance.

We expect ongoing volatility in these trends and fluctuations from month to month as the continued impact from COVID-19 is not linear across geographies, as many countries, states and cities have continued to enact new lockdowns and prohibitions on travel, as administration rates of COVID-19 vaccines have slowed, as novel strains of the COVID-19 virus have appeared, and as COVID-19 is continuing to materially adversely affect our business and financial results. We may take further actions that alter our business operations as may be required by federal, state, or local authorities or that we determine is in the best interests of our employees and our customers.

The full extent to which the outbreak of COVID-19 will impact our business, operating results, and financial condition is still unknown and will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the outbreak of COVID-19 has subsided, we may experience materially adverse impacts to our business as a result of its economic impact, including any recession that has occurred or may occur in the future. Despite such recent events, there are no existing conditions or events which raise substantial doubt regarding our ability to continue as a going concern. For additional discussion of COVID-19-related risks, see “Risk Factors”.

We have also taken action to promote the health and safety of our employees during the COVID-19 pandemic, and we quickly transitioned the vast majority of our employees to work remotely in March 2020. We currently expect our office re-openings to be a gradual process over many months beginning in the first quarter of 2022 and that our offices will continue to be the primary location for work, learning and collaboration.

Factors Affecting Our Performance

We believe that our performance and future success depend on a number of factors that present significant opportunities for Rover but also pose risks and challenges, including those discussed below. See “Risk Factors”.

Growth of our Base of Pet Parents

Our objective is to attract new pet parents to our platform and to successfully convert them into repeat bookers. We believe that we have a significant opportunity to expand our pet parent base given the size of the market in which we operate. Through June 30, 2021, more than two and a half million unique pet parents have booked a service on our platform. We attract pet parents to our platform through a variety of paid marketing channels, such as paid search, social media, video, and other online and offline channels. When assessing the efficiency and effectiveness of our marketing spend, we monitor payback period on pet parent acquisition, which we target at one to two quarters in non-COVID-19 periods. Payback period represents the number of months it takes a cohort of pet parents of our services to generate a cumulative contribution profit that equals or exceeds estimated advertising expenses attributed to the acquisition of the specific cohort in the quarter it was acquired. We define contribution profit as the cumulative pet provider and pet parent fees from a cohort, less variable costs of credit card fees, refunds and claims. We may choose to extend our target payback period to invest in new markets. In addition, the payback period can be higher for fourth quarter cohorts due to higher advertising rates and less repeat behavior in the first quarter. Over time, as individual markets mature, the strength of word-of-mouth customer acquisition has increased and our marketing spend as a percentage of GBV has decreased. For example, in the year ended December 31, 2020, 51% of new pet parents in our ten largest, most mature cities were acquired via word-of-mouth, compared to 44% in all other cities.

The chart below demonstrates the growth of organic acquisition and decline in marketing expense as a percentage of GBV over time as markets scale.

Repeat Booking Activity

Our aim when we attract a new pet parent is to generate a long lifetime of bookings from that pet parent. The chart below demonstrates the growth in cumulative average total bookings for each January cohort, which ultimately increases pet parent lifetime values. Cohorts are defined as the specific month in which pet parents first make a booking on Rover. The chart below includes bookings through 2019 for the January 2013 through January 2019 cohorts, prior to the impact of COVID-19. Our 2020 cohort had a strong start, and then slowed due to the pandemic. The linearization of each cohort demonstrates the growth and stickiness of our marketplace.

In addition, we have strong revenue retention from bookings by pet parents. We measure revenue retention based on revenue from repeat bookings of new pet parents in their first year on Rover. We exclude the initial transaction in the measure of Year 1 revenue because the initial transaction value is typically higher than repeat bookings, as new pet parents first try our platform for a longer trip. The table below shows revenue retention above 50% of Year 1 for each cohort, each year.

The growth in average bookings per pet parent is driven both by higher rebooking rates and higher frequency. We have demonstrated strong growth in the percentage of a cohort that rebooks in Year 1. The chart below demonstrates the percentage of re-bookers in the 12 months following an initial booking. Our rebooking rate has grown from 41% in Year 1 for our January 2013 cohort, to 62% in Year 1 for our January 2019 cohort, our latest cohort without the impact of COVID-19 as seen in the chart below. This increase has been driven by improvements in our marketplace as we have increased the diversity and quality of providers available. We have also improved our algorithms and ultimately our ability to better match a pet parent with a pet care provider. This in turn improves a pet parent’s experience. While we believe there will be continued improvement in our rebooking rate in our mature markets, we expect that we will continue to serve a number of pet parents that only need to use our platform for a one-off booking. We also expect future improvements in our rebooking rate in mature markets to be partially offset by lower rebooking rates as we invest to grow more nascent markets. Our improving ability to match pet parents with pet care providers is a continued advantage relative to other platforms, because while marketing investment can attract pet parents to a platform, if they do not find a match or if they have a bad experience, they will not return.

In addition, pet parents that rebook continue to book services over time at an increasing frequency, as seen in the chart below. This increase is a result of improvements in our platform and data algorithms which enhance the customer experience, increasing pet care provider density as we continue to scale our platform, as well as the introduction of new service offerings, namely daytime services in the fourth quarter of 2015. The number of bookings per repeat customer has grown from 3.7 in Year 1 for our January 2013 cohort, to 7.2 in Year 1 for our January 2019 cohort, our latest cohort without the impact of COVID-19. With the vaccine rollout continuing over the second quarter of 2021, early signs of improvement have already appeared from the booking performance of 2021 cohorts. The number of bookings per repeat customer has grown from 5.8 in the first three months for our January 2019 cohort, to 6.0 in the first six months for our January 2021 cohort. Our goal is to continue to increase bookings by enabling delivery of reliable and convenient services to pet parents, improving the Rover experience, and converting more pet parents into repeat bookers.

Average cumulative bookings per cohort, pet parent revenue retention, percentage of cohort with rebooking, and cumulative bookings per repeat pet parent deteriorated across all cohorts in 2020 due to the decline in our business resulting from COVID-19. Pre-2020 cohorts will forever be impacted by the slow down as a result of COVID-19. However, as the travel industry recovers, we believe the historic strength and trajectory of our cohorts should return. Our 2021 Cumulative Bookings per Repeat Customer cohort appears to be back on track and is thus far outpacing all previous cohorts.

We believe that the trends reflected by these analyses of cohort behavior are illustrative of the value of our base of pet parents absent the impact of COVID-19; however, we may see a change in rebooking rates, frequency of repeat bookings and other behavior over time. A change in our ability to attract pet parents to our platform or changes in pet parent behavior could have a significant negative impact on our GBV, revenue and operating results.

Investing in Growth

We plan to invest both in new markets and new offerings. We believe that we can further expand our services to new markets within North America and Europe by carefully targeting locations with high expected demand. We carefully evaluate market demand in specific urban, suburban, and rural areas. This will allow us to better serve both pet parents and pet care providers. We also believe there is an opportunity to expand our services outside of our existing geographic locations into other countries and regions where there is an attractive spend per pet to address. As we invest in new markets, we may extend our marketing payback target in order to accelerate growth in each new market.

We have acquired multiple businesses, including our March 2017 acquisition of DogVacay and our October 2018 acquisition of DogBuddy. Our strategy is to continue to evaluate business acquisitions that can accelerate our growth and operating leverage. We have integrated acquired businesses onto our platform under the Rover brand. The timing of acquisitions and related integration will impact our financial results.

In addition, we believe that we have several growth opportunities which may contribute significantly to our financial performance in the future. We believe growing these offerings will help us to better provide more value to our pet parents, improve the ability to attract additional pet parents through additional marketing and advertising spend, and increase the engagement and value of our existing pet parents. For example, we launched daytime services, including dog walking and drop-in visits in November 2015, and began testing and rolling out grooming services in 2019, although subsequent market launches were temporarily paused due to COVID-19. In June 2021, we resumed our grooming services market rollout in the United States.

Availability of Rover Care Providers

We attract pet care providers to our platform primarily by word-of-mouth. On average, 70% of our providers who receive a first booking receive three or more bookings in their first 12 months on the platform. For those in this group, when comparing Year 2 revenue to Year 1 repeat revenue, providers experience more than 90% revenue retention. In subsequent years, we see this increase. In 2019, we had over 280,000 active pet care providers with a booking on our marketplace, up 41% from 2018. For the year ended December 31, 2020, we had over 172,000 active pet care providers with a booking. The number of pet care providers has been impacted since March 2020 by the decrease in demand for bookings as a result of COVID-19. We believe that this is illustrative of care providers’ ability to generate value from our platform absent the impact of COVID-19; however, we may see a change in booking rates and revenue retention, over time.

To serve our pet parents in any given market, we need density of providers so that pet parents have options at all price points within an acceptable distance from their home. During certain peak periods, such as holidays, we have faced supply constraint in some markets. In addition, pet care providers have in the past, and may continue to, attempt to or successfully source bookings from us and then complete the transaction off of our platform. While we can use our matching algorithm to identify pet care providers that may attempt to disintermediate Rover in a booking and reduce the chance that those pet care providers are featured to pet parents, we cannot prevent this activity entirely. A change in our ability to attract providers to our platform, enable them to generate income and dissuade them from sourcing bookings off our platform could negatively impact our ability to serve pet parents and, in turn, have a significant negative impact on our GBV, revenue and operating results.

Service Booking Mix

Pet care providers set the price for the services offered on our platform. Overnight services are generally at a higher price point than daytime services. Typically, the first booking on our platform has the highest GBV, as pet parents tend to start with us with a specific need in mind, such as a seven-day trip, that is beyond what they can ask of friends, family, or neighbors. Subsequent bookings tend to be for less total nights or walks as pet parents use our platform for shorter more frequent trips or start using daytime services. As the mix of overnight and daytime services change, and as the number of nights or daytime services in an average booking changes, the GBV per booking will fluctuate. For example, in 2020 during the COVID-19 pandemic we saw a shift towards daytime services and shorter duration bookings, which both have lower GBV per booking. GBV per booking was $94, $98, $98, and $101 in the first, second, third and fourth quarters of 2020, respectively, compared to $103, $108, $101, and $104 in the prior year. GBV per booking was $125 in the second quarter of 2021, as the booking mix shifted back towards overnight services.

Business Model

We derive revenue principally from the fees, net of discounts, promotions, sales tax not collected on behalf of customers and incentives, paid by pet care providers and pet parents for use of our platform. Such fees are based on a percentage of the booking value and vary based on factors specific to the booking, such as type of service, duration, geography, and the price charged by the pet care provider. We also derive revenue from fees paid by pet care providers for background checks in order to be listed on our platform.

Our objective is to attract new pet parents to our platform, convert them into repeat bookers and generate a long lifetime of bookings from that pet parent. In 2019, over one million pet parents booked 4.2 million bookings for the year; the average GBV per booking was $104, and 84% of our bookings were repeat bookings. In 2020, 86% of our bookings were repeat bookings.

Our ability to attract pet parents is very efficient as we benefit from the network effects associated with our platform. A significant portion of pet parents join our platform based on word-of-mouth. In 2018, 49% of new pet parents in our ten largest cities were acquired via word-of-mouth, compared to 40% in all other cities. In 2019, 51% of new pet parents in our ten largest cities were acquired via word-of-mouth, compared to 41% in all other cities. An increasing percentage of new pet parents were acquired by word-of-mouth in 2020 as the result of continuous improvements from our proprietary algorithm. Rover also attracts pet parents through a variety of paid channels, such as paid search, television, and other online and offline channels. When assessing the efficiency and effectiveness of our marketing spend, we monitor payback period on pet parent acquisition, which we target at one to two quarters in non-COVID-19 periods, and approximately one month in COVID-19 impacted periods.

We collect the full GBV at the time the booking is made and recognize revenue at the time that the pet care service begins. We transfer fees earned by pet care providers upon completion of the service. In the case of overnight stays, the average period between booking and service is impacted by seasonality, as pet parents tend to book farther in advance of expected travel in the summer and holidays, and by COVID-19, due to pet parents booking closer to travel dates given uncertainty surrounding pandemic-related restrictions and other impacts. In 2019, pet parents booked on average 17 days before the overnight stay. In addition to single bookings, we introduced recurring bookings for daytime services in the fourth quarter of 2019 to allow pet parents to set a regular schedule for their pets.

The table below shows an illustrative booking of an overnight service and the resulting revenue and GBV; actual fees vary based on factors specific to the booking.

Illustrative Overnight Booking on Rover

Pet Care Provider:
Nights Booked	4
Price set by pet care provider / night	$25
Booking Value	$100
Less: Pet care provider fee (paid to Rover)	$20
Total paid to pet care provider	$80
Pet Parents:
Booking Value	$100
Pet parents fee (paid to Rover)	$7
Total paid by pet parent	$107
Rover:
Total service fees (collected at booking and recognized as revenue upon service start)	$27
Gross Booking Value (GBV)	$107

Impact of COVID-19

In December 2019, a novel strain of coronavirus, SARS-CoV-2, was identified in Wuhan, China. Since then, SARS-CoV-2, and the resulting disease, COVID-19, has spread to almost every country in the world and all 50 states within the United States. Global health concerns relating to the outbreak of COVID-19 have been weighing on the macroeconomic environment, and the outbreak has significantly increased economic uncertainty. The outbreak has resulted in authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter-in-place orders, and business shutdowns. Restrictive measures have not only negatively impacted consumer and business spending habits, but they have also adversely impacted and may further impact our workforce and operations. Although certain of these measures have eased in some geographic regions, overall measures to contain the COVID-19 outbreak may remain in place for a significant period of time as many geographic regions are experiencing a resurgence of COVID-19 infections, as well as new variants of the virus, such as the Delta variant. The duration and severity of this pandemic, including new variants, are unknown, and the extent of the business disruption and financial impact depend on factors beyond our knowledge and control.

Components of Results of Operations

Revenue

We derive revenue principally from fees paid by pet care providers and pet parents for use of our platform, net of discounts and sales tax paid on behalf of pet parents. We also derive revenue from fees paid by pet care providers for background checks in order to be listed on our platform. We recognize revenue related to the facilitation of the connection between pet care providers and pet parents at the start of a booking.

Costs and Expenses

Cost of Revenue (Exclusive of Depreciation and Amortization Shown Separately)

Cost of revenue (exclusive of depreciation and amortization shown separately) includes fees paid to payment processors for credit card and other funding transactions, server hosting costs, internal-use software amortization, third-party costs for background checks for pet care providers, claim costs paid out under the Rover Guarantee and other direct and indirect costs arising as a result of bookings that take place on our platform. We expect our cost of revenue (exclusive of depreciation and amortization shown separately) will vary from period-to-period on an absolute dollar basis and as a percentage of revenue depending on the timing and pace of recovery of the travel and pet care services market.

Operations and Support

Operations and support expenses include payroll, employee benefits, stock-based compensation and other personnel-related costs associated with our operations and support team, and third-party costs related to outsourced support providers. This team assists with onboarding new pet service providers, quality reviews of pet care provider profiles, fraud monitoring and prevention across our marketplace, and community support provided via phone, email, and chat to our pet parents and pet service providers. This support includes assistance and responding to pet parents’ inquiries regarding the general use of our platform or how to make or modify a booking through our platform. The Company allocates a portion of overhead costs which includes lease expense, utilities and information technology expense to operations and support expense based on headcount. Notwithstanding the decrease in operations and support expenses as a result of the restructuring discussed below, we expect that operations and support expense will increase on an absolute dollar basis for the foreseeable future to the extent that we continue to see growth on our platform. We expect these expenses to decrease as a percentage of revenue over the longer term due to better leverage in our operations.

Marketing

Marketing expenses include payroll, employee benefits, stock-based compensation expense and other personnel-related costs associated with our marketing team. These expenses also include digital marketing, brand marketing, public relations, broadcast television, marketing partnerships and other promotions. Digital marketing primarily consists of targeted promotional campaigns through electronic channels, such as social media, search engine marketing and optimization, affiliate programs and display advertising which are focused on pet parent acquisition and brand marketing. In 2020, we significantly curtailed our discretionary marketing spending in response to the COVID-19 pandemic in addition to reducing headcount to our marketing team as part of our restructuring plan. As our business recovers and we return to growth, we expect that marketing expenses will increase in absolute dollars in future periods and vary from period-to-period as a percentage of revenue in the near-term. Over the longer term, we expect marketing expense to decrease as a percentage of revenue.

Product Development

Product development expenses include payroll, employee benefits, stock-based compensation expense and other headcount related costs for employees in engineering, design and product management, as well as the maintenance and support costs for technology infrastructure, primarily related to non-revenue generating systems. In 2020, we reduced the headcount in our product development team as part of our restructuring plan. As our growth in operations recovers, we expect that our product development expense will increase on an absolute dollar basis and will vary from period-to-period as a percentage of revenue for the foreseeable future as we continue to invest in product development activities relating to ongoing improvements and maintenance of our technology platform. We expect these expenses to decrease as a percentage of revenue over the longer term due to better leverage in our operations.

The costs incurred in the preliminary stages of website and software development related to the platform are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental and deemed by management to be significant, are capitalized as internal-use software and amortized on a straight-line basis over their estimated useful lives. Maintenance and enhancement costs, including those costs in the post-implementation stages, are typically expensed as incurred, unless such costs relate to substantial upgrades and enhancements to the website or software that result in added functionality, in which case the costs are capitalized and amortized on a straight-line basis over the estimated useful lives. Amortization expense related to capitalized internal-use software is included in cost of revenue (exclusive of depreciation and amortization shown separately).

General and Administrative

General and administrative expenses include payroll, employee benefits, stock-based compensation expense and other personnel-related costs for employees in corporate functions, as well as management, accounting, legal, corporate insurance and other expenses used to run the business. In 2020, we reduced the headcount in our general and administrative functions as part of our restructuring plan. We expect to incur additional general and administrative expense to support operating as a public company and the overall expected growth in our business. While these expenses may vary from period-to-period as a percentage of revenue, we expect them to decrease as a percentage of revenue over the longer term.

Depreciation and Amortization

Depreciation and amortization expenses include depreciation of our property and equipment, leasehold improvements and amortization of our intangible assets. Amortization related to our internal-use software is included in cost of revenue (exclusive of depreciation and amortization shown separately).

Restructuring

In response to the impact of COVID-19, we implemented a number of measures to minimize cash outlays, implementing a restructuring plan in April 2020 whereby approximately 50% of employees were terminated or put on standby. In connection with this restructuring, we incurred severance-related and legal costs, and modified the terms of stock options previously awarded to impacted employees.

Other Income (Expense), Net

Interest Income

Interest income consists primarily of interest earned on our cash, cash equivalents, and short-term investments.

Interest Expense

Interest expense consists of interest on our borrowing arrangements and the amortization of debt discounts and deferred financing costs.

Loss on Impairment of DogHero Investment.

Consists of our write-down of our investment in DogHero, a pet care marketplace based in Brazil.

Other Income (Expense), Net

Other income (expense), net consists primarily of realized and unrealized gains and losses on foreign currency transactions and realized gains and losses on sales of our securities.

Results of Operations

Comparisons for the Three and Six Months Ended June 30, 2020 and 2021

The following tables set forth our results of operations for the three and six months ended June 30, 2021:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
	(in thousands)
Revenue	$5,381	$24,482	$22,372	$36,678
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization shown separately below)	6,209	6,283	11,627	10,459
Operations and support	2,482	3,482	7,537	5,715
Marketing	2,146	4,462	11,496	7,128
Product development	4,927	5,086	13,738	9,554
General and administrative	4,601	5,732	10,803	12,368
Depreciation and amortization	2,100	1,849	4,862	3,699
Total costs and expenses	22,465	26,894	60,063	48,923
Loss from operations	(17,084)	(2,412)	(37,691)	(12,245)
Other income (expense), net:
Interest income	129	4	461	8
Interest expense	(1,009)	(703)	(1,258)	(1,400)
Other expense, net	(144)	(26)	(188)	(77)
Total other income (expense), net	(1,024)	(725)	(985)	(1,469)
Loss before benefit from income taxes	(18,108)	(3,137)	(38,676)	(13,714)
Benefit from income taxes	29	331	52	317
Net loss	$(18,079)	$(2,806)	$(38,624)	$(13,397)

(1)	Costs and expenses include stock-based compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
	(in thousands)
Operations and support	$41	$48	$161	$101
Marketing	51	99	225	167
Product development	273	399	949	694
General and administrative	529	601	1,144	1,186
Total stock-based compensation expense	$894	$1,147	$2,479	$2,148

The following table sets forth the components of our condensed consolidated statements of operations for each of the periods presented as a percentage of revenue:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Revenue	100%	100%	100%	100%
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	115	26	52	29
Operations and support	46	14	34	16
Marketing	40	18	51	19
Product development	92	21	61	26
General and administrative	86	23	48	34
Depreciation and amortization	39	8	22	10
Total costs and expenses	418	110	268	134
Loss from operations	(318)	(10)	(168)	(34)
Other income (expense), net:
Interest income	2	-	2	-
Interest expense	(19)	(3)	(6)	(4)
Other expense, net	(3)	-	(1)	-
Total other income (expense), net	(20)	(3)	(5)	(4)
Loss before benefit from income taxes	(338)	(13)	(173)	(38)
Benefit from income taxes	1	1	-	1
Net loss	(337)%	(12)%	(173)%	(37)%

Revenue

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2020	2021	Change	2020	2021	Change
	(in thousands, except for percentages)
Revenue	$5,381	$24,482	355%	$22,372	$36,678	64%

Revenue increased $19.1 million, or 355%, in the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. The increase in revenue was primarily due to a 220% increase in the number of bookings on our platform as well as a 28% increase in the average GBV per booking. Demand for overnight and daytime pet care is primarily linked to pet parents traveling or working outside of the home, which had declined as a result of various state and local COVID-related restrictions during the three months ended June 30, 2020. We saw an increase in demand as pet parents began to travel again and return to the office, as some COVID-related restrictions lifted during the three months ended June 30, 2021, along with our service mix shifting back to higher average order value overnight services, although the reimposition of restrictions due to the Delta variant or other variants could negatively affect our mix going forward.

Revenue increased $14.3 million, or 64%, in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. The increase in revenue was primarily due to a 36% increase in the number of bookings on our platform as well as a 22% increase in the average GBV per booking. Demand for overnight and daytime pet care is primarily linked to pet parents traveling or working outside of the home which had declined as a result of various state and local COVID-related restrictions during the six months ended June 30, 2020. As some restrictions began to lift in the six months ended June 30, 2021, our mix is shifting back to higher average order value overnight services as pet parents begin to travel again and return to the office, although the reimposition of restrictions due to the Delta variant or other variants could negatively affect our mix going forward.

Costs and Expenses

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2020	2021	Change	2020	2021	Change
	(in thousands, except for percentages)
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	$6,209	$6,283	1%	$11,627	$10,459	(10)%
Operations and support	2,482	3,482	40	7,537	5,715	(24)
Marketing	2,146	4,462	108	11,496	7,128	(38)
Product development	4,927	5,086	3	13,738	9,554	(30)
General and administrative	4,601	5,732	25	10,803	12,368	14
Depreciation and amortization	2,100	1,849	(12)	4,862	3,699	(24)
Total costs and expenses	$22,465	$26,894	20%	$60,063	$48,923	(19)%

Cost of Revenue (Exclusive of Depreciation and Amortization Shown Separately). Cost of revenue (exclusive of depreciation and amortization shown separately) increased $0.1 million, or 1%, in the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. The increase was primarily due to a 355% increase in revenue as the business continues to recover from the COVID-19 pandemic. The increase includes a $2.2 million increase in merchant fees, a $0.2 million increase in pet care provider background check costs, and a $0.2 million increase in customer claim costs related to the Rover Guarantee. Additionally, these increases were partially offset by a $2.8 million decline in internal-use software amortization as the three months ended June 30, 2020 included $2.6 million in accelerated amortization of internal-use software due to the discontinuation of our on-demand service.

Cost of revenue (exclusive of depreciation and amortization shown separately) decreased $1.2 million, or 10%, in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. The decrease includes a $2.9 million decrease in amortization of internal-use software primarily due to the acceleration of amortization related to the discontinuation of our on-demand service, partially offset by a $1.8 million increase in merchant fees.

Operations and Support. Operations and support expenses increased $1.0 million, or 40%, in the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. The increase was primarily due to a $0.4 million increase in personnel-related costs for the operations and support team as well as a $0.6 million increase in third-party costs related to outsourced support providers in response to changes in demand for our platform as illustrated by the 220% increase in the number of bookings on our platform due to the business recovering from the COVID-19 pandemic and the increased need for pet care provider onboarding and general platform user support activities.

Operations and support expenses decreased $1.8 million, or 24%, in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. The decrease was primarily due to a decrease in personnel-related costs for the operations and support team, inclusive of $0.5 million of severance costs related to the reduction in our workforce in response to the impact of the COVID-19 pandemic in March 2020.

Marketing. Marketing expenses increased $2.3 million, or 108%, in the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. The increase in marketing expenses was primarily the result of an increase in general marketing spend in response to increasing demand for Rover platform services and the business recovering from the COVID-19 pandemic.

Marketing expenses decreased $4.4 million, or 38%, in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. The decrease in marketing expenses was the result of a $3.2 million reduction in discretionary marketing spend and professional services costs. These reductions were made to reduce cash outlays due to a 43% reduction in the number of bookings on our platform as a result of the COVID-19 pandemic. Additionally, personnel costs decreased by $0.9 million driven by the reduction in our workforce in March 2020, inclusive of $0.3 million of severance costs.

Product Development. Product development expenses increased $0.2 million, or 3%, in the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. The increase was primarily the result of an increase in personnel expenses due to increased headcount as we reinvest in technology as our business recovers from the COVID-19 pandemic.

Product development expenses decreased $4.2 million, or 30%, in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. The decrease was primarily the result of a $3.7 million decrease in personnel expenses as a result of the reduction in our workforce in March 2020, inclusive of $1.3 million of severance costs and a $0.5 million decline in the capitalization of internal use software, and a $0.3 million decrease in professional service costs.

General and Administrative. General and administrative expenses increased $1.1 million, or 25%, in the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. The increase in general and administrative expenses was primarily the result of an increase in personnel expenses due to the return to a normalized compensation structure with annual compensation increases as compared to the three months ended June 30, 2020, which included COVID-19 related compensation reductions.

General and administrative expenses increased $1.6 million, or 14%, in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. The increase in general and administrative expenses was the result of $0.9 million of professional services related to our public company readiness efforts, as well as a $1.0 million increase in personnel expenses due to the return to a normalized compensation structure with annual compensation increases as compared to the six months ended June 30, 2020, which included COVID-19 related compensation reductions. These increases were partially offset by a $0.3 million decrease in severance costs.

Depreciation and Amortization. Depreciation and amortization decreased $0.3 million, or 12%, in the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. The decrease in depreciation and amortization expenses was due to a decrease in intangible asset amortization expense as a result of certain intangible assets related to the DogVacay and Barking Dog Ventures acquisitions reaching the end of their useful lives.

Depreciation and amortization decreased $1.2 million, or 24%, in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. The decrease in depreciation and amortization expenses was due to a decrease in intangible asset amortization expense as a result of certain intangible assets related to the DogVacay and Barking Dog Ventures acquisitions reaching the end of their useful lives.

Other Income (Expense), Net

Interest Income. The $0.1 million decrease in interest income for the three months ended June 30, 2021 compared to the three months ended June 30, 2020 was primarily related to a decline in interest rates year over year as well as a decrease in interest earning balances.

The $0.4 million decrease in interest income for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was primarily related to a decline in interest rates year over year, partially offset by an increase in cash balances as we had fully drawn on our credit facility and received a PPP loan in March and April 2020, respectively.

Interest Expense. The $0.3 million decrease in interest expense for three months ended June 30, 2021 compared to the three months ended June 30, 2020 was driven by the repayment of the variable rate revolving line of credit and variable rate growth capital advance components of the credit facility in August 2020 that was initially drawn in March of 2020.

The $0.1 million decrease in interest expense for six months ended June 30, 2021 compared to the six months ended June 30, 2020 was driven by the repayment of the variable rate revolving line of credit and variable rate growth capital advance components of the credit facility in August 2020 that was initially drawn in March of 2020.

As of June 30, 2021, we had both the subordinated credit facility and PPP loan outstanding as well as $11.4 million available under the revolving borrowings. In connection with the closing of the Merger on July 30, 2021, we repaid the principal and interest on the subordinated credit facility and PPP loan.

Comparisons for the Years Ended December 31, 2019 and 2020

The following tables set forth our results of operations for the years ended December 31, 2019 and 2020:

	Year Ended December 31,
	2019	2020
	(in thousands)
Revenue	$95,052	$48,800
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization shown separately below)	23,522	19,823
Operations and support	19,882	12,371
Marketing	49,921	16,332
Product development	22,066	22,567
General and administrative	24,947	21,813
Depreciation and amortization	8,390	8,899
Total costs and expenses	148,728	101,805
Loss from operations	(53,676)	(53,005)
Other income (expense), net:
Interest income	2,807	488
Interest expense	(204)	(3,154)
Loss from impairment of DogHero investment	—	(2,080)
Other income (expense), net	(1,109)	172
Total other income (expense), net	1,494	(4,574
Loss before income taxes	(52,182)	(57,579)
Benefit from (provision for) income taxes	468	94
Net loss	$(51,714)	$(57,485)

(1)	Costs and expenses include stock-based compensation expense as follows:

	Year Ended December 31,
	2019	2020
	(in thousands)
Operations and support	$277	$299
Marketing	301	397
Product development	1,486	1,873
General and administrative	2,003	2,972
Total stock-based compensation expense	$4,067	$5,541

The following table sets forth the components of our consolidated statements of operations for each of the periods presented as a percentage of revenue:

	Year Ended December 31,
	2019	2020
Revenue	100%	100%
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	25	41
Operations and support	21	25
Marketing	53	33
Product development	23	46
General and administrative	26	45
Depreciation and amortization	9	18
Total costs and expenses	157	208
Loss from operations	(57)	(108)
Other income (expense), net:
Interest income	3	1
Interest expense	—	(6)
Loss from impairment of DogHero investment	—	(4)
Other income (expense), net	(1)	—
Total other income (expense), net	2	(9)
Loss before income taxes	(55)	(117)
Benefit from (provision for) income taxes	—	—
Net loss	(55)%	(117)%

Revenue

	Year Ended December 31,		Change
	2019	2020	Amount	%
	(in thousands)
Revenue	$95,052	$48,800	$(46,252)	(49)%

The decrease in revenue for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily due to a 43% decrease in the number of bookings on our platform and a 7% decrease in the average gross booking value per booking due to the COVID-19 pandemic. Demand for overnight and daytime pet care is primarily linked to pet parents traveling or working outside of the home, which have declined as a result of widespread stay at home orders by local governments. As result of this COVID-19 impact, average GBV per booking decreased due to an increase in mix towards daytime services, which have lower GBV than overnight services, as well as a reduction in the average number of nights per stay for overnight services.

Costs and Expenses

	Year Ended December 31,		Change
	2019	2020	Amount	%
	(in thousands)
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	$23,522	$19,823	$(3,699)	(16)%
Operations and support	19,882	12,371	(7,511)	(38)
Marketing	49,921	16,332	(33,589)	(67)
Product development	22,066	22,567	501	2
General administrative	24,947	21,813	(3,134)	(13)
Depreciation and amortization	8,390	8,899	509	6
Total costs and expenses	$148,728	$101,805	$(46,923)	(32)%

Cost of Revenue (Exclusive of Depreciation and Amortization Shown Separately). The decrease in cost of revenue (exclusive of depreciation and amortization shown separately) for the year ended December 31, 2020 compared to the year ended December 31, 2019 was the result of a 49% decrease in revenue due to the COVID-19 pandemic. The decrease includes a $5.0 million decrease in merchant fees, a $1.4 million decrease in pet care provider background check costs, a $1.3 million decrease in customer claim costs related to the Rover Guarantee, and a $0.9 million decrease in technology platform costs. The decreases were partially offset by a $4.6 million increase in amortization expense for internal-use software, including a $2.6 million acceleration of internal-use software related to the discontinuation of our on-demand service and a $0.4 million increase in Rover Store costs.

Operations and Support. The decrease in operations and support expense for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily due to a decrease in personnel-related costs for the operations and support team as well as a decrease in third-party costs related to outsourced support providers in response to changes in demand for our platform as illustrated by the 43% decrease in the number of bookings on our platform due to the COVID-19 pandemic and the reduced need for pet care provider onboarding and general platform user support activities. The decrease consisted of a $4.7 million decrease in personnel costs as a result of the reduction in force, a $2.2 million decrease of third-party customer service provider costs, a $0.7 million decrease in allocation of overhead costs and $0.4 million of other decreases primarily as a result of the discontinuation of our on-demand services. These reductions were partially offset by $0.5 million of severance costs related to the reduction in our workforce in response to the impact of the COVID-19 pandemic.

Marketing. The decrease in marketing expenses for the year ended December 31, 2020 compared to the year ended December 31, 2019 was the result of a $30.4 million reduction in discretionary customer acquisition expenses, a $1.4 million reduction of professional services costs, and a $2.1 million reduction in personnel costs as a result of the reduction in force. These reductions were made to reduce cash outlays due to a 43% reduction in the number of bookings on our platform as a result of the COVID-19 pandemic. The decreases were offset by $0.3 million of severance costs related to the reduction in our workforce.

Product Development. Product development expenses for the year ended December 31, 2020 were up slightly from the year ended December 31, 2019 and was the result of a $1.5 million increase in allocated overhead costs and $1.5 million of severance costs associated with the reduction in our workforce. These costs were offset by a $2.1 million decrease in personnel expenses as a result of the reduction in our workforce, a $0.4 million reduction in third party contractor costs, and a $0.2 million reduction in expenses associated with product development.

General and Administrative. The decrease in general and administrative expenses for the year ended December 31, 2020 compared to the year ended December 31, 2019 was the result of $2.0 million of personnel cost reductions as a result of the reduction in force, a $1.4 million decrease in professional services, a $0.2 million reduction in facilities and other overhead costs, a $0.2 million decrease in state and local taxes, and a $0.1 million decrease in bank fees. These decreases were partially offset by $0.6 million of severance costs due to the reduction in our workforce and a $0.3 million increase in insurance costs due to rate increases.

Depreciation and Amortization. The increase in depreciation and amortization expenses for the year ended December 31, 2020 compared to the year ended December 31, 2019 was due to a $3.0 million increase in the depreciation expense for property, plant, and equipment as a result of office expansion to support our previously anticipated headcount growth. This increase was partially offset by a $2.5 million decrease of intangible asset amortization expense as a result of certain intangible assets related to the DogVacay acquisition reaching the end of their useful lives.

Other Income (Expense), Net

Interest Income. The $2.3 million decrease in interest income for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily related to a decline in interest rates year over year as well as a decrease in short-term investments.

Interest Expense. The $2.9 million increase in interest expense for year ended December 31, 2020 compared to the year ended December 31, 2019 was the result of the addition of a $11.4 million principal amount of revolving borrowings and $15.0 million of term borrowings under the credit facility, and $30.0 million under the subordinated credit facility in March 2020. In addition, in April 2020, we were approved for and received a $8.1 million loan from the Small Business Administration’s Paycheck Protection Program.

Loss on Impairment of DogHero Investment. The increase for the year ended December 31, 2020 compared to the year ended December 31, 2019 was the result of a $2.1 million write-down of our investment in DogHero, a pet care marketplace based in Brazil.

Other Income (Expense), Net. The $1.3 million decrease in other income (expense), net for the year ended December 31, 2020 compared to the year ended December 31, 2019 was the result of $0.4 million of foreign currency exchange losses recorded in 2019 primarily related to the transfer of intangible assets from our European entities to our US entity, $0.5 million of one-time expenses recognized in 2019 related to early exits from excess office spaces, and a $0.2 million increase in 2020 in other income primarily related to a settlement received from a class action lawsuit.

Benefit From (Provision For) Income Taxes. Benefit from (provision for) income taxes decreased by $0.4 million for the year ended December 31, 2020 compared to the year ended December 31, 2019 driven by the conversion of the European subsidiaries to limited risk service providers.

Comparisons for the Years Ended December 31, 2018 and 2019

The following tables set forth our results of operations for the years ended December 31, 2018 and 2019:

	Year Ended December 31,
	2018	2019
	(in thousands)
Revenue	$71,411	$95,052
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization shown separately below)	16,173	23,522
Operations and support	17,430	19,882
Marketing	58,845	49,921
Product development	16,886	22,066
General and administrative	22,390	24,947
Depreciation and amortization	7,125	8,390
Total costs and expenses	138,849	148,728
Loss from operations	(67,438)	(53,676)
Other income (expense), net:
Interest income	2,654	2,807
Interest expense	(141)	(204)
Loss from impairment of DogHero investment	—	—
Other income (expense), net	(21)	(1,109)
Total other income (expense), net	2,492	1,494
Loss before income taxes	(64,946)	(52,182)
Benefit from (provision for) income taxes	269	468
Net loss	$(64,677)	$(51,714)

(1)	Costs and expenses include stock-based compensation expense as follows:

	Year Ended December 31,
	2018	2019
	(in thousands)
Operations and support	$206	$277
Marketing	181	301
Product development	2,391	1,486
General and administrative	3,904	2,003
Total stock-based compensation expense	$6,682	$4,067

The following table sets forth the components of our consolidated statements of operations for each of the periods presented as a percentage of revenue:

Revenue

	Year Ended December 31,
	2018	2019
Revenue	100%	100%
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	23	25
Operations and support	25	21
Marketing	82	53
Product development	24	23
General and administrative	31	26
Depreciation and amortization	10	9
Total costs and expenses	195	157
Loss from operations	(95)	(57)
Other income (expense), net:
Interest income	4	3
Interest expense	—	—
Loss from impairment of DogHero investment	—	—
Other income (expense), net	—	(1)
Total other income (expense), net	4	2
Loss before income taxes	(91)	(55)
Benefit from (provision for) income taxes	—	—
Net loss	(91)%	(55)

Revenue

	Year Ended December 31,		Change
	2018	2019	Amount	%
	(in thousands)
Revenue	$71,411	$95,052	23,641	33%

The increase in revenue in 2019 compared to 2018 was primarily due to a 30% increase in the number of bookings on our platform and a 0.5% increase in the average GBV per booking. Service fees as a percentage of booking value, inclusive of taxes, increased 0.3% compared to the same prior year period. Pet care provider background check fees increased $0.7 million, in 2019 compared to 2018, due to an increase in new pet care providers joining the platform.

Costs and Expenses

	Year Ended December 31,		Change
	2018	2019	Amount	%
	(in thousands)
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	$16,173	$23,522	$7,349	45%
Operations and support	17,430	19,882	2,452	14
Marketing	58,845	49,921	(8,924)	(15)
Product development	16,886	22,066	5,180	31
General administrative	22,390	24,947	2,557	11
Depreciation and amortization	7,125	8,390	1,265	18
Total costs and expenses	$138,849	$148,728	$9,879	7%

Cost of Revenue (Exclusive of Depreciation and Amortization Shown Separately). The increase in cost of revenue (exclusive of depreciation and amortization shown separately) in 2019 compared to 2018 was primarily due to a $2.7 million increase in amortization expenses of internal-use software as a result of increased investment in our platform. Additionally, as a result of a 30% increase in bookings, payment processing costs increased by $2.1 million, pet care provider background check costs increased $0.5 million, claim costs related to the Rover Guarantee increased $0.6 million, and hosting and technical platform costs increased $1.0 million.

 Operations and Support. The increase in operations and support in 2019 compared to 2018 was primarily due to an increase in personnel-related costs for the operations and support team as well as an increase in third-party costs related to outsourced support providers in response to changes in demand for our platform as illustrated by the 30% increase in total bookings on our platform. This increase was the result of management's decision to increase the size of the operations and support organization to support our growing community of pet parents and pet service providers. Operations and support costs were 21% of total revenue in 2019, compared to 25% in 2018. The efficiency increase was the result of an increased reliance on lower cost third party support providers and also a result of product improvements that reduced operations and support labor costs.

 Marketing. The decrease in marketing expenses in 2019 compared to 2018 was primarily due to $14.1 million of expense reductions in customer acquisition marketing channels such as television and social media and a $2.2 million reduction in the cost of promotional activities. These decreases were partially offset by a $3.7 million increase for marketing efforts associated with our expansion into the European market, $1.8 million and $0.3 million expense increase in the search marketing and affiliate acquisition channels, respectively, as well as $0.6 million increases across our remaining acquisition channels as expenditures were re-allocated to more efficient programs. Additionally, third-party service provider expenses increased $0.5 million in support of the Rover Blog and public relations efforts, allocated overhead expenses increased $0.3 million as a result of headcount growth and resulting office expansion, and personnel costs increased $0.2 million as a result of headcount growth.

Product Development. The increase in product development expense in 2019 compared to 2018 was primarily due to a $6.7 million increase in personnel costs and a $1.2 million increase in allocated overhead costs as a result of headcount growth, a $1.3 million increase as a result of expansion in the European market in late 2018, a $0.3 million increase in other costs associated with product development, and a $0.3 million increase in third party technology costs related mostly to the support of non-revenue generating systems. These increases are partially offset by a $4.6 million increase in capitalized costs related to the development of internal-use software.

General and Administrative. The increase in general and administrative expenses in 2019 compared to 2018 was the result of a $1.3 million increase in professional fees due to expansion into the European market, a $0.6 million increase in personnel costs, a $0.5 million increase in government relations related third party professional services, a $0.4 million increase in facilities and other overhead costs due to headcount growth, and a $0.6 million increase in other insurance and finance and information technology related expenses partially offset by $0.8 million of sales tax paid by Rover on behalf of its customers.

Depreciation and Amortization. The $1.3 million increase in depreciation and amortization expenses in 2019 compared to 2018 was primarily due to the amortization of intangible assets related to our acquisition of Barking Dog Ventures in the fourth quarter of 2018.

Other Income (Expense), Net

Interest Income. Interest income increased by $0.2 million in 2019 compared to 2018. The increase was primarily due to investment in longer-term securities.

Interest Expense. Interest expense increased by $0.1 million in 2019 compared to 2018. The increase was primarily due to the amortization of loan origination fees under our debt agreements.

Other (Expense) Income, Net. Other (expense) income, net increased $1.1 million in 2019 compared to 2018, which was primarily a result of a $0.5 million expense related to our exit from our offices in Spokane, Washington and $0.4 million of foreign currency exchange fluctuations.

Benefit From (Provision For) Income Taxes. Benefit from (provision for) income taxes increased by $0.2 million in 2019 compared to 2018 due to an increase in U.S. GAAP losses in foreign jurisdictions related to the acquisition of Barking Dog Ventures in the fourth quarter of 2018.

Quarterly Results of Operations

The following table sets forth our unaudited quarterly statements of operations data for each of the last nine quarters ended June 30, 2021. The information for each of these quarters has been prepared on the same basis as our audited consolidated financial statements, included elsewhere in this prospectus and includes, in our opinion, all adjustments, necessary to state fairly our results of operations for these periods. This data should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus. These quarterly results of operations are not necessarily indicative of the future results of operations that may be expected for any future period.

	Three Months Ended
	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar 31,	Jun. 30,
	2019	2019	2019	2020	2020	2020	2020	2021	2021
	(in thousands)
Revenue	$23,760	$26,770	$26,974	$16,991	$5,381	$13,260	$13,168	$12,196	24,482
Costs and expenses (1):
Cost of revenue (exclusive of depreciation and amortization shown separately)	5,863	6,543	6,377	5,418	6,209	4,322	3,874	4,176	6,283
Operations and support	5,018	4,894	4,844	5,055	2,482	2,460	2,374	2,233	3,482
Marketing	12,306	14,259	13,139	9,350	2,146	2,403	2,433	2,666	4,462
Product development	4,960	5,697	6,890	8,811	4,927	4,355	4,474	4,468	5,086
General and administrative	5,961	6,223	6,877	6,202	4,601	4,958	6,052	6,636	5,732
Depreciation and amortization	2,013	2,016	2,023	2,762	2,100	2,105	1,932	1,850	1,849
Total costs and expenses	36,121	39,632	40,150	37,598	22,465	20,603	21,139	22,029	26,894
Loss from operations	(12,361)	(12,862)	(13,176)	(20,607)	(17,084)	(7,343)	(7,971)	(9,833)	(2,412)
Other income (expense), net:
Interest income	807	649	474	332	129	22	5	4	4
Interest expense	(30)	(55)	(72)	(249)	(1,009)	(1,185)	(711)	(697)	(703)
Loss from impairment of DogHero investment	—	—	—	—	—	(2,000)	(80)	—
Other income (expense), net	(299)	208	(804)	(44)	(144)	77	283	(51)	(26)
Total other income (expense), net	478	802	(402)	39	(1,024)	(3,086)	(503)	(744)	(725)
Loss before income taxes	(11,883)	(12,060)	(13,578)	(20,568)	(18,108)	(10,429)	(8,474)	(10,577)	(3,137)
Benefit from (provision for) income taxes	(78)	(28)	181	23	29	70	(28)	(14)	331
Net loss	$(11,961)	$(12,088)	$(13,397)	$(20,545)	$(18,079)	$(10,359)	$(8,502)	(10,591)	(2,806)

(1)	Costs and expenses include stock-based compensation expense as follows:

	Three Months Ended
	Jun. 30,	Sep. 30,	Dec 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar 31,	Jun. 30,
	2019	2019	2019	2020	2020	2020	2020	2021	2021
	(in thousands)
Operations and support	$82	$82	$43	$120	$41	$100	$38	$53	$48
Marketing	69	62	106	174	51	123	49	68	99
Product development	355	371	473	676	273	510	414	295	399
General and administrative	559	573	539	615	529	1,056	772	585	601
Total stock-based compensation expense	$1,065	$1,088	$1,161	$1,585	$894	$1,789	$1,273	$1,001	$1,147

The following table sets forth our results of operations for the last nine quarterly periods presented as a percentage of our total revenue for those periods:

	Three Months Ended
	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar 31,	Jun. 30,
	2019	2019	2019	2020	2020	2020	2020	2021	2021
Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately)	25	24	24	32	115	33	29	34	26
Operations and support	21	18	18	30	46	19	18	18	14
Marketing	52	53	49	55	40	18	18	22	18
Product development	21	21	26	52	92	33	34	37	21
General and administrative	25	23	25	37	86	37	46	54	23
Depreciation and amortization	8	8	7	16	39	16	15	15	8
Total costs and expenses	152	147	149	222	418	156	160	181	110
Loss from operations	(52)	(47)	(49)	(122)	(318)	(56)	(60)	(81)	(10)
Other income (expense), net:
Interest income	3	2	2	2	2	—	—	—	—
Interest expense	—	—	—	(1)	(19)	(9)	(5)	(6)	(3)
Loss from impairment of DogHero investment	—	—	—	—	—	(15)	(1)	—	—
Other income (expense), net	(1)	1	(3)	—	(3)	1	2	—	—
Total other income (expense), net	2	3	(1)	1	(20)	(23)	(4)	(6)	(3)
Loss before income taxes	(50)	(44)	(50)	(121)	(338)	(79)	(64)	(87)	(13)
Benefit from (provision for) income taxes	—	—	1	—	1	1	—	—	1
Net loss	(50)%	(44)%	(49)%	(121)%	(337)%	(78)%	(65)%	(87)%	(12)%

Revenue

Revenue increased sequentially each quarter of 2019 due to continued growth in bookings on our platform. Our business experiences seasonally high revenue in the months of June, July, August, November, and December, which coincide with high travel demand for summer vacations and holidays. Revenue is typically lowest in the first quarter and highest in the third quarter. Revenue in the second quarter of 2020 decreased 77% compared to the second quarter of 2019 as a result of reduced demand for pet care services due to the COVID-19 pandemic. However, in the third and fourth quarters of 2020, as stay-at-home orders began to lift and some pet parents went on their summer and holiday vacations, revenue increased 146% and 145%, respectively, compared to the second quarter of 2020, down 50% and 51% compared to the third and fourth quarters of 2019, respectively.

Costs and Expenses

2019 costs and expenses increased by $7.3 million from the first to fourth quarter. The increase was primarily driven by a $1.6 million increase in cost of revenue (exclusive of depreciation and amortization shown separately), $2.9 million increase in marketing expense, and a $2.4 million increase in product development expense over such period. The increase in cost of revenue (exclusive of depreciation and amortization shown separately) was primarily driven by our growth in bookings. The increase in marketing expense was primarily due to seasonality, as we tend to spend less on customer acquisition in periods of seasonally low demand such as the first quarter, and more in the periods of seasonally high demand such as the third and fourth quarters. The marketing expense increase was also the result of our increased investment in market expansion in Europe. The increase in product development expense was primarily due to a $1.4 million increase in personnel costs driven by 14% headcount growth from the first quarter to the fourth quarter of 2019, as well as the increased use of third-party engineering contractors to supplement our workforce.

In the second quarter of 2020, we reduced our quarterly costs and expenses by $15.1 million, or 40%, compared to the first quarter of 2020 in response to the COVID-19 pandemic. This reduction was due to the execution of a restructuring plan which included an approximate 50% reduction in employee headcount compared to the first quarter of 2020, a $5.5 million reduction to quarterly customer acquisition marketing costs, and other reductions in third party vendor costs. Additionally, second quarter 2020 cost of revenue (exclusive of depreciation and amortization shown separately) included a $2.6 million acceleration of amortization related to the discontinued use of our on-demand services called Rover Now.

In the fourth quarter of 2020, cost of revenue (exclusive of depreciation and amortization shown separately) decreased as a percentage of revenue driven by a decrease of claim costs related to the Rover Guarantee and general and administrative expenses increased due to the investment in professional fees associated with public company readiness.

In the first quarter of 2021, the increase in general and administrative costs as a percentage of revenue was the result of an increase in professional services related to our public company readiness efforts. Additionally, cost of revenue (exclusive of depreciation and amortization shown separately), marketing and product development expenses increased as a percentage of revenue driven by a 7% decline in revenue from the fourth quarter of 2020 due to seasonal trends.

In the second quarter of 2021, general and administrative expenses declined as a percentage of revenue from the prior quarter driven by a decrease in non-capitalizable transaction related expenses as well as the 100% increase in revenue from the first quarter of 2021 as we saw an increase in demand for the marketplace as pet parents began to travel again and return to the office, and some COVID-related restrictions lifted during the three months ended June 30, 2021. Additionally, the increases in cost of revenue (exclusive of depreciation and amortization shown separately), operations and support, marketing and product development costs driven by the increase in demand for our marketplace declined as a percentage of revenue to the 100% revenue growth from the first quarter of 2021.

Non-GAAP Measures

We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), loss from operations, and other results under GAAP, we use Adjusted EBITDA, which is described below, to evaluate our business.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that this non-GAAP financial measure, when taken together with its most directly comparable GAAP measure, net income (loss), provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.

We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance. We believe this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our institutional investors and the analyst community to help them analyze the health of our business. Accordingly, we believe that this non-GAAP financial measure provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and Board.

Non-GAAP financial measures have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for, financial information prepared in accordance with GAAP. For example, our calculation of Adjusted EBITDA may differ from similarly titled non-GAAP measures, if any, reported by our peer companies, or our peer companies may use other measures to calculate their financial performance, and therefore our use of Adjusted EBITDA may not be directly comparable to similarly titled measures of other companies. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recorded in our financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management about which expense and income are excluded or included in determining this non-GAAP financial measure. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. In addition, such financial information is unaudited and does not conform to SEC Regulation S-X and as a result such information may be presented differently in our future filings with the SEC.

We define Adjusted EBITDA as net loss excluding depreciation and amortization, stock-based compensation expense, income tax expense or benefit, interest expense, interest income, other income (expense), net, and non-routine items such as restructuring, impairment, and certain acquisition and merger-related costs. We believe that this non-GAAP financial measure, when taken together with the corresponding U.S. GAAP financial measure, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance.

In 2019, Adjusted EBITDA was ($35.2) million, an improvement compared to ($49.2) million in 2018. This improvement was primarily due to increased revenue as a result of a 30% increase in total bookings and a decrease in marketing expense both in absolute dollars and as a percentage of revenue, as our marketplace scale and improving matching algorithm drove higher marketing efficiency and allowed us to reduce our investment in higher cost marketing channels. In 2020, Adjusted EBITDA was ($25.0) million, compared to ($35.2) million in 2019, primarily due to the impact of COVID-19 pandemic on transactions on our marketplace and the subsequent cost-cutting actions to reduce our cash burn by turning off substantially all paid acquisition marketing activities and implementing a reduction in force of approximately 40% of our employees and moving approximately 10% of our employees to standby or furlough. For additional information regarding the impact of the COVID-19 pandemic on our business, see “—Impact of COVID-19.”

For the three months ended June 30, 2021, Adjusted EBITDA was $2.5 million, marking our first quarterly Adjusted EBITDA profit. The second quarter result was an improvement of $10.9 million compared to the second quarter of 2020. This was the result of strong revenue performance and high volume of organic new customer acquisition in addition to a lower cost structure because of the restructuring in 2020. Over the long term, we expect Adjusted EBITDA to continue to be positive and increase as a result of growth in bookings on our platform and operational efficiency gains; however, in the near term there remains some level of uncertainty as our marketplace continues to recover from the impact of COVID-19. For additional information regarding the impact of the COVID-19 pandemic on our business, see “–Impact of COVID-19”.

The following table presents a reconciliation of Adjusted EBITDA from net loss for the years ended December 31, 2018, 2019 and 2020 and three and six months ended June 30, 2020 and 2021:

	Year Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2018	2019	2020	2020	2021	2020	2021
				(in thousands)
Adjusted EBITDA reconciliation:
Net loss	$(64,677)	$(51,714)	$(57,485)	$(18,079)	$(2,806)	$(38,624)	$(13,397)
Add (deduct):
Depreciation and amortization (1)	9,656	13,596	18,713	6,599	3,608	11,243	7,177
Stock-based compensation (2)	6,871	4,520	5,541	894	1,147	2,479	2,148
Interest expense	141	204	3,154	1,009	703	1,258	1,400
Interest income	(2,654)	(2,807)	(488)	(129)	(4)	(461)	(8)
Loss from impairment of Dog Hero	—	—	2,080	—	—	—	—
Other expense, net	21	1,109	(171)	144	26	188	77
Benefit from income taxes	(269)	(468)	(94)	(29)	(331)	(52)	(317)
Restructuring expense (3)	—	—	3,763	1,159	—	3,239	—
Merger and Acquisition-related costs(4)	1,707	341	31	3	151	31	1,056
Adjusted EBITDA	$(49,204)	$(35,219)	$(24,956)	$(8,429)	$2,494	$(20,699)	$(1,864)
______________

(1)

Depreciation and amortization include amortization expense related to capitalized internal use software, which is recognized as cost of revenue (exclusive of depreciation and amortization shown separately) in the consolidated statements of operations.

(2)	Stock-based compensation expense includes equity granted to employees as well as for professional services to non-employees.
(3)	Restructuring costs include expenses for severance-related and legal costs incurred during the implementation of our restructuring plan.
(4)	Merger and Acquisition-related costs include accounting, legal, consulting and travel related expenses incurred in connection with business combinations.

The following table presents a reconciliation of Adjusted EBITDA from net loss for each of the last nine fiscal quarters ended June 30, 2021:

	Three Months Ended
	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar 31,	Jun. 30,
	2019	2019	2019	2020	2020	2020	2020	2021	2021
	(in thousands)
Adjusted EBITDA reconciliation:
Net loss	$(11,961)	$(12,088)	$(13,397)	$(20,545)	$(18,079)	$(10,359)	$(8,502)	$(10,591)	$(2,806)
Add (deduct):
Depreciation and amortization (1)	3,227	3,417	3,631	4,644	6,599	3,857	3,613	3,569	3,608
Stock-based compensation expense (2)	1,178	1,202	1,274	1,585	894	1,789	1,273	1,001	1,147
Interest expense	30	55	72	249	1,009	1,186	710	697	703
Interest income	(807)	(649)	(474)	(332)	(129)	(22)	(5)	(4)	(4)
Loss from impairment of DogHero investment	—	—	—	—	—	2,000	80	—	—
Other (income) expense, net	299	(208)	805	44	144	(77)	(281)	51	26
Income tax (benefit) expense	78	28	(181)	(23)	(29)	(70)	28	14	(331)
Restructuring expense (3)	—	—	—	2,080	1,159	511	13	—	—
Merger and Acquisition- related costs (4)	50	9	28	28	3	—	—	905	151
Adjusted EBITDA	$(7,906)	$(8,234)	$(8,242)	$(12,270)	$(8,428)	$(1,187)	$(3,071)	$(4,358)	$2,494

______________

(1)

Depreciation and amortization include amortization expense related to capitalized internal use software, which is recognized as cost of revenue (exclusive of depreciation and amortization shown separately) in the consolidated statements of operations.

(2)	Stock-based compensation expense includes equity granted to employees as well as for professional services to non-employees.
(3)	Restructuring costs include expenses for severance-related and legal costs incurred during the implementation of our restructuring plan.
(4)	Merger and Acquisition-related costs include accounting, legal, consulting and travel related expenses incurred in connection with business combinations.

Liquidity and Capital Resources

On July 30, 2021, the Company completed the Merger and raised net proceeds of $233.1 million, net of estimated transaction costs of $35.2 million.

As of June 30, 2021, we had $103.4 million of cash and cash equivalents, which were primarily invested in money market funds.

From inception to December 31, 2020, we incurred operating losses and negative operating cash flows, and financed our operations through the sale of equity securities and the incurrence of debt. For the six months ended June 30, 2021, we incurred operating losses of $12.2 million but generated positive operating cash flows of $25.8 million. We expect that operating losses could continue into the foreseeable future as we continue to invest in growing our business. Based upon our current operating plans, we believe that cash and equivalents will be sufficient to fund our operations for at least the next 12 months from the date of this prospectus. However, these forecasts involve risks and uncertainties, and actual results could vary materially. We have based this estimate on assumptions that may prove to be wrong, and we could deplete our capital resources sooner than we expect.

Our future capital requirements and the adequacy of available funds will depend on many factors, including, but not limited to our ability to grow our revenues, the impact of the COVID-19 pandemic, and our response to business challenges, including the need to develop new platform features and services or enhance our existing platform, improve our operating infrastructure, or acquire complementary businesses and technologies. We may seek additional equity or debt financing. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations could be adversely affected.

Credit Facility

In May 2018, we entered into a credit facility with Silicon Valley Bank (“SVB”) consisting of a revolver and term loan borrowings. Our obligations under the credit facility are secured by substantially all of our assets. The credit facility contains customary conditions to borrowing, events of default and covenants restricting our activities, including limitations on our ability to sell assets, engage in mergers and acquisitions, enter into transactions involving related parties, incur indebtedness or grant liens or negative pledges on our assets, make loans or make other investments. The credit facility also contains maximum cash burn and minimum net revenue financial covenants that are applicable if our overall liquidity does not exceed $65.0 million at the end of a reporting period. We were in compliance with all of our covenants under the credit facility as of June 30, 2021. In March 2021, the credit facility was amended to provide that the maximum cash burn and minimum net revenue financial covenants would be applicable if overall liquidity does not exceed $65.0 million at the end of the reporting period.

The revolving line of credit provides for up to $15.0 million principal amount of borrowings and matures in May 2022. Interest is payable monthly and accrues at the greater of (1) 4.5% and (2) prime rate plus a margin of 0.50% per year, or if certain milestones are achieved, greater of (1) 4.0% and (2) the prime rate. As of June 30, 2021, these milestones have not been met. We are required to pay a quarterly fee in an amount equal to 0.30% per year times the average unused portion of the revolving line credit. During the year ended December 31, 2020, we had incurred $11.4 million in revolver borrowings, issued a $3.5 million letter of credit primarily for the security deposit on our Seattle headquarters, which reduced available revolver borrowings, and repaid the $11.4 million revolver borrowings. We had $11.4 million in available revolver borrowings as of June 30, 2021.

The credit facility also provides for up to $15.0 million principal amount of term borrowings, available until June 30, 2021 which may be incurred in three tranches of up to $5.0 million based upon achievement of revenue milestones. Term borrowings mature in June 2024. Interest is payable monthly and accrues at the greater of (1) 5.0% and (2) prime rate plus a margin of 1.0% per year, or if certain milestones are achieved, greater of (1) 4.5% and (2) the prime rate plus a margin of 0.5% per year. As of June 30, 2021, these milestones have not been met. Term borrowings are interest only through June 2021. Beginning in July 2021 and continuing through the maturity date, principal and interest are payable in equal monthly installments. Principal that has been repaid cannot be reborrowed. During the year ended December 31, 2020, we had incurred $15.0 million in borrowings and repaid the $15.0 million term borrowings. As of June 30, 2021, no amounts were outstanding, and the Company can no longer borrow under the term borrowings component of the credit facility.

Paycheck Protection Program Loan

In April 2020, we entered into a Paycheck Protection Program Promissory Note and Agreement with SVB, pursuant to which we incurred $8.1 million aggregate principal amount of term borrowings (the “PPP Loan”). The PPP Loan was made under, and was subject to the terms and conditions of, the PPP, which was established under the CARES Act and is administered by the U.S. Small Business Administration. The term of the PPP Loan was two years with a maturity date of April 2022 and accrued interest at a rate of 1.00% per year. Interest was payable monthly. Payments of principal and interest on the PPP Loan were deferred for the first 16 months of the term of the PPP Loan until August 2021.

In connection with the closing of the Merger on July 30, 2021, we repaid the principal and accrued interest on the PPP Loan.

Subordinated Credit Facility

In August 2019, we entered into a subordinated credit facility with SVB and another lender which provides for up to $30.0 million principal amount of term borrowings until June 30, 2020 in tranches of at least $5.0 million. The subordinated credit facility matures in August 2022. Interest is payable monthly and accrues at a rate equal to the prime rate plus a margin of 4.25% per year. Borrowings are interest only through the maturity date when the outstanding principal amount and accrued interest must be repaid. The principal amount may be repaid at any time with a premium. Principal that has been repaid cannot be reborrowed. Our obligations under the subordinated credit facility are secured by substantially all of our assets. The subordinated credit facility contains customary conditions to borrowing, events of default and restrictive covenants that are substantially similar to our credit facility. As of June 30, 2021, we were in compliance with all of our covenants under the subordinated credit facility and had drawn the full $30.0 million of available borrowings. In connection with the closing of the Merger on July 30, 2021, we repaid the principal and accrued interest on the subordinated credit facility.

Cash Flows

The following table summarizes our cash flows for the periods indicated.

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
	(in thousands)
Net cash (used in) provided by:
Operating activities	$(34,063)	$(24,721)	$(56,955)	$(46,901)	$25,766
Investing activities	(38,992)	14,717	31,419	2,487	(3,362)
Financing activities	124,174	773	38,631	64,652	130
Effect of foreign exchange on cash, cash equivalents and restricted cash	44	(70)	99	22	4
Net increase (decrease) in cash and cash equivalents and restricted cash	$51,163	$(9,301)	$13,194	$20,260	$22,538

Operating Activities

Net cash provided by operating activities was $25.8 million for the six months ended June 30, 2021. The most significant component of our cash provided by operations was a net loss of $13.4 million which included non-cash expense related to depreciation and amortization totaling $7.2 million, stock-based compensation of $2.1 million and $1.0 million of non-cash operating lease costs. This was offset by an increase in operating assets and liabilities, primarily as a result of an increase of $35.9 million in deferred revenue, pet parent deposits, and pet service provider liabilities due to increased payments received from customers in advance of revenue recognition as the business recovers from the COVID-19 pandemic.

Net cash used in operating activities was $46.9 million for the six months ended June 30, 2020. The most significant component of our cash used in operations was a net loss of $38.6 million. This included non-cash expense related to depreciation and amortization of $11.2 million and stock-based compensation of $2.5 million. In addition, cash outflow totaling $22.4 million was attributable to changes in operating assets and liabilities, primarily as a result of a $15.3 million decrease in deferred revenue, pet parent deposits and pet service provider liabilities due to the impact of the COVID-19 pandemic.

Net cash used in operating activities was $34.1 million for the year ended December 31, 2018. The most significant component of our cash used was a net loss of $64.7 million. This included non-cash expense related to stock-based compensation of $6.7 million and depreciation and amortization totaling to $9.7 million. This was partially offset by a cash inflow totaling $15.0 million attributable to changes in operating assets and liabilities, primarily as a result of an increase of $10.0 million in deferred revenue, pet parent deposits, and pet service provider liabilities due to increased payments received from customers in advance of revenue recognition, and a $4.7 million increase in accounts payable as a result of our increased spending and timing of payments to vendors. This inflow was partially offset by an increase in prepaid expenses and other current assets of $1.4 million.

Net cash used in operating activities was $24.7 million for the year ended December 31, 2019. The most significant component of our cash used was a net loss of $51.7 million. This included non-cash expense related to stock-based compensation of $4.1 million and depreciation and amortization totaling to $13.6 million. This was partially offset by a cash inflow totaling $9.6 million attributable to changes in operating assets and liabilities, primarily as a result of an increase of $5.4 million of deferred rent included in other noncurrent liabilities, and a $6.0 million increase in deferred revenue, pet parent deposits and pet service provider liabilities due to increased payments received from customers in advance of revenue recognition.

Net cash used in operating activities was $57.0 million for the year ended December 31, 2020. The most significant component of our cash used was a net loss of $57.5 million. This included non-cash expense related to stock-based compensation of $5.5 million, an impairment of $2.1 million related to our investment in Dog Hero and depreciation and amortization totaling to $18.7 million. In addition, a cash outflow totaling $26.5 million was attributable to changes in operating assets and liabilities, primarily as a result of a decrease of $20.6 million in deferred revenue, pet parent deposits, and pet service provider liabilities due to decreased bookings along with revenue recognized from amounts billed and collected in prior periods, and a decrease of $4.4 million in accounts payable as a result of timing of payments to vendors.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2021 was $3.4 million, which was primarily driven by our investment in internal-use software of $3.0 million and purchase of property and equipment of $0.4 million.

Net cash provided by investing activities for the six months ended June 30, 2020 was $2.5 million, which was primarily due to net short-term investment cash inflows of $6.9 million, offset by investment in internal-use software of $4.0 million and purchases of property and equipment of $0.5 million.

Net cash used in investing activities for the year ended December 31, 2018 was $39.0 million, which was primarily due to net short-term investment cash outflows of $20.5 million, cash used to acquire Barking Dog Ventures Ltd. of $14.1 million, investment in internal-use software of $6.2 million, and purchases of property and equipment of $1.2 million.

Net cash provided by investing activities for the year ended December 31, 2019 was $14.7 million, which was primarily due to net short-term investment cash inflows of $48.0 million, offset by purchases of property and equipment of $16.4 million, investment in internal-use software of $11.9 million, and an equity investment in DogHero Ltd. of $5.0 million

Net cash provided by investing activities for the year ended December 31, 2020 was $31.4 million, which was primarily due to net short-term investment cash inflows of $36.2 million, offset by investment in internal-use software of $6.8 million and purchases of property and equipment of $0.9 million.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2021 was $0.1 million which consisted of $1.5 million of proceeds from exercises of common stock options offset by $1.4 million of payment of deferred transaction costs.

Net cash provided by financing activities for the six months ended June 30, 2020 was $64.7 million, which was primarily due to net proceeds from borrowings under our credit facilities.

Net cash provided by financing activities for the year ended December 31, 2018 was $124.2 million, which was primarily due to the sale of convertible preferred stock, net of cash paid for issuance costs, totaling $123.7 million.

Net cash provided by financing activities for the year ended December 31, 2019 was $0.8 million, which consisted of proceeds from exercise of common stock options.

Net cash provided by financing activities for the year ended December 31, 2020 was $38.6 million, which was primarily due to net proceeds from borrowings under our credit facilities.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of markets and other risks including the effects of change in interest rates, inflation and foreign currency translation and transaction risks as well as risks to the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

Our investment portfolio consists of short-term fixed income securities, including government and investment-grade debt securities and money market funds. These securities are classified as available-for-sale and, consequently, are recorded in the consolidated balance sheets at fair value with unrealized gains or losses, net of tax reported as a separate component of stockholders’ deficit within accumulated other comprehensive income (loss). Our investment policy and strategy are focused on the preservation of capital and supporting our liquidity requirements. We do not enter into investments for trading or speculative purposes.

Based on our investment portfolio balance as of December 31, 2020 and June 30, 2021, a hypothetical 100 basis point increase in interest rates would not have materially affected our consolidated financial statements. We currently do not hedge these interest rate exposures.

Foreign Currency Risk

Our functional currency is the U.S. dollar, while certain of our current and future subsidiaries will be expected to have other functional currencies, including the British Pound, the Euro and the Canadian dollar. To date, we have not had material exposure to foreign currency fluctuations and have not hedged such exposure, although it may do so in the future.

Inflation Risk

We do not believe that inflation has had a material effect on our business, results of operations, or financial condition.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While our significant accounting policies are described in the notes to our consolidated financial statements, we believe that the accounting policies below are most critical to understanding our financial condition and historical and future results of operations.

Revenue Recognition

We recognize revenue in accordance with ASC Topic 606, which we adopted as of January 1, 2019 on a modified retrospective basis. We generate substantially all of our revenue from facilitating the connection between pet care providers and pet parents. We consider both pet parents and pet care providers to be our customers. We charge a fixed percentage service fee for each arrangement of pet-related services between the pet parent and the pet service provider on our platform, or a booking. The fixed percentage service fees are established at the time a pet parent or pet provider joined the platform and do not vary based on the volume of transactions. A booking defines the explicit fee from which we earn our fixed service fee. Our single performance obligation is identified as the facilitation of the connection between pet care provider and pet parent through our platform, which occurs upon the completion of a booking. Revenue is recognized at a point in time when the performance obligation is satisfied upon completion of a booking and the related underlying pet-related services have begun.

We evaluate the presentation of revenue on a gross or net basis based on whether or not we are the principal in the transaction (gross) or whether we arrange for other parties to provide the service to the pet parent and are an agent (net) in the transaction. We determined that we do not control the right to use the pet-related services provided by the pet service provider to the pet parent. Accordingly, we concluded that we are acting in an agent capacity and revenue is presented net reflecting the service fees received from our customers to facilitate a booking.

We offer discounts to pet parents to encourage use of the Company’s platform. Discounts are primarily in the form of coupon codes for prospective pet parents and are accounted for as reductions to revenue.

Stock-Based Compensation

We estimate the fair value of stock options granted to employees, non-employees and directors using the Black-Scholes option pricing model. The fair value of stock options that is expected to vest is recognized as compensation expense on a straight-line basis over the requisite service period.

The Black-Scholes option pricing model utilizes inputs which are highly subjective assumptions and generally require significant judgment. These assumptions include:

•	Fair Value of Common Stock. See “—Common Stock Valuations” below.

•	Risk-Free Interest Rate. The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the option.
•

Expected Volatility. Because prior to the closing of the Merger we had been privately held and did not have any trading history for our common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded peer companies over a period equal to the expected term of the stock option grants. As our common stock only recently became publicly traded, the expected volatility for our stock options will be determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards in the future until we have a sufficient period of our own volatility

•

Expected Term. The expected term represents the period that the stock-based awards are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term), as we do not have sufficient historical data to use any other method to estimate expected term.

•	Expected Dividend Yield. We have never paid dividends on our common stock and have no plans to pay dividends on our common stock. Therefore, we used an expected dividend yield of zero.

See Note 14 to Legacy Rover’s annual audited financial statements included elsewhere in this prospectus for more information concerning certain of the specific assumptions we used in applying the Black-Scholes option pricing model to determine the estimated fair value of our stock options. Certain of such assumptions involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, stock-based compensation could be materially different.

Common Stock Valuations

Historically, for all periods prior to the Merger, since there had been no public market for Legacy Rover’s common stock, the fair value of the shares of common stock underlying Legacy Rover’s share-based awards was estimated on each grant date by the Legacy Rover Board. To determine the fair value of Legacy Rover’s common stock underlying option grants, the Legacy Rover Board considered, among other things, input from management, valuations of Legacy Rover common stock prepared by unrelated third-party valuation firms in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, and the Legacy Rover Board’s assessment of additional objective and subjective factors that it believed were relevant, and factors that may have changed from the date of the most recent valuation through the date of the grant. These factors include, but are not limited to:

•	our results of operations and financial position, including the present value of expected future cash flows and the value of tangible and intangible assets;
•	risks and opportunities relevant to our business;
•	the status of platform development activities;
•	our business conditions and projections;
•	the market value of companies engaged in a substantially similar business;
•	the lack of marketability of our common stock as a private company;
•	the prices at which we sold shares of our convertible preferred stock to outside investors in arms-length transactions;
•	the rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;
•	the likelihood of achieving a liquidity event for our securityholders, such as an initial public offering or a sale of the company, given prevailing market conditions;
•	the hiring of key personnel and the experience of management; and
•	trends and developments in our industry, including the impact of COVID-19.

For valuations performed prior to October 31, 2020, Legacy Rover used the option pricing method (“OPM”) back-solve method. In an OPM framework, the back-solve method for inferring the equity value implied by a recent financing transaction involves making assumptions for the expected time to liquidity, volatility and risk-free rate and then solving for the value of equity such that value for the most recent financing equals the amount paid. This method was selected due to Legacy Rover’s stage and uncertainty regarding the timing and probability of possible future exit scenarios.

For valuations performed on and subsequent to October 31, 2020, Legacy Rover used a hybrid method of the OPM and the Probability-Weighted Expected Return Method (“PWERM”). PWERM considers various potential liquidity outcomes. This approach included the use of an initial public offering scenario, a strategic merger or sale scenario, and a scenario assuming continued operation as a private entity. Under the hybrid OPM and PWERM method, the per share value calculated under the OPM and PWERM are weighted based on expected exit outcomes and the quality of the information specific to each allocation methodology to arrive at a final estimated fair value per share of the common stock before a discount for lack of marketability is applied.

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent it has made one, of their potential impact on our financial condition and its results of operations.

Internal Control Over Financial Reporting

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

We have identified material weaknesses in our internal control over financial reporting as described below. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

•

We did not design or maintain an effective control environment due to an insufficient complement of personnel with the appropriate level of knowledge, experience, and training commensurate with our accounting and reporting requirements. This material weakness contributed to the following additional material weaknesses.

•

We did not design and maintain sufficient formal procedures and controls to achieve complete and accurate financial reporting and disclosures, including controls over the preparation and review of journal entries and account reconciliations. Additionally, we did not design and maintain controls to ensure appropriate segregation of duties.

•

We did not design and maintain effective controls related to the identification of and accounting for certain non-routine, unusual or complex transactions, including the proper application of U.S. GAAP of such transactions. Specifically, we did not design and maintain controls to timely identify and account for warrant instruments that are derivative financial instruments.

The material weakness related to accounting for warrant instruments resulted in the restatement of the previously issued financial statements of Caravel related to warrant liabilities, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial statement disclosures. The other material weaknesses described above did not result in a material misstatement to the consolidated financial statements, however they did result in adjustments to several accounts and disclosures prior to the original issuance of the financial statements. Additionally, these material weaknesses could result in a misstatement of substantially all of the financial statement accounts and disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

•

We identified an additional material weakness as a result of the material weakness in our control environment in that we did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain: (1) program change management controls for financial systems to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (2) user access controls to ensure appropriate segregation of duties that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Company personnel; (3) computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored; and (4) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

These IT deficiencies did not result in a material misstatement to the financial statements, however, the deficiencies, when aggregated, could impact our ability to maintain effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, we have determined these deficiencies in the aggregate constitute a material weakness.

We have begun implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include hiring additional personnel and implementing additional procedures and controls. While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period, we are committed to continuous improvement and will continue to diligently review our internal control over financial reporting.

JOBS Act Accounting Election

Rover is an “emerging growth company,” as defined in the JOBS Act. The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. The Company expects to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Company (1) is no longer an emerging growth company or (2) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, the Company intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act.

BUSINESS

Unless the context otherwise requires, all references in this section to the “Company”, “we”, “us”, or “our” refer to the business of A Place for Rover, Inc. and its subsidiaries prior to the consummation of the Business Combination or Rover Group, Inc. after the consummation of the Business Combination.

Our History

A Place for Rover, Inc., a Delaware corporation, was incorporated on June 16, 2011 and is headquartered in Seattle, Washington, with offices in Spokane, Washington and internationally in Barcelona, Spain. In October 2018, we acquired all of the outstanding shares of Barking Dog Ventures, Ltd. to accelerate our presence and expand our growth in Europe. In March 2017, we acquired DogVacay, Inc to accelerate our presence and growth in the United States and Canada.

On July 30, 2021, Nebula Caravel Acquisition Corp., our legal predecessor company and a special purpose acquisition company sponsored by True Wind Capital that closed its initial public offering in December 2020, consummated the previously announced merger with A Place for Rover, Inc. and Fetch Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Caravel. Pursuant to the Merger, Merger Sub merged with and into A Place for Rover, Inc., the separate corporate existence of Merger Sub ceased, and A Place for Rover, Inc. continued as the surviving corporation in the Merger and as a wholly owned subsidiary of Caravel. The Merger was approved by Caravel’s stockholders at a meeting held on July 28, 2021. On the Closing, Caravel changed its name to Rover Group, Inc.

On August 2, 2021, our common stock and warrants, formerly those of Caravel, began trading on The Nasdaq Global Select Market under the ticker symbols “ROVR” and “ROVRW,” respectively.

As a result of the Merger, we raised gross proceeds of $268.3 million, including the contribution of $275.1 million of cash held in Caravel’s trust account from its initial public offering, net of the redemption of Caravel common stock held by Caravel’s public stockholders of $146.8 million, $50.0 million private investment in public equity at $10.00 per share of our Class A Common Stock, and $80.0 million of additional gross proceeds from the Sponsor Backstop Subscription Agreement. Under the Sponsor Backstop Subscription Agreement, TWC Funds purchased an aggregate of 8,000,000 shares of our Class A Common Stock at $10.00 per share. In addition, pursuant to the Assignment Agreement, we raised additional gross proceeds of $10.0 million from the sale of our Class A Common Stock at $10.00 per share. As a result of the Merger, we received net proceeds of $233.1 million, net of estimated transaction costs of $35.2 million.

Mission and Purpose

We believe that everyone deserves to experience the unconditional love of pets, and Rover exists to make that possible.

We started Rover because we believed that if we could make it easy for everyday pet people to start and grow their own small pet care businesses, we could do more than enable additional income; we could unlock joy for pets, pet lovers, and pet parents everywhere. But we have discovered more—growing Rover has revealed to us the extraordinary depth of empathy, care, and love everyday people in our neighborhoods can provide. Some of the best parts of working for Rover are the stories and anecdotes that we hear about pet care providers every day.

Take Ziggy, a Jindo mix whose owners were getting married. Like many contemporary pet parents, they wanted to incorporate their beloved Ziggy into the ceremony—so they turned to Rover. The sitter they met through Rover joined them at their wedding, not only keeping Ziggy out of trouble so he’d look sharp in his matching dog-suit, but going so far as to walk him down the aisle to greet his newly married parents.

Consider pet care provider Sylvia, who doesn’t just love dogs—she gets them. She asks her clients to pack a t-shirt that they’ve slept in as part of their dog’s overnight bag. The shirt smells like home, and it helps their dog feel safe and connected while they’re away.

In other words, the pet care providers on Rover are the keys. Ordinary neighborhood pet people who, when they step in to care for your pet, reveal themselves to be extraordinary. Our shared love of pets is powerful, inclusive, and magnetic. Pets connect people with other people and can even give us a sense of belonging and meaning. It’s our privilege to be stewards of those connections and relationships.

Overview

Rover is the world’s largest online marketplace for pet care based on GBV. We connect pet parents with caring pet care providers who offer overnight services, including boarding and in-home pet sitting, as well as daytime services, including doggy daycare, dog walking, drop-in visits, and grooming. Through June 30, 2021, more than two and a half million unique pet parents and more than 580,000 pet care providers across North America and Europe have booked a service on Rover, enabling millions of moments of joy and play for people and pets.

For pets and their parents, we started Rover to create a better pet care alternative than the existing options of friends and family, neighbors and kennels. We built a marketplace where pet parents could match with pet lovers who wanted to earn extra income. We believe that these matches not only enable better care for pets, but also create joy for both parties, and we sought to simplify radically the logistics of pet care. We built a simple and easy-to-use platform to enable pet parents to discover, book, pay and review pet care providers online or in our app.

For pet care providers, we built tools to easily create a listing in the Rover marketplace, along with simple tools for scheduling and booking care, communicating with pet parents, and receiving payment. To delight both parents and pet care providers, we invested in a customer service team to support them along the way. We went even further, aiming for the Rover brand to be a promise kept of trust and safety. We built a team to assist when problems arise during bookings and backed our marketplace with the Rover Guarantee program to assist with certain out-of-pocket costs incurred by parents or pet care providers in case of a problem with care. Through it all, we have been guided by our love of pets and belief in the unique human-pet bond.

Today, Rover is a category leader, based on GBV, in the online marketplace for pet care. Our scale drives ongoing improvements powered by network effects, as we can facilitate more and better matches between pet parents and pet care providers as more people join our platform. According to available credit card data, GBV on Rover was approximately 14x the size of the next closest online marketplace for pet care for the three months ended June 30, 2021, up from 8x for the three months ended June 30, 2020. This credit card data was based on a sample of transactions in the United States during such periods from a third-party market research platform that transforms raw transaction data into structured data for market analysis and comparison. To estimate our relative size to our next closest competitor we compared the third-party data for such closest competitor to the third party data for Rover. Although we believe that these samples were representative of the online market for pet care, credit card sales may not be an accurate proxy to measure the size of an online marketplace. To the extent that customers use certain card types more or less frequently than customers of our competitors, this difference in credit card composition could impact the estimated market size differential between Rover and its competitors, and actual results for the total market or for different periods may vary.

Scale in the market for pet care matters. Because each pet’s needs are unique, pet care providers, unlike service providers in many other marketplaces, are not interchangeable. Against that backdrop, our network of care providers enables us to facilitate the match between pet, parent, and provider to best meet the unique needs and preferences of all three. We had 340,000 active providers with a booking in 2019, and we believe our network represents the largest number of high-quality providers among online marketplaces for pet care. Moreover, we have carefully designed our technology and data algorithms to leverage our growing scale by helping pet parents easily find better and better matches as our provider network expands. Our results speak for themselves—pet parents love Rover. From inception through June 30, 2021, pet parents had written more than 4.2 million reviews, and 97% of reviewed bookings had a 5-star rating. Pet parents who try Rover for the first time often become repeat customers. In 2020, 86% of our bookings were from repeat customers.

The U.S. commercial market for non-medical pet services was $10.3 billion in 2019, according to Packaged Facts. But we believe the demand for high-quality, personalized pet care far exceeds the existing market. For example, based on surveys we conduct, typically 67% of the new pet parents on our marketplace were previously relying on friends, family, and neighbors, and had never used a commercial service for pet care. Based on the number of dogs and cats in the United States and estimates of travel and daytime care needs of pet parents, we estimate that our total addressable market is approximately $79 billion.

We have experienced strong growth. In the second quarter of 2021, our GBV was $134.1 million, a 309% increase from $32.8 million in the same prior year period. Demand for services grew throughout the three months ending June 30, 2021, with GBV for the period growing 18% over the same period in 2019. In 2019, our GBV was $436.4 million, an increase of 31% from $333.3 million in 2018, and our 2019 revenue was $95.1 million, an increase of 33% from $71.4 million in 2018.

We generate revenue from service fees charged to pet care providers and pet parents based on a percentage of the booking value on our marketplace. In 2019, approximately 1.1 million pet parents completed at least one booking on Rover. Our 2019 net loss was $51.7 million, compared to a net loss of $64.7 million in 2018, and 2019 Adjusted EBITDA was ($35.2) million, compared to ($49.2) million in 2018.

The COVID-19 pandemic impacted our 2020 results. GBV for the year ended December 31, 2020 was $233.2 million, down 47% from $436.4 million in the prior year period. Revenue for the year ended December 31, 2020 was $48.8 million, down 49% from $95.1 million in the prior year period. Net loss for the year ended December 31, 2020 was $57.5 million, compared to net loss of $51.7 million for the prior year period, and Adjusted EBITDA was ($25.0) million for the year ended December 31, 2020, compared to ($35.2) million for the prior year period.

As COVID-19 restrictions began to lift throughout the first six months of 2021, our results began to recover. Due to the Delta variant and a slowdown in vaccine uptake, COVID-19 restrictions have been reimposed in some jurisdictions, which could negatively impact our results going forward. GBV for the six months ended June 30, 2021 was $198.8 million, up 66% from $119.6 million in the prior year period. Revenue for the six months ended June 30, 2021 was $36.7 million, up 64% from $22.4 million in the prior year period. Net loss for the six months ended June 30, 2021 was $13.4 million, compared to net loss of $38.6 million for the prior year period, and Adjusted EBITDA was ($1.9) million for the six months ended June 30, 2021, compared to ($20.7) million for the prior year period.

For further information about how we calculate GBV and the non-GAAP financial measure Adjusted EBITDA, limitations of the use of such metrics, and a reconciliation of Adjusted EBITDA to net loss, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Non-GAAP Measures”

The COVID-19 pandemic has taken a terrible toll on the health, safety and well-being of people everywhere. We have navigated our business and our team through this time with heavy hearts, acknowledging the heartbreaking climate with an uncertain end date. While our business has been severely impacted by COVID-19 in 2020, we believe that demand for the pet care services offered through our platform will rebound as people increasingly return to normalized travel and work activity. When COVID rapidly appeared in the United States, GBV dropped 88% in April 2020 relative to April 2019, recovering to a 54% decline in December 2020 compared to December 2019 and an approximate 200% increase in June 2021 compared to June 2020. In the second, third and fourth quarters of 2020, we cut marketing spend by an average of 87% relative to the first quarter, but new bookings only decreased 34% over the same period. We have also experienced less adverse impact in geographies that are less dense and have had fewer shutdown restrictions. In June 2021, GBV was up 23% in our most dense and restricted areas, and up 51% in our least dense and restricted areas, in each case compared to June 2019. See “Management’s Discussion & Analysis of Financial Condition and Results of Operations—Impact of COVID-19.”

When we look further into the future, we believe that COVID-19 has created a number of tailwinds to accelerate progress towards our mission. For example, while demand for pet care decreased under travel restrictions, shelter-in-place orders, and work from home requirements beginning in March 2020, leading to a decline in our revenue for the remainder of 2020, pet adoptions simultaneously skyrocketed. Twenty percent of respondents to a Nielsen survey in July 2020 said they adopted one or more dogs or cats between March and June 2020, compared to fewer than 5% of respondents over the corresponding period in 2019. New and experienced pet parents, having spent more time at home bonding with their pets, may be less comfortable leaving them home alone or in a kennel in the future. The financial pressure of COVID-19 has also negatively impacted traditional commercial providers and may expand the number of people looking to earn extra income.

Moreover, consumer behavior has continued to shift meaningfully toward online and app-based experiences. Based on the combination of these factors, we believe that our business will return to strong growth when the pandemic subsides. We are inspired to keep building our business to bring the love of pets to people everywhere, especially in the times when people need it most.

Pets and Their Love in People’s Lives

Pets offer people more than companionship; they fill lives with comfort, support, and belonging. In other words, they’re a steady force of unconditional love. So, it follows that people are increasingly integrating them into their lifestyles, traditions and families.

Nearly nine out of ten households in the United States has or has had a pet. Sixty-seven percent of U.S. households have a pet, and another 20% previously owned a pet according to a 2020 National Pet Owners Survey report by the American Pet Products Association, or APPA. Generational trends in lifestyle contribute to this prevalence, with an increasing number of people choosing to bring a pet into their lives, likely driven, in part, by later average ages for marriage and children. Studies suggest that pets may decrease stress, improve heart health, and help children with their social and emotional skills, according to the U.S. National Institute of Health. In an era of social distancing during the pandemic, pet companionship and love has never been more important. A Packaged Facts survey indicated that 95% of dog owners and 94% of cat owners in the United States say that they “consider their dogs and cats to be part of the family.” This attitudinal trend is often called the “humanization of pets.” We serve a wide range of pet parents and household incomes, though our pet parents tend to be slightly younger and more affluent when compared to the age and income of the average pet owner based on a survey conducted by APPA.

How People Spend on Pets

This “humanization,” in addition to driving the growth in pet-owning households, has combined with “premiumization,” another widespread trend, to accelerate spending on pets within households. According to the results of an APPA survey, 32% of dog owners and 28% of cat owners would prioritize their pets’ medical needs over their own. Led by Millennials and Generation Z, many pet parents increasingly consider the needs of their pets, not just equally important to those of the rest of the family, but more important. While pet ownership in the United States increased 2% annually on average from 2011 to 2018, overall spending on pets increased 7% annually on average over the same period according to Market Watch. From 2014 to 2019, according to Packaged Facts, annual spending per pet-owning household on non-medical pet services, which include boarding, sitting, walking, grooming, and training, grew 26% from $120 to $152 per year. Additionally, pet spend has been recession resilient in the past. During the 2008-2009 recession, spending on pets increased 17%, compared to decreased spend in many other sectors, including entertainment, food, and housing, according to Market Watch.

Our Market Opportunity

Existing Commercial Market

The total U.S. market for pet spending was $95 billion in 2019, including pet food, veterinary services, pet supplies, and non-medical services, according to Packaged Facts. Due to impacts from COVID-19 and the related restrictions on travel and activities, Packaged Facts estimates a reduction in the market in 2020 to approximately $79 billion, Packaged Facts then estimates growth at a compound annual growth rate, or CAGR, of 9.2% through 2024 to reach approximately $111 billion.

Within this market, every category except for non-medical services is highly penetrated online, with relatively few category players. In contrast, the non-medical pet services category is highly fragmented and largely offline. This category includes overnight care, daytime services, and grooming, with overnight care comprising the largest portion of the category. The non-medical pet services market is estimated to have reached $10.3 billion in 2019, and is expected to be the fastest-growing segment of the pet industry from 2020 to 2024, with an estimated CAGR of 18.6% according to Packaged Facts.

Pet Services Market Opportunity

We believe the existing commercial market for pet care is limited because of the challenges of traditional pet care service offerings. Based on surveys we conduct, typically 67% of new customers to Rover report that they have never purchased pet care before. Customers report that they have previously relied on friends, family, and neighbors for pet care services because of dissatisfaction with their commercial options. We believe that this latent demand represents an enormous expansion opportunity for the pet services industry as whole. We estimate the total addressable market today to be approximately $79 billion, including approximately $69 billion in overnight services and $10 billion in daytime services.

Overnight Services

The table below details our calculation of the overnight services opportunity in the United States. According to the APPA, 67% U.S. households, or 85 million households, had pets in 2020. To estimate trip nights per household, we take the Euromonitor estimate of 1.4 billion overnight trips in 2019 and assume 2.5 nights per domestic trip and 5.0 nights per international trip, for 3.9 billion total trip nights. Assuming 2.5 people per household, we calculate 11.4 total trip nights per household. This results in 964 million total addressable nights.

There were 97 million dogs and 76 million cats in U.S. households as of 2020, according to APPA, for a total of 173 million pets, an average of 2.0 per pet household. Based on our average nightly rate of approximately $35 per pet, this results in a total overnight market opportunity of $68.8 billion. This is more than 20x the size of the current commercial market for overnight pet services. Over the next ten years, with the growth of travel nights based on Euromonitor estimates, and our estimate of the increase in pet households, we calculate that the market could grow to $100.2 billion.

Overnight Services	Current	Future
% Households with Pets	67%	75%
Total Households (millions)	126	135
Total Pet Households (millions)	85	101
Total Trip Nights / Household	11.4	13.9
Total Addressable Nights (millions)	964	1,403
Pets Per Pet Household	2.0	2.0
Cats and Dogs in U.S. Families (millions)	173	206
Price Per Pet Per Night	$35	$35
Total ($bn)	$68.8	$100.2
Overnight TAM ($bn)	$69	$100

Daytime Services

The table below details our calculation of the daytime services opportunity in the United States. There were 97 million dogs in pet households in 2020 according to APPA, and we estimate that figure can grow to 115 million over the next ten years. We estimate the number of services per year for dog grooming and walks and the percentage of pet households addressable for these services. Based on our average rate of $50 per groom and $20 per walk, we estimate a total daytime market opportunity of $9.8 billion, with $5.8 billion from grooming services and $4.0 billion from walking services. This nearly $10 billion total addressable market is more than two times the size of the current commercial market for daytime pet services. Over the next ten years, with our estimate of the increase in pet households and addressable grooming households, we calculate that the market could grow to $13.4 billion per year. We believe opportunities in dog daycare and drop-in visits to be incremental to this market opportunity, as well as daytime service opportunities for cats.

Daytime Services	Current	Future
Total Dogs in U.S. Families (millions)	97	115
Groomings Per Pet Per Year	3.0	3.0
Price Per Grooming	$50	$50
% Households Addressable	40%	50%
Total (billions)	$5.8	$8.7
Walks Per Dog Per Year	52.0	52.0
Price per Walk	$20	$20
% Households Addressable	4%	4%
Total (billions)	$4.0	$4.8
Daytime TAM ($bn)	$10	$13

In total, we estimate an approximately $79 billion market opportunity today, growing to $113 billion in the next ten years. We estimate that this opportunity increases by 30% when including the opportunity in the Canadian and Western European markets where we currently operate.

Overview of the Pet Services Market

Existing Options for Pet Parents

For the millions of pet parents with travel plans or busy schedules, each existing care option presents its own disadvantages, especially for parents who have concerns that their pet will not receive enough individual care or human attention.

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Family, Friends, and Neighbors. Most pet parents rely on short-term favors to care for their pets, but these arrangements can cause social guilt and require return favors. Pet parents choose friends, family, and neighbors so that their pet has a familiar experience. However, because the service is a favor, and not for pay, pet parents may feel unable to either specify or insist on particular levels of care.

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Local Independent Providers. Local mom and pop shops and independent professionals often operate at small scale with little to no online presence, primarily relying on word of mouth and marketing solutions such as flyers and local ads. As a pet parent, it is difficult to know where to find reliable information, who to call, and who to trust.

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Large Commercial Providers. Large commercial providers, such as kennels and daycares, cannot meet the individual needs of pet parents. First, they are often expensive. Second, many pets are not compatible with the crowded nature of large providers. Finally, pet parents may not feel comfortable with the quality of care their pets may receive from a commercial provider.

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Online Aggregators. Pet parents can also access general purpose online aggregators and directories, such as Craigslist, Next-door, or Yelp, to find pet care providers. However, pet parents may lack trust in these directories, or find it difficult to find an available and appropriate pet care provider.

What Pet Parents Want

We founded Rover because we believed a platform like ours could better address pet parents’ basic pet care needs—and that doing so represented an enormous business opportunity. As busy pet parents, we were ourselves familiar with the specific balance of quality, ease of use, and affordability that, if brought to market, could delight pet parents everywhere. In short, pet parents want:

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An environment where their pet feels happy and stress-free. Above all, pet parents care about how their pets feel when they are away. Pet parents want regular reassurance that their pets feel as comfortable as they would at home. While some commercial providers try to address this need with innovations like pet webcams, pet parents often desire more peace of mind.

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Confidence and reassurance that their pets are receiving excellent, personalized care. Pet parents want the ability to carefully choose a provider and to confirm that their pets’ care is personalized to their needs and expectations. They also want to know that there are resources in place to handle problems that arise while they are away from their pets.

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Technology-enabled ease of access and management. Pet parents expect to be able to use their mobile devices or computers to find available providers who will meet their pet’s needs. They want to effortlessly contact and communicate, book and pay for a service, and stay connected so they can feel confident their pet is being loved and is safe and happy in their absence.

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Care that suits their budget and their lifestyle. While many pet parents may find commercial solutions too expensive, they also live full lives and are willing to pay the right price for the right care. For other parents whose pets often have specific needs or requirements, cost is not a barrier in exchange for safe, trusted, loving care.

Why Pet Parents Love Rover and Repeatedly Book

When a pet parent encounters Rover for the first time, they immediately understand that we understand them. As pet parents new to Rover move through their first experience of browsing, booking, and managing care on our platform, our goal is to delight them by anticipating and addressing their specific, unique needs. We aim to establish Rover as an extension of and improvement upon the pet care provided by friends and family: a loving, trustworthy, reliable option that becomes the go-to solution. Our success is reflected in the loyalty of our customers—for the year ended December 31, 2020, 86% of our bookings were repeat bookings.

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Personalized care for each unique pet. The first thing we present to pet parents is a wide variety of pet care providers to choose from. Our platform empowers parents to choose providers based on type of house, access to a yard, and the presence of children. Parents can find providers that will allow their pets on their furniture or will let them sleep on the bed. We also prompt pet parents to share details about their pets’ preferences, behavior, feeding habits, and lovable quirks to empower care providers to cater their care to each pet. We allow parents to create the familiar experience of care from friends, family and neighbors for their pet, in an environment where they can also feel comfortable and specify exact care standards.

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Care provider trust as a foundation. Pet parents see that providers on Rover share detailed profiles and personal information about themselves in order to build trust. They include their names, pictures, and a description of their pet care experience and offerings, along with data on the number of repeat customers, verified customer reviews, and photos from previous stays. We also encourage pet care providers, pets, and pet parents to get to know each other before booking and mutually confirm their fit, through the use of “Meet & Greets.”

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Higher quality service at any price point. Pet parents find that pet care providers typically offer better quality service than traditional commercial offerings, at more affordable prices. For example, pet care providers on Rover’s platform charged an average cost per night per pet for boarding in the United States of approximately $34 in 2020, on the lower end of the national range of $29 to $80 per night at dog kennels according to Homeguide.com. However, for pet parents seeking luxury experiences or specialized care for their pet, including pet massages, home-cooked food, or training, those services are available on Rover as well.

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Easy booking process. Pet parents have a simple and intuitive overall experience of finding, booking, and paying a pet care provider. Contacting a pet care provider through Rover us is as easy as a few keystrokes or taps on a phone, and most pet care providers respond in order to confirm the service within about three hours.

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Verifiability of quality and peace of mind. Once a booking is in process, pet parents often receive pictures and videos of their pet, sent to them by the pet care provider through our app or online. To date, 105 million photos have been shared on our platform, or roughly an average of 5.5 photos per booking. Providers can also map their dog walks and share information with pet parents. In fact, providers reported 11.5 million pees and poops, and 2.4 million miles walked while caring for pets in 2019. Beyond the burst of joy that comes with seeing their pet’s smiling face while they are away, this provides pet parents with peace of mind.

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Rover’s commitment to safety. Finally, pet parents see that trust and safety are at the heart of what we do. On top of our 24/7 support, we set clear community guidelines and provide features that facilitate safe, informed, and positive experiences for the people and pets in our community. In the rare instance that something goes wrong during a booking, the Rover Guarantee program covers members of our community up to a specified amount for costs arising from certain injuries or damages that occur during a service booked and paid through Rover. Our dedicated Trust & Safety team is equipped to offer steady, reliable, empathetic service to pet parents and pet care providers alike should any questions arise.

What Pet Care Providers Want

Our success is built on the foundation of the pet care providers who have chosen to provide their services through us. Over the years, we have gotten to know the hundreds of thousands of care providers on the Rover platform, and understand what they want:

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Flexibility and empowerment. Pet care providers want to offer their services on their own terms. Some providers who use Rover have a separate job, are retired, or work at home and are looking for a “side hustle,” while others are looking to build a pet care business that can grow and scale to a full-time commitment. Our pet care providers tend to be younger when compared to the average pet owner based on a survey conducted by APPA.

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The love of pets in their lives. Pet care providers are driven by a shared love of pets. Passion for the playful energy and sweet companionship of a pet is a prerequisite. As one pet care provider shared in a November 2020 survey, they offer their services on Rover "to experience having a pet because I don’t have time for one—and for the extra money." It’s a common refrain among our provider community: offering pet care is more than a way to make money. We are consistently struck by their passion for pets and providing excellent care.

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Meaningful earnings, given the effort. Some pet care providers seek to make thousands of dollars per year, while others are satisfied with one or two stays per month. Whatever level they choose, satisfaction in providing care is directly tied to their ability to maximize their time with pets, and minimize time on logistics, marketing, and other administrative duties.

Why Pet Care Providers are Attracted to Rover and Stay on Our Platform

Similar to pet parents, when prospective pet care providers encounter Rover for the first time, we aim to anticipate and address many of their needs in advance in a way that they notice immediately. For the year ended December 31, 2020, 83% of our bookings were with pet care providers who had received bookings on our platform in 2019.

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Easy access to nearby demand from pet parents. The first thing that we want prospective providers to notice is that other providers in their areas have amassed dozens, if not hundreds, of reviews and repeat bookings. By browsing the profiles, reading the provider reviews, and observing stay photos, they can quickly get a sense for the experience of being a provider on Rover. And by observing the simple, straightforward profiles of the more successful providers in their areas, potential pet care providers can easily appreciate the effort that is required to establish a presence on the platform.

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Simple listing setup with an emphasis on trust. Pet care providers who establish a presence on Rover discover that, while the process itself is straightforward, it also helps them to build trust and transparency with pet parents. Specifically, pet care providers are required to pass a background check in the United States and Canada or identity verification in Europe, and disclose pertinent details about themselves and their residences that are reviewed by Rover specialists. They are encouraged to reach out to others who will write testimonials about their trustworthiness that are made available to pet parents. These measures reassure pet care providers that they are joining a platform that will represent them as trustworthy and reliable.

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Flexible, straightforward booking management tools. Our platform offers tools that allow pet care providers to manage bookings, retain information about the pet parents and pets they have booked, and safely communicate (including through their anonymized Rover number) to share photos, videos, and GPS mapping. They can receive safe, secure, and convenient online payments, set their availability with our calendar feature, and only book care that’s a fit for their preferences and schedule.

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24/7 support, for problems big and small. If something goes wrong during a booking, pet care providers have the support of our customer service team and the Rover pet care community in helping to resolve issues. For example, Rover customer service can connect pet care providers to a third-party veterinary telemedicine service to help them assess severity if a dog under their care becomes ill. Rover customer service agents can message the local community of pet care providers in the area to help look for a lost dog or to provide back-up care if that pet care provider needs to cancel at the last minute. Further, the Rover Guarantee program provides peace of mind for pet care providers, and we find that they often value it even more than pet parents.

Our Marketplace Creation Strategy

To create this new market for pet services, which requires both local network effects and platform network effects, we have developed a local marketplace and brand strategy. In particular, by providing excellent customer satisfaction, with 97% 5-star reviews, we drive word of mouth growth in a local marketplace. This drives our brand in combination with efforts such as television marketing and our leading blog for pet lovers.

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New pet parents and pet care providers join Rover organically. Pet parents and pet care providers from neighborhoods covering 96% of the United States population have signed up with Rover. In the year ended December 31, 2020, 44% of new pet parents came to us through word-of-mouth—51% in our largest U.S. markets. We also complement word-of-mouth momentum with content to drive awareness of Rover with more pet lovers. We created The Dog People, our blog, in 2014, and have scaled it to approximately seven million monthly unique visitors as of June 2021, one of the largest pet blogs in the world.

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Our matching algorithm increases customer satisfaction, growing the marketplace. Unlike marketplaces that invest primarily in acquisition marketing to create a flywheel of growing demand and supply, Rover’s matching algorithm is the key to our marketplace creation strategy. Because each pet’s needs are unique, pet care providers, unlike service providers in many other marketplaces, are not interchangeable. Facilitating great matches between pet, parent, and provider is the most important thing we do. Rover engineers, data scientists, and statisticians develop, maintain and update our algorithms. We use reviews, proximity, browsing, contact, and booking data to predict which pet care providers are most likely to be great matches when pet parents search for providers in our marketplace. The stages of our matching algorithm are:

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More bookings lead to more data. With more bookings we increase the density and diversity of our marketplace, adding to our data science asset and improving our ability to facilitate better matches through machine learning.

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More data leads to better matches. As activity on our platform grows, we make better matches in a geography over time. We monitor over a hundred attributes of a booking, including proximity, response time, and likelihood to rebook.

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Better matches lead to more bookings. Our proprietary Rover algorithm learns to present pet care providers who are most likely to match for a booking, and who have quick response times, increasing the likelihood that a search turns into a booking.

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Repeat bookings increase, driving brand awareness and word of mouth attraction of more new pet parents and pet care providers. As pets and parents have better experiences on Rover, they are increasingly more likely to rebook services. Increases in loyalty from pet parents also increases word of mouth marketing to other pet parents, who then join the platform. These pet parents, in turn create even more information that Rover can use to make the experiences of other pets, parents, and pet care providers even better in the future, creating a virtuous cycle. Our brand sits at the nexus of trust and love, and our brand strategy is to earn our place in pet parents’ “circle of trust” for pet care. We do this by establishing Rover as an extension and improvement upon pet care provided by friends and family: a loving, trustworthy, reliable option that becomes the go-to solution.

In these ways, improvements in our matching algorithm has compounding, accelerating effects on the ability of our marketplace to scale, and to leverage our scale into faster scaling, as seen in the figure below.

We complement our organic growth with paid customer acquisition. Our algorithm improves paid marketing efficiency as a local marketplace grows. Once our matching algorithms have enough data to increase our conversion rate and rebooking rate in a market, we accelerate investment in paid customer acquisition. In 2019, 46% of new bookings came from paid channels. We use predictive analytics to invest in marketing and target a one to two quarter payback period, inclusive of variable costs. Because of our matching algorithm, we can acquire customers more efficiently than competing platforms with lower conversion rates.

Competitive Strengths

As we grow our online pet care marketplace, our competitive strengths relative to other online platforms include:

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Largest number of high-quality pet care providers. Pet care providers are attracted to the Rover platform. As pet parents conduct more transactions on the platform, they create additional bookings for pet care providers. Additional bookings enable care providers to make more money and to manage their listings so that the matches they receive are even more targeted to their own preferences without sacrificing earnings. For example, a pet care provider who desires to book only with Havanese dogs may find herself able to do that over time as she amasses sufficient reviews and repeat customers, and as the Havanese bookings increase. This ability to precisely satisfy the unique preferences of pet care providers is very difficult to replicate and translates to enormous provider satisfaction and advocacy. Pet care providers come to our platform organically and stay with it. For example, we find that 70% of our providers receive three or more bookings in their first 12 months on the platform. For those in this group, when comparing year 2 revenue to year 1 repeat revenue, providers experience above 90% revenue retention. In subsequent years, we see revenue retention increase.

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Rover algorithm and data scale to make better matches. The scale and breadth of Rover’s pet care provider network, coupled with the evolution of our algorithm, enables us to continuously improve matches on our platform. Instead of just investing in marketing to grow our marketplace, we have focused on matching the needs and preferences of each individual pet parent to the best pet care provider. As a result, pet parents who were first-time users of Rover during the three months ended June 30, 2021 were over 10 times more likely to find and book with a pet care provider than first-time users in 2012.

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Multiple network effects. According to available credit card data, we are the leading marketplace for pet services in the United States, Canada and Europe; GBV on Rover in the United States was approximately 14x the size of the next closest online marketplace for pet care for the three months ended June 30, 2021, up from 8x for the three months ended June 30, 2020. This credit card data was based on a sample of transactions in the United States during such periods from a third-party market research platform that transforms raw transaction data into structured data for market analysis and comparison. To estimate our relative size to our next closest competitor we compared the third-party data for such closest competitor to the third party data for Rover. Although we believe that these samples were representative of the online market for pet care, credit card sales may not be an accurate proxy to measure the size of an online marketplace. To the extent that customers use certain card types more or less frequently than customers of our competitors, this difference in credit card composition could impact the estimated market size differential between Rover and its competitors, and actual results for the total market or for different periods may vary. With our leading scale, we can offer pet parents and pet care providers the benefits of density and diversity in a local marketplace. Pet parents searching for care on Rover can often find providers that live in their neighborhoods, or even—in the case of people in large cities—in their own apartment buildings. They can also find pet care providers who have both a broad diversity of environment, offerings, availability, capabilities, and price points to meet the unique needs of their pets. Many of these providers will also have dozens, if not hundreds, of reviews and repeat customers. This combination of density, diversity, and quality results in better matches and more positive experiences on our marketplace.

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Strong pet parent loyalty and word-of-mouth growth. In 2019, 1.1 million unique pet parents had a booking on our platform. We define pet parent cohorts by the month/period in which pet parents first booked on our platform. Of our January 2019 cohort, 62% of new pet parents on Rover rebooked within the first 12 months. Our continuous excellence in facilitating initial matches between pet, parent, and provider translates directly into advantages in our ability to retain pet parents and match them with providers who offer other types of services as well. For example, a new pet parent who books a drop-in visit as a first service on Rover may translate her delight into trials of doggy day care, or dog walking. The number of bookings per repeat customer has grown from 3.7 in year 1 for our January 2013 cohort, to 7.2 in year 1 for our January 2019 cohort, our latest first year cohort prior to the impact of COVID-19.

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Top Tier trust and safety support designed for pet care. Our platform provides trust and safety to both pet lover and provider by carefully selecting the trust and safety agents that assist parents and providers with everything from emergency vet visits to questions about pet behavior. Rover has spent the last eight years evolving the practice of supporting parents and providers via phone and email, maintaining monthly satisfaction scores >90%.

Growth Strategies

We aim to build a global brand that stands for excellence in pet care through the pursuit of the following strategies. These individual vectors accelerate each other by driving the entire marketplace with additional cross-sell opportunities and brand and data synergies.

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Attract and delight customers in existing geographies and within existing services. We believe that considerable growth remains within our existing service offerings and geographies. Our cumulative customer volumes represent a tiny fraction of this potential. From inception through June 30, 2021, more than two and a half million unique pet parents had booked a service on Rover, which represents approximately 2% of the estimated 125 million pet households in the United States, Canada and Western Europe.

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Expand service offerings and pets covered. We plan to introduce additional service offerings in the Rover marketplace, further delighting pets, parents, and providers and driving significant revenue growth. For example, in late 2015 we introduced dog walking, drop-in visits, and doggy day care as complements to dog boarding and house sitting. In the six months ended June 30, 2021, those services had expanded to 30% of total GBV. In late 2018, we piloted in-home dog grooming. We temporarily paused expansion of the grooming service to additional markets due to COVID-19, but have resumed our roll-out of this service in the second half of 2021.

We launched Rover with pet services for dogs and found that pet lovers use Rover to arrange care for animals of all types. In 2018, we modified our applications to better support cats on the platform. Over time we expect to enhance our cat offering and expand offerings to more types of pets. We will continue to add offerings to delight pet care providers and pet parents.

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Increase international coverage. We aim to serve pet parents and pet care providers around the world. In the near term, our focus is to complete our European footprint. While we believe that our current footprint represents the most opportunity in Western Europe, we also believe that Belgium, Ireland, Austria, Switzerland, Denmark, and Poland are attractive markets that offer meaningful expansion to our existing European opportunity. We plan to expand organically, and continue to evaluate acquisitions to supplement our organic growth and operating leverage. Over the longer term, we may expand into additional attractive geographies.

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Grow advertising and retail offerings. We plan to leverage our brand to expand revenue from non-service offerings. We offer our The Dog People blog and Rover Store to make life easier and more joyful for pet parents and pet care providers. As part of our publishing platform, Rover pet care experts and writers craft customer-centric product reviews, recommendations, and information, which have become a trusted source on all things pet-related. Over time, we entered into affiliate relationships with select retail partners to monetize our content operation. Our second initiative to leverage our brand to make life easier for pet parents is the Rover Store, which offers products that make pet people feel welcomed, understood, and celebrated. The Rover Store celebrates unique human-pet relationships with bespoke Rover-branded merchandise for sale alongside curated and high-quality third-party merchandise.

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Expand strategic partnerships. We believe that, over time, we can extend the value of Rover with strategic partnerships in the pet industry and others, including travel, hospitality, and omni-channel retail. We anticipate that many of these partnerships will be structured as affiliate relationships in which the partner introduces Rover to their customer base, and in turn receives a referral commission for completed bookings. These mutually beneficial partnerships can enable efficient growth by connecting Rover to new audiences of highly-qualified prospective customers: pet parents interested in travel, leading busy lives, and actively shopping for products they and their pets will love. By introducing Rover to these audiences through brands such audiences know and trust, we can target our awareness-building efforts and connect more pet parents with quality, local pet care providers.

Our Services

The figure below describes the services offered on our marketplace, with GBV and average price based on 2019 results. To find a pet care provider, following contact on our app, pet parents often arrange a “Meet and Greet” with the pet care provider. Once the service begins, pet parents can receive regular photos and updates from the pet care provider. Following the service, pet parents can review the pet care providers. Often, new pet parents come to our platform ahead of a planned trip, and once they experience Rover, they expand to daytime services as well. We introduced recurring bookings for daytime services in 2019 to allow pet parents to set a regular schedule for their pets.

A Foundation of Trust and Safety

Rover was founded in reverence for the unique bond between each pet and parent, so no pet, parent, care provider, or safety incident is a mere statistic. Safety on every booking is important to us, and we are committed to reducing the frequency of incidents on our platform as we evolve. Moreover, although infrequent, if things go wrong, we are committed to continually improving our effectiveness in responding. We believe our trust and safety record is superior to other online marketplaces or traditional commercial offerings. These results are made possible by a number of investments we have made to bring peace of mind to pet parents.

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Watchlist and background checks. All new pet care providers on our platform in the United States and Canada pass third-party background checks in order to offer their services on Rover. In Europe, we use a third-party to conduct an identity verification on all pet care providers. Pet care providers in the United States are subject to a social security number and address trace and are checked against national criminal offense databases, sex offender registries, and certain regulatory, terrorist, and sanctions watchlists. All pet care provider profiles are also subject to review and approval by our team of pet care provider specialists.

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Community standards. We move quickly to correct behaviors that are not consistent with our community guidelines. We regularly remove both pet parents and pet care providers from our platform when they behave in ways that violate our community guidelines. In doing so, we preserve the integrity of our platform and keep Rover safe for pets, parents, and providers.

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Detailed pet care provider profile. All pet care providers on our platform provide a detailed profile and personal information such as name, profile picture, personal address, and pet care experience, among other information. This information, along with data on the number of repeat customers and verified customer reviews, provides additional trust for pet parents.

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Personal information privacy. Pet parents and pet care providers can meet and communicate through the Rover platform without sharing their personal information with each other until they schedule a booking or decide to share personal information via Rover messaging.

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Customer reviews. After a booking is complete, pet care providers can write reviews of the pets and respond publicly to the pet parents’ review of themselves. From inception through June 30, 2021, our pet parents and pet care providers had written 3.9 million cumulative reviews, and 97% of our reviewed bookings had a 5-star rating. Reviews of pets are not made public and are used only by our Trust & Safety team.
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Support. As a commitment to quality experience and peace of mind for our pet care providers and parents, our support line is available 24 hours a day, seven days a week in the United States and Canada, 9:00 am to 6:00 pm in the United Kingdom, and 10:00 am to 7:00 pm in Europe. Our monthly trust and safety customer satisfaction score is over 90% and averaged approximately 92% in 2020. Pet care providers also have access to advice from qualified veterinary professionals in case of emergencies. In the unfortunate event that a pet care provider needs to cancel at the last minute, our Reservation Protection means our customer service team will help the pet parent find someone new.

Our People and Culture

Amazing people come to work at Rover because they hear about our culture. Our leadership team is committed to building and sustaining a culture that challenges people to be the best contributors to the business that they can be, but also welcomes and values them as human beings with everyday failings and struggles that show up in the workplace. As a result, we have built a team of results-oriented and data-first professionals who are also collegial, personable, and genuinely nice to be around. This culture is consistent with our company brand, and also makes sense, given the number of dogs in the office each day.

Our approach for building culture is explicit. “Culture” can be defined as “the quality in a person or society that arises from a concern for what is regarded as excellent.” We subscribe strongly to this idea and, as a company, have established those ideas that are excellent in the form of our company values. These values are not simply words on paper; they are statements that we take seriously and that we reinforce regularly during our interview process, in our employee review and development process, in our consideration of internal promotions, and in regular company presentations. These values are tied directly to specific, unique-to-Rover behaviors that we encourage, and others that we do not. They are worth stating here in their entirety:

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Commitment to our community. We do our very best, every day, to serve the needs of pet care providers, parents, and their pets, so they feel a part of our community. Their safety and well-being are top priority.

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No office politics. We lean into the hard stuff, own our decisions, and prioritize business goals over short-term career interests. We have respect for transparency and reverence for vulnerability, and we tell it how it is—including about ourselves.

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Intentional balance of pace and precision. We rely on data and analysis to drive decisions, and we’re deliberate about balancing speed with the risk of error. And when it’s time to go fast, we move. We’re not intimidated by failure, accepting occasional errors of action as evidence of momentum.

•	Focus on impact. We don’t waste time and we don’t waste money. We value results, not just insights or effort.
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Discipline in the way we debate. We get the right people involved in key conversations. When we spot a problem, we propose a solution. We believe that the best business outcomes come from a diverse set of perspectives. And when the decision parent makes a call, we lock arms to support its success.

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Devotion to each other as people. We’re driven by seeing our people succeed and grow. Families and life events come first, and we make space for fun and celebration. We’re committed to building a culture of inclusivity and diversity and ensuring everyone contributes to their fullest potential.

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Relentless pursuit of inspiring outcomes. We’re determined to do our jobs better than they’ve ever been done, and we inspire each other by pushing past our own perceived limitations—with the full knowledge that doing so will be uncomfortable.

As of June 30, 2021, we had 315 employees. When not working from home due to a global health pandemic, our employees work in a collaborative, fun, and engaging environment with our four-legged friends in our Seattle headquarters, as well as our regional offices in Barcelona and Spokane.

Development and Technology Infrastructure

Our technology vision is to build and deliver secure, flexible, scalable systems, tools, and products that exceed our customers’ expectations, accelerate growth, and improve productivity. Our guiding principle is to aim for a technology architecture that is modularized along natural domain boundaries emerging from how our business works.

We built our marketplace to constantly improve in its ability to match unique pets with unique pet care providers as the business scales. Our proprietary core booking funnel platform connects to the frontend customer web and mobile clients, as well as to our support operations team. This platform also connects to our data science platform. We collect and secure information generated from customer activity and use machine learning to continuously improve our matching algorithm. We have a common platform that allows us to seamlessly internationalize our product, integrate images and videos, use experiments to optimize customer experience and test product improvements in real time, monitor our site reliability, and rapidly respond to incidents. Finally, our core booking funnel platform connects to leading third party vendors for communications, payment processing, IT operations management, as well as background checks.

We have a research and development culture that rapidly and consistently delivers high-quality products, and enhancements to the performance, functionality, and usability of our platform. We have assembled a team of 103 highly skilled technical leaders, engineers, designers, and computer and data scientists whose expertise spans a broad range of technical areas, as of June 30, 2021. We organize our team with product development, platform engineering, data engineering and analytics, cloud engineering solutions, and information security. We focus on customer experience, quality, consistency, reliability, and efficiency when developing our software. Our offerings are mobile-first and operating system-agnostic. We follow agile methodology, frequently update our software products and have a regular software release schedule. Our products and systems are built on secure and scalable technology platforms and services that enable us to deliver customer-centric products and services on infrastructures that manage peaks in demand.

We have a commercial agreement with AWS for cloud services provided by AWS to help deliver and host our platform. As a result of this relationship, we believe we are more resilient to surges in demand on our platform or product changes we may introduce. See “Risk Factors—Rover primarily relies on Amazon Web Services to deliver its services to users on its platform and any disruption of or interference with its use of Amazon Web Services could adversely affect its business, financial condition and operating results.”

We designed our platform with multiple layers of redundancy to guard against data loss and deliver high availability. Full disk snapshots of the database are performed daily, and databases can be restored to any point in time within the retention period using our database services’ point-in-time recovery features. In addition, as a default, redundant copies of content are stored independently in at least two separate geographic regions and replicated reliably within each region. We are also investing in iterating and continuously improving our data privacy, data protection, and security foundations and continually implement review, and update our related policies and practices.

Support Operations

Our support operations team assists owners and pet service providers with items such as changes to existing bookings, questions concerning completion of a booking, addressing safety issues such as illness or other complications, and the initial quality review of pet service provider profiles. We are proud of our success in providing excellent support to both pet parents and providers. In the United States and Canada, our support team offers 24/7 assistance in both French and English. We rely on a network of third-party partners to handle most of our customer service-related inbound requests, while more sensitive issues are handled by our employee teams located in Seattle and Spokane.

In Europe, all of our service-related contacts, both voice and email, are handled by employees that are located in Barcelona. These agents are trained to handle both routine and escalated contacts. We offer local language support for all the countries in which we operate, with the hours of operation for this support varying by language.

Marketing

Our marketing strategy primarily consists of acquisition marketing, brand marketing, and our blog, The Dog People.

We use our Rover algorithm to optimize return on performance marketing expenses. We manage our digital demand acquisition marketing at a local level. In the earlier stages of maturity within a specific geography, we use acquisition marketing to complement organic growth and increase information for our algorithm. As a specific geographic marketplace matures, we see the proportion of new bookings driven by word-of-mouth increase. Once a marketplace is more mature, we accelerate acquisition marketing in developed markets with a faster payback period and higher expected lifetime value for a new pet parent. Marketing spend, inclusive of headcount, represented 18% of GBV in 2018, 11% in 2019, and 7% in 2020 for the years ended December 31. Marketing spend, inclusive of headcount, represented 11% in 2020 and 5% in 2021 of GBV in the six months ended June 30.

In response to the COVD-19 pandemic, in the second, third and fourth quarters of 2020, we cut 87% of marketing spend relative to spend in the first quarter of 2020. Our new bookings in the second, third and fourth quarters of 2020 only decreased by 34% relative to the first quarter of 2020. In the first quarter of 2021, we cut 81% of marketing spend relative to spend in the first quarter of 2020. Our new bookings in the first quarter of 2021 only decreased 7% relative to the first quarter of 2020. We expect to expand paid acquisition marketing as market conditions recover from the COVID-19 pandemic. For example, marketing spend increased 108% in the second quarter of 2021 relative to the second quarter of 2020, while new bookings in the second quarter of 2021 increased 124% relative to the second quarter of 2020.

Our brand marketing strategy consists primarily of word of mouth, our Dog People blog, public relations, and up-funnel media buys that fit within our marketing payback guidelines. Our brand strategy is to earn a place in pet parents’ “circle of trust” for pet care. We do this by establishing Rover as an extension of and improvement upon the pet care provided by friends and family: a loving, trustworthy, reliable option that becomes the go-to solution.

We created The Dog People blog in 2014 and have scaled it to approximately seven million monthly unique visitors in June 2021, one of the largest pet blogs in the world. In addition to driving awareness of Rover to prospective customers, The Dog People also helps us to constantly reinforce our brand with pet parents and pet care providers who are currently on the platform. Historically our content has focused on helpful, instructional articles designed to make it easier for people to have pets in their lives and spotlighting relevant stories that celebrate the joy of pets.

Employees

As of June 30, 2021, we had 315 employees worldwide, including 103 in product development, 31 in marketing, 123 in operations and support, and 58 in general and administrative. We also engage contractors and consultants. None of our employees are represented by a labor union. We have not experienced any work stoppages.

Because of the devastating impact of the COVID-19 pandemic, we made the difficult decision to reduce our workforce by approximately 200 employees in the first half of 2020. For impacted employees, in addition to severance, we extended health benefits for six months and offered a longer exercise window for stock options. To support our teams during that difficult time, our management team focused on being intentional about how we communicate, providing context for our decisions, and acknowledging the ongoing human impact of the pandemic and the reduction in force to our employees.

Facilities

Our corporate headquarters is located in Seattle, Washington pursuant to an operating lease that expires in 2030. We lease additional offices in Spokane, Washington, and Barcelona, Spain. We believe that these facilities are generally suitable to meet our needs.

Competition

Our customers consist of pet parents and pet care providers, and we compete to attract and retain both pet parents and pet care providers on the basis of brand appeal, commitment to safety, customer service, and the usefulness and convenience of our platform. We also compete, with respect to pet parents, on quality, affordability and variety of offerings, and, with respect to pet service providers, on the ability to generate income.

The markets in which we operate are highly fragmented. We face multiple competitors across different categories, and our competitors vary in both size and breadth of services. We expect competition to continue, both from current competitors, who may be well-established and enjoy greater resources or other strategic advantages, as well as new entrants into the market, some of which may become significant competitors in the future. Our main competitors include:

•	Friends, family, and neighbors. Our largest competitive dynamic remains the people to whom pet parents go for pet care within their personal networks.
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Local independent operators. Local mom and pop shops and independent professionals often operate at small scale with little to no online presence, primarily relying on word of mouth and marketing solutions such as flyers and local ads. As a pet parent, it is difficult to know where to find reliable information, who to call, and who to trust.

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Large, commercial providers. Large commercial providers, such as kennels and daycares, often struggle to meet the individual needs of pet parents and their pets. Such providers can be expensive, and their facilities are often crowded, inducing stress in some pets and leading pet parents to question the quality of care their pets receive.

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Online aggregators and directories. Pet parents can also access general purpose online aggregators and directories, such as Craigslist, Nextdoor, or Yelp, to find pet care providers. However, pet parents may lack trust in these directories, or find it difficult to find an available and appropriate pet care provider.

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Other digital marketplaces. We compete with services such as Wag, the next largest online marketplace for pet care, and the pet care offering on Care.com in the United States, and small operators such as Gudog and Pawshake in Europe. We differentiate ourselves with our pure play and scaled offering.

We believe that we compete effectively against each of these competitors given our scale, brand, trust, service, convenience, data, quality of care, and affordability and ability of care providers to generate income.

Intellectual Property

We believe that our intellectual property rights are valuable and important to our business. We rely on trademarks, copyrights, trade secrets, license agreements, intellectual property, assignment agreements, confidentiality procedures, non-disclosure agreements, and employee non-disclosure and invention assignment agreements to establish and protect our proprietary rights. Though we rely in part upon these legal and contractual protections, we believe that factors such as the skills and ingenuity of our employees and the functionality and frequent enhancements to our platform are larger contributors to our success in the marketplace.

We have an ongoing trademark and service mark registration program pursuant to which we register our key brand names and product names, taglines, and logos in the United States and other countries to the extent we determine appropriate and cost-effective. As of June 30, 2021, we held 9 registered trademarks in the United States and 17 registered trademarks in foreign jurisdictions. We also have common law rights in some trademarks and pending trademark applications in the United States and foreign jurisdictions. In addition, we have registered domain names for websites that we use in our business, such as www.rover.com and other variations.

We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost-effective. Despite our efforts to protect our intellectual property rights, they may not be respected in the future or may be invalidated, circumvented, or challenged.

Data Privacy, Data Protection and Security

We are committed to earning and maintaining the trust of our customers and our employees, and as such, we place an emphasis on data privacy, data protection and security. Our privacy and information security program is designed and implemented, both within our internal systems and on our platform, in an effort to address the security and compliance requirements of personal or otherwise sensitive or confidential data related to pet parents, pet service providers, and our employees.

We have a dedicated team of professionals that focuses on technical measures such as application, network, and system security, as well as policy measures related to privacy compliance, internal training and education, and documented incident response protocols. We maintain a documented information security program that includes periodic scans designed to identify security vulnerabilities on our servers, workstations, network equipment, production environment, and applications, and provides for subsequent remediation of any discovered vulnerabilities according to severity. We also conduct regular penetration tests and remediate according to severity for any vulnerabilities found.

We encrypt sensitive and proprietary information, as well as the personal information of our customers and our employees, both in transit (using secure transport layer security cryptographic protocols) and at rest. We use multi-factor authentication, permissioning software, audit logs, and other security controls to control access to internal systems that contain personal or other confidential information.

We design and implement our platform, offerings, and policies to facilitate compliance with evolving privacy, data protection and data security laws and regulations, as well as to demonstrate respect for the privacy and data protection rights of our customers and employees. We publish our customer-related privacy practices on our website, and we further maintain certain additional internal policies and practices relating to the collection, use, storage, and disclosure of personal information. We have also developed a process for responding to requests made by law enforcement or government authorities for the personal information of our customers, and in connection with that process, we generally require a subpoena, court order or similar legal process prior to providing such personal information.

Publication of our Privacy Statement and other policies and notices regarding privacy, data protection and data security may subject us to investigation or enforcement actions by state and federal regulators if those statements, notices or policies are found to be deficient, lacking transparency, deceptive, unfair, or misrepresentative of our practices. We also may be bound from time to time by contractual obligations related to privacy, data protection, or data security. The laws and regulations to which we are subject relating to privacy, data protection, and data security, as well as their interpretation and enforcement, are evolving and we expect them to continue to change over time. For example, the CCPA, which went into effect on January 1,

2020, among other things, requires covered companies to provide specified disclosures to California consumers, and affords such consumers abilities to opt out of certain sales of personal information. Additionally, in November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020, or CPRA. The CPRA further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. Guidance related to the CCPA and CPRA continues to evolve. Other privacy and data security laws and regulations to which we may be subject include, for example, the California Online Privacy Protection Act, the Personal Information Protection and Electronic Documents Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, Canada’s Anti-Spam Legislation, the EU General Data Protection Regulation, the Telephone Consumer Protection Act, and Section 5 of the Federal Trade Commission Act. More generally, the various legal obligations that apply to us relating to privacy and data security may evolve in a manner that relates to our practices or the features of our mobile applications or website. We may need to take additional measures to comply with new and evolving legal obligations and to maintain and improve our information security posture in an effort to reduce information security incidents or avoid breaches affecting personal information or other sensitive or proprietary data. See “Risk Factors—Changes in laws or regulations relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by us to comply with such laws and regulations or any other obligations relating to privacy, data protection or the protection or transfer of data relating to individuals, could adversely affect our business.”

Government Regulation

We are subject to a wide variety of laws, regulations, and standards in the United States and other jurisdictions. These laws, regulations, and standards govern issues such as worker classification, labor and employment, anti-discrimination, payments, pricing, whistleblowing and worker confidentiality obligations, animal and human health and safety, text messaging, subscription services, intellectual property, consumer protection and warnings, marketing, product liability, environmental protection, taxation, privacy, data protection, data security, competition, unionizing and collective action, arbitration agreements and class action waiver provisions, terms of service, e-commerce, mobile application and website accessibility, money transmittal, and background checks. These laws, regulations, and standards are often complex and subject to varying interpretations, in many cases due to their lack of specificity or unclear applicability, and as a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state, and local administrative agencies.

National, state and local governmental authorities have enacted or pursued, and may in the future enact and pursue, measures designed to regulate the “gig economy.” For example, in 2019, the California Assembly passed AB-5, codifying a narrow worker classification test known as the "ABC test," which has had the effect of treating many "gig economy" workers as employees. AB-5 includes a referral agency exemption that specifically applies to animal services and dog walking and grooming. We believe that pet care providers who use the Rover platform either satisfy the ABC test, fall within the referral agency exemption, or both.

In addition, other jurisdictions could adopt similar laws that do not include such carve outs and which, if applied to Rover’s platform, could adversely impact its availability and our business.

Other types of new laws and regulations, and changes to existing laws and regulations, continue to be adopted, implemented, and interpreted in response to our business and related technologies. For instance, state and local governments have in the past pursued, or may in the future pursue or enact, licensing, zoning or other regulation that impacts the ability of individuals to provide home-based pet care.

We proactively work with state and local governments and regulatory bodies to ensure that our platform is available broadly.

Legal Proceedings

We are or may become subject to claims, lawsuits, arbitration proceedings, and other legal and regulatory proceedings at the federal, state, and municipal levels challenging the classification of third-party pet service providers on our platform as independent business owners or contractors, and claiming that, due to the alleged misclassification, we have violated various labor and other laws that would apply to employees.

Laws and regulations that govern the status and classification of independent contractors are subject to change and to divergent interpretations by various authorities, which can create uncertainty and unpredictability for us. For example, in August 2018, a pet service provider filed a representative action under California’s Private Attorney General Act in California Superior Court, alleging that we misclassified pet care providers in California as independent contractors in violation of the California Labor Code. We removed the case to U.S. District Court, Northern District of California, where it is now pending and where another pet service provider has been substituted as plaintiff. On May 6, 2021, the court granted our motion for summary judgment and entered judgment in Rover’s favor, closing the case. On May 28, 2021, the plaintiff filed a notice of appeal of the court’s dismissal with the United States Court of Appeals for the Ninth Circuit. In our opinion, the ultimate disposition of this matter is not likely to have a material impact on our business, financial condition, or results of operations. In addition, we are currently or may become involved in a number of other actions, including class action lawsuits and actions brought by government authorities, alleging violations of consumer protection laws, data protection laws, or other laws. We dispute any allegations of wrongdoing and intend to defend ourselves vigorously in such matters.

In addition, in the ordinary course of business, Rover’s Trust & Safety team receives claims pursuant to the Rover Guarantee program, as well as claims and threats of legal action that arise from pet sitting services booked through the Rover website and/or applications. Various parties have from time to time claimed and may claim in the future, that we are liable for damages related to accidents or other incidents involving pets, pet parents, pet service providers, and third parties. We currently are named as a defendant in a number of matters related to accidents or other incidents involving users of our platform, pets, and/or third parties. In many of these matters, we believe we have meritorious defenses, dispute the allegations of wrongdoing, and intend to defend ourselves vigorously. There is no pending or threatened legal proceeding that has arisen from these accidents or incidents that individually, in our opinion, is likely to have a material impact on our business, financial condition, or results of operations.

The results of litigation and claims are inherently unpredictable and legal proceedings could, in the aggregate, have a material impact on our business, financial condition, and results of operations. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs individually and in the aggregate, diversion of management resources, and other factors.

We have in the past been, are currently, and may in the future be the subject of regulatory and administrative investigations, audits, and inquiries conducted by federal, state, or local governmental agencies concerning our business practices, the classification and compensation of pet services providers, our pet service provider pay model, pet safety, and other matters. Those matters include, but are not limited to, worker classification, pay model, data security, advertising practices, and tax issues, as well as unemployment insurance benefits and workers’ compensation disputes, each of which are disputed by us. Results of investigations, audits, and inquiries and related governmental action are inherently unpredictable and, as such, there is always the risk of an investigation, audit, or inquiry having a material impact on our business, financial condition, and results of operations, particularly in the event that an investigation, audit, or inquiry results in a lawsuit or unfavorable regulatory enforcement or other action. Regardless of outcome, these matters can have an adverse impact on us in light of the costs associated with cooperating with, or defending against, such matters, and the diversion of management resources and other factors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of each transaction since January 1, 2018, and each currently proposed transaction, in which:

•	Rover has been or is to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of Rover’s directors, executive officers, or beneficial holders of more than 5% of any class of Rover capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Legacy Rover Relationships and Related Person Transactions Prior to the Merger

Series G Preferred Stock Financing

In multiple closings in May 2018, Legacy Rover sold an aggregate of 18,422,997 shares of Rover’s Series G preferred stock at a purchase price of $7.52850 per share, for an aggregate purchase price of approximately $125 million.

The following table summarizes purchases of Rover’s Series G convertible preferred stock by related parties:

Stockholder	Shares of Series G Preferred Stock	Total Purchase Price Commitment
Spark Capital Growth Founders’ Fund, L.P(1)	6,508	$48,995.48
Spark Capital Growth Fund, L.P.(2)	657,634	$4,950,997.57
TCV Member Fund, L.P.	166,532	$1,253,736.17
TCV VIII, L.P.	2,268,66	$17,079,636.93
TCV VIII (A), L.P.	611,787	$4,605,838.43
TCV VIII (B), L.P.	140,902	$1,060,780.71
Funds affiliated with T. Rowe. Price	5,685,063	$42,799,996.87

(1)	Megan Siegler is a member of the Board and an affiliate of Spark Capital Growth Founders’ Fund, L.P.
(2)	Megan Siegler is a member of the Board and an affiliate of Spark Capital Growth Fund, L.P.

In May and October 2018, Legacy Rover entered into three contracts with certain holders of the Series G Preferred Stock, including affiliates of Legacy Rover. All three of these contracts – an amended and restated investor rights agreement, an amended and restated voting agreement and an amended and restated right of first refusal and co-sale agreement – terminated upon the Closing of the Merger.

Stockholder Lock-Up Agreement

In connection with the Business Combination Agreement, on the Closing, Rover, the Sponsor, certain affiliates of the Sponsor, and certain Legacy Rover stockholders entered into the Stockholder Lock-Up Agreement, pursuant to which they agreed, subject to certain exceptions, not to transfer shares of Class A Common Stock for a period of 6 months after the Closing, provided that, if during such 6 month period the volume weighted average price of Class A Common Stock is greater than or equal to $16.00 over any twenty trading days within any thirty trading day period (“Triggering Event III”), 50% of each applicable holder’s Lock-Up Shares shall be released from such lock-up on the later of (i) Triggering Event III and (ii) the date that is 90 days after the Closing.

The full text of the form of Stockholder Lock-Up Agreement is attached hereto as Exhibit 10.17 and incorporated herein by reference.

Option to Permit Net Exercise

On February 10, 2021, the Board approved an amendment to the stock option granted to Aaron Easterly on July 19, 2012 to purchase 1,765,120 shares of Legacy Rover’s common stock to permit Mr. Easterly to satisfy the exercise price and applicable tax withholding obligations by net exercise of the option. As a result of the net exercise of the option by Mr. Easterly on July 30, 2021, Legacy Rover withheld 675,679 shares.

All related person transactions described in this section occurred prior to adoption of the formal, written policy described below, and therefore these transactions were not subject to the approval and review procedures set forth in the policy.

Caravel Relationships and Related Person Transactions Prior to the Merger

Forward Purchase Agreements

In connection with the consummation of the Caravel IPO, Caravel entered into forward purchase agreements with several institutional accredited investors (including an affiliate of the Sponsor), referred to herein as forward purchasers, that provided for, subject to certain conditions, the aggregate purchase of at least $100,000,000 of Caravel Class A Common Stock at $10.00 per share, in a private placement which would close concurrently with the closing of Caravel’s initial business combination with a target operating company. The obligations under the forward purchase agreements were not dependent on whether any shares of Caravel Class A Common Stock would be redeemed by Caravel’s public stockholders. The forward purchasers were not entitled to receive any warrants as part of the forward purchase agreements, which provided for the purchase of shares of the combined company’s common stock with such shares subject to certain transfer restrictions and entitled to certain registration rights. The conditions for purchase were not met at Closing and no shares were sold in the Merger in connection with the forward purchase agreements.

Founder Shares

In September 2020, the Sponsor purchased an aggregate of 7,906,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. In September and October 2020, the Sponsor transferred 25,000 Founder Shares to each of Messrs. David Kerko, Darren Thompson, Scott Wagner, and Ms. Alexi A. Wellman, Caravel’s independent directors at the time, in each case at the original per share purchase price. In November 2020, the Sponsor cancelled 718,750 Founder Shares and in December 2020, the Sponsor canceled 312,500 Founder Shares, resulting in the Sponsor holding an aggregate of 6,775,000 Founder Shares. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of Caravel Common stock upon completion of the Caravel IPO. The Sponsor also subscribed to purchase an aggregate of 5,333,333 of the Private Placement Warrants for a purchase price of $1.50 per warrant, or approximately $8,000,000.

Registration Rights

In December 2020, Caravel entered into a registration rights agreement with respect to the Founder Shares, Private Placement Warrants and warrants to be issued upon conversion of working capital loans, if any, as well as forward purchase shares. Pursuant to the terms of the Registration Rights Agreement, the holders of the Founder Shares, Private Placement Warrants and warrants to be issued upon conversion of working capital loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the working capital loans and upon conversion of the Founder Shares) and holders of the forward purchase shares and their permitted transferees were provided with registration rights requiring Caravel to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Caravel Class A Common Stock).

Stockholder Support Agreements

On February 10, 2021, Rover, the Sponsor, and certain former stockholders of Legacy Rover, entered into certain support agreements, pursuant to which among other things, such parties agreed to approve the Merger.

Rover Group, Inc. Related Person Transactions

Investor Rights Agreement

In connection with the Closing of the Merger, the Company, the Sponsor, other stockholders holding Founder Shares and certain Legacy Rover stockholders holding Legacy Rover common stock entered into an investor rights agreement (the “Investor Rights Agreement”). The Investor Rights Agreement provided that (i) the Company would register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Class A Common Stock and other equity securities of the Company that are held by the parties thereto from time to time, (ii) in the event that the Company sold Backstop Shares (as defined in the Sponsor Backup Subscription Agreement) with an aggregate purchase price of at least $15 million, the Company would include one individual designated by the Sponsor in the slate of nominees recommended by the Board (or duly constituted committee thereof) for election as directors at each annual meeting of stockholders at which such nominee’s term expires, subject to the Sponsor and its Affiliates (as defined in the Business Combination Agreement) beneficially owning a certain minimum number of shares of Class A Common Stock and (iii) the Company would waive the corporate opportunities doctrine with respect to the Sponsor, its affiliates (including portfolio companies), their respective investors and the director nominees of the foregoing.

The full text of the form of Investor Rights Agreement is attached to the registration statement on Form S-1 of which this prospectus forms a part as Exhibit 10.6 and incorporated herein by reference.

Compensation Arrangements

Rover is party to employment agreements with Rover’s executive officers that, among other things, provide for certain severance and change of control benefits. Rover has also granted stock options to Rover’s executive officers and Susan Athey, a member of the Board. For more information concerning the Company’s executive employment arrangements, see the section titled “Executive Compensation” appearing elsewhere in this prospectus.

Policies and Procedures for Related Person Transactions

We have adopted a formal, written policy regarding related person transactions, which became effective upon the consummation of the Merger. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. Our policy also provides that a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons. Our audit committee has the primary responsibility for reviewing and approving or disapproving related person transactions. In addition to this policy, our audit committee charter provides that our audit committee shall review and approve or disapprove any related person transactions.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages, and positions of our executive officers and directors as of September 14, 2021:

Name	Age	Position
Executive Officers
Aaron Easterly	43	Chief Executive Officer and Director
Tracy Knox	49	Chief Financial Officer
Brent Turner	50	Chief Operating Officer
Non-Employee Directors
Susan Athey(1)	50	Director
Venky Ganesan(2)(3)	48	Director
Greg Gottesman(2)	51	Director
Scott Jacobson(1)	45	Director
Megan Siegler(2)(3)	39	Director
Kristina Leslie(1)(3)	56	Director
Adam H. Clammer	51	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.

Executive Officers

Aaron Easterly has served as our chief executive officer and chairperson of our Board since July 30, 2021. Mr. Easterly has served as Legacy Rover’s chief executive officer and as a member of Legacy Rover’s Board since September 2011. Previously, Mr. Easterly served as entrepreneur in residence at Madrona Venture Group from May 2011 until September 2011 and in various positions, including general manager, advertising strategy and monetization, at Microsoft from 2007 until 2011. Mr. Easterly holds an A.B. in Economics with Honors from Harvard University. We believe Mr. Easterly’s perspective, experience and institutional knowledge as Rover’s co-founder and chief executive officer qualify him to serve on our Board.

Tracy Knox has served as our chief financial officer since July 30, 2021. Ms. Knox served as Legacy Rover’s chief financial officer since October 2017. Previously, Ms. Knox served as chief financial officer of Rightside from 2014 until 2017, as chief financial officer at A Place for Mom from 2013 until 2014, as chief financial officer at UIEvolution from 2011 until 2013, and at drugstore.com from 2003, including as chief finance officer from 2008 until 2011. Ms. Knox holds a B.S. in Accounting from Indiana University and a M.B.A. with Honors from University of Washington.

Brent Turner has served as our chief operating since July 30, 2021. Mr. Turner served as Legacy Rover’s chief operating officer since January 2014. Previously, Mr. Turner served as president at Code Fellows from 2013 until 2014. Mr. Turner previously served on the board of several companies and as chairperson of the alumni board of directors of Vanderbilt Owen Graduate School of Management. Mr. Turner holds a BSEE in Electrical Engineering from University of Memphis and a M.B.A., Operations, Accounting, Finance from Vanderbilt University – Owen Graduate School of Management.

Board of Directors

Susan Athey has served as a member of our Board since July 30, 2021. Dr. Athey joined the Legacy Board in 2016. Dr. Athey has served as economics of technology professor at Stanford Graduate School of Business since 2013, including as founder of the Golub Capital Social Impact Lab since 2019. Previously, Dr. Athey served as a professor at Massachusetts Institute of Technology, Stanford University and Harvard University, as a consulting chief economist to Microsoft, and on the National Academies Board of Sciences, Technology, and Economic Policy. Dr. Athey also serves on the board of several other companies, including Ripple Labs, Expedia, LendingClub and Turo. Dr. Athey holds a B.A. in Economics, Computer Science, and Mathematics from Duke University, a Ph.D. in Economics from Stanford University Graduate School of Business, and an honorary doctorate from Duke University. We believe Dr. Athey’s experience as an educator, researcher, and adviser to technologies companies, in addition to her experience as a director of various companies, qualifies her to serve on our Board.

Venky Ganesan has served as a member of our Board since July 30, 2021. Mr. Ganesan joined the Legacy Board in February 2014. Mr. Ganesan has served as a managing director at Menlo Ventures since March 2013. Previously, Mr. Ganesan served as a managing director at Globespan Capital from 1998 until 2012 and as the chairperson of the National Venture Capital Association from 2016 until 2017. Mr. Ganesan also serves on the board of several other companies, including UpCounsel, Gild, Machine Zone, Waterline Data Science, BitSight Technologies and Takipi. Mr. Ganesan holds a B.A. in Economics and Math from Reed College and a B.S. in Engineering and Applied Science with a focus on Computer Science from California Institute of Technology. We believe Mr. Ganesan’s experience as a venture capitalist investing in technology companies, in addition to his experience as a director of various companies, qualifies him to serve on our Board.

Greg Gottesman has served as a member of our Board since July 30, 2021. Mr. Gottesman joined the Legacy Board in June 2011. Mr. Gottesman has served as the managing director and co-founder at Pioneer Square Labs since 2015 and as an adjunct faculty member at University of Washington since 2011 teaching entrepreneurship and venture finance. Mr. Gottesman previously served as a managing director at Madrona Venture Group and as co-founder and chief executive officer at Rover. Mr. Gottesman also serves on the board of several other companies, including LumaTax, NextStep, Kevala, Joon Care, Hola Cash Technologies and Boundless Immigration. Mr. Gottesman holds a B.A. with Honors and Distinction in Political Science from Stanford University, a M.B.A. with Honors and Distinction from Harvard Business School, and a J.D. cum laude from Harvard Law School where he served as editor of the Harvard Law Review. We believe Mr. Gottesman’s experience as a venture capitalist investing in technology companies, in addition to his experience as an educator and as a director of various companies, qualifies him to serve on our Board.

Scott Jacobson has served as a member of our Board since July 30, 2021. Mr. Jacobson joined the Legacy Board in October 2017. Mr. Jacobson has served as a managing director at Madrona Venture Group since 2007. Previously, Mr. Jacobson served in senior product and business management positions in the Amazon Kindle and Amazon Marketplace groups at Amazon.com from 2003 until 2007. Mr. Jacobson holds a B.A. in Applied Mathematics and Economics from Northwestern University and a M.B.A. from Stanford Graduate School of Business, where he was an Arjay Miller Scholar. We believe Mr. Jacobson’s experience as a venture capitalist investing in technology companies, in addition to his leadership experience in technology product development, qualifies him to serve on our Board.

Megan Siegler has served as the Lead Independent Director of our Board since July 30, 2021. Ms. Siegler joined the Legacy Board in July 2017. Ms. Siegler has served as Chief Operating Officer at Niantic since 2020 and on the board of Niantic since 2017. Previously, Ms. Siegler served as managing partner at Spark Capital from 2015 to 2020, as a partner at Kleiner Perkins Caufield & Byers from 2012 until 2015, as the director of products at Square from 2011 until 2012, and in various leadership positions in marketing, business development and product management at Google from 2004 until 2011. Ms. Siegler also serves on the board of several other companies, including Pendo.io and Handshake. Ms. Siegler holds a B.A. in Political Science and History from Stanford University. We believe Ms. Siegler’s experience as a venture capitalist investing in technology companies, in addition to her leadership experience at some of the world’s largest technology companies and her experience as a director of various companies, qualifies her to serve on our Board.

Kristina Leslie has served as a member of our Board since July 30, 2021. Ms. Leslie joined the Legacy Board in February 2021. Ms. Leslie is the chairperson of the board of Blue Shield of California. Ms. Leslie has served on Blue Shield’s board since 2013. Ms. Leslie also serves on the board of directors and as Chairperson of the Audit Committee for CVB Financial Corp. and Justworks, Inc. Previously, she served on the boards of several other public and private companies including Glassdoor Inc., Orbitz Worldwide, Inc., Pico Holdings Inc., Obagi Medical Products, Bare Escentuals Inc. and Methodist Hospital of Southern California. Ms. Leslie previously served as chief financial officer of DreamWorks Animation SKG, Inc. until her retirement in 2007. We believe Ms. Leslie’s experience as a director of various companies qualifies her to serve on our Board.

Adam H. Clammer has served as a member of our Board since inception. Mr. Clammer is a Founding Partner of True Wind Capital, a private equity fund manager focused on the technology industry, where he serves on the Investment Committee and is responsible for all aspects of managing the firm. Prior to founding True Wind Capital in 2015, Mr. Clammer was with KKR, a global investment manager, which he joined in 1995. At KKR, Mr. Clammer co-founded and led the Global Technology Group from 2004 to 2013, was a senior member of the Healthcare Group, and participated in investments across multiple industries. He served on public company boards as a director of AEP Industries (NASDAQ: AEPI), a manufacturer of flexible plastic packaging films, from 1999 to 2004, a director of Zhone Technologies (NASDAQ: ZHNE), a provider of communications network equipment, from 2002 to 2006, a director of MedCath (NASDAQ: MDTH), a cardiovascular services provider, from 2002 to 2008, a director of Jazz Pharmaceuticals (NASDAQ: JAZZ), a biopharmaceutical company, from 2004 to 2007, a director of Avago, now Broadcom (NASDAQ: AVGO), a designer of analog semiconductors, from 2005 to 2013, a director of NXP (NASDAQ: NXPI), a manufacturer of semiconductor chips, from 2007 to 2010, a director of Eastman Kodak (NYSE: KODK), a provider of imaging products and services, from 2009 to 2011, a director of Nebula Acquisition Corporation (NASDAQ: NEBU), a special purpose acquisition company, from 2018 to 2020. Mr. Clammer served on several private company boards including Aricent, GoDaddy, and TASC among others, as well as a member of the operating committee of SunGard Data

Systems. Mr. Clammer currently serves as a director of The Switch, a video solutions service provider, since 2016, as Chairman of the Board of ARI Network Services, a sales-focused software and marketing services provider, since 2017 as a director of Pegasus Transtech (“Transflo”), a software and solutions provider to the transportation industry, since 2017, as a director of Open Lending (NASDAQ: LPRO), a lending enablement platform for the automotive finance market, since 2020 and as a director of Cellebrite DI Ltd. (NASDAQ: CLBT), a leading provider of digital intelligence, since August 2021. Prior to joining KKR, Mr. Clammer worked in the Mergers & Acquisitions group at Morgan Stanley in New York and Hong Kong from 1992 to 1995. He holds a B.S. in Business Administration from the University of California, Berkeley and an M.B.A. from Harvard Business School, where he was a Baker Scholar. We believe Mr. Clammer’s experience as a private equity investor investing in companies in various industries, in addition to his experience in publicly-listed companies, qualifies him to serve on our Board.

Family Relationships

There are no family relationships among any of the executive officers or directors of the Company.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, as well as our contractors, consultants and agents. The full text of Rover’s code of business conduct and ethics are posted on the investor relations page on our website at www.rover.com. We will disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website identified above, or in filings under the Exchange Act.

Board of Directors

Rover’s business and affairs are managed under the direction of the Board. The Board consists of eight (8) directors. The number of directors are fixed by the Board, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws. Each of our directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Classified Board of Directors

We adopted the amended and restated certificate of incorporation (the “Charter”) on July 30, 2021. Our Charter provides that the Board is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Aaron Easterly and Venky Ganesan, and their terms will expire at the annual meeting of stockholders to be held in the year that Class I director term will expire;
•

the Class II directors are Scott Jacobson, Greg Gottesman and Susan Athey, and their terms will expire at the annual meeting of stockholders to be held in the year that Class II director term will expire; and

•

the Class III directors are Adam Clammer, Kristina Leslie and Megan Siegler, and their terms will expire at the annual meeting of stockholders to be held in the year that Class III director term will expire.

The Charter provides that any increase or decrease in the number of directors must be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of the Board with staggered three-year terms may have the effect of delaying or preventing changes in control of the Company. See “Description of Capital Stock–Anti-Takeover Effects of Certain Provisions of Delaware and Washington Law, the Certificate of Incorporation and the Bylaws”.

Director Independence

The Board has determined that Ms. Athey, Mr. Gottesman, Ms. Siegler, Mr. Jacobson, Mr. Ganesan, Ms. Leslie, and Mr. Clammer, representing seven (7) of our eight (8) directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of Nasdaq. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with us as well as other facts and circumstances that the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the nature of and degree to which they were involved in Company transactions.

Audit Committee

Our audit committee consists of Kristina Leslie, Susan Athey and Scott Jacobson. Our Board has determined that each of the members of the audit committee meet the requirements for independence under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to audit committee members and also meet the financial literacy requirements of the listing standards of Nasdaq.

Kristina Leslie serves as the chair of the audit committee. Our Board has determined that Ms. Leslie qualifies as an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. In making this determination, our Board considered Ms. Leslie’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management will periodically meet privately with our audit committee.

Our audit committee is responsible for the following duties, among others:

•	select, retain, compensate, evaluate, oversee and, where appropriate, terminate and replace our independent registered public accounting firm;

•	review and approve the scope and plans for the audits and the audit fees and approve all non-audit and tax services to be performed by the independent auditor;

•	evaluate the independence and qualifications of our independent registered public accounting firm;

•	review our financial statements, and discuss with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;

•	review and discuss with management and our independent registered public accounting firm the quality and adequacy of our internal controls and our disclosure controls and procedures;

•	discuss with management our procedures regarding the presentation of our financial information, and review earnings press releases and guidance;

•	oversee the design, implementation and performance of our internal audit function, if any;

•	set hiring policies with regard to the hiring of employees and former employees of our independent registered public accounting firm and oversee compliance with such policies;

•	review, approve and monitor and review conflicts of interest of our board members and officers and related party transactions;

•

adopt and oversee procedures to address complaints regarding accounting, internal accounting controls or auditing matters, or fraud, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	review and discuss with management and our independent registered public accounting firm the adequacy and effectiveness of our legal, regulatory and ethical compliance programs;

•	review and discuss with management and our independent registered public accounting firm our guidelines and policies to identify, monitor and address enterprise risks;

•	review and discuss with management our major financial risk exposures, including steps taken to control and monitor such risks; and

•	review and discuss with management our major information security risk exposures, including steps taken to control and monitor such risks.

The composition and function of the audit committee comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable.

Compensation Committee

Our compensation committee consists of Greg Gottesman, Megan Siegler and Venky Ganesan, with Greg Gottesman serving as chairperson. Our Board has determined that each member of the compensation committee meets the requirements for independence under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to compensation committee members, and that each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Our compensation committee is responsible for the following duties, among other things:

•	review and approve the compensation for our executive officers, including our chief executive officer;

•

review our succession planning process for executive officers other than the chief executive officer, and assist in evaluating potential successors to executive officers other than the chief executive officer;

•	review, approve and administer our employee benefit and equity incentive plans;

•	establish and review the compensation plans and programs of our employees, and ensure that they are consistent with our general compensation strategy;

•	monitor compliance with any stock ownership guidelines;

•	approve or make recommendations to our Board regarding the creation or revision of any clawback policy; and

•	determine non-employee director compensation.

Our compensation committee operates under a written charter and will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Megan Siegler, Kristina Leslie and Venky Ganesan, with Megan Siegler serving as chairperson. Our Board has determined that our nominating and corporate governance committee meets the requirements for independence under the listing standards of Nasdaq.

Our nominating and corporate governance committee is responsible for the following duties, among other things:

•	review and assess and make recommendations to the Board regarding desired qualifications, expertise and characteristics sought of board members;

•	identify, evaluate, select or make recommendations to the Board regarding nominees for election to the Board;

•	develop policies and procedures for considering stockholder nominees for election to the Board;

•	review our succession planning process for our chief executive officer, and assist in evaluating potential successors to the chief executive officer;

•	review and make recommendations to the Board regarding the composition, organization and governance of the Board and its committees;

•	review and make recommendations to the Board regarding our corporate governance guidelines and corporate governance framework;

•	oversee director orientation for new directors and continuing education for our directors;

•	oversee the evaluation of the performance of the Board and its committees;

•	review and monitor compliance with our code of business conduct and ethics; and

•	administer policies and procedures for communications with the non-management members of the Board.

The composition and function of the nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the Nasdaq rules and regulations. We will comply with future requirements to the extent they become applicable.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an executive officer or employee of Rover Group, Inc. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve on our Board or compensation committee.

EXECUTIVE COMPENSATION

As an emerging growth company and smaller reporting company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers. This section discusses the material components of the executive compensation program offered to our executive officers who would have been “named executive officers” for the year ended December 31, 2020. Such executive officers consist of the following persons, referred to herein as our named executive officers (the “NEOs”):

•	Aaron Easterly, our Chief Executive Officer;
•	Tracy Knox, our Chief Financial Officer; and
•	Brent Turner, our Chief Operating Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt could vary significantly from our historical practices and currently planned programs summarized in this discussion.

Summary Compensation Table for Fiscal 2020

The following table sets forth information regarding the compensation awarded to, earned by or paid to our named executive officers for the fiscal year ended December 31, 2020.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Option Awards ($)		All Other Compensation ($)	Total ($)
Aaron Easterly	2020	$263,975	(1)	$96,713	$1,437,002	(4)		$1,797,690
Chief Executive Officer
Tracy Knox	2020	$307,608	(2)	$95,055	$315,244	(5)		$717,907
Chief Financial Officer
Brent Turner	2020	$374,084	(3)	$120,500	$347,712	(6)		$842,296
Chief Operating Officer

(1)	This amount reflects a period of 118 days when Mr. Easterly’s annualized salary rate was reduced to $1.
(2)	This amount reflects a period of 182 days when Ms. Knox’s annualized salary rate was reduced to 85%.
(3)	This amount reflects a period of 182 days when Mr. Turner’s annualized salary rate was reduced to 85%.
(4)

This amount reflects both new option grants and the July 13, 2020 repricing of stock options to purchase 968,084 (incremental fair value change of $0.20) and 33,900 (incremental fair value change of $0.19) shares of Rover’s common stock.

(5)

This amount reflects both new option grants and the July 13, 2020 repricing of stock options to purchase 282,914 (incremental fair value change of $0.20) and 52,748 (incremental fair value change of $0.19) shares of Rover’s common stock.

(6)

This amount reflects both new option grants and the July 13, 2020 repricing of stock options to purchase 418,851 (incremental fair value change of $0.20) and 51,075 (incremental fair value change of $0.19) shares of Rover’s common stock.

Outstanding Equity Awards at Fiscal 2020 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2020.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: Number of Securities underlying unexercised unearned options (#)	Option Exercise Price($)	Option Expiration Date
Aaron Easterly	7/19/12	1,765,120	(1)	-	-	$0.13	7/18/22
Aaron Easterly	12/17/14	1,100,000	(2)	-	-	$0.43	12/16/24
Aaron Easterly	12/20/16	700,000	(3)	-	-	$1.25	12/19/26
Aaron Easterly	2/23/18	582,083	(4)	239,682	239,682	$2.16	2/22/28
Aaron Easterly	6/26/20	199,242	(5)	863,385	863,385	$2.39	6/25/30
Aaron Easterly	7/13/20	419,576	(6)	587,408	587,408	$2.39	7/12/30
Tracy Knox	11/07/17	391,875	(7)	103,125	103,125	$2.16	11/06/27
Tracy Knox	2/23/18	155,222	(8)	63,915	63,915	$2.16	2/22/28
Tracy Knox	6/26/20	40,312	(9)	174,688	174,688	$2.39	6/25/30
Tracy Knox	7/13/20	139,859	(10)	195,803	195,803	$2.39	7/12/30
Brent Turner	1/16/14	489,377	(11)	-	-	$0.25	1/15/24
Brent Turner	12/17/14	420,000	(12)	-	-	$0.43	12/16/24
Brent Turner	12/20/16	300,000	(13)	-	-	$1.25	12/19/26/
Brent Turner	2/23/18	271,638	(14)	111,852	111,852	$2.16	2/22/28
Brent Turner	6/26/20	41,250	(15)	178,750	178,750	$2.39	6/25/30
Brent Turner	7/13/20	195,802	(16)	274,124	274,124	$2.39	7/12/30

(1)	These stock options vested by September 30, 2015.
(2)	These stock options vested by December 11, 2018.
(3)	These stock options vested by December 16, 2020.
(4)	1/48th of the total shares subject to the option vest monthly from February 15, 2018, subject to the optionee’s continued service through each vesting date.
(5)	1/48th of the total number of shares subject to the option vest monthly from March 1, 2020, subject to the optionee’s continued service through each vesting date.
(6)	1/48th of the total number of shares subject to the option vest monthly from April 1, 2019, subject to the optionee’s continued service through each vesting date.
(7)

25% of the shares subject to the option vested on October 17, 2018 and 1/48th of the total shares subject to the option vest monthly thereafter, subject to the optionee’s continued service through each vesting date.

(8)

7/48th of the shares subject to the option vested on October 17, 2018 and 1/48th of the total shares subject to the option vest monthly on the 15th day of the month thereafter, subject to the optionee’s continued service through each vesting date.

(9)	1/48th of the total number of shares subject to the option vest monthly from March 1, 2020, subject to the optionee’s continued service through each vesting date.
(10)	1/48th of the total number of shares subject to the option vest monthly from April 1, 2019, subject to the optionee’s continued service through each vesting date.
(11)	These stock options vested by January 13, 2018.
(12)	These stock options vested by December 11, 2018.
(13)	These stock options vested by December 16, 2020.
(14)	1/48th of the total number of shares subject to the option vest monthly from February 15, 2018, subject to the optionee’s continued service through each vesting date.
(15)	1/48th of the total number of shares subject to the option vest monthly from March 1, 2020, subject to the optionee’s continued service through each vesting date.
(16)	1/48th of the total number of shares subject to the option vest monthly from April 1, 2019, subject to the optionee’s continued service through each vesting date.

Narrative Disclosure to Summary Compensation Table

Named Executive Officer Employment Arrangements

We have entered into written offer letters setting forth the terms and conditions of employment for each of our named executive officers, as described below. These agreements provide for at-will employment. In addition, each of our named executive officers has executed our standard form of confidential information, invention assignment and arbitration agreement.

Aaron Easterly

We entered into an employment agreement with Mr. Easterly, our chief executive officer, in September 2011, which was amended in March 2012. Mr. Easterly’s employment agreement provides for an annual base salary, eligibility to receive an annual target bonus, and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us. Mr. Easterly’s current base annual salary is $430,000 and his annual target bonus is 75% of his base annual salary.

Under the terms of Mr. Easterly’s employment agreement, if Mr. Easterly’s employment is Involuntarily Terminated (as defined in Mr. Easterly’s employment agreement) in connection with or within 12 months after a Change in Control (as defined in Mr. Easterly’s employment agreement), then 100% of the then unvested and outstanding Rover equity awards held by Mr. Easterly shall immediately vest. In addition, upon a Change in Control, any unvested and outstanding Rover equity awards held by Mr. Easterly that have a vesting date that would otherwise occur more than 12 months after the Change in Control will instead vest in equal quarterly installments over the following 12 months and be fully vested on the first anniversary of the closing of the Change in Control, subject to Mr. Easterly’s continued service. Finally, any unvested and outstanding Rover equity award held by Mr. Easterly that would be set to terminate in connection with a Change in Control will vest in full prior to such termination.

Tracy Knox

We entered into an employment agreement with Ms. Knox, our chief financial officer, in September 2017. Ms. Knox’s employment agreement provides for an annual base salary, eligibility to receive an annual target bonus, and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us. Ms. Knox’s current base annual salary is $380,000 and her annual target bonus is 50% of Ms. Knox’s base annual salary.

Brent Turner

We entered into an offer letter with Mr. Turner, our chief operating officer, in January 2014. Mr. Turner’s offer letter provides for an annual base salary and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us. Mr. Turner’s current base annual salary is $420,000 and his annual target bonus is 65% of his base annual salary.

Potential Payments upon Termination or Change of Control

Mr. Easterly may receive certain equity award acceleration benefits in connection with a change of control or his involuntary termination following a change of control. See section titled “Named Executive Officer Employment Arrangements” above.

Ms. Knox’s stock option agreements underlying each of her outstanding and unvested Rover stock options generally provide that if Ms. Knox’s employment is Involuntarily Terminated (as defined in the applicable option agreement) in connection with or within 12 months after a Change in Control (as defined in the 2011 Plan), then 100% of the then unvested and outstanding shares subject to such stock options will immediately vest.

Mr. Turner’s stock option agreements underlying each of his outstanding and unvested Rover stock options generally provide that if Mr. Turner’s employment is Involuntarily Terminated (as defined in the applicable option agreement) in connection with or within 12 months after a Change in Control (as defined in the 2011 Plan), then 100% of the then unvested and outstanding shares subject to such stock options will immediately vest.

Employee Benefit and Stock Plans

2021 Equity Incentive Plan

The Rover 2021 Equity Incentive Plan (the “2021 Plan”) was adopted by the stockholders in connection with the Merger and became effective upon the Closing of the Merger. The 2021 Plan replaced the Rover 2011 Equity Incentive Plan, as amended (the “2011 Plan”) which expired as to future grants as of the effective date of the Merger.

Summary of the 2021 Plan

The following paragraphs provide a summary of the principal features of the 2021 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2021 Plan and is qualified in its entirety by the specific language of the 2021 Plan.

Purposes of the 2021 Plan

The purposes of the 2021 Plan are to attract and retain personnel for positions with Rover, any parent or subsidiary, and any entity that is in control of, is controlled by or is under common control with Rover; to provide additional incentive to employees, directors, and consultants; and to promote the success of Rover’s business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the 2021 Plan may determine.

Eligibility

The 2021 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of non-statutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to employees, directors and consultants. We have seven (7) non-employee directors and approximately 315 employees (including employee directors).

Authorized Shares

Subject to the adjustment provisions contained in the 2021 Plan and the evergreen provision described below, the maximum number of shares of Class A Common Stock that may be issued pursuant to awards under the 2021 Plan is (i) 17,200,000 shares of Class A Common Stock, plus (ii) any shares of Class A Common Stock subject to stock options other awards that were assumed in the Merger and expire or otherwise terminate without having been exercised in full, are tendered to or withheld by us for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by us due to failure to vest, with the maximum number of shares to be added to the 2021 Plan pursuant to clause (ii) equal to 20,413,459 shares of Class A Common Stock. The 2021 Plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of Class A Common Stock available for issuance under the 2021 Plan on the first day of each fiscal year beginning with the 2022 fiscal year, equal to the least of:

•	25,740,000 shares of Class A Common Stock;
•	5% of the total number of shares of all classes of Class A Common Stock as of the last day of our immediately preceding fiscal year; and
•	such lesser amount determined by the administrator.

The 2021 Plan provides that the evergreen provision will operate only until the tenth (10th) anniversary of the earlier of the Board or stockholder approval of the 2021 Plan.

Generally, if an award expires or becomes unexercisable without having been exercised in full, is surrendered under an exchange program described below, or, with respect to restricted stock, restricted stock units or performance awards, is forfeited to or reacquired by us due to the failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) that were subject to such awards will become available for future grant or sale under the 2021 Plan (unless it has terminated). With respect to stock appreciation rights, only shares actually issued will cease to be available. Shares that actually have been issued under the 2021 Plan under any award will not be returned to the 2021 Plan and will not become available for future distribution under the 2021 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance.

If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of Rover, other change in our corporate structure affecting the shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the shares occurs (including a change in control of Rover), the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2021 Plan, will adjust the number and class of shares that may be delivered under the 2021 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits contained in the 2021 Plan.

Plan Administration

The Board or a committee appointed by the Board will administer the 2021 Plan and are referred to as the administrator. Different administrators may administer the 2021 Plan with respect to different groups of service providers. The Board may retain the authority to concurrently administer the 2021 Plan and revoke the delegation of some or all authority previously delegated.

Subject to the terms of the 2021 Plan and applicable laws, the administrator generally has the power, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable for administering the 2021 Plan. The administrator will have the power to administer the 2021 Plan, including but not limited to the power to construe and interpret the 2021 Plan and awards granted under the 2021 Plan, and determine the terms of awards, including but not limited to the exercise price (if any), the number of shares of Class A Common Stock subject to each award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards), and the form of consideration payable upon exercise, if applicable. The administrator may select the service providers to whom awards may be granted and approve forms of awards agreements under the 2021 Plan. The administrator has the authority to amend awards (including but not limited to the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option) and to temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, subject to the provisions of the 2021 Plan. The administrator may institute and determine the terms and conditions of an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced. Unless a participant is on an approved leave of absence, the administrator will have sole discretion to determine the date on which a participant stops actively providing services to us. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.

Stock Options

Options may be granted under the 2021 Plan. Subject to the provisions of the 2021 Plan, the administrator will determine the terms and conditions of options, including when such options vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such options will vest or become exercisable). The per share exercise price of any option generally must be at least 100% of the fair market value of a share on the date of grant, and the term of an incentive stock option may not be more than 10 years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of Rover or any of its parent or subsidiary corporations, the term of such option must not exceed 5 years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share on the grant date. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. In no event may an option be exercised later than the expiration of its term, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2021 Plan. Subject to the provisions of the 2021 Plan, the administrator will determine the other terms of options, including but not limited to the acceptable forms of consideration for exercising an option.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Class A Common Stock between the exercise date and the date of grant. Subject to the provisions of the 2021 Plan, the administrator will determine the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such rights will vest or become exercisable) and whether to pay any increased appreciation in cash, shares, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value a share on the date of grant with respect to United States taxpayers, and the term of a stock appreciation right will be 10 years. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her option agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its terms, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2021 Plan.

Restricted Stock

Restricted stock may be granted under the 2021 Plan. Restricted stock awards are grants of shares that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us), and the administrator has the discretion to accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting but will not have dividend rights with respect to such shares upon grant without regard to the restriction, unless the administrator provides otherwise. Shares of restricted stock as to which the restrictions have not lapsed are subject to our right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units may be granted under the 2021 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one Share. The administrator will determine the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator has the discretion to accelerate the time at which any restrictions will lapse or be removed and to settle earned restricted stock units in cash, shares, or a combination of both.

Performance Awards

Performance awards may be granted under the 2021 Plan. Performance awards are awards that will result in a payment to a participant only if objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the value of the payout for the performance awards to be paid out to participants. The administrator has the discretion to reduce or waive any performance objectives or other vesting provisions for performance awards. Performance awards have a threshold, target, and maximum payout value established by the administrator on or before to the grant date. The administrator has the discretion to pay earned performance awards in the form of cash, shares, or in some combination of both.

Non-Employee Directors

The 2021 Plan provides that any non-employee director, in any fiscal year, may not be paid, issued or granted cash retainer fees and equity awards (including awards under the 2021 Plan) with an aggregate value of more than $750,000, increased to $1,000,000 in connection with the non-employee director’s initial service, with the value of each equity award based on its grant date fair value. For purposes of this limitation, the grant date fair value is determined in accordance with U.S. generally accepted accounting principles. Any cash compensation or equity awards granted under the 2021 Plan to a non-employee director for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2021 Plan generally does not allow for the transfer or disposal of awards and only the recipient of an award may exercise an award during his or her lifetime. Any unauthorized transfer will be void.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of Rover, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The 2021 Plan provides that if there is a merger or a “change in control” (as defined under the 2021 Plan) of Rover, each outstanding award will be treated as the administrator determines (subject to the following paragraph) without a participant’s consent, including that an award be continued by the successor corporation or that vesting of awards may accelerate automatically upon consummation of the transaction. The administrator will not be required to treat all awards, portions of awards or participants similarly and may modify awards, subject to the provisions of the 2021 Plan.

If the successor corporation does not continue an award (or some portion of such award), the participant will fully vest in (and have the right to exercise) 100% of the then-unvested shares subject to his or her outstanding options and stock appreciation rights, all restrictions on 100% of the participant’s outstanding restricted stock and restricted stock units will lapse, and, regarding 100% of participant’s outstanding awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met. In no event will vesting of an award accelerate as to more than 100% of the award. If options or stock appreciation rights are not continued when a change in control or a merger of Rover with or into another corporation or other entity occurs, the administrator will notify the participant in writing or electronically that the participant’s vested options or stock appreciation rights (after considering the foregoing vesting acceleration, if any) will be exercisable for a period of time determined by the administrator in its sole discretion and all of the participant’s options or stock appreciation rights will terminate upon the expiration of such period (whether vested or unvested).

With respect to awards held by a non-employee director, in the event of a change in control, the non-employee director will fully vest in and have the right to exercise his or her options and/or stock appreciation rights, all restrictions on his or her restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant.

Forfeiture and Clawback

All awards granted under the 2021 Plan are subject to recoupment under any clawback policy that we are required to adopt under applicable law or listing standards. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in an award agreement as the administrator determines necessary or appropriate, including without limitation to any reacquisition right regarding previously acquired shares or other cash or property. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an award.

Amendment or Termination

The 2021 Plan became effective upon the Closing of the Merger and will continue in effect until terminated by the administrator, but (i) no incentive stock options may be granted after ten (10) years from the earlier of the Board or stockholder approval of the 2021 Plan and (ii) the 2021 Plan’s automatic share reserve increase (as described below) will operate only until the tenth (10th) anniversary of the earlier of the Board or stockholder approval of the 2021 Plan. In addition, the Board has the authority to amend, suspend, or terminate the 2021 Plan, but such action generally may not materially impair the rights of any participant without his or her written consent.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2021 Plan. The summary is based on existing U.S. laws and regulations as of September 2021, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes.

Nonstatutory Stock Options

A participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by the exercise of a non-statutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a non-statutory stock option or the sale of the shares acquired through the exercise of the non-statutory stock option.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the IRS no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Awards

A participant generally will recognize no income upon the grant of a performance award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2020

Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for Rover

We will generally be entitled to a tax deduction in connection with an award under the 2021 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a non-statutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and certain “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND ROVER WITH RESPECT TO AWARDS UNDER THE 2021 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director, or consultant may receive under the 2021 Plan is in the discretion of the administrator and therefore cannot be determined in advance. We have not previously sponsored an equity incentive plan, and, therefore, the aggregate number of shares of Class A Common Stock which would have been received by or allocated to our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all other current employees who are not executive officers, as a group is not determinable.

2021 Employee Stock Purchase Plan

On July 28, 2021, the stockholders approved the Rover 2021 Employee Stock Purchase Plan in connection with the Business Combination Agreement, and it became effective upon the Closing of the Merger.

The ESPP provides eligible employees an opportunity to purchase shares of Class A Common Stock at a discount through accumulated contributions of their earned compensation. The Board determined that offering an employee stock purchase plan is important to our ability to compete for talent. The ESPP will become a significant part of our overall equity compensation strategy (especially with respect to our nonexecutive employees).

The ESPP’s initial share reserve is 2,600,000 shares of Class A Common Stock. Following the ESPP’s effectiveness, offering periods will not commence under the ESPP until determined by the Board or the compensation committee.

The Board believes that an employee stock purchase plan will be an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. The ESPP provides a significant incentive by allowing employees to purchase shares of Class A Common Stock at a discount.

Summary of the 2021 Employee Stock Purchase Plan

The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provisions of the ESPP and is qualified in its entirety by the specific language of the ESPP.

Purpose

The purpose of the ESPP is to provide our eligible employees with an opportunity to purchase shares of Class A Common Stock through accumulated contributions, which generally will be made through payroll deductions. The ESPP permits the administrator (as discussed below) to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Shares Available for Issuance

Subject to adjustment upon certain changes in Rover’s capitalization as described in the ESPP, the maximum number of shares of Class A Common Stock that will be available for issuance under the ESPP will be 2,600,000 shares. The shares may be authorized, but unissued, or reacquired Class A Common Stock. The number of shares available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2022 fiscal year equal to the least of:

•	5,150,000 shares of Class A Common Stock;
•	1.5% of the total number of shares of all classes of Rover Common Stock as of the last day of our immediately preceding fiscal year; and
•	such lesser amount determined by the administrator.

We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of shares of Class A Common Stock.

Administration

The Board or a committee appointed by the Board will administer the ESPP and are referred to as the administrator. The administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to delegate ministerial duties to any of our employees, to designate separate offerings under the ESPP, to designate subsidiaries and affiliates as participating in the Section 423 Component and the Non-Section 423 Component, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish such procedures that it deems necessary or advisable for the administration of the ESPP. The administrator is authorized to adopt rules and procedures in order to: determine eligibility to participate, determine the definition of compensation for the purposes of contributions to the ESPP, handle contributions to the ESPP, coordinate the making of contributions to the ESPP, establish bank or trust accounts to hold contributions to the ESPP, effect the payment of interest, effect the conversion of local currency, satisfy obligations to pay payroll tax, determine beneficiary designation requirements, implement and determine withholding procedures and determine procedures for the handling of stock certificates that vary with applicable local requirements. The administrator also is authorized to determine that, to the extent permitted by applicable law, the terms of a purchase right granted under the ESPP or an offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the ESPP or the same offering to employees resident solely in the U.S. Every finding, decision and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.

Eligibility

Generally, all of our employees are eligible to participate so long as they are customarily employed by us or any participating subsidiary or affiliate of us for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the U.S Securities Exchange Act of 1934, as amended, is or is not eligible to participate in such offering period.

However, an employee may not be granted rights to purchase shares under the ESPP if such employee:

•

immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of Rover or of any parent or subsidiary of Rover; or

•

holds rights to purchase shares under all employee stock purchase plans of Rover or any parent or subsidiary of Rover that accrue at a rate that exceeds $25,000 worth of shares for each calendar year in which such rights are outstanding at any time.

Offering Periods

The ESPP includes a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows us to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in the ESPP. Offering periods begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected. No offering period may last more than twenty-seven (27) months.

Contributions

The ESPP permits participants to purchase shares of Class A Common Stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 20% of their eligible compensation, which includes a participant’s base straight time gross earnings but excludes payments for commissions, incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. Unless otherwise determined by the administrator, a participant may not change the rate of his or her contributions during an offering period.

Exercise of Purchase Right

Amounts contributed and accumulated by the participant are used to purchase shares of Class A Common Stock at the end of each purchase period. A participant may purchase a maximum number of shares of during a purchase period as determined by the administrator in its discretion and on a uniform and nondiscriminatory basis. The purchase price of the shares is 85% of the lower of the fair market value of Class A Common Stock on the first trading day of the offering period or on the exercise date, which is generally the last trading day of a purchase period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares. Participation ends automatically upon termination of employment with us.

Termination of Participation

Participation in the ESPP generally terminates when a participating employee’s employment with us or a designated company ceases for any reason, the employee withdraws from the ESPP or we terminate or amend the ESPP such that the employee is no longer eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, in general the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.

Non-Transferability

Neither contributions credited to a participant’s account nor rights to purchase shares of Class A Common Stock and any other rights and interests under the ESPP may be assigned, transferred, pledged or otherwise disposed of (other than by will, the laws of descent and distribution or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect, except that we may treat such act as an election to withdraw participation.

Certain Transactions

In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of Class A Common Stock or our other securities, or other change in Rover’s corporate structure affecting the Class A Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the ESPP in such manner it may deem equitable, will adjust the number and class of shares that may be delivered under the ESPP, the purchase price per share, the class and the number of shares covered by each purchase right under the ESPP that has not yet been exercised, and the numerical limits of the ESPP.

In the event of our proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before completion of the proposed dissolution or liquidation following the purchase of shares under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

In the event of our merger or “change in control” (as defined in the ESPP), each outstanding option under the ESPP will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the merger or change in control. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

Amendment; Termination

The administrator has the authority to amend, suspend or terminate the ESPP. The ESPP will automatically terminate in 2041, unless it is terminated sooner. If the administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the administrator may modify, amend or terminate the ESPP to reduce or eliminate such accounting consequence. If the ESPP is terminated, the administrator in its discretion may terminate all outstanding offering periods either immediately or after completion of the purchase of shares under the ESPP (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to their expiration, then all amounts credited to participants that have not been used to purchase shares will be returned, without interest (unless otherwise required under applicable law), as soon as administratively practicable.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the ESPP. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction to which the participant may be subject. As a result, tax consequences for any particular participant may vary based on individual circumstances.

The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares of common stock acquired under the ESPP or in the event of the participant’s death while still owning the purchased shares of common stock.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which the shares were acquired or within one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction equal in amount to such excess, for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired and more than one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares and (ii) 85% of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. We will not be entitled to an income tax deduction with respect to such disposition.

In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. Federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares purchased under the ESPP. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price and (ii) 85% of the fair market value of the shares on the start date of the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Number of Awards Granted to Employees, Consultants and Directors

Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate, the amount of his or her eligible compensation, and his or her determination as to the portion of his or her eligible compensation to contribute to the ESPP. Further, the number of shares of Class A Common Stock that may be purchased under the ESPP is determined, in part, by the price of shares of Class A Common Stock on the first day of each offering period and applicable exercise date of each purchase period. Accordingly, the actual number of shares that would be purchased by any individual under the ESPP in the future is not determinable. We have not previously sponsored an employee stock purchase plan, and, therefore, the aggregate number of shares of Class A Common Stock which would have been received by or allocated to our named executive officers; executive officers, as a group; and all other current employees who are not executive officers, as a group, who may participate in the ESPP is not determinable. Nonemployee members of the Board are not eligible to participate in the ESPP.

A Place for Rover, Inc. 2011 Equity Incentive Plan

The Rover 2011 Equity Incentive Plan, or the 2011 Plan, was adopted by the Legacy Rover Board on August 23, 2011 and approved by Legacy Rover’s stockholders on September 12, 2011. The Legacy Rover Board last amended the 2011 Plan on March 9, 2020.

The 2011 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to Legacy Rover’s employees and any employees of any parent or subsidiary of Legacy Rover, and for the grant of non-statutory stock options, stock appreciation rights, restricted stock and restricted stock units to Legacy Rover’s employees, consultants and directors and the employees, consultants and directors of any parent or subsidiary of Legacy Rover. The 2011 Plan terminated one day prior to the Closing of the Merger and we will not grant any additional awards under the 2011 Plan. The 2011 Plan will, however, continue to govern the terms and conditions of the outstanding awards granted under the 2011 Plan prior to the termination of the 2011 Plan.

Authorized Shares

As of June 30, 2021, the maximum aggregate number of shares (subject to adjustment) of our common stock, which may be subject to awards and sold under the 2011 Plan, was 29,058,836 shares plus: (1) any shares subject to stock options granted under the Dog Vacay, Inc. Amended and Restated 2012 Stock Option Plan and assumed by Legacy Rover pursuant to the Agreement and Plan of Reorganization dated March 29, 2017 by and between Rover and Dog Vacay, Inc. (the “Assumed DV Options”), that, after the date of stockholder approval of the 2011 Plan, expire or otherwise terminate without having been exercised in full; and (2) shares issued pursuant to the exercise of Assumed DV Options that, after the date of stockholder approval of the 2011 Plan, are forfeited to or repurchased by us, with the maximum total number of shares to be added to the 2011 Plan pursuant to Assumed DV Options equal to 379,710 shares.

If an award under the 2011 Plan expires or becomes unexercisable without having been exercised in full, such award is surrendered pursuant to an exchange program or, with respect to restricted stock or restricted stock units, is forfeited to us or repurchased by us due to the failure to vest. The unpurchased shares (or, for awards other than options or stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2011 Plan (unless the 2011 Plan has terminated). With respect to stock appreciation rights, only shares actually issued pursuant to a stock appreciation right will cease to be available under the 2011 Plan; all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2011 Plan (unless the 2011 Plan has terminated). Shares that have actually been issued under the 2011 Plan under any award will not be returned to the 2011 Plan and will not become available for future distribution under the 2011 Plan; provided, however, that if shares issued pursuant to awards of restricted stock or restricted stock units are repurchased by us or are forfeited to us due to the failure to vest, such shares will become available for future grant under the 2011 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2011 Plan. To the extent an award under the 2011 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2011 Plan. Notwithstanding the foregoing and, subject to adjustment as provided in the 2011 Plan, the maximum number of shares that may be issued upon the exercise of incentive stock options will equal the aggregate share number stated in the preceding paragraph, plus, to the extent allowable under Code Section 422 and the Treasury Regulations promulgated thereunder, any shares that become available for issuance under the 2011 Plan as described in this paragraph.

As of June 30, 2021, options to purchase 20,047,511 shares of our Class A Common Stock were outstanding under the 2011 Plan.

Plan Administration

The Board currently administers the 2011 Plan. Under the 2011 Plan, the administrator has the authority and discretion to select which recipients will receive awards, to choose the type or types of awards to be granted to selected recipients, and to determine the terms that will apply to the awards granted (including the number of shares of common stock that the recipients may be entitled to receive or purchase), which terms may vary from award to award. The administrator also may authorize, generally or in specific cases, any adjustment in the exercise price, vesting schedule, term, or number of shares subject to any award by cancelling such outstanding award and subsequently regranting the award, by amendment or through an exchange program. The administrator also has the authority to determine the fair market value of a share of Rover’s common stock for purposes of the 2011 Plan and the awards granted thereunder. The administrator is authorized to interpret the provisions of the 2011 Plan and individual award agreements and generally to take any other actions that are contemplated by the 2011 Plan or necessary or desirable in the administration of the 2011 Plan and individual award agreements. Any decision made or action taken by the administrator or in connection with the administration of the 2011 Plan will be final and conclusive on all persons.

Stock Options

The administrator granted incentive and non-statutory stock options under the 2011 Plan prior to the Closing of the Merger to Legacy Rover’s employees or the employees of any parent or subsidiary of Legacy Rover. The exercise price of such options had to equal at least the fair market value of Legacy Rover’s common stock on the date of grant. The term of an incentive stock option may not exceed ten years; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of Legacy Rover’s stock, or of certain of Legacy Rover’s affiliates, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of Legacy Rover’s common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, check, promissory note, shares or other property acceptable to the administrator. Subject to the provisions of the 2011 Plan, the administrator determines the remaining terms of the options (e.g., vesting).

Stock Appreciation Rights

No stock appreciation rights were granted under the 2011 Plan prior to the Closing of the Merger. Stock appreciation rights would allow the recipient to receive the appreciation in the fair market value of the underlying common stock between the exercise date and the grant date. Subject to the provisions of the 2011 Plan, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the grant date. The specific terms will be set forth in an award agreement.

After the termination of service of an employee, director or consultant, he or she may exercise his or her option or stock appreciation for the period of time stated in his or her award agreement. Generally, if termination is due to death or disability, the option or stock appreciation right will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. In some cases, options or stock appreciation rights issued to service providers pursuant to the 2011 Plan may provide that they will remain exercisable for longer periods following a termination of service. However, in no event may an option or stock appreciation right be exercised later than the expiration of its term.

Restricted Stock

No shares of restricted stock were granted under the 2011 Plan prior to the Closing of the Merger. Shares of restricted stock vest, and the restrictions on such shares lapse, in accordance with terms and conditions established by the administrator. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards have voting and dividend rights with respect to such shares upon grant without regard to vesting unless the administrator provides otherwise. The specific terms will be set forth in an award agreement.

Restricted Stock Units

No restricted stock units were granted under the 2011 Plan prior to the Closing of the Merger. The administrator determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service to Rover, and the form and timing of payment. The administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. The administrator determines in its sole discretion whether an award will be settled in stock, cash or a combination of both. Restricted stock units that do not vest will be forfeited by the recipient and will revert to us. Specific terms are set forth in specific award agreements.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2011 Plan generally does not allow for the transfer of awards, and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2011 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2011 Plan or the number, class, and price of shares covered by each outstanding award.

Merger or Change in Control

The 2011 Plan generally provides that in the event of a merger or change in control, as defined under the 2011 Plan, each outstanding award will be treated as the administrator determines without a participant’s consent. The administrator does not need to treat similarly all the awards, all the awards held by the same participant, or all awards of the same type. If the successor corporation does not assume or substitute for an award (or portion thereof); (1) the participant will vest in and have the right to exercise a portion of his or her outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable; (2) restrictions on a portion of the restricted stock and restricted stock units will lapse; and (3) with respect to awards with performance-based vesting, a portion of the performance goals or other vesting criteria will be deemed achieved as follows:

•

with respect to awards that vest solely as a function of the participant’s continuous status as a service provider over time, then such awards will be deemed vested to the extent that such awards are scheduled to vest as if the participant continuously served as a service provider though the date that is one year following the date of the change in control; and

•	with respect to all other awards, an additional 25% of shares subject to such awards will vest (or such lesser number of shares as are unvested as of the date of the change in control).

In the event of a change in control and the subsequent termination of a participant’s status as a service provider within 12 months of the effective date of the change in control, either by us without cause (as defined in the 2011 Plan) or by the participant for good reason (as defined in the 2011 Plan) prior to the vesting of the awards in full, then the vesting of the shares subject to the award will accelerate as to 25% of the shares subject thereto (or such lesser number of shares as are unvested as of the date of the change in control).

Amendment, Termination

The Board has the authority to amend, alter, suspend or terminate the 2011 Plan, provided such action does not impair the existing rights of any participant.

Rover Group Employee Incentive Compensation Plan

The Board has approved the Employee Incentive Compensation Plan, which became effective on July 30, 2021 (the “Master Bonus Plan”).

Unless and until the Board determines otherwise, our compensation committee will administer the Master Bonus Plan. The Master Bonus Plan allows the administrator to provide awards to employees selected for participation, who may include our named executive officers, which awards may be based upon performance goals established by the administrator. The administrator, in its sole discretion, may establish a target award for each participant under the Master Bonus Plan, which may be expressed as a percentage of the participant’s average annual base salary for the applicable performance period, a fixed dollar amount, or such other amount or based on such other formula as the administrator determines to be appropriate.

Under the Master Bonus Plan, the administrator determines the performance goals, if any, applicable to any target award (or portion thereof) for a performance period, which may include, without limitation, goals related to: attainment of research and development milestones; user bookings and booking rates; business divestitures and acquisitions; capital raising; cash flow; cash position; corporate transactions; customer acquisition cost; customer lifetime value; customer acquisition or retention rates; earnings (which may include any calculation of earnings, including but not limited to Adjusted EBITDA); earnings per share; expenses; financial milestones; “gross booking value” or GBV; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; leadership development or succession planning; license or research collaboration arrangements; market share; net income; net profit; net sales; new product or business development; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; procurement; product release timelines; productivity; profit; regulatory-related milestones or goals; retained earnings; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; sales growth; stock price; time to market; total stockholder return; working capital; and individual objectives such as peer reviews or other subjective or objective criteria. As determined by the administrator, the performance goals may be based on GAAP or non GAAP results and any actual results may be adjusted by the administrator for one-time items or unbudgeted or unexpected items and/or payments of awards under the Master Bonus Plan when determining whether the performance goals have been met. The performance goals may be based on any factors the administrator determines relevant, including without limitation on an individual, divisional, portfolio, project, business unit, segment or company-wide basis. Any criteria used may be measured on such basis as the administrator determines, including without limitation: (a) in absolute terms, (b) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (c) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (d) on a per-share basis, (e) against our performance as a whole or a segment and/or (f) on a pre-tax or after-tax basis. The performance goals may differ from participant to participant and from award to award. Failure to meet the applicable performance goals will result in a failure to earn the target award, subject to the administrator’s discretion to modify an award. The administrator also may determine that a target award (or portion thereof) will not have a performance goal associated with it but instead will be granted (if at all) as determined by the administrator.

The administrator may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the administrator’s discretion. The administrator may determine the amount of any increase, reduction, or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards under the Master Bonus Plan generally will be paid in cash (or its equivalent) in a single lump sum only after they are earned and approved by the administrator, provided that the administrator reserves the right, in its sole discretion, to settle an actual award with a grant of an equity award with such terms and conditions, including vesting requirements, as determined by the administrator in its sole discretion. Unless otherwise determined by administrator, to earn an actual award, a participant must be employed by us (or an affiliate of us, as applicable) through the date the bonus is paid. Payment of bonuses occurs as soon as administratively practicable after the end of the applicable performance period, but in no case after the later of (i) the 15th day of the third month of the fiscal year immediately following the fiscal year in which the bonuses vest and (ii) March 15 of the calendar year immediately following the calendar year in which the bonuses are no longer subject to substantial risk of forfeiture.

Awards under the Master Bonus Plan are subject to reduction, cancellation, forfeiture, or recoupment in accordance with any clawback policy that we adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, the administrator may impose such other clawback, recovery or recoupment provisions with respect to an award under the Master Bonus Plan as the administrator determines necessary or appropriate, including without limitation a reacquisition right in respect of previously acquired cash, stock, or other property provided with respect to an award.

The administrator has the authority to amend or terminate the Master Bonus Plan. However, such action may not materially alter or materially impair the existing rights of any participant with respect to any earned bonus without the participant’s consent. The Master Bonus Plan will remain in effect until terminated in accordance with the terms of the Master Bonus Plan.

401(k) Plan

We maintain a 401(k) retirement savings plan for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan. Effective August 2021, we provide employees with a 50% match on their first 4% of contributions after a 30-day waiting period.

Pension benefits

We do not maintain any pension benefit or retirement plans other than the 401(k) Plan.

Nonqualified deferred compensation

We do not maintain any nonqualified deferred compensation plans.

Treatment of Equity Incentive Awards in Connection with the Merger

In connection with the consummation of the Merger, Caravel stockholders approved the 2021 Plan, replacing the 2011 Plan. For more information about the 2021 Plan, see the section of this prospectus titled “Employee Benefit and Stock Plans – 2021 Equity Incentive Plan”.

Director Compensation

Legacy Rover did not provide compensation to the non-employee directors for the year ended December 31, 2020. Mr. Easterly, the only director who was also a Legacy Rover employee for the year ended December 31, 2020, received no additional compensation for his service as a director. Mr. Easterly received compensation as an employee of Legacy Rover.

The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2020:

Name	Number of Shares Underlying Outstanding Stock Awards	Number of Shares Underlying Outstanding Options
Susan Athey	–	231,410

Outside Director Compensation Policy

On July 30, 2021, the Board adopted a new compensation policy that governs the cash and equity compensation for our non-employee directors, which became effective on the same date (the “Outside Director Compensation Policy”). The Outside Director Compensation Policy was developed with input from independent compensation consultant regarding practices and compensation levels at comparable companies. It is designed to attract, retain, and reward non-employee directors. Under the Outside Director Compensation Policy, each of our non-employee directors, other than excluded directors, receives the cash and equity compensation for services described below. We will also continue to reimburse its non-employee directors for reasonable, customary, and documented travel expenses to Board or committee meetings.

For purposes of the Outside Director Compensation Policy, “excluded directors” means any non-employee director who is a current employee, general partner, or other representative of an institutional investor; provided that if an entity ceases to be an institutional investor by ceasing to hold at least 2% of the outstanding shares of our capital stock calculated on a fully diluted basis, each non-employee director who would otherwise be an excluded director if such entity remained an institutional investor may (i) offer to resign, in which case, if the Board rejects such resignation, such non-employee director will no longer constitute an excluded director from the date of such rejection, or (ii) not offer to resign, in which case such non-employee director will only cease to constitute an excluded director if and when such non-employee director is re-elected as a director by our stockholders.

For purposes of the Outside Director Compensation Policy, “institutional investor” means any entity that is an institutional investor that holds at least 2% of the outstanding shares of our capital stock calculated on a fully diluted basis.

The Outside Director Compensation Policy includes a maximum annual limit of $750,000 of cash retainers or fees and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year, increased to $1,000,000 in an individual’s first year of service as a non-employee director. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with GAAP). Any cash compensation paid or equity awards granted to a person for their services as an employee, or for their services as a consultant (other than as a non-employee director), does not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Cash Compensation

Our non-employee directors, other than the excluded directors, are entitled to receive the following cash compensation for their services under the Outside Director Compensation Policy:

•	$35,000 per year for service as a board member;
•	$20,000 per year for service as non-executive chair of the board;
•	$15,000 per year for service as a lead independent director;
•	$20,000 per year for service as chair of the audit committee;
•	$10,000 per year for service as a member of the audit committee;
•	$12,000 per year for service as chair of the compensation committee;
•	$6,000 per year for service as a member of the compensation committee;
•	$8,000 per year for service as chair of the nominating and corporate governance committee; and
•	$4,000 per year for service as a member of the nominating and corporate governance committee.

Under the Outside Director Compensation Policy, each non-employee director who serves as the chair of a committee is entitled to receive only the additional annual cash fee as the chair of the committee, and not the annual fee as a member of the committee, provided that each non-employee director who serves as the non-executive chair or the lead independent director is entitled to receive the annual fee for service as a board member and an additional annual fee as the non-executive chair or lead independent director, as applicable. All cash payments to non-employee directors are paid by us quarterly in arrears on a pro-rated basis.

Equity Compensation

Initial Award

Each person who first becomes a non-employee director after the effective date of the policy, other than the excluded directors, will receive, on the first trading date on or after the date on which the person first becomes a non-employee director, or the Initial Start Date, an initial award of restricted stock units, or the Initial Award, covering a number of shares of our common stock having a grant date fair value (determined in accordance with GAAP) equal to $300,000; provided that any resulting fraction will be rounded down to the nearest whole share. The Initial Award will vest as follows: one third (1/3rd) of the shares subject to the Initial Award will be scheduled to vest each year following the Initial Start Date on the same day of the month as the Initial Start Date (or, if there is no corresponding day in a particular month, then the last day of that month), in each case subject to the non-employee director continuing to be a non-employee director through the applicable vesting date. If the person was a member of the Board and also an employee, becoming a non-employee director due to termination of employment will not entitle them to an Initial Award. If the person was a non-employee director and an excluded director, ceasing to be an excluded director will not entitle the non-employee director to an Initial Award.

Annual Award

Each non-employee director, other than the excluded directors, automatically will receive, on the date of each annual meeting of our stockholders following the effective date of the policy, an annual award of restricted stock units, or an Annual Award, covering a number of shares of our common stock having a grant date fair value (determined in accordance with GAAP) of $150,000; provided that the first annual award granted to an individual who first becomes a non-employee director following the effective date of the policy will have a grant date fair value equal to the product of (A) $150,000 multiplied by (B) a fraction, (i) the numerator of which is equal to the number of fully completed days between the non-employee director’s initial start date and the date of the first annual meeting of our stockholders to occur after such individual first becomes a non-employee director, and (ii) the denominator of which is 365; and provided further that any resulting fraction will be rounded down to the nearest whole share. Each Annual Award will be scheduled to vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the date of the next annual meeting of our stockholders following the grant date, in each case subject to the non-employee director continuing to be a non-employee director through the applicable vesting date.

In the event of a “change in control” (as defined in the 2021 Plan), each non-employee director will fully vest in their outstanding company equity awards issued under our outside director compensation policy, including any Initial Award or Annual Award, immediately prior to the consummation of the change in control, provided that the non-employee director continues to be a non-employee director through such date.

Limitation of Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation, which became effective upon consummation of the Merger, contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporate Law (“DGCL”). In addition, if the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our bylaws, which became effective upon consummation of the Merger, provides that we will indemnify our directors and officers, and may indemnify our employees, agents and any other persons, to the fullest extent permitted by the DGCL. Our bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with our directors and executive officers that are broader than the specific indemnification provisions contained in the DGCL and may continue to do so in the future. These indemnification agreements require us to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses reasonably and actually incurred by our directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

We also maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits, or proceedings to which they are parties by reason of being or having served as a director or officer of the Company. The coverage provided by these policies applies whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL. At present, we are not aware of any pending litigation or proceeding involving any person who will be one of our directors or officers or is or was one of our directors or officers, or is or was one of our directors or officers serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

PRINCIPAL SECURITYHOLDERS

The following table sets forth the beneficial ownership of our Class A Common Stock as of August 31, 2021 (unless otherwise specified), as adjusted to reflect the Class A Common Stock that may be sold from time to time pursuant to this prospectus, for:

•	each person or group of affiliated persons known to us to be the beneficial owner of more than 5% of outstanding Class A Common Stock;
•	each of our executive officers and directors; and
•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Exchange Act.

The beneficial ownership percentages set forth in the table below are based on 157,196,576 shares of our Class A Common Stock issued and outstanding as of August 31, 2021.

Name of Beneficial Owner(1)	Number of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
Greater than Five Percent Holders
Nebula Caravel Holdings, LLC(2)	13,799,126	8.8%
Funds affiliated with Foundry Ventures(3)	17,765,163	11.3%
Funds affiliated with Madrona Ventures(4)	24,016,697	15.3%
Funds affiliated with Menlo Ventures(5)	15,340,706	9.8%
Funds affiliated with TCV(6)	8,062,197	5.1%
Named Executive Officers and Directors
Adam H. Clammer(7)	13,799,126	8.8%
Kristina Leslie	-	-
Aaron Easterly(8)	7,111,849	4.4%
Tracy Knox(9)	1,177,140	*
Brent Turner(10)	2,642,541	1.7%
Greg Gottesman(11)	49,850	*
Susan Athey(12)	277,825	*
Megan Siegler(13)	-	-
Venky Ganesan(14)	15,340,706	9.8%
Scott Jacobson(15)	24,016,697	15.3%
All Directors and Executive Officers of Rover After the Merger (10 Individuals)	64,415,734	39.3%

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of these shareholders is c/o Rover Group, Inc. 720 Olive Way, 19th Floor, Seattle, WA 98101.
(2)

Nebula Caravel Holdings, LLC is the record holder of the shares reported herein. True Wind Capital II is the managing member of Nebula Caravel Holdings, LLC. Adam Clammer is a member of our Board and serves as the managing member of True Wind Capital GP II, LLC, the general partner of True Wind Capital II. As such, he may be deemed to have or share beneficial ownership of the Class A Common Stock held directly by Nebula Caravel Holdings, LLC. Mr. Clammer disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Consists of (i) 3,337,500 shares of Class A Common Stock received in exchange for the same amount of Founder Shares beneficially owned by Sponsor immediately prior to Closing; (ii) 8,000,000 shares of Class A Common Stock purchased at Closing by Sponsor pursuant to the Sponsor Backstop Subscription Agreement; and (iii) up to 2,461,626 shares of Class A Common Stock beneficially owned by Sponsor which will vest upon the Class A Common Stock achieving certain trading price thresholds.

(3)

These securities are held of record by Foundry Group Next, L.P. (“Foundry Group Next”) and Foundry Venture Capital 2013, L.P. (“Foundry Venture Capital 2013” and, together with Foundry Group Next, “Foundry Ventures”). Consists of (a) 11,595,833 shares of Class A Common Stock, which are held of record by Foundry Venture Capital 2013 and (b) 6,169,330 shares of Class A Common Stock, which are held of record by Foundry Group Next (collectively referred to as “Foundry Ventures”). The business address of Foundry Group is 1050 Walnut Street, Suite 210, Boulder, CO 80302.

(4)

These securities are held of record by Madrona Venture Fund IV, L.P. (“Madrona Fund IV”) and Madrona Venture Fund IV-A, L.P. (“Madrona Fund IV-A”), as applicable. Madrona Investment Partners IV, L.P. (“Madrona Partners IV”) is the general partner of each of Madrona Fund IV and Madrona Fund IV-A, and Madrona IV General Partner, LLC (“Madrona IV LLC”) is the general partner of Madrona Partners IV. Scott Jacobson, who serves as a member of the Rover Board, together with Tom Alberg, Paul Goodrich, Matt McIlwain, Len Jordan, and Tim Porter are the managing members of Madrona IV LLC, and each may be deemed to share voting and investment power over the securities held by Madrona Fund IV and Madrona Fund IV-A (collectively, “Madrona Ventures”). Consists of (a) 23,420,754 shares of Class A Common Stock, which are held of record by Madrona Venture Fund IV, LP and (b) 595,945 shares of Class A Common Stock, which are held of record by Madrona Venture Fund IV-A, LP (collectively referred to as “Madrona Ventures”). The business address of Madrona Ventures is 999 Third Ave., 34th Floor, Seattle, Washington 98104.

(5)

These securities are held of record by Menlo Special Opportunity Fund, L.P. (“Menlo Special Opportunity Fund”), Menlo Ventures XI, L.P. (“Menlo Ventures XI”), MMEF XI, L.P. (“MMEF XI”), and MMSOP, L.P. (“MMSOP”, and together with Menlo Special Opportunity Fund, Menlo Ventures XI, and MMEF XI, collectively referred to as “Menlo Ventures”). Consists of (a) 9,968,036 shares of Class A Common Stock, which are held of record by Menlo Ventures XI, (b) 4,905,263 shares of Class A Common Stock, which are held of record by Menlo Special Opportunity Fund, (c) 387,647 shares of Class A Common Stock, which are held of record by MMEF XI and (d) 79,761 shares of Class A Common Stock, which are held of record by MMSOP. The business address of Menlo Ventures is 2884 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(6)

These securities are held of record by TCV Member Fund, L.P., (“TCV Member Fund”), TCV VIII(A), L.P. (“TCV VIII (A)”), TCV VIII (B), L.P. (“TCV VIII (B)”), and TCV VIII, L.P. (“TCV VIII”). The Class A Directors of Technology Crossover Management VIII, Ltd. (“Management VIII”) are limited partners of Technology Crossover Management VIII, L.P. (“TCM VIII”) and TCV Member Fund. Management VIII is a general partner of TCV Member Fund and the general partner of TCM VIII, which is the general partner of TCV VIII, TCV VIII (A), and TCV VIII (B), and together with TCV VIII, TCV VIII(A), and TCV Member Fund, the “TCV Funds”). The Class A Directors, Management VIII and TCM VIII may be deemed to beneficially own the securities held by the TCV Funds, but each of the Class A Directors, Management VIII and TCM VIII disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein. Consists of (a) 5,736,615 shares of Class A Common Stock, which are held of record by TCV VIII, (b) 1,546,981 shares of Class A Common Stock, which are held of record by TCV VIII (A), (c) 422,310 shares of Class A Common Stock, which are held of record by TCV Member Fund, and (d) 356,290 shares of Class A Common Stock, which are held of record by TCV VIII (B). The business address of TCV is 250 Middlefield Road, Menlo Park, CA 94025.

(7)	Consists of the shares described in footnote (2) above (Nebula Caravel Holdings, LLC).
(8)

Consists of (a) 2,785,800 shares of Class A Common Stock held of record by Mr. Easterly and (b) 5,632,343 shares of Class A Common Stock subject to options held by Mr. Easterly, 4,326,049 shares of which will be vested and exercisable within 60 days of August 31, 2021.

(9)

Consists of (a) 222,327 shares of Class A Common Stock held of record by Ms. Knox and (b) 1,296,154 shares of Class A Common Stock subject to options held by Ms. Knox, 954,813 shares of which will be vested and exercisable within 60 days of August 31, 2021.

(10)

Consists of (a) 311,372 shares of Class A Common Stock held of record by Mr. Turner and (b) 2,740,658 shares of Class A Common Stock subject to options held by Mr. Turner, 2,331,169 shares of which will be vested and exercisable within 60 days of August 31, 2021.

(11)

Consists of 49,850 shares of Class A Common Stock held of record by Mr. Gottesman. Mr. Gottesman is also a minority investor and former general partner in funds affiliated with Madrona Ventures which beneficially own 15.3% of Rover. Mr. Gottesman does not have voting or dispositive control over such funds.

(12)	Consists of options to purchase 277,825 shares of Class A Common Stock held by Ms. Athey, all of which are exercisable within 60 days of July 30, 2021.
(13)

Ms. Siegler is a minority investor in entities affiliated with Spark Capital Growth Fund, L.P. / Spark Capital Growth Founders Fund, L.P., which beneficially own less than 5% of Rover. Ms. Siegler does not have voting or dispositive control over such funds.

(14)	Consists of the shares described in footnote (5) above (funds affiliated with Menlo Ventures).

(15)	Consists of the shares described in footnote (4) above (funds affiliated with Madrona Ventures).

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up to 99,539,096 shares of our Class A Common Stock and up to 2,574,164 of our Warrants. Pursuant to the Investor Rights Agreement, the Stockholder Lock-Up Agreement, and the Subscription Agreements, we agreed to file a registration statement with the SEC for the purposes of registering for resale the Private Placement Warrants (and the Class A Common Stock that may be issued upon exercise of the Warrants) and all of the shares of Class A Common Stock issued to the Subscribers.

The Selling Securityholders may from time to time offer and sell any or all of the Class A Common Stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A Common Stock or Warrants other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A Common Stock or Warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock and Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the Securities covered by this prospectus upon the completion of the offering. For information regarding transactions between us and the Selling Securityholders, see the sections titled “Certain Relationships and Related Transactions” and “Executive Compensation.”

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See the section titled “Plan of Distribution” elsewhere in this prospectus.

The following table is prepared based on information provided to us by the Selling Securityholders as of September 10, 2021. It sets forth the name and address of the Selling Securityholders, the aggregate number of shares of Class A Common Stock and Warrants that the Selling Securityholders may offer pursuant to this prospectus, the beneficial ownership of the Selling Securityholders both before and after the offering, and the shares of Class A Common Stock and Warrants being offered by the Selling Securityholders and does not reflect any other Company securities that the Selling Securityholder may own, beneficially or otherwise.

Selling Securityholders

Name of Beneficial Owner	Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Private Warrants Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Assigned Shares
Broad Bay Capital Master Fund(1)	3,670,000	—	1,000,000	—	2,670,000	—
PIPE Shares
Funds affiliated with Crescent Park Management, L.P.(2)	2,700,000	—	2,700,000	—	—	—
Funds affiliated with Darlington Partners(3)	1,700,000	—	1,700,000	—	—	—
Funds affiliated with Nineteen77 Limited(4)	300,000	—	300,000	—	—	—
MMF LT, LLC by Moore Capital Management, LP, Investment Manager(5)	300,000	—	300,000	—	—	—
Private Placement Warrants and Class A Common Stock
Nebula Caravel Holdings LLC(6)	16,373,290	2,574,164	8,373,290	2,574,164	8,000,000	—
Rover Directors and Executive Officers
Aaron Easterly(7)	3,227,458	—	2,120,537	—	1,106,921	—
Greg Gottesman(8)	57,754	—	57,754	—	—	—
Rover Shareholders with Beneficial Ownership equal to 5% or Greater or Class A Common Stock
Funds Affiliated with Foundry Ventures(9)	20,581,635	—	20,581,635	—	—	—
Funds Affiliated with Madrona Ventures(10)	27,824,281	—	27,824,281	—	—	—
Funds Affiliated with Menlo Ventures(11)	17,772,807	—	17,772,807	—	—	—
Funds affiliated with TCV(12)	9,340,370	—	9,340,370	—	—	—
Funds Affiliated with T. Rowe Price(13)	7,368,422	—	7,368,422	—	—	—
Rover Shareholders with less than 100,000 shares of Class A Common Stock
Alexi A Wellman(14)	25,000	—	25,000	—	—	—
Darren Thompson(15)	25,000	—	25,000	—	—	—
David Kerko(16)	25,000	—	25,000	—	—	—
Scott Wagner(17)	25,000	—	25,000	—	—	—
Total	108,741,853	2,574,164	99,539,096	2,574,164	11,776,921	—

(1) Consists of 1,000,000 shares of Class A Common Stock purchased by BBCM Master Fund Ltd. pursuant to the Assignment Agreement. Broad Bay owns an additional 2,670,000 shares of Class A Common Stock acquired on the open market.

(2) Consists of an aggregate of 2,700,000 shares of Class A Common Stock. These securities are held of record by Crescent Park Master Fund, L.P., Crescent Park FOF Partners, L.P., Crescent Park Global Equity Master Fund, L.P., and Crescent Pak SPV I, L.P. Such shares include (i) 2,145,118 shares of Class A Common Stock held of record by Crescent Park Master Fund, L.P.; (ii) 166,431 shares of Class A Common Stock held of record by Crescent Park FOF Partners, L.P.; (iii) 244,508 shares of Class A Common Stock held of record by Crescent Park Global Equity Master Fund, L.P.; and (iv) 143,943 shares of Class A Common Stock held of record by Crescent Park SPV I, L.P.

(3) Consists of an aggregate of 1,700,000 shares of Class A Common Stock. These securities are held of record by Darlington Partners, L.P. and Darlington Partners II, L.P. (together, the “Darlington Funds”). Such shares include (i) 1,505,915 shares of Class A Common Stock held of record by Darlington Partners, L.P. and (ii) 194,085 shares of Class A Common Stock held of record by Darlington Partners II, L.P. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by Darlington Partners GP, LLC, the general partner of the Darlington Funds. The business address for each of the Darlington entities identified herein is 300 Drakes Landing Road, Suite 290, Greenbrae, CA 94904.

(4) Consists of (i) 138,450 shares of Common Stock held by Nineteen77 Global Multi-Strategy Alpha Master Limited; (ii) 138,450 shares of Common Stock held by Nineteen77 Global Merger Arbitrage Master Limited; and (iii) 23,100 shares of Common Stock held by Nineteen77 Global Merger Arbitrage Opportunity Fund (together with “Nineteen77 Global Multi-Strategy Alpha Master Limited and Nineteen77 Global Merger Arbitrage Opportunity Fund, the “UBS Entities”). Kevin Russell, the chief investment officer of UBS O’Connor LLC, the investment manager of the UBS Entities, has voting and/or investment control over the shares held by the UBS Entities. Mr. Russell disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address for the UBS Entities is c/o UBS O’Connor LLC, One North Wacker Drive, 31st Floor, Chicago, Illinois 60606.

(5) Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC.  Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC.  Mr. Bacon also is the indirect majority owner of MMF LT, LLC.  The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.

(6) Nebula Caravel Holdings, LLC is the record holder of the shares reported herein. True Wind Capital II is the managing member of Nebula Caravel Holdings, LLC. Adam Clammer is a member of the Rover Board and serves as the managing member of True Wind Capital GP II, LLC, the general partner of True Wind Capital II. As such, he may be deemed to have or share beneficial ownership of the Class A Common Stock held directly by Nebula Caravel Holdings, LLC. Mr. Clammer disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Consists of (i) 3,337,500 shares of Class A Common Stock received in exchange for the same amount of Founder Shares beneficially owned by Sponsor immediately prior to Closing; (ii) up to 2,461,626 shares of Class A Common Stock beneficially owned by Sponsor which will vest upon the Class A Common Stock achieving certain trading price thresholds; (iii) 2,574,164 shares of Class A Common Stock underlying 2,574,164 Private Placement Warrants and (iv) 2,574,164 Private Placement Warrants.

(7) Consists of 3,227,458 shares of Class A Common Stock, of which 441,658 shares are Earnout Shares issuable to Mr. Easterly upon the Class A Common Stock achieving certain trading price thresholds. Mr. Easterly is the Chief Executive Officer of Rover and serves as a member of the Board.

(8) Consists of 57,753 shares of Class A Common Stock, of which 7,903 are Earnout Shares issuable to Mr. Gottesman upon the Class A Common Stock achieving certain trading price thresholds. Mr. Gottesman is also a minority investor and former general partner in funds affiliated with Madrona Ventures which beneficially own 15.3% of Rover. Mr. Gottesman does not have voting or dispositive control over such funds. Greg Gottesman serves as a member of the Board.

(9) Consists of an aggregate of 20,581,635 shares of Class A Common Stock, of which 2,816,472 shares are Earnout Shares issuable upon the Class A Common Stock achieving certain trading price thresholds. These securities are held of record by Foundry Group Next, L.P. (“Foundry Group Next”) and Foundry Venture Capital 2013, L.P. (“Foundry Venture Capital 2013” and, together with Foundry Group Next, “Foundry Ventures”). Such shares include (i) 11,595,833 shares of Class A Common Stock held of record by Foundry Venture Capital 2013 and (ii) 6,169,330 shares of Class A Common Stock held of record by Foundry Group Next. The business address of the Foundry Ventures is 1050 Walnut Street, Suite 210, Boulder, CO 80302.

(10) Consists of an aggregate of 27,824,281 shares of Class A Common Stock, of which 3,807,584 shares are Earnout Shares issuable upon the Class A Common Stock achieving certain trading price thresholds. These securities are held of record by Madrona Venture Fund IV, L.P. (“Madrona Fund IV”) and Madrona Venture Fund IV-A, L.P. (“Madrona Fund IV-A”), as applicable. Madrona Investment Partners IV, L.P. (“Madrona Partners IV”) is the general partner of each of Madrona Fund IV and Madrona Fund IV-A, and Madrona IV General Partner, LLC (“Madrona IV LLC”) is the general partner of Madrona Partners IV. Scott Jacobson, who serves as a member of the Rover Board, together with Tom Alberg, Paul Goodrich, Matt McIlwain, Len Jordan, and Tim Porter are the managing members of Madrona IV LLC, and each may be deemed to share voting and investment power over the securities held by Madrona Fund IV and Madrona Fund IV-A (collectively, “Madrona Ventures”). Each of the managing members disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein. Such shares include (i) 23,420,753 shares of Class A Common Stock held of record by Madrona Venture Fund IV and (ii) 595,944 shares of Class A Common Stock, held of record by Madrona Venture Fund IV-A. The business address of Madrona Ventures is 999 Third Ave., 34th Floor, Seattle, Washington 98104.

(11) Consists of an aggregate of 17,772,807 shares of Class A Common Stock of which 2,432,101 shares are Earnout Shares issuable upon the Class A Common Stock achieving certain trading price thresholds. These securities are held of record by Menlo Special Opportunity Fund, L.P. (“Menlo Special Opportunity Fund”), Menlo Ventures XI, L.P. (“Menlo Ventures XI”), MMEF XI, L.P. (“MMEF XI”), and MMSOP, L.P. (“MMSOP”, and together with Menlo Special Opportunity Fund, Menlo Ventures XI, and MMEF XI, “Menlo Ventures”). Such shares include (i) 4,905,263 shares of Class A Common Stock, held of record by Menlo Special Opportunity Fund; (ii) 9,968,036 shares of Class A Common Stock held of record by Menlo Ventures XI; (iii) 387,646 shares of Class A Common Stock held of record by MMEF XI; and (iv) 79,761 shares of Class A Common Stock, held of record by MMSOP. Venky Ganesan, who serves as a member of the Rover Board, and the other general partners of each of the Menlo limited partnerships disclaim all shares held by such Menlo limited partnership, except to the extent of its proportionate pecuniary interest therein. The business address of Menlo Ventures is 2884 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(12) Consists of an aggregate of 9,340,370 shares of Class A Common Stock of which 1,278,173 shares are Earnout Shares issuable upon the Class A Common Stock achieving certain trading price thresholds. These securities are held of record by TCV Member Fund, L.P., (“TCV Member Fund”), TCV VIII(A), L.P. (“TCV VIII (A)”), TCV VIII (B), L.P. (“TCV VIII (B)”), and TCV VIII, L.P. (“TCV VIII”). The Class A Directors of Technology Crossover Management VIII, Ltd. (“Management VIII”) are limited partners of Technology Crossover Management VIII, L.P. (“TCM VIII”) and TCV Member Fund. Management VIII is a general partner of TCV Member Fund and the general partner of TCM VIII, which is the general partner of TCV VIII, TCV VIII (A), and TCV VIII (B), and together with TCV VIII, TCV VIII(A), and TCV Member Fund, the “TCV Funds”). The Class A Directors, Management VIII and TCM VIII may be deemed to beneficially own the securities held by the TCV Funds, but each of the Class A Directors, Management VIII and TCM VIII disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein. Such shares include (i) 422,310 shares of Class A Common Stock held of record by TCV Member Fund; (ii) 1,546,982 shares of Class A Common Stock held of record by TCV VIII(A); (iii) 356,290 shares of Class A Common Stock held of record by TCV VIII(B); and (iv) 5,736,615 shares of Class A Common Stock held of record by TCVIII. The business address of the TCV Funds is 250 Middlefield Road, Menlo Park, CA 94025.

(13) Consists of an aggregate of 7,368,422 shares of Class A Common Stock, of which 1,008,324 shares are Earnout Shares issuable upon the Class A Common Stock achieving certain trading price thresholds. These securities are held of record by the following entities: (a) Costco 401K Retirement Plan (“Costco”); (b) Jeffrey LLC (“Jeffrey”); (c) MassMutual Select Funds – MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund (“MMSF”); (d) Minnesota Life Insurance Company (“Minnesota Life”); (e) T. Rowe Price Institutional Small Cap Stock Fund (“Institutional Small Cap”); (f) T. Rowe Price Moderate Allocation Portfolio (“Moderate Allocation Portfolio”); (g) T. Rowe Price New Horizons Fund, Inc. (“New Horizons Fund”); (h) T. Rowe Price New Horizons Trust (“New Horizons Trust”); (i) T. Rowe Small-Cap Stock Fund, Inc. (“Small-Cap SF”); (j) T. Rowe Price Spectrum Moderate Allocation Fund (“Moderate Allocation Fund”); (k) T. Rowe Price Spectrum Conservative Allocation Fund (“Conservative Allocation Fund”); (l) T. Rowe Price Spectrum Moderate Growth Allocation Fund (“Moderate Growth Allocation Fund”); (m) T. Rowe Price U.S. Equities Trust (“U.S. Equities Trust”), (n) T. Rowe Price U.S. Small Core Equity Trust (“U.S. Small Core Equity Trust); (o) TD Mutual Funds – TD U.S. Small-Cap Equity Fund (“TD U.S. Small-Cap Equity Fund”); (p) The Bunting Family III, LLC (“Bunting Family III”); (q) The Bunting Family VI Socially Responsible LLC (“Bunting Family VI Socially Responsible”); (r) U.S. Small-Cap Stock Trust (“Small-Cap Stock Trust”); and (s) VALIC Company I – Small Cap Fund (“VALIC Small Cap”, together with the foregoing, the “T. Rowe Price Funds”). Of these shares: (i) 31,594 shares of Class A Common Stock are held of record by Costco; (ii) 24,075 shares of Class A Common Stock are held of record by Jeffrey; (iii) 15,883 shares of Class A Common Stock are held of record by MMSF; (iv) 7,756 shares of Class A Common Stock are held of record by Minnesota Life; (v) 361,835 of Class A Common Stock shares are held of record by Institutional Small Cap; (vi) 823 shares of Class A Common Stock are held of record by Moderate Allocation Portfolio; (vii) 4,399,933 of Class A Common Stock shares are held of record by New Horizons Fund; (viii) 486,834 shares of Class A Common Stock are held of record by New Horizons Trust; (ix) 773,380 of Class A Common Stock shares are held of record by Small-Cap SF; (x) 10,622 of Class A Common Stock shares are held of record by Moderate Allocation Fund; (xi) 6,383 of Class A Common Stock shares are held of record by Conservative Allocation Fund; (xii) 13,478 shares of Class A Common Stock are held of record by Moderate Growth Allocation Fund; (xiii) 37,207 shares of Class A Common Stock are held of record by U.S. Equities Trust; (xiv) 111,010 shares of Class A Common Stock are held of record by U.S. Small Cap Equity Core (xv) 27,568 shares of Class A Common Stock are held of record by TD U.S. Small-Cap Equity Fund; (xvi) 9,909 shares of Class A Common Stock are held of record by The Bunting Family III; (xvii) 3,203 shares of Class A Common Stock are held of record by The Bunting Family VI SR; (xviii) 30,457 shares of Class A Common Stock are held of record by U.S Small Cap Stock Trust; and (xix) 8,145 of Class A Common Stock shares are held of record by VALIC Small Cap. For purposes of reporting requirements of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of all of these shares, however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such shares. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The business address of each of the T. Rowe Price Funds is 100 East Pratt Street, Baltimore, Maryland 21202.

(14) Consists of 25,000 shares of Class A Common Stock transferred by the Sponsor to Ms. Wellman. Ms. Wellman was a director of Nebula Caravel Acquisition Corp. from inception until the Closing of the Merger.

(15) Consists of 25,000 shares of Class A Common Stock transferred by the Sponsor to Mr. Thompson. Mr. Thompson was a director of Nebula Caravel Acquisition Corp. from inception until the Closing of the Merger.

(16) Consists of 25,000 shares of Class A Common Stock transferred by the Sponsor to Mr. Kerko. Mr. Kerko was a director of Nebula Caravel Acquisition Corp. from inception until the Closing of the Merger.

(17) Consists of 25,000 shares of Class A Common Stock transferred by the Sponsor to Mr. Wagner. Mr. Wagner was a director of Nebula Caravel Acquisition Corp. from inception until his resignation on May 13, 2021.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes certain important terms of our capital stock as of the date of this prospectus as specified in our Certificate of Incorporation and Bylaws. Because the following description is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to the Certificate of Incorporation, the Bylaws, the Warrant Agreement, and the Investor Rights Agreement, which are included as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware law.

Authorized and Outstanding Stock

The authorized capital stock of Rover is 1,000,000,000 shares, $0.0001 par value per share, of which:

•	990,000,000 shares are designated as Class A Common Stock; and
•	10,000,000 shares are designated as Preferred Stock.

Common Stock

The Certificate of Incorporation authorizes a single class of common stock, Class A Common Stock. Some of the rights of Class A Common Stockholders and terms of the Class A Common Stock are discussed in greater detail below.

Dividend Rights

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Class A Common Stock are entitled to receive dividends out of funds legally available if the Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board may determine.

No Preemptive or Similar Rights

Holders of Class A Common Stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.

Voting Rights

Holders of Class A Common Stock are entitled to one vote for each share held as of the applicable record date on all matters submitted to a vote of stockholders.

Our stockholders do not have the ability to cumulate votes for the election of directors. As a result, the holders of a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise provided by law, Rover’s governing documents or the rules of the stock exchange on which Rover’s securities are listed. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote as of the applicable record date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Our Certificate of Incorporation and Bylaws provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class are to be elected at each annual meeting of Rover’s stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

Liquidation Rights

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of its Class A Common Stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

Preferred Stock

The Board is authorized, subject to limitations prescribed by Delaware law, to issue shares of authorized but unissued preferred stock in one or more series, and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in each case without further vote or action by our stockholders. These powers, rights, preferences and privileges could include dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price(s) and liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing change in Rover’s control or other corporate action. As of June 30, 2021, there are no shares of preferred stock outstanding, and we have no present plan to issue any shares of preferred stock.

Registration Rights

Under the Investor Rights Agreement, the holders of Registrable Securities (as defined in the Investor Rights Agreement) or their permitted transferees will have the right to require us to register the offer and sale of their shares, or to include their shares in any registration statement we file, in each case as described below.

Demand Registration Rights

The holders of Registrable Securities are entitled to certain demand registration rights. At any time after the expiration of a lock-up to which such shares are subject, the holders of (i) at least a majority of the shares held by Caravel stockholders (the “Caravel Demand Holders”) or (ii) at least $20 million of shares held by former Legacy Rover stockholders (the “Rover Demand Holders”), in each case having registration rights then outstanding, can request that we file a registration statement on Form S-1 or, if then available, Form S-3, to register the offer and sale of their shares. We are only obligated to effect one such registration during any six-month period, or no more than two underwritten demand registrations for each of the Caravel Demand Holders and Rover Demand Holders. These demand registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. If we determine that it would be materially detrimental to Rover and its stockholders to effect such a demand registration, then we have the right to defer such registration, not more than twice in any 12-month period, for a period of not more than 90 days.

Form S-3 Registration Rights

The holders of Registrable Securities are entitled to certain Form S-3 registration rights. Rover shall file a registration statement for an offering to be made on a continuous basis no later than 30 days following the date that we become eligible to use Form S-3. The holders of at least $25 million of shares having registration rights then outstanding can request that we effect an underwritten public offering pursuant to such resale shelf registration statement. We are only obligated to effect two such registrations in a 12-month period, and no more than three such registrations for each of the Caravel Demand Holders and Rover Demand Holders. These Form S-3 registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances.

Piggyback Registration Rights

The holders of Registrable Securities are entitled to certain “piggyback” registration rights. If we propose to register the offer and sale of our common stock under the Securities Act, all holders of these shares then outstanding can request that we include their shares in such registration, subject to certain marketing and other limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration (i) relating to any employee stock option or other benefit plan, (ii) relating to an exchange offer or offering of securities solely to our existing stockholders, (iii) relating to an offering of debt that is convertible into equity securities of Rover, (iv)  on Form S-4 related to any merger, acquisition or business combination, (v) for a dividend reinvestment plan or (vi) filed in connection with a block trade.

Expenses of Registration

Subject to certain limitations, we will pay the registration expenses (other than underwriting discounts, selling commissions and stock transfer taxes) of the holders of the shares to be offered and sold pursuant to the registrations described above, including the reasonable fees and disbursements of one counsel chosen by the holders of the shares included in such registrations.

Termination

The registration rights terminate upon the earlier of (i) the seventh anniversary of the Investor Rights Agreement and (ii) the date as of which all of the registrable securities have been sold pursuant to a registration statement or are permitted to be sold under Rule 144 or any similar provision under the Securities Act. With respect to a given holder of registration rights, the registration rights terminate upon the earliest date when such holder of registration rights (a) ceases to hold at least $15 million of registrable securities and (b) can sell all of such holder’s registrable securities without limitation pursuant to Rule 144 promulgated under the Securities Act.

Registration Rights for PIPE Shares

Pursuant to the PIPE Subscription Agreements, we agreed that, within 45 days after the Closing of the Merger (the “Filing Deadline”), we will file with the SEC (at our sole cost and expense) a registration statement registering the resale of the PIPE Shares, and use its commercially reasonable efforts to have such resale registration statement declared effective as soon as practicable after the filing thereof.

Warrants

Public Warrants

As of September 10, 2021, there were an aggregate of 5,500,000 Public Warrants outstanding which entitle the holder to acquire Class A Common Stock. Each whole Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment as discussed in “-Anti-Dilution Adjustments” below. The Public Warrants are not exercisable until December 11, 2021, subject to the registration conditions in the next paragraph and our obligation to have a registration statement declared effective covering the issuance of the shares issuable upon exercise of the warrants as discussed below. The Public Warrants will expire on July 30, 2026, at 5:00 p.m. New York City time, or earlier upon redemption or liquidation.

We are not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and we have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available, subject to satisfaction of our obligations described below with respect to registration. No Public Warrant is exercisable for cash or on a cashless basis, and we are not obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless.

We have agreed that as soon as practicable, but in no event later than 15 business days after the Closing of the Merger, it will use its reasonable best efforts to file with the SEC, and within 60 business days following the Merger to have declared effective, a registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A Common Stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Rover may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Rover so elects, it will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Private Placement Warrants

As of September 10, 2021, there were 2,574,164 Private Placement Warrants outstanding which entitle the holder to acquire Class A Common Stock. Except as set forth below, the terms of the Private Placement Warrants, including the exercise period and expiration date, are identical to the Public Warrants. Each whole Warrant entitles the registered holder to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment as discussed in “-Anti-Dilution Adjustments” below. The Private Placement Warrants are not transferable, assignable or salable until December 11, 2021. The Private Placement Warrants are not redeemable by Rover for cash so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers of the Private Placement Warrants, or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the Private Placement Warrants will be redeemable by Rover and exercisable by the holders as set forth below.

The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) are not redeemable by Rover so long as they are held by the Sponsor or its permitted transferees except as set forth elsewhere in this prospectus. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and will be entitled to certain registration rights. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by Rover and exercisable by the holders on the same basis as the Public Warrants. If the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), then the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If such holders remain affiliated with Rover, their ability to sell Rover securities in the open market will be significantly limited. Rover will have policies in place that prohibit insiders from selling Rover’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell Rover’s securities, an insider cannot trade in Rover’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their Warrants and sell the shares of Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities.

The Private Placement Warrants are subject to additional provisions. Immediately prior to the Closing, the Sponsor forfeited an aggregate total of 2,592,503 Private Placement Warrants (the “Forfeited Warrants”). Pursuant to the Business Combination Agreement, the Sponsor agreed to forfeit (x) 2,166,667 Private Placement Warrants upon the successful consummation of the Merger and (y) in the event the Excess Amount at closing was greater than zero, an additional number of Private Placement Warrants equal to the product of (i) 1,500,000 multiplied by (ii) the quotient of (a) the Excess Amount divided by (b) $200,000,000 shall be forfeited (subject to a cap of 1,500,000 Private Placement Warrants). The Excess Amount at Closing was $56,778,080, resulting in the calculation and forfeiture of an additional 425,836 Private Placement Warrants by the Sponsor. The remaining 2,574,164 Private Placement Warrants that were not forfeited by the Sponsor immediately prior to Closing will be subject to exercise (if requested by Rover) if the volume weighted average price of Class A Common Stock is, at any time after the Closing, greater than or equal to $18.00 over any twenty trading days within any thirty trading day period.

Redemption of Warrants

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.

Once the Warrants become exercisable, Rover may call the Warrants for redemption:

•	in whole and not in part;
•	at a price of $0.01 per Warrant;
•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each Warrant holder; and;
•

if, and only if, the closing price of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Rover sends the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by Rover pursuant to the foregoing redemption method, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Rover has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and Rover issues a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 Warrant exercise price after the redemption notice is issued.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $10.00.

Once the Warrants become exercisable, Rover may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;
•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Class A Common Stock (as defined below) except as otherwise described below;

•

if, and only if, the closing price of Class A Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant, see “—Anti-Dilution Adjustments”) on the trading day prior to the date on which Rover sends the notice of redemption to the Warrant holders; and

•

if, and only if, the closing price of Class A Common Stock (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Rover sends the notice of redemption to the Warrant holders (the “Reference Value”) is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), then the private placement Warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holder’s ability to cashless exercise its Warrants) as the outstanding public Warrants.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume weighted average price of Class A Common Stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. Rover will provide Warrant holders with the final fair market value no later than one business day immediately following the 10 trading day period described above ends.

Pursuant to the Warrant Agreement, references above to shares of Class A Common Stock shall include a security other than Class A Common Stock into which the shares of Class A Common Stock have been converted or exchanged for in the event Rover is not the surviving company in a merger.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted. See “—Anti-dilution Adjustments.” If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the Warrant after such adjustment and the denominator of which is the price of the Warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. If the exercise price of a Warrant is adjusted, (i) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (ii) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Class A Common Stock
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Class A Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

This redemption feature differs from the typical Warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of Warrants for cash (other than the private placement Warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Class A Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of our shares of Class A Common Stock is below the exercise price of the Warrants. Caravel established this redemption feature to provide Rover with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold. See “—Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of the of this prospectus. This redemption right provides Rover with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to its capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. Rover will be required to pay the applicable redemption price to Warrant holders if it chooses to exercise this redemption right and it will allow Rover to quickly proceed with a redemption of the Warrants if it determines it is in its best interest to do so. As such, Rover would redeem the Warrants in this manner when it believes it is in its best interest to update its capital structure to remove the Warrants and pay the redemption price to the Warrant holders.

As stated above, Rover can redeem the Warrants when the Class A Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to its capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If Rover chooses to redeem the Warrants when the Class A Common Stock is trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A Common Stock if and when such Class A Common Stock was trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Rover will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the Class A Common Stock pursuant to the Warrant Agreement (for instance, if Rover is not the surviving company in a merger), the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the Class A Common Stock, Rover (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

Rover has agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and it irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Redemption Procedures and Cashless Exercise

If Rover calls the Warrants for redemption as described above, its management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis”, Rover’s management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of the Warrants. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (ii) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If Rover’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. Caravel believed this feature would be an attractive option to Rover if it did not need the cash from the exercise of the Warrants after the Merger. If Rover calls the Warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), would beneficially own in excess of 4.0% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one minus the quotient of (a) the price per share of Class A Common Stock paid in such rights offering divided by (b) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “fair market” value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Rover, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (i) as described above or (ii) certain ordinary cash dividends, and in those other cases applicable per the terms of the Warrant Agreement, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of Rover with or into another corporation (other than a consolidation or merger in which Rover is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Rover as an entirety or substantially as an entirety in connection with which Rover is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event, provided, however, that if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by Rover in connection with Redemption Rights held by Rover stockholders as provided for in the Certificate of Incorporation) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after e consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement, provided, further, that if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant.

The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the Warrant. This formula is to compensate the Warrant holder for the loss of the option value portion of the Warrant due to the requirement that the Warrant holder exercise the Warrant within 30 days of the event. We believe the Black-Scholes model is a commonly accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Warrants were issued in registered form under a Warrant Agreement between the American Stock Transfer & Trust Company, as warrant agent, and the Company. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Rover, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A Common Stock issued or issuable under our 2021 Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover shares of Class A Common Stock underlying the 2021 Plan. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions. We may file in the future one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A Common Stock issued or issuable under our ESPP.

Anti-Takeover Effects of Certain Provisions of Delaware and Washington Law, the Certificate of Incorporation and the Bylaws

Certain provisions of Delaware law, Washington law, the Certificate of Incorporation and the Bylaws which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of Rover to negotiate first with the Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer will outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We will be governed by the provisions of Section 203 of the DGCL. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•

mergers or consolidations involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, and the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder;

•

any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation or any direct or indirect majority-owned subsidiary of the corporation;

•

subject to exceptions, any transaction that results in the issuance or transfer by the corporation, or any direct or indirect majority-owned subsidiary of the corporation, of any stock of the corporation or such subsidiary to the interested stockholder;

•

any transaction involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

These provisions may have the effect of delaying, deferring or preventing changes in control of Rover.

Washington Business Corporation Act

The laws of Washington, where our principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. In particular, the Washington Business Corporation Act, or WBCA, prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with a person or group of persons which beneficially owns 10% or more of the voting securities of the target corporation, or an “acquiring person,” for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition. Such prohibited transactions may include, among other things:

•	any merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;
•	any termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; and
•	allowing the acquiring person to receive any disproportionate benefit as a stockholder.

After the five-year period, a significant business transaction may take place as long as it complies with certain fair price provisions of the statute or is approved at an annual or special meeting of stockholders.

We will be considered a “target corporation” so long as our principal executive office is located in Washington, and: (i) a majority of its employees are residents of the state of Washington or we employ more than one thousand residents of the state of Washington; (ii) a majority of our tangible assets, measured by market value, are located in the state of Washington or we have more than $50.0 million worth of tangible assets located in the state of Washington; and (iii) any one of the following: (a) more than 10% of our stockholders of record are resident in the state of Washington; (b) more than 10% of our shares are owned of record by state residents; or (c) 1,000 or more of our stockholders of record reside in the state.

If we meet the definition of a target corporation, the WBCA may have the effect of delaying, deferring or preventing a change of control.

Certificate of Incorporation and Bylaws Provisions

The Certificate of Incorporation and Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Board or management. Among other things, the Certificate of Incorporation and the Bylaws:

•	permit the Board to issue shares of preferred stock, with any powers, rights, preferences and privileges as they may designate;
•	provide that the authorized number of directors may be changed only by resolution of the Board;
•

provide that all vacancies and newly created directorships, may, except as otherwise required by law, Rover’s governing documents or resolution of the Board, and subject to the rights of holders of Rover Preferred Stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide the Board into three classes, each of which stands for election once every three years;
•	for so long as the Board is classified, and subject to the rights of holders of Rover’s preferred stock, provide that a director may only be removed from the Board by the stockholders for cause;
•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice;

•

not provide for cumulative voting rights (therefore allowing the holders of a plurality of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by the Board, the chairperson of the Board, our chief executive officer or our president; and
•

provide that stockholders will be permitted to amend certain provisions of the Certificate of Incorporation and the Bylaws only upon receiving at least two-thirds of the voting power of the then outstanding voting securities, voting together as a single class.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of Rover. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in Rover’s name to procure a judgment in Rover’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Rover’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on Rover’s behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the DGCL or the Certificate of Incorporation and the Bylaws or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware), except for, as to each of (1) through (4) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction. This provision would not apply to any action brought to enforce a duty or liability created by the Exchange Act and inclusive of rules and regulations thereunder. The Bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States are the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. Rover’s stockholders will not be deemed to have waived Rover’s compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Common Stock and warrant agent for the Warrants is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219.

Listing

The Class A Common Stock and Warrants are listed under the Nasdaq symbols “ROVR” and “ROVRW”, respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

A person who has beneficially owned restricted shares of Class A Common Stock or Public Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of Class A Common Stock or restricted Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of:

•	1% of the then outstanding equity shares of the same class; and
•	the average weekly trading volume of Class A Common Stock or Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Rover under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Rover.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the completion of the Merger we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lock-Up Agreement

On the Closing, Rover, the Sponsor, certain affiliates of the Sponsor and certain Rover stockholders entered into a Lock-Up Agreement, effective at the Closing. Pursuant to the terms of the Lock-Up Agreement, the Lock-Up Shares held by the aforementioned parties will be locked-up for a period ending on the date that is six months after the date the Closing occurs, subject to certain exceptions, provided that if during such six-month period Triggering Event III occurs, 50% of each applicable holder’s Lock-Up Shares shall be released from such lock-up on the later of (i) Triggering Event III and (ii) the date that is 90 days after the Closing. In addition, Rover equityholders are subject to substantially similar lock-up terms pursuant to our Bylaws.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of material U.S. federal income tax considerations of the ownership and disposition of our common stock acquired in this offering by a “non-U.S. holder” (as defined below) but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Code, Treasury Regulations promulgated thereunder and administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax considerations different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under U.S. federal gift and estate tax rules, or the effect, if any, of the Medicare contribution tax on net investment income. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;
•	persons subject to the alternative minimum tax;
•	tax-exempt organizations;
•	pension plans and tax-qualified retirement plans;
•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;
•	entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass through entities (or investors in such entities or arrangements);
•	brokers or dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;
•	persons who own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);
•	certain former citizens or long-term residents of the United States;
•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;
•	persons who hold or receive our common stock pursuant to the exercise of any option;
•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment);
•	persons deemed to sell our common stock under the constructive sale provisions of the Code; or
•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code.

In addition, if a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. A partner in a partnership that will hold our common stock should consult his, her or its own tax advisor regarding the tax considerations of the purchase, ownership and disposition of our common stock through a partnership.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations of the purchase, ownership and disposition of our common stock arising under the U.S. federal gift or estate tax rules or under the laws of any U.S. state or local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our common stock that, for U.S. federal income tax purposes, is neither a partnership nor:

•	an individual who is a citizen or resident of the United States;
•

a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Dividends

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock, and we do not anticipate paying any dividends on our common stock following the completion of this offering. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Common Stock.”

Subject to the discussions below regarding effectively connected income, backup withholding and Foreign Account Tax Compliance Act, or FATCA, withholding, any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must provide us or the applicable paying agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. Under applicable Treasury Regulations, we may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. You may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below regarding backup withholding and FATCA withholding. In order to obtain this exemption, you must provide us with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, generally are taxed at the U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common stock, including the application of any applicable tax treaties that may provide for different rules.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

Gain on Disposition of Common Stock

Subject to the discussions below regarding backup withholding and FATCA withholding, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, your common stock will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than five percent of our regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you generally will be required to pay tax on the gain derived from the sale (net of certain deductions and credits) under U.S. federal income tax rates applicable to U.S. persons, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our common stock made to you may be subject to backup withholding at the applicable statutory rate unless you establish an exemption, for example, by properly certifying your non-U.S. status on a properly completed IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

FATCA, including sections 1471 through 1474 of the Code and the Treasury Regulations and other official IRS guidance issued thereunder, generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our common stock, paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our common stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption.

The withholding obligations under FATCA generally apply to dividends on our common stock and to the payment of gross proceeds of a sale or other disposition of our common stock. However, the U.S. Treasury Department has issued proposed regulations that, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of the sale or other disposition of our common stock (but not on payments of dividends). The preamble of such proposed regulations states that they may be relied upon by taxpayers until final regulations are issued or until such proposed regulations are rescinded. The withholding tax will apply regardless of whether the payment otherwise would be exempt from withholding tax, including under the exemptions described above. Under certain circumstances, you might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and your country of residence may modify the requirements described in this section. You should consult with your own tax advisors regarding the application of FATCA withholding to your investment in, and ownership and disposition of, our common stock.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. You should consult your own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax considerations of purchasing, owning and disposing of our common stock, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 2,574,164 shares of our Class A Common Stock issuable upon the exercise of the Private Placement Warrants and up to 5,500,000 shares of our Class A Common Stock issuable upon the exercise of the Public Warrants. We are also registering the remaining securities for resale by the Selling Securityholders. As used herein, references to “Selling Securityholders” includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of Class A Common Stock or Warrants or interests in the Securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer.

We will not receive any of the proceeds of the sale of the Securities offered by this prospectus. We will receive up to an aggregate of approximately $98,852,886 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. The aggregate proceeds to the Selling Securityholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Securities covered by this prospectus. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Securities to be made directly or through agents.

The Securities offered by this prospectus may be sold from time to time to purchasers:

•	directly by the Selling Securityholders;
•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of the Securities; or

•	through a combination of any of these methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any underwriter, broker-dealer or agent regarding the sale of the Securities by the Selling Securityholders.

The securities may be sold in one or more transactions at:

•	fixed prices;
•	prevailing market prices at the time of sale;
•	prices related to such prevailing market prices;
•	varying prices determined at the time of sale; or
•	negotiated prices.

These sales may be effected in one or more transactions:

•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	settlement of short sales entered into after the date of this prospectus;
•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;
•	in options or other hedging transactions, whether through an options exchange or otherwise;
•	in distributions to members, limited partners or stockholders of Selling Securityholders;

•	any other method permitted by applicable law;
•	on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, including Nasdaq;
•	in the over-the-counter market;
•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;
•	any other method permitted by applicable law; or
•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with distributions of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the Securities short and redeliver the Securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge the Securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge the Securities to a financial institution or other third party that in turn may sell the Securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our Securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Securityholders will sell any or all of the Securities under this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the Securities by other means not described in this prospectus. In addition, any Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of the Securities owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of the Securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of the Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of the Securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of the Securities pursuant to the distribution through a registration statement.

With  respect  to  those  Securities  being  registered  pursuant  to  the  Investor  Rights  Agreement,  we  have  agreed  to indemnify  or  provide  contribution  to  the  Selling  Securityholders and  all  of  their  officers,  directors  and  control  persons,  as applicable, and certain underwriters effecting sales of the Securities against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

Lock-Up Restrictions

Of the shares of Common Stock that may be offered or sold by Selling Securityholders identified in this prospectus, certain of our Selling Securityholders are subject to lock-up restrictions with respect to 93,539,096 of those shares as pursuant to our bylaws and/or other agreements further described in the sections titled “Certain Relationships, Related Party and Other Transactions” appearing elsewhere in this prospectus.

LEGAL MATTERS

The validity of the Securities offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Seattle, Washington, which has acted as our counsel in connection with this offering. Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, Professional Corporation, directly or indirectly own less than 0.1% of the outstanding shares of our common stock.

EXPERTS

The financial statements of A Place for Rover as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements of Caravel as of December 31, 2020 and for the period from September 18, 2020 (inception) through December 31, 2020 appearing in this prospectus have been audited by WithumSmith+Brown, Professional Corporation (“Withum”), an independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to Caravel’s ability to continue as a going concern, thereon and included in this prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Change in Certifying Accountant

On August 3, 2021, following a meeting of the Audit Committee of the Board, Withum, who served as Caravel’s independent registered public accounting firm prior to the Merger, was informed that it would be dismissed as the Company’s independent registered public accounting firm following its review of Caravel’s quarter ended June 30, 2021, which consists only of the accounts of the pre-Merger special purpose acquisition company. Subsequently, on August 3, 2021, the Audit Committee of the Board approved the engagement of PwC as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2021. PwC previously served as the independent registered public accounting firm for Legacy Rover, which was acquired by Caravel on July 30, 2021.

The report of Withum on Caravel’s financial statements as of December 31, 2020 and for the period from September 18, 2020 (inception) through December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from September 18, 2020 (Caravel’s inception) to December 31, 2020 and the subsequent interim period through August 3, 2021, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Withum, would have caused Withum to make reference thereto in its report on Caravel’s pre-Merger financial statements as of December 31, 2020 and for the period from September 18, 2020 (Caravel’s inception) to December 31, 2020. During the period from September 18, 2020 (Caravel’s inception) to December 31, 2020 and the subsequent interim period through August 3, 2021, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K), except for a material weakness in Caravel’s pre-Merger internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants Caravel issued in connection with its initial public offering in December 2020.

During the period from September 18, 2020 (Caravel’s inception) through August 3, 2021, neither Caravel nor anyone on its behalf consulted PwC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Caravel’s financial statements, and neither a written report was provided to Caravel or oral advice was provided that PwC concluded was an important factor considered by Caravel in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

Caravel previously provided Withum with a copy of the foregoing disclosures prior to the filing of a Current Report on Form 8-K on August 5, 2021 and requested that Withum furnish a letter addressed to the Securities and Exchange Commission, as required by Item 304(a)(3) of Regulation S-K, which is incorporated by reference into the registration statement of which this prospectus forms a part as Exhibit 16.1, stating whether it agrees with such disclosures, and if not, stating the respects in which it does not agree.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our Class A Common Stock and the Private Placement Warrants to be offered by this prospectus. This prospectus constitutes only a part of the registration statement. Some items are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. We also maintain a website at www.rover.com. We make available, free of charge, on our investor relations website at www.investors.rover.com under “Financials—SEC Filings,” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC. Information contained on our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website and investor relations website addresses in this prospectus is an inactive textual reference only.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

A Place for Rover, Inc. Audited Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of A Place for Rover, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of A Place for Rover, Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, of comprehensive loss, of redeemable convertible preferred stock and stockholders’ deficit and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for revenue from contracts with customers in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

March 29, 2021

We have served as the Company’s auditor since 2018.

A PLACE FOR ROVER, INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31,
	2019	2020
Assets
Current assets
Cash and cash equivalents	$67,654	$80,848
Short-term investments	36,133	—
Accounts receivable, net	2,473	2,992
Prepaid expenses and other current assets	4,408	3,629
Total current assets	110,668	87,469
Property and equipment, net	30,991	24,923
Intangible assets, net	13,151	7,967
Goodwill	33,159	33,159
Deferred tax asset, net	926	1,235
Other noncurrent assets	5,398	134
Total assets	$194,293	$154,887
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$5,769	$1,301
Accrued compensation and related expenses	4,096	3,269
Accrued expenses and other current liabilities	4,663	2,747
Deferred revenue	2,488	751
Pet parent deposits	21,440	7,931
Pet service provider liabilities	11,460	6,140
Debt, current portion	—	4,128
Total current liabilities	49,916	26,267
Deferred rent, net of current portion	1,732	2,248
Debt, net of current portion	—	33,398
Other noncurrent liabilities	3,977	4,659
Total liabilities	55,625	66,572
Commitments and contingencies (Note 10)
Redeemable convertible preferred stock, $0.00001 par value, 87,611 shares authorized as of December 31, 2019 and 2020; 87,489 and 87,497 shares issued and outstanding as of December 31, 2019 and 2020, respectively; aggregate liquidation preference of $294,740 and $294,802 as of December 31, 2019 and 2020, respectively	290,365	290,427
Stockholders’ deficit:
Common stock, $0.00001 par value, 144,250 shares authorized as of December 31, 2019 and 2020; 28,533 and 29,288 shares issued and outstanding as of December 31, 2019 and 2020, respectively	—	—
Additional paid-in capital	46,926	53,912
Accumulated other comprehensive income	169	253
Accumulated deficit	(198,792)	(256,277)
Total stockholders’ deficit	(151,697)	(202,112)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$194,293	$154,887

The accompanying notes are an integral part of these consolidated financial statements.

A PLACE FOR ROVER, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Year Ended December 31,
	2018	2019	2020
Revenue	$71,411	$95,052	$48,800
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	16,173	23,522	19,823
Operations and support	17,430	19,882	12,371
Marketing	58,845	49,921	16,332
Product development	16,886	22,066	22,567
General and administrative	22,390	24,947	21,813
Depreciation and amortization	7,125	8,390	8,899
Total costs and expenses	138,849	148,728	101,805
Loss from operations	(67,438)	(53,676)	(53,005)
Other income (expense), net:
Interest income	2,654	2,807	488
Interest expense	(141)	(204)	(3,154)
Loss from impairment of DogHero investment	—	—	(2,080)
Other income (expense), net	(21)	(1,109)	172
Total other income (expense), net	2,492	1,494	(4,574)
Loss before income taxes	(64,946)	(52,182)	(57,579)
Benefit from income taxes	269	468	94
Net loss	$(64,677)	$(51,714)	$(57,485)
Deemed dividend to preferred stockholders	(491)	—	—
Net loss attributable to common stockholders	$(65,168)	$(51,714)	$(57,485)
Net loss per share attributable to common stockholders, basic and diluted	$(2.49)	$(1.84)	$(2.00)
Weighted-average shares used in computing net loss per share, basic and diluted	26,159	28,074	28,804

The accompanying notes are an integral part of these consolidated financial statements.

A PLACE FOR ROVER, INC.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2018	2019	2020
Net loss	$(64,677)	$(51,714)	$(57,485)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(12)	117	148
Unrealized gain (loss) on available-for-sale securities	23	71	(64)
Other comprehensive income	11	188	84
Comprehensive loss	$(64,666)	$(51,526)	$(57,401)

The accompanying notes are an integral part of these consolidated financial statements.

A PLACE FOR ROVER, INC.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands)

						Accumulated
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In	Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance as of December 31, 2017	69,074	$153,074	24,589	$—	$29,444	$(30)	$(83,013)	$(53,599)
Issuance of Series G redeemable convertible preferred stock, net of issuance costs	16,604	123,655	—	—	—	—	—	—
Issuance of Series G redeemable convertible preferred stock and common stock for acquisition of Barking Dog Ventures, Ltd.	1,329	10,007	1,288	—	4,304	—	—	4,304
Issuance of common stock from exercises of stock options	—	—	1,850	—	726	—	—	726
Stock-based compensation	—	—	—	—	6,682	—	—	6,682
Issuance of common stock warrants	—	—	—	—	239	—	—	239
Foreign currency translation adjustments	—	—	—	—	—	(12)	—	(12)
Unrealized gain on available-for-sale debt securities	—	—	—	—	—	23	—	23
Net loss	—	—	—	—	—	—	(64,677)	(64,677)
Balance as of December 31, 2018	87,007	286,736	27,727	—	41,395	(19)	(147,690)	(106,314)
Cumulative effect of change in accounting principle related to the adoption of ASC 606	—	—	—	—	—	—	612	612
Issuance of Series G redeemable convertible preferred stock and common stock to settle Barking Dog Ventures, Ltd. holdback	482	3,629	1	—	4	—	—	4
Issuance of common stock from exercises of stock options	—	—	805	—	773	—	—	773
Stock-based compensation	—	—	—	—	4,067	—	—	4,067
Issuance of common stock warrants	—	—	—	—	687	—	—	687
Foreign currency translation adjustments	—	—	—	—	—	117	—	117
Unrealized gain on available-for-sale debt securities	—	—	—	—	—	71	—	71
Net loss	—	—	—	—	—	—	(51,714)	(51,714)
Balance as of December 31, 2019	87,489	290,365	28,533	—	46,926	169	(198,792)	(151,697)
Issuance of Series G redeemable convertible preferred stock to settle Barking Dog Ventures, Ltd. holdback	8	62	—	—	—	—	—	—
Issuance of common stock from exercises of stock options	—	—	755		788	—	—	788
Stock-based compensation	—	—	—	—	5,541	—	—	5,541
Issuance of common stock warrants	—	—	—	—	657	—	—	657
Foreign currency translation adjustments	—	—	—	—	—	148	—	148
Unrealized loss on available-for-sale debt securities	—	—	—	—	—	(64)	—	(64)
Net loss	—	—	—	—	—	—	(57,485)	(57,485)
Balance as of December 31, 2020	87,497	$290,427	29,288	$—	$53,912	$253	$(256,277)	$(202,112)

The accompanying notes are an integral part of these consolidated financial statements.

A PLACE FOR ROVER, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2018	2019	2020
OPERATING ACTIVITIES
Net loss	$(64,677)	$(51,714)	$(57,485)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	6,682	4,067	5,541
Depreciation and amortization	9,656	13,596	18,713
Net amortization (accretion) of investment premiums (discounts)	(700)	(639)	11
Issuance of common stock warrants	189	453	—
Amortization of debt issuance costs	59	186	841
Deferred income taxes	(278)	(588)	(303)
Loss on disposal of property and equipment	—	285	191
Impairment of DogHero investment	—	—	2,080
Changes in operating assets and liabilities:
Accounts receivable	(151)	(1,760)	(519)
Prepaid expenses and other current assets	(1,376)	(935)	460
Other noncurrent assets	9	(117)	(59)
Accounts payable	4,700	887	(4,437)
Accrued expenses and other current liabilities	1,675	666	(3,177)
Deferred revenue	870	518	(1,736)
Pet parent deposits	5,738	2,648	(13,508)
Pet service provider liabilities	3,401	2,846	(5,320)
Other noncurrent liabilities	140	4,880	1,752
Net cash used in operating activities	(34,063)	(24,721)	(56,955)
INVESTING ACTIVITIES
Purchase of property and equipment	(1,159)	(16,367)	(910)
Capitalization of internal-use software	(6,185)	(11,906)	(6,757)
Net cash used in acquisition of Barking Dog Ventures, Ltd.	(14,100)	—	—
Purchases of available-for-sale securities	(110,021)	(72,299)	(16,286)
Proceeds from sales of available-for-sale securities	—	22,356	29,002
Maturities of available-for-sale securities	89,473	97,933	23,450
Purchase of Series C preference shares of DogHero Ltd.	—	(5,000)	—
Proceeds from sale of DogHero investment	—	—	2,920
Repayment of note receivable	3,000	—	—
Net cash provided by (used in) investing activities	(38,992)	14,717	31,419
FINANCING ACTIVITIES
Proceeds from issuance of redeemable convertible preferred stock, net	123,655	—	—
Proceeds from exercise of common stock options	726	773	788
Proceeds from borrowing on credit facilities	—	—	64,563
Repayment of borrowings on credit facilities	—	—	(26,439)
Issuance costs related to debt financing	(207)	—	(281)
Net cash provided by financing activities	124,174	773	38,631
Effect of exchange rate changes on cash and cash equivalents	44	(70)	99
Net increase (decrease) in cash and cash equivalents	51,163	(9,301)	13,194
Cash and cash equivalents, beginning of year	25,792	76,955	67,654
Cash and cash equivalents, end of year	$76,955	$67,654	$80,848
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes	$7	$7	$282
Cash paid for interest	$83	$19	$2,073
NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of Series G redeemable convertible preferred stock and common stock for acquisition of Barking Dog Ventures, Ltd.	$14,311	$—	$—
Issuance of Series G redeemable convertible preferred stock and common stock to settle Barking Dog Ventures, Ltd. holdback	$—	$3,633	$62
Issuance of common stock warrants under credit facility and subordinated credit facility agreements	$50	$234	$657

The accompanying notes are an integral part of these consolidated financial statements.

A PLACE FOR ROVER, INC

Notes to Consolidated Financial Statements

1. Organization and Description of Business

A Place for Rover, Inc., (the “Company”) a Delaware corporation, was incorporated on June 16, 2011 and is headquartered in Seattle, Washington, with offices in Spokane, Washington and internationally in Barcelona, Spain. The Company provides an online marketplace and other related tools, support and services that pet parents and pet service providers can use to find, communicate with, and interact with each other.

In October 2018, the Company acquired all of the outstanding shares of Barking Dog Ventures, Ltd. (“DogBuddy”) to accelerate its presence and expand its growth in Europe.

Impact of COVID-19

On March 11, 2020, the World Health Organization declared the novel strain of coronavirus that causes the disease COVID-19 a global pandemic and recommended containment and mitigation measures worldwide, including travel restrictions and business slowdowns or shutdowns in affected areas. As a result, there has been a significant decline in demand for pet services. As a result of these developments, the Company experienced an unfavorable impact on its revenue, results of operations and cash flows in 2020 and to date in 2021.

The Company may face longer term impact from COVID-19 due to, among other factors, evolving federal, state and local restrictions and shelter-in-place orders, changes in consumer behavior and health concerns which may impact customer demand and availability of pet service providers.

The current events and economic conditions are significant in relation to the Company’s ability to fund its business operations. In response to the impact of COVID-19, the Company implemented a number of measures to minimize cash outlays, including reducing discretionary marketing and other expenses and implementing a restructuring plan in April 2020 whereby approximately 50% of employees were terminated or placed on standby. In connection with this restructuring, the Company incurred severance-related and legal costs, and modified the terms of stock options previously awarded to impacted employees.

Additionally, in March 2020, the Company borrowed $11.4 million and $15.0 million under the revolving loan and growth capital advance components, respectively, of the credit facility, and $30.0 million under the subordinated credit facility (see Note 9—Debt). In April 2020, the Company was approved for and received a $8.1 million loan from the Small Business Administration’s Paycheck Protection Program (see Note 9—Debt).

Liquidity

The Company has incurred losses and negative cash flows from operations and had an accumulated deficit of $256.3 million as of December 31, 2020. The Company has primarily funded its operations with proceeds from the issuance of redeemable convertible preferred stock and other equity transactions, debt borrowings, and with customer payments. Management expects operating losses and negative cash flows from operations to continue in the foreseeable future as the Company continues to invest in expansion activities. Management believes that the Company’s current cash and cash equivalents will be sufficient to fund its operations for at least the next 12 months from the issuance of these consolidated financial statements.

The Company’s assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves risks and uncertainties. The Company’s actual results could vary as a result of its near and long-term future capital requirements that will depend on many factors including its growth rate. The Company has based its estimates on assumptions that may prove to be wrong, and it could use its available capital resources sooner than its currently expects. The Company may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, the Company may not be able to raise it on acceptable terms or at all. If the Company is unable to raise additional capital when desired, or if it cannot expand its operations or otherwise capitalize on its business opportunities because it lacks sufficient capital, its business, operating results, and financial condition would be adversely affected (see Note 18—Subsequent Events).

2. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The consolidated financial statements and accompanying notes include the accounts of the Company and its wholly owned subsidiaries, after elimination of all intercompany balances and transactions. The Company has prepared the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions, include, but are not limited to, the capitalization and estimated useful life of the Company’s internal-use software development costs and the assumptions used in the valuation of common and preferred stock. These estimates and assumptions are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ from management’s estimates. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.

Net Loss per Share Attributable to Common Stockholders

The Company calculates basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for participating securities. The Company’s redeemable convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in the Company’s losses. As such, net losses for the periods presented were not allocated to these securities.

Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is the same as basic net loss per share for each period presented since the effects of potentially dilutive securities are antidilutive given the Company’s net loss.

Segment Information

The Company has one operating segment and one reportable segment. As the Company’s chief operating decision maker, the Chief Executive Officer reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. Substantially all long-lived assets are located in the United States and substantially all revenue is attributed to fees from pet parents and pet service providers based in the United States.

Foreign Currencies

The functional currency for the Company’s foreign subsidiaries is either the U.S. dollar or the local currency depending on the assessment of management. An entity’s functional currency is determined by the currency of the economic environment in which the majority of cash is generated and expended by the entity. The financial statements of all majority-owned subsidiaries and related entities with functional currencies other than the U.S. dollar have been translated into U.S. dollars. All assets and liabilities of the respective entities are translated at year-end exchange rates and all revenue and expenses are translated at average rates during the respective period. Translation adjustments are reported as other comprehensive income (loss) in the consolidated statements of comprehensive loss. Foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency, including U.S. dollars. Gains and losses on those foreign currency transactions are included in determining net loss for the period of exchange and are recorded in other income (expense), net in the consolidated statements of operations. The net effect of foreign currency gains and losses was not material for any of the periods presented.

Certain Significant Risks and Uncertainties

The Company is subject to certain risks and challenges associated with other companies at a similar stage of development, including risks associated with: dependence on key personnel; marketing; adaptation to changing market dynamics and customer preferences; and competition including from larger companies that may have greater name recognition, longer operating histories, more and better established customer relationships and greater resources than the Company.

The Company’s ability to provide a reliable platform largely depends on the efficient and consistent operation of its computer information systems and those of its third-party service providers. Any significant interruptions could harm the Company’s business and reputation and result in a loss of business. Further, there has been evidence that the Company has been the subject of cyber-attacks, and it is possible that it will be subject to similar attacks in the future. These attacks may be primarily aimed at interrupting the Company’s business, exposing it to financial losses, or exploiting information security vulnerabilities. To management’s knowledge, no prior attacks or breaches have, individually, or in the aggregate, resulted in any material liability to the Company, any material damage to its reputation, or any material disruption to the Company’s business. See Note 18—Subsequent Events for management’s evaluation of events that occurred subsequent to December 31, 2020 and through the issuance of these consolidated financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments with stated maturities of three months or less from the date of purchase to be cash equivalents. As of December 31, 2019, and 2020, cash equivalents primarily consisted of money market fund investments.

Accounts Receivable

Accounts receivable primarily include funds collected by payment processors on the Company’s behalf from pet parents and pet service providers, net of an allowance for doubtful accounts. Bad debt expense and the allowance for doubtful accounts were not material for any of the periods presented.

Short-term Investments

The Company classifies its investments in debt securities as available-for-sale. Investment securities are stated at fair value with any unrealized gains or losses included as a component of accumulated other comprehensive income (loss) in stockholders’ deficit. Realized gains and losses and declines in the value of securities judged to be other-than-temporary are included in other income (expense), net in the consolidated statements of operations.

The Company regularly reviews investments for other-than-temporary impairment using both qualitative and quantitative criteria. When assessing short-term investments for other-than-temporary declines in value, the Company considers factors such as, among other things, the extent and length of time the investment’s fair value has been lower than its cost basis, the financial condition and near-term prospects of the investee, the Company’s ability and intent to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value, and the expected cash flows from the security. If any adjustment to fair value reflects a decline in the value of the investment that the Company considers to be “other than temporary,” the Company reduces the investment to fair value through a charge to the consolidated statements of operations and consolidated statements of comprehensive loss. No such adjustments were necessary during the periods presented.

The cost of investments for purposes of computing realized and unrealized gains and losses is based on the specific identification method. Dividend and interest income, and any amortization of premiums and accretion of discounts to maturity are included in interest income, net in the consolidated statement of operations. The Company considers all available-for-sale debt securities, including those with maturity dates beyond 12 months, as available to support current operational liquidity needs, and therefore, classifies all securities that are not classified as cash and cash equivalents as current assets in the consolidated balance sheets. The interest earned on short-term investments is recorded in interest income in the consolidated statements of operations.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash, investments and accounts receivable. The Company maintains cash balances that may exceed the insured limits set by the Federal Deposit Insurance Corporation. The Company reduces credit risk by placing cash balances with major financial institutions throughout the United States that management assesses to be of high-credit quality.

For the years ended December 31, 2018, 2019 and 2020, no individual pet service provider, pet parent, or affiliate represented 10% or more of the Company’s revenue. As of December 31, 2019 and 2020, accounts receivable was $2.5 million and $3.0 million, respectively, and was comprised primarily of amounts due from payment processors who collected payment from pet parents on behalf of the Company.

Comprehensive Loss

Certain gains and losses are recognized in comprehensive loss but excluded from net loss. Comprehensive loss includes net loss, unrealized gains and losses on available-for-sale debt securities and foreign currency translation adjustments.

Fair Value of Financial Instruments

Assets and liabilities recorded at fair value in the consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

Hierarchical levels that are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities are as follows:

Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

Level 2—Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3—Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. The Company’s assessment of the significance of a specific input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the specific asset or liability. The Company recognizes transfers between levels within the fair value hierarchy, if any, at the end of each period. There were no transfers between levels during the periods presented.

The carrying values of the Company’s cash equivalents, accounts receivable, accounts payable, and accrued expenses and other current liabilities approximate fair value based on the highly liquid, short-term nature of these instruments. The carrying amount of the Company’s outstanding debt approximates the fair value as the debt bears a floating rate that approximates the market interest rate.

Property and Equipment, net

Property and equipment are stated at cost and are depreciated or amortized using the straight-line method over the estimated useful lives of the assets. Depreciation provisions are based upon the following estimated useful lives:

Asset Category	Depreciation Period
Computers	3 years
Furniture and fixtures	5-7 years
Leasehold improvements	Shorter of estimated useful life of asset or remaining lease term

Upon retirement or sale, the cost of disposed assets, and the related accumulated depreciation, is removed from the accounts and any resulting gain or loss is reflected in other income (expense), net in the consolidated statements of operations.

Expenditures for maintenance and repairs are charged to expense as incurred, whereas additions and improvements that increase the value or extend the life of an asset are capitalized to property and equipment.

Leasehold improvements include enhancements made to the Company’s leased office spaces (primarily in Seattle, Washington).

Internal-Use Software

Costs incurred to develop the Company’s website and software for internal use are capitalized and amortized over its estimated useful life. Capitalization of costs to develop software begin when preliminary development efforts are successfully completed, management has authorized and committed project funding and it is probable that the project will be completed, and the software will be used as intended. The Company also capitalizes costs related to upgrades and enhancements when it is probable the expenditures will result in significant additional functionality or will extend the useful life of existing functionality. Costs related to the design or maintenance of website development and internal-use software are expensed as incurred. The Company periodically reviews website development and internal-use software costs to determine whether the projects will be completed, placed in service, removed from service or replaced by other internally developed or third-party software. If the asset is not expected to provide any future use, the asset is retired, and any unamortized cost is expensed.

Internal-use software is amortized on a straight-line basis over its estimated useful life, generally three years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. Management has determined that there has been no impairment of previously capitalized costs during 2018, 2019 and 2020. The Company capitalized $6.2 million, $11.9 million and $7.0 million of software development costs during the years ended December 31, 2018, 2019 and 2020, respectively. Stock-based compensation costs included in capitalized internal-use software development costs were not material for the years ended December 31, 2018, 2019 and 2020. The Company recorded amortization expense for capitalized internal use software of $2.5 million, $5.2 million and $7.2 million for the years ended December 31, 2018, 2019 and 2020, respectively, which is included in cost of revenue (exclusive of depreciation and amortization shown separately) in the consolidated statements of operations.

Capitalized website development and internal-use software costs are included in property and equipment, net in the consolidated balance sheets.

Business Combinations

The results of businesses acquired in a business combination are included in the Company’s consolidated financial statements from the date of acquisition. The Company allocates the purchase price of a business combination, which is the sum of the consideration provided and may consist of cash, equity or a combination of the two, to the identifiable assets acquired and liabilities assumed of the acquired business at their acquisition date fair values. The excess of the purchase price over the amount allocated to the identifiable assets and liabilities, if any, is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management to use judgment and estimates, including the selection of valuation methodologies, cost of capital estimates of future revenue and cash flows, discount rates, and selection of comparable companies, among others. The Company’s estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill.

When the Company issues stock-based or cash awards to an acquired company’s stockholders, the Company evaluates whether the awards are contingent consideration or compensation for post-combination services. The evaluation includes, among other things, whether the vesting of the awards is contingent on the continued employment of the acquired company’s stockholder beyond the acquisition date. If continued employment is required for vesting, the awards are treated as compensation for post-combination services and recognized as expense over the requisite service period.

Acquisition-related transaction costs are expensed in the period in which the costs are incurred and included in general and administrative expense in the Company consolidated statements of operations.

Goodwill

Goodwill represents the excess of the aggregate fair value of the consideration transferred in a business combination over the fair value of the assets acquired, net of liabilities assumed. Goodwill is not amortized, but is subject to an annual impairment test.

Management has determined that the Company has a single reporting unit and performs its annual goodwill impairment test as of October 31, or more frequently if events or changes in circumstances indicate that the goodwill may be impaired.

Events or changes in circumstances which could trigger an impairment review include significant changes in the manner of the Company’s use of the acquired assets or the strategy for the Company’s overall business, significant negative industry or economic trends, significant underperformance relative to historical or projected future results of operations, a significant adverse change in the business climate, cost factors that have a negative effect on earnings and cash flows, an adverse action or assessment by a regulator, estimated per share fair value of common stock, unanticipated competition or a loss of key personnel.

The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, the Company determines it is not more-likely-than-not that the fair value of the reporting unit is less than its carrying amount, then additional impairment testing is not required. However, if the Company concludes otherwise, then it is required to perform a quantitative assessment for impairment.

The quantitative assessment involves comparing the estimated fair value of the reporting unit with its respective book value, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the book value of the reporting unit exceeds the fair value, an impairment loss is recognized in an amount equal to the excess, not to exceed the total amount of goodwill allocated to that reporting unit.

The Company completed a qualitative analysis as of October 31, 2018 and 2019. The Company experienced significant disruption to its business in 2020 as a result of the rapid development of COVID-19 and the corresponding reduction in the demand for its marketplace services. The Company completed qualitative analyses as of March 31, 2020, June 30, 2020, September 30, 2020, and October 31, 2020. No impairment of goodwill was recognized during any of the periods presented.

Intangible Assets

Intangible assets are amortized over the estimated useful life of the assets. Amortization of intangible assets associated with or used in the services provided by the Company from which it generates revenue are classified within cost of revenue (exclusive of depreciation and amortization shown separately) in the Company’s statements of operations. Amortization of intangible assets not associated with or used in the services provided by the Company from which it generates revenue are classified within depreciation and amortization expense within the Company’s statements of operations. For the periods presented, amortization of the Company’s capitalized internal-use software costs related to its online platform has been included within costs of revenues. For the periods presented, amortization expense related to other intangible assets have been classified within depreciation and amortization within the Company’s statement of operations.

The Company reviews intangible assets for impairment under the long-lived asset model described below. No impairment of intangible assets was recorded during any of the periods presented.

The Company identified certain intangible assets, consisting of technology and tradenames, as defensive assets. These are assets that the Company acquired but does not intend to actively use. Rather, the Company intends to hold the assets to prevent others from obtaining access to the assets.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be fully recoverable. When such events occur, management determines whether there has been impairment by comparing the anticipated undiscounted future net cash flows to the carrying value of the asset or asset group. If impairment exists, the assets are written down to its estimated fair value. There was no impairment of long-lived assets for any of the periods presented.

Revenue Recognition (Topic 606)

The Company operates an online marketplace that provides a platform for pet parents and pet service providers to communicate and arrange for pet services. The Company derives its revenue principally from pet parents’ and pet service providers’ use of the Company’s platform and related services that enable pet service providers to offer, book and fulfill pet services. Additionally, the Company earns revenue from fees paid by pet service providers for background checks in order to use the Company’s platform.

The Company enters into terms of service with pet service providers and pet parents who wish to use the Company’s platform. The terms of service define the pet service providers’ rights and responsibilities when using the Company’s platform as well as general payment terms. The Company charges a fixed percentage service fee for each arrangement of pet services between the pet parent and the pet service provider on the Company’s platform (a booking). The fixed percentage service fees are established at the time a pet parent or pet provider joined the platform and do not vary based on the volume of transactions. A booking defines the explicit fee from which the Company earns its fixed percentage service fee. The creation of a booking combined with the terms of service establish enforceable rights and obligations for the transaction. A contract exists between the pet service provider and the Company upon the creation of a booking and after the pet service providers’ cancellation period has lapsed. Pet parents are considered the Company’s customers to the extent that they pay a fixed percentage fee to the Company for the booking. Similarly, a contract exists between the pet parent and the Company upon the creation of a booking and after the pet service providers’ cancellation period has lapsed. Pet parents pay for services at the time of booking.

The Company considers the facilitation of the connection between pet service provider and pet parent to be the promise in the contracts. This is consistent with the terms of service, as well as the substance of what a pet service provider or pet parent is expecting from the use of the Company’s platform. While customers have access to the use of the platform, customer support, and other activities, these activities are not considered distinct from each other in the context of the overall arrangement, which is the facilitation of a connection between a pet service provider and a pet parent. As such, the Company has determined that its sole performance obligation is to facilitate a connection between pet service providers and pet parents through its platform. The Company’s performance obligation is satisfied at a point-in-time when the connection has been completed, which is when the pet service provider and pet parent have completed a booking, any related cancellation period has lapsed, and the related underlying pet services have begun. The Company derives revenue from pet service providers and pet parents primarily in the United States, as well as Canada and Europe. Revenue related to background checks is recorded upon completion of the related background check. From time to time, the Company issues credits or refunds to its pet parents or pet service providers as a result of customer satisfaction matters. Such amounts have historically been immaterial.

Judgment is required in determining whether the Company is the principal or agent in transactions with pet service providers and pet parents. The Company evaluates the presentation of revenue on a gross or net basis based on whether it controls the service provided to the pet parent and is therefore the principal, or the Company arranges for other parties to provide the service to the pet parent and is therefore the agent. The Company has concluded it is the agent in transactions with pet service providers and pet parents because, among other factors, it is not responsible for the delivery of pet services provided by the pet service provider to the pet parent. Accordingly, the Company recognizes revenue on a net basis, representing the fee the Company expects to receive in exchange for providing the access to the Company’s platform to pet service providers and pet parents.

The Company has no significant financing components in its contracts with customers. The Company recognizes revenue net of any sales tax paid related to its revenue transactions.

Revenue Recognition (Prior to adoption of Topic 606)

The Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) services provided by the Company have been rendered, (iii) the amount of fees to be paid by the Company’s customer is fixed or determinable, and (iv) the collection of fees is reasonably assured. Revenue related to marketplace services is recognized as the Company’s services are provided when the pet service provider and pet parent have completed a booking, any related cancellation period has lapsed, and the related underlying pet service have begun. Revenue related to background checks is recorded upon completion of the related background check. The Company evaluates whether it is appropriate to recognize revenue on a gross or net basis based upon its evaluation of whether it is the primary obligor in a transaction, has inventory risk and has latitude in establishing pricing and selecting suppliers, among other factors.

The Company primarily derives revenue from two sources: 1) percentage-based fees charged to pet service providers for services that were arranged on the marketplace, and 2) percentage-based fees charged to pet parents for services arranged on the marketplace. Revenue related to these fees is recognized ratably over the period pet services are provided, which matches the Company’s obligation to provide support to both pet parents and pet service providers over the service period.

Pet Parent Discounts

The Company offers discounts to pet parents to encourage use of the Company’s platform. Discounts are primarily in the form of coupon codes for prospective pet parents and are accounted for as reductions to revenue.

Deferred Revenue

Deferred revenue represents payment received from pet parents in advance of the related performance obligation being satisfied and revenue being recognized and could be subject to return to pet parents upon the cancellation of the booking prior to fulfilment of the Company’s performance obligation based on the applicable terms of service.

Pet Parent Deposits and Pet Service Provider Liabilities

The Company records payments received from pet parents, excluding the revenue portion due to the Company, in advance of the related services being provided as pet parent deposits. As the related performance obligations are satisfied, these amounts are reclassified from pet parent deposits to pet service provider liabilities in the consolidated balance sheets. The Company is subject to compliance with escheat laws applicable by jurisdiction where pet service providers do not claim the amounts owed to them for services rendered.

Cost of Revenue (Exclusive of Depreciation and Amortization Shown Separately)

Cost of revenue (exclusive of depreciation and amortization shown separately) includes fees paid to payment processors for credit card and other funding transactions, server hosting costs, internal-use software amortization, third-party costs for background checks for pet care providers, claim costs paid out under the Rover Guarantee (“Rover Guarantee”) and other direct and indirect costs arising as a result of bookings that take place on our platform.

Operations and Support

Operations and support expenses include payroll, employee benefits, stock-based compensation and other personnel-related costs associated with the Company’s operations and support team, and third-party costs related to outsourced support providers. This team assists with onboarding new pet care providers, quality reviews of pet care provider profiles, fraud monitoring and prevention across our marketplace, and community support provided via phone, email, and chat to our pet parents and pet care providers. This support includes assistance and responding to pet parents’ inquiries regarding the general use of our platform or how to make or modify a booking through our platform. The Company allocates a portion of overhead costs which includes lease expense, utilities and information technology expense to operations and support expense based on headcount.

Marketing

Marketing expenses include payroll, employee benefits, stock-based compensation expenses and other personnel-related costs associated with the Company’s marketing team. These expenses also include digital marketing, brand marketing, public relations, broadcast television, marketing partnerships and other promotions. Digital marketing primarily consists of targeted promotional campaigns through electronic channels, such as social media, search engine marketing, affiliate programs and display advertising, all of which are primarily focused on pet parent acquisition and brand marketing. Except for content creation, advertising expenses are expensed as incurred, and are included in marketing expenses on the consolidated statements of operations. The Company allocates a portion of overhead costs which includes lease expense, utilities and information technology expense to marketing expense based on headcount. Advertising expenses were $47.6 million, $37.9 million and $8.1 million during the years ended December 31, 2018, 2019 and 2020, respectively.

Product Development

Product development expenses include payroll, employee benefits, stock-based compensation expense and other headcount-related costs for employees in engineering, design and product management, as well as maintenance and support costs for technology infrastructure, primarily related to non-revenue generating systems. Product development costs, except qualifying costs related to the development of internal-use software, are expensed as incurred. The Company allocates a portion of overhead costs which includes lease expense, utilities and information technology costs to product development expense based on headcount.

General and Administrative

General and administrative expenses include payroll, employee benefits, stock-based compensation expense and other personnel-related costs for employees in corporate functions, such as management, accounting, and legal as well as insurance and other expenses used to run the business. The Company allocates a portion of overhead costs which includes lease expense, utilities and information technology costs to general and administrative expense based on headcount.

Depreciation and Amortization

Depreciation and amortization expenses include depreciation of our property and equipment, leasehold improvements and amortization of intangible assets. Amortization related to internal-use software is included in cost of revenue (exclusive of depreciation and amortization shown separately).

Restructuring Charges

Costs and liabilities associated with restructuring are recorded in the period management commits to a restructuring or cost reduction plan, or executes specific actions contemplated by the plan and all criteria for liability recognition have been met. One-time employee termination costs are recognized at the time of communication to employees, unless future service is required, in which case the costs are recognized ratably over the future service period. Ongoing employee termination benefits are recognized as a liability when it is probable that a liability exists and the amount is reasonably estimable. Restructuring charges are recognized as an operating expense within the consolidated statements of operations and related liabilities are recorded within accrued compensation and related expenses on the consolidated balance sheets. The Company periodically evaluates and, if necessary, adjusts its estimates based on currently available information.

Interest Expense

Interest expense consists primarily of interest expense incurred under debt borrowings.

Loss Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fine, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably be estimated. Legal costs for loss contingencies are expensed as incurred.

Rent Expense and Leasehold Improvements

Rent expense for leases that provide for scheduled rent increases or free rent periods during the lease term are recognized on a straight-line basis over the term of the related leases. Certain leasehold improvements are funded by landlord incentives or allowances. Such incentives or allowances under operating leases are recorded as a component of other noncurrent liabilities and are amortized as a reduction of rent expense over the term of the related lease. The current portion of deferred rent is presented in accrued expenses and other current liabilities in the consolidated balance sheets. Rent expense and amortization of leasehold improvements are allocated to the different costs and expenses presented in the consolidated statements of operations.

Stock-Based Compensation

The Company grants stock option awards to certain employees and non-employee directors. The Company accounts for stock-based compensation expense by calculating the estimated fair value of each award at the grant date or modification date by applying the Black-Scholes option pricing model. The model utilizes the estimated per share fair value of the Company’s underlying common stock at the measurement date, the expected or contractual term of the option, the expected stock price volatility, risk-free interest rates, and the expected dividend yield of the common stock. Stock-based compensation expense is recognized on a straight-line basis over the period the employee or non-employee director is required to provide service in exchange for the award, which is generally the vesting period. The Company classifies stock-based compensation expense in its consolidated statement of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The Company bases its estimate of expected volatility on the historical volatility of comparable companies from a representative peer group selected based on industry, financial, and market capitalization data. The Company recognizes forfeitures as they occur.

Determining the grant date fair value of options using the Black-Scholes option pricing model requires management to make assumptions and judgments. These estimates involve inherent uncertainties and, if different assumptions had been used, stock-based compensation expense could have been materially different from the amounts recorded.

Income Taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amount and tax basis of assets and liabilities and are measured using enacted tax rates in effect for the year in which the difference is expected to reverse. The effect of a change in tax rates or tax law on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is provided on deferred tax assets if, based upon the available evidence, it is determined to be more-likely-than-not that some portion or all of the deferred tax assets will not be realized. Management regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies.

The Company accounts for uncertain tax positions based on a two-step process of evaluating recognition and measurement criteria. The first step assesses whether the tax position is more-likely-than-not to be sustained upon examination by the taxing authority, including resolution of any appeals or litigation, on the basis of the technical merits of the position. If the tax position meets the more-likely-than-not criteria, the portion of the tax benefit that has a greater than 50% likelihood of being realized upon settlement with the relevant tax authority is recognized in the consolidated financial statements. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as income tax expense. No interest or penalties were recognized for any of the periods presented.

Recently Adopted Accounting Pronouncements

The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as private companies, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as private companies, as indicated below.

In May 2014, the Financial Accounting Standards Board ("FASB"), issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 amends the guidance for revenue recognition to replace numerous industry-specific requirements and converges areas under the Revenue from Contracts with Customers topic with those of the International Financial Reporting Standards. The guidance implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. Entities were given the option of transitioning to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption (“modified retrospective”). The guidance is effective for the Company for the year beginning after December 15, 2018, with early adoption permitted. Since its issuance, the FASB has amended several aspects of the new guidance including provisions that clarify the implementation guidance on principal versus agent considerations in the new revenue recognition standard. The amendments clarify how an entity should identify the unit of accounting (i.e., the specified good or service) for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. The Company adopted the new standard on a modified retrospective basis as of January 1, 2019 and there was a net impact of $0.6 million to the Company’s accumulated deficit on the date of adoption.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10). ASU 2016-01 requires equity investments (except those accounted for under the equity method, those that result in consolidation of the investee and certain other investments) to be measured at fair value with any changes in fair value recognized in net income (loss). For equity investments that do not have readily determinable fair values and do not qualify for the existing practical expedient in ASC 820, Fair Value Measurements, to estimate fair value using the net asset value per share of the investment, the Company may choose to measure those investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The guidance in ASU 2016-01 is effective for the Company for the year beginning after December 15, 2018. The Company adopted this standard on January 1, 2019. The adoption of the new standard did not have a material impact on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, under which entities are permitted to make an accounting policy election to either estimate forfeitures on share-based payment awards, as previously required, or to recognize forfeitures as they occur. The guidance in ASU 2016-09 is effective for the Company for the year beginning after December 15, 2017. The Company adopted this standard on January 1, 2018 and made an accounting policy election to account for forfeitures as they occur. The adoption of the new standard did not have a material impact on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which was intended to reduce diversity in practice in how certain cash receipts and payments are presented and classified in the statement of cash flows. The standard provides guidance in a number of situations including, among others, settlement of zero-coupon bonds, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, and distributions received from equity method investees. The ASU also provides guidance for classifying cash receipts and payments that have aspects of more than one class of cash flows. The guidance in ASU 2016-15 is effective for the Company for the year beginning after December 15, 2018. The Company adopted this standard on a retrospective basis on January 1, 2019. The adoption of the new standard did not have a material impact on the Company’s consolidated financial statements.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory, to improve the accounting for income tax consequences of intra-entity transfers of assets other than inventory and to eliminate diversity of practice and a source of complexity in financial reporting. The guidance in ASU 2016-16 is effective for the Company for the year beginning after December 15, 2018. The Company adopted ASU 2016-16 on a modified retrospective basis on January 1, 2019. There was no impact of this standard at the date of adoption. The application of this standard resulted in the recognition of $0.4 million in income tax expense in the consolidated statement of operations for intra-entity transfers occurring during the year ended December 31, 2019.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This ASU provides guidance to evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. If substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single asset or a group of similar assets, the assets acquired (or disposed of) are not considered a business. The guidance in ASU 2017-01 is effective for the Company for the year beginning after December 15, 2018, with early adoption permitted. The Company early adopted this standard on January 1, 2018. There was no impact of this standard at the date of adoption. The Company applied the new standard to its acquisition of DogBuddy in 2018 and accounted for the transaction as a business acquisition (see Note 3—Business Combinations).

In May 2017, the FASB issued ASU 2017-09, Compensation – Stock Compensation (Topic 718)—Scope of Modification Accounting, which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. The amendments in this update will be applied prospectively to an award modified on or after the adoption date. The guidance in ASU 2017-09 is effective for the Company for the year beginning after December 15, 2017. The Company adopted this standard on January 1, 2018. The adoption of the new standard did not have a material impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718), Improvements to Nonemployee Share-based Payments. ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The guidance in ASU 2018-07 is effective for the Company for the year beginning after December 15, 2019. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606. The Company early adopted this standard on January 1, 2019. The adoption of the new standard did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) - Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 removes the disclosure requirement for the amount and reasons for transfers between Level 1 and Level 2 fair value measurements as well as the process for Level 3 fair value measurements. In addition, the ASU adds the disclosure requirements for changes in unrealized gains and losses included in other comprehensive income (loss) for recurring Level 3 fair value measurements held at the end of the reporting period as well as the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The guidance is effective for the Company for the year beginning after December 15, 2019. The Company adopted this standard on January 1, 2020. The adoption of the new standard did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), as amended, with guidance regarding the accounting for and disclosure of leases. The standard requires lessees to recognize a right-of-use asset and lease liability on its consolidated balances sheet for all leases with a term longer than twelve months. This update also requires lessees and lessors to disclose key information about their leasing transactions. The guidance is effective for the Company for the year beginning after December 15, 2021. Early adoption is permitted. The Company early adopted ASU 2016-02 effective January 1, 2021 which resulted in the recognition of material right-of-use assets and lease liabilities.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities from an incurred loss methodology to an expected loss methodology. For assets held at amortized cost basis, the guidance eliminates the probable initial recognition threshold and instead requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses are recorded through an allowance for credit losses, rather than a write-down, limited to the amount by which fair value is below amortized cost. Additional disclosures about significant estimates and credit quality are also required. The guidance is effective for the Company for the year beginning after December 15, 2022. The Company is currently assessing the potential impact of adopting ASU 2016-13 on its consolidated financial statements and does not expect the adoption to have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangible – Goodwill and Other-Internal-Use Software, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The guidance is effective for the Company for the year beginning after December 15, 2020. Early adoption is permitted. The Company is currently assessing the potential impact of adopting ASU 2018-15 on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU removes certain exceptions to the general principles of Topic 740 and provides clarification and simplification of existing guidance. The guidance is effective for the Company for the year beginning after December 15, 2021. Early adoption is permitted. The Company is currently assessing the potential impact of adopting ASU 2019-12 on its consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) - Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. This guidance addresses accounting for the transition into and out of the equity method and provides clarification of the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities. The guidance is effective for the Company for the year beginning after December 15, 2021. The Company is currently assessing the potential impact of adopting ASU 2020-01 on its consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). The objective of this update is to simplify the accounting for convertible preferred stock by removing the existing guidance in ASC 470-20, “Debt: Debt with Conversion and Other Options,”, that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock. The guidance in ASC 470-20 applies to convertible instruments for which the embedded conversion features are not required to be bifurcated from the host contract and accounted for as derivatives. In addition, the amendments revise the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in stockholders’ equity, by removing certain criteria required for equity classification. These amendments are expected to result in more freestanding financial instruments qualifying for equity classification (and, therefore, not accounted for as derivatives), as well as fewer embedded features requiring separate accounting from the host contract. This amendment also further revises the guidance in ASU 260, “Earnings per Share,” to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares. The guidance is effective for the Company for the year beginning after December 15, 2023. The Company is currently assessing the potential impact of adopting ASU 2020-06 on its consolidated financial statements.

3. Business Combinations

On October 31, 2018, the Company acquired all of the outstanding shares of DogBuddy in exchange for the issuance of 1.3 million shares of the Company’s common stock, 1.9 million shares of the Company’s Series G redeemable convertible preferred stock, which includes a holdback of 519,000 shares of Series G preferred stock, and cash payment of $19.4 million to the stockholders of DogBuddy. The aggregate estimated value of the consideration described above, on the date of the acquisition was $37.6 million. The estimated fair value of the Series G preferred stock issued for the DogBuddy acquisition was $10.0 million. The Company, as acquirer, retained a holdback of Series G preferred stock for up to a one-year period as partial security against certain indemnity obligations. The holdback has an estimated fair value of $3.9 million based on the recent transaction price of the Company’s Series G redeemable convertible preferred stock and was recorded to accrued expenses and other current liabilities in the consolidated balance sheets. In connection with the acquisition of DogBuddy, the Company also assumed outstanding options to purchase shares of DogBuddy’s capital stock, which were converted into options to purchase an additional 56,000 shares of the Company’s common stock.

In May 2017, the Company issued a note with a principal amount of $3.0 million to DogBuddy. Interest accrued on such note at a rate of 4% per year, with accrued interest payable upon maturity. In connection with the Company’s acquisition of DogBuddy on October 31, 2018, the principal amount and accrued interest was repaid in full.

In November 2019, the Company released and issued 482,000 shares of Series G preferred stock to former stockholders of DogBuddy related to the holdback. The acquisition date estimated fair value of the holdback shares issued during 2019 was $3.6 million. At December 31, 2019, the remaining holdback liability of $0.3 million was recorded in accrued expenses and other current liabilities in the consolidated balance sheets. In February 2020, final settlement of the holdback was completed through the issuance of 8,000 shares of Series G preferred stock. The remaining 29,000 shares were never issued and retained by the Company to cover additional expenses.

The table below presents components of the purchase consideration, and the tangible and intangible assets acquired, and liabilities assumed, at fair value, in connection with the acquisition (in thousands):

Assets
Current assets
Cash and cash equivalents	$5,219
Accounts receivable	7
Prepaid expenses and other current assets	163
Total current assets	5,389
Property and equipment	67
Intangible assets	10,850
Goodwill	23,728
Other noncurrent assets	57
Total assets	40,091
Liabilities
Current liabilities
Accounts payable	28
Accrued expenses and other current liabilities	74
Deferred revenue	109
Pet parent deposits	681
Total current liabilities	892
Deferred tax liability	1,551
Total liabilities	2,443
Total consideration	$37,648

The table below summarizes the estimated useful lives of the acquired intangible assets and the methodologies employed in determining their related estimated fair values (in thousands):

		Estimated Useful
	Fair Value	Life (years)
Pet parent relationships	$6,600	8
Pet service provider relationships	2,000	3
Technologies	2,200	2
Non-competition agreements	50	1
Total intangible assets	$10,850

Goodwill recorded in connection with the acquisition is primarily attributed to the increased geographic coverage throughout Europe and synergies gained, such as advertising purchasing power and integrated pet service provider networks. None of the resulting goodwill is deductible for tax purposes.

The Company incurred $1.0 million in acquisition-related costs in the year ended December 31, 2018, which were included in general and administrative expenses in the consolidated statements of operations.

An intangible asset comprised of $2.2 million of technologies represents a defensive asset as it will not be used substantially beyond the post-acquisition transition period of seven months from the date of acquisition.

The Company recognized revenue of $0.3 million and net loss of $1.0 million from DogBuddy from the acquisition date to December 31, 2018 in the consolidated statements of operations for the year ended December 31, 2018.

During the year ended December 31, 2019, a measurement period adjustment was made to reduce goodwill from the DogBuddy acquisition by $1.7 million primarily due to an adjustment to the deferred tax asset for pre-acquisition losses that were originally estimated to be unrealizable (see Note 8—Goodwill and Intangible Assets). There was no impact to the consolidated statements of operation for this adjustment.

Unaudited Pro Forma Information

The following table summarizes certain supplemental pro forma financial information for the year ended December 31, 2018 as if the acquisition of DogBuddy had occurred as of January 1, 2018 (in thousands):

	Year Ended
	December 31, 2018
	As Reported	Pro Forma
Revenue	$71,411	$73,261
Net loss	(64,677)	(69,962)
Net loss attributable to common stockholders	$(65,168)	$(70,453)

The unaudited pro forma information for the year ended December 31, 2018 reflects: (1) the elimination of $1.5 million of transaction costs related to the DogBuddy acquisition recorded in 2018 and (2) the increase of $2.2 million in amortization expense based on the fair value adjustments to the intangible assets acquired from DogBuddy.

The unaudited pro forma results also include the accounting effects resulting from the acquisition of DogBuddy such as the reversal of costs related to special retention bonuses and other payments to employees and transaction costs directly related to the acquisition of DogBuddy. The unaudited pro forma financial information presented was prepared for comparative purposes only and does not purport to present what the actual results would have been had the acquisition of DogBuddy actually occurred on January 1, 2018, nor is the information intended to project results for any future period.

4. Revenue Recognition

Contract Balances

The Company’s contract liabilities consist of deferred revenue. The changes in the Company’s contract liabilities were as follows (in thousands):

Balance at December 31, 2018	$2,585
Revenue recognized	(92,063)
Bookings and other	91,966
Balance at December 31, 2019	2,488
Revenue recognized	(45,585)
Bookings and other	43,848
Balance at December 31, 2020	$751

5. Investments

Available-for-sale investments consist of fixed-income securities that are accounted for at fair value. Premiums and discounts paid on securities at the time of purchase are amortized over the period of maturity. The amortized cost and fair value of the available-for-sale investments and unrealized gains and losses were as follows (in thousands):

	December 31, 2019
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Corporate securities and commercial paper	$25,291	$64	$—	$25,355
Asset-backed securities	660	—	—	660
Certificates of deposit	10,118	—	—	10,118
Total	$36,069	$64	$—	$36,133

There were no available-for-sale investments at December 31, 2020. There were no other-than-temporary impairments recognized in accumulated other comprehensive income during all periods presented. Realized gains and losses on sales of available-for-sale securities were not material for all periods presented.

The contractual maturity of the available-for-sale investments were as follows (in thousands):

	December 31, 2019
	Less than		More than
	1 year	1 to 5 years	5 years	Total
Corporate securities and commercial paper	$17,187	$8,168	$—	$25,355
Asset-backed securities	—	660	—	660
Certificates of deposit	8,120	1,998	—	10,118
Total	$25,307	$10,826	$—	$36,133

Other Investments

In March 2019, the Company purchased 3.4 million Series C Preference Shares of DogHero Ltd. (“DogHero”), an online marketplace for pet services in South America, for $5.0 million. The 3.4 million shares acquired represents 17% of DogHero’s fully diluted outstanding equity. In accordance with Accounting Standards Codification (“ASC”) 321, Investments – Equity Securities, the Company elected the measurement alternative to value this equity investment without a readily determinable fair value. The carrying amount of the investment is included in other noncurrent assets in the consolidated balance sheets. In accordance with ASC 321, for each reporting period, the Company completes a qualitative assessment considering impairment indicators to evaluate whether the investment is impaired.

In connection with the purchase of Series C Preference Shares, the Company also entered into a call option to purchase the remaining equity of DogHero at a defined exercise price within a two-year period after the initial investment.

In July 2020, the Company received notification that a letter of intent to acquire DogHero had been submitted. The Company was provided the option of receiving cash consideration of $3.0 million or share consideration in the acquiring company. The Company determined that the letter of intent was an indicator of impairment and recorded an impairment loss of $2.0 million, reducing the carrying amount of the investment to $3.0 million. In November 2020, the Company sold its investment and call option in DogHero for $2.9 million. As such, the Company recorded an additional impairment loss of $0.1 million upon disposal of the investment and its related carrying value.

6. Fair Value

The following table presents the placement in the fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market fund	$15,088	$—	$—	$15,088
Investments:
Commercial paper	—	6,032	—	6,032
Corporate securities	—	19,323	—	19,323
Asset-backed securities	—	660	—	660
Certificate of deposits	—	10,118	—	10,118
Total	$15,088	$36,133	$—	$51,221

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market fund	$37,854	$—	$—	$37,854
Total	$37,854	$—	$—	$37,854

The following table provides a summary of changes in the estimated fair value of the Company’s Level 3 assets measured on a non-recurring basis (in thousands):

Balance at December 31, 2018	$—
Initial investment in DogHero	5,000
Balance at December 31, 2019	5,000
Impairment of DogHero investment	(2,080)
Sale of DogHero investment	(2,920)
Balance at December 31, 2020	$—

7. Balance Sheet Components

Property and Equipment, net

The following table presents the detail of property and equipment, net as follows (in thousands):

	December 31,
	2019	2020
Computers	$1,534	$1,346
Furniture and fixtures	3,913	3,906
Leasehold improvements	13,136	13,660
Internal-use software	23,753	20,850
Total property and equipment	42,336	39,762
Less: Accumulated depreciation and amortization	(11,345)	(14,839)
Total property and equipment, net	$30,991	$24,923

Depreciation of property and equipment was $0.6 million, $0.6 million and $3.7 million for the years ended December 31, 2018, 2019 and 2020, respectively, and was recorded to depreciation and amortization in the consolidated statements of operations. Internal-use software amortization was $2.5 million, $5.2 million and $7.2 million for the years ended December 31, 2018, 2019 and 2020, respectively, and was recorded to cost of revenue (exclusive of depreciation and amortization shown separately) in the consolidated statements of operations.

In December 2019, the Company moved into its new headquarters in Seattle, Washington. Through December 31, 2020, the Company added leasehold improvements of $12.1 million and furniture and fixtures of $2.7 million in connection with the new leased space.

In April 2020, the Company accelerated the amortization of $2.6 million in internal-use software related to the Rover Now service, which was discontinued and is recorded in cost of revenue (exclusive of depreciation and amortization shown separately) in the consolidated statements of operations.

Accrued Expenses and Other Current Liabilities

The following table presents the detail of accrued expenses and other current liabilities as follows (in thousands):

	December 31,
	2019	2020
Accrued merchant fees	$778	172
Income and other tax liabilities	711	185
Accrued legal expenses and open claims	656	382
Lease incentive, current	453	491
Coupon liabilities	352	226
Accrued interest	—	259
Accrued professional services	213	872
Series G preferred stock holdback liability	320	—
Other current liabilities	1,180	160
Total accrued expenses and other current liabilities	$4,663	$2,747

8. Goodwill and Intangible Assets

Goodwill

The following table summarizes the changes in the carrying amount of goodwill (in thousands):

Balance at December 31, 2018	$34,811
Measurement period adjustment – DogBuddy (see Note 3—Business Combinations)	(1,652)
Balance at December 31, 2019	$33,159

There was no change in the carrying amount of goodwill during the year ended December 31, 2020.

Intangible Assets

The gross book value and accumulated amortization of intangible assets were as follows (in thousands):

	December 31, 2019
	Gross Book	Accumulated	Net Book
	Value	Amortization	Value
Pet parent relationships	$16,290	$(6,364)	$9,926
Technologies	10,100	(8,525)	1,575
Pet service provider relationships	2,000	(778)	1,222
Tradenames	950	(522)	428
Total	$29,340	$(16,189)	$13,151

	December 31, 2020
	Gross Book	Accumulated	Net Book
	Value	Amortization	Value
Pet parent relationships	$16,290	$(9,117)	$7,173
Pet service provider relationships	2,000	(1,444)	556
Tradenames	950	(712)	238
Total	$19,240	$(11,273)	$7,967

The weighted average amortization period remaining as of December 31, 2020 for each class of intangible assets were as follows (in years):

Pet parent relationships	4.3
Pet service provider relationships	0.8
Tradenames	1.3

Amortization expense related to acquired intangible assets for the years ended December 31, 2018, 2019 and 2020 was $6.6 million, $7.7 million and $5.2 million, respectively. The Company did not recognize any intangible asset impairment losses for any of the periods presented.

Based on amounts recorded at December 31, 2020 the Company estimates intangible asset amortization expense in each of the years ending December 31 as follows (in thousands):

2021	$3,499
2022	1,347
2023	814
2024	814
2025	814
Thereafter	679
Total	$7,967

9. Debt

In May 2018, the Company entered into a $30.0 million credit facility agreement with a lender consisting of a $15.0 million variable rate revolving line of credit and a $15.0 million variable rate growth capital advance, which originally matured in May 2020 and May 2022, respectively.

In August 2019, the Company amended the credit facility with the lender which extended the period in which the Company may make borrowings under the growth capital advance component and extended the maturity dates by one year to May 2021 for the revolving line of credit and to May 2023 for the variable rate growth capital advance. Concurrently, the Company entered into a subordinated credit facility agreement with a lender consisting of a $30.0 million variable rate term loan advance, which matures in August 2022.

In March 2020, the Company borrowed $11.4 million and $15.0 million under the variable rate revolving line of credit and variable rate growth capital advance components, respectively, of the credit facility, and $30.0 million under the subordinated credit facility.

In April 2020, the Company was approved for and received a $8.1 million loan from the Small Business Administration’s Paycheck Protection Program.

Revolving Line of Credit

The Company renegotiated the credit facility during August 2020 to extend the maturity of the revolving line of credit to May 2022. Subject to the terms and conditions of the credit facility, the lender agreed to make revolving loans to the Company in an amount not to exceed $15.0 million during the term of the agreement. Interest accrues at the greater of (1) 4.50% and (2) the Prime Rate plus a margin of 0.50% per year (4.50% at December 31, 2020), unless certain milestones are achieved then interest accrues at the greater of (1) 4.00% and (2) the Prime Rate. Interest is payable monthly. In connection with securing the revolving loan, the Company incurred $22,500 in costs related to originating the debt which were capitalized as debt issuance costs. The costs are recorded as current and long-term assets in the consolidated balance sheets and are amortized into interest expense over the term of the revolving loan. The Company is required to pay an unused credit facility fee to the lender each quarter in an amount equal to 0.30% per year times the average unused portion of the revolving line. The Company borrowed and repaid $11.4 million on the revolving loan during the year ended December 31, 2020 and issued a $3.5 million letter of credit for the security deposit on its Seattle headquarters office space, which reduced the amount available under the revolving line of credit. The Company had $11.4 million available to borrow under the revolving line of credit at December 31, 2020.

Growth Capital Advance

The Company renegotiated the credit facility during August 2020 to amend the growth capital advance component, including extending the maturity to June 2024. Subject to the terms and conditions of the credit facility, the lender agreed to make advances to the Company in three tranches not to exceed $5.0 million under each tranche, up to the total amount of $15.0 million during the draw period, which is available until June 30, 2021. Advance requests must be in an amount equal to or greater than $1.0 million. After principal repayments, no growth capital advance may be reborrowed. The growth capital advances shall be interest only through June 2021 and is payable monthly. Beginning in July 2021 and continuing through the maturity date, principal and interest shall be payable in 36 consecutive equal monthly installments. Interest shall accrue at the greater of (1) 5.00% and (2) the Prime Rate plus a margin of 1.00% per year (5.00% at December 31, 2020), unless certain milestones are achieved then the margin is the greater of (1) 4.50% and (2) the Prime Rate plus a margin of 0.50% per year. In connection with securing the growth capital advance, the Company incurred $25,000 in costs related to originating the debt which were capitalized as debt issuance costs. The costs are recorded as current and long-term assets in the consolidated balance sheets and are amortized into interest expense over the term of the growth capital advance. During 2020, the Company had drawn on the $15.0 million growth capital advance and repaid the outstanding balance. At December 31, 2020, the Company had $15.0 million available to borrow.

For the year ended December 31, 2020, the Company recognized a loss of $353,000 related to the early repayment of the growth capital advance, which is recorded in other income (expense), net in the consolidated statements of operations and included in amortization of debt issuance costs in the consolidated statements of cash flows.

Subordinated Credit Facility

The subordinated credit facility is a term loan advance. Subject to the terms and conditions of the subordinated credit facility, the lender agreed to make advances to the Company to the amount of $30.0 million during the draw period, which is available until June 30, 2020. Advance requests must be in an amount equal to or greater than $5.0 million. After principal repayments, no term loan advance may be reborrowed. The term loan advance is interest only on a monthly basis. Outstanding principal and accrued interest are due at the maturity date. Interest shall accrue at the Prime Rate plus a margin of 4.25% per year (7.50% at December 31, 2020). In connection with securing the term loan advance, the Company incurred $269,000 in costs related to originating the debt which were capitalized as debt issuance costs. The costs are recorded as a debt discount and are amortized to interest expense over the term of the term loan advance. At December 31, 2020, the Company has drawn the full $30.0 million term loan advance and no longer has the ability to make any future draws.

The Company has collateralized the credit facility and the subordinated credit facility with substantially all of its tangible and intangible assets. The credit facility includes several affirmative and negative covenants, as well as financial covenants. Financial covenants include minimum liquidity and minimum net revenue amounts and are applicable if the Company’s overall liquidity, as defined by the credit facility, is less than or equal to $75.0 million at the end of a reporting period. If the Company defaulted under the terms of the credit facility, it would not be permitted to draw additional funds on the revolving line of credit and the lenders could accelerate the Company’s obligation to pay all outstanding amounts. The Company is in compliance with all of its financial covenants as of December 31, 2020.

In conjunction with the credit facility and the subordinated credit facility, the Company issued warrants to the lenders to purchase the Company’s common stock (see Note 13—Common Stock).

Small Business Administration’s Paycheck Protection Program

In April 2020, the Company entered into the Paycheck Protection Program (“PPP”) Promissory Note and Agreement with a lender (the “PPP Loan”), pursuant to which it incurred $8.1 million aggregate principal amount of term borrowings. The PPP Loan was made under, and was subject to the terms and conditions of, the PPP which was established under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and is administered by the U.S. Small Business Administration. The term of the PPP Loan is two years with a maturity date of April 2022 and accrues interest at a rate of 1.00% per year. Interest is payable monthly. Payments of principal and interest on the PPP Loan are deferred until August 2021. The PPP Loan is eligible for forgiveness if the proceeds are used for qualified purposes within a specified period, however Rover expects to repay principal and accrued interest on the PPP Loan. At December 31, 2020, $8.1 million aggregate principal amount of borrowings was outstanding under the PPP loan.

Future minimum payments of principal on the Company’s outstanding debt borrowings were as follows for the years ending December 31 (in thousands):

Year Ending December 31	Amounts
2021	$4,505
2022	33,619
2023	—
2024	—
2025	—
Total principal amount	38,124
Unamortized discount	(598)
Carrying value of debt	$37,526

10. Commitments and Contingencies

Leases

The Company entered into noncancelable operating lease agreements primarily covering certain of its offices in Seattle and Spokane, Washington and Barcelona, Spain, with the lease periods expiring between 2019 and 2030.

In September 2018, the Company entered into a non-cancellable sublease agreement for a portion of one of its leased facilities that commenced on November 1, 2018. In February 2020, the Company amended the sublease to extend the term for an additional two years. Under the term of the amended sublease agreement, the Company will receive $1.4 million in base lease payments plus reimbursement of certain operating expenses over the term of the sublease, which ends in October 2022. During the years ended December 31, 2018, 2019 and 2020, the Company recognized $0.1 million, $0.7 million and $0.7 million, respectively, of sublease income under this agreement.

In June 2019, the Company exited a leased property in Spokane, Washington. The Company entered into negotiation with the landlord to determine a termination fee during December 2019 after unsuccessfully being able to sublease the property. At the time of exit, the Company recognized a cease-use liability of $361,000. At December 31, 2019, a cease-use liability of $297,000 remained and is recorded in accrued expenses and other current liabilities in the consolidated balance sheets. The final termination fee was paid to the landlord in March 2020.

The minimum future lease obligations in each of the years ending December 31 are as follows (in thousands):

Year Ending December 31	Amounts
2021	$4,356
2022	4,303
2023	4,433
2024	4,563
2025	4,693
Thereafter	18,209
Total	$40,557

Facilities rent expense under these operating leases was $2.1 million, $4.0 million and $3.6 million for the years ended December 31, 2018, 2019 and 2020, respectively. The Company is responsible for paying its proportionate share of the actual operating expenses and real estate taxes under these lease agreements.

Guarantees and Indemnification

In the ordinary course of business to facilitate sales of its services, the Company has entered into agreements with, among others, suppliers, and partners that include guarantees or indemnity provisions. The Company also enters into indemnification agreements with its officers and directors, and the Company’s certificate of incorporation and bylaws include similar indemnification obligations to its officers and directors. To date, there have been no claims under any indemnification provisions, therefore there is no accrual of such amounts for any of the periods presented. The Company is unable to determine the maximum potential impact of these indemnifications on the consolidated financial statements and maintains director and officer insurance coverage that would generally enable it to recover a portion of any future amounts paid.

Litigation and Other

From time to time, the Company may be a party to litigation and subject to claims incurred in the ordinary course of business, including personal injury and indemnification claims, intellectual property claims, labor and employment claims, threatened claims, breach of contract claims, and other matters. The Company accrues a liability when management believes information available prior to the issuance of the consolidated financial statements indicates it is probable a loss has been incurred as of the date of the consolidated financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although the results of litigation and claims are inherently unpredictable, management concluded that there was not a reasonable possibility that it had incurred a material loss during the periods presented related to such loss contingencies. Therefore, the Company has not recorded a reserve for any contingencies.

Given the inherent uncertainties of litigation, the ultimate outcome of the ongoing matters cannot be predicted with certainty. While litigation is inherently unpredictable, the Company believes it has valid defenses with respect to the legal matters pending against it. Nevertheless, the consolidated financial statements could be materially adversely affected in a particular period by the resolution of one or more of these contingencies. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances change, or contingencies are resolved; and such changes are recorded in the accompanying consolidated statements of operations during the period of the change and reflected in accrued and other current liabilities on the accompanying consolidated balance sheets.

In addition, the Company may also find itself at greater risk to outside party claims or regulatory actions as it increases and continues its operations in jurisdictions where the laws with respect to the potential liability of online marketplaces or the employment classification of service providers who use online marketplaces are uncertain, unfavorable or unclear.

Additionally, from time to time, the Company may become subject to audit by taxing authorities or subject to other forms of inspection or audit. Due to the uncertainties inherent in the final outcome of such matters, the Company can give no assurance that it will prevail in such matters which could have an adverse effect on the Company’s business. As of December 31, 2019 and 2020, the Company was not aware of any currently pending legal matters or claims, individually or in the aggregate, that are expected to have a material adverse impact on its consolidated financial statements.

11. Employee Benefit Plan

The Company has established a 401(k) tax-deferred savings plan covering all employees who satisfy certain eligibility requirements. The 401(k) plan allows each participant to defer a percentage of their eligible compensation subject to applicable annual limits pursuant to the limits established by the Internal Revenue Service (“IRS”). The Company may, at its discretion, make contributions in the form of matching contributions, subject to limitations imposed by the IRS. As of December 31, 2020, the Company has not made any matching contributions.

12. Redeemable Convertible Preferred Stock

The Company had outstanding redeemable convertible preferred stock as follows (in thousands, except per share amounts):

	December 31, 2019
			Issuance
		Shares	Price	Net
	Shares	Issued and	Per	Carrying	Liquidation
	Authorized	Outstanding	Share	Value	Preference
Series A	8,710	8,710	$0.4647	$3,325	$4,048
Series B	14,104	14,104	0.6775	9,397	9,556
Series C	12,431	12,431	1.1665	14,596	14,500
Series D	7,677	7,677	2.0841	14,036	16,000
Series D-1	3,359	3,359	2.0841	6,981	7,000
Series E	11,021	11,021	3.6294	39,906	40,000
Series F	11,772	11,772	5.5215	64,833	65,000
Series G	18,537	18,415	$7.5285	137,291	138,636
Total	87,611	87,489		$290,365	$294,740

	December 31, 2020
			Issuance
		Shares	Price	Net
	Shares	Issued and	Per	Carrying	Liquidation
	Authorized	Outstanding	Share	Value	Preference
Series A	8,710	8,710	$0.4647	$3,325	$4,048
Series B	14,104	14,104	0.6775	9,397	9,556
Series C	12,431	12,431	1.1665	14,596	14,500
Series D	7,677	7,677	2.0841	14,036	16,000
Series D-1	3,359	3,359	2.0841	6,981	7,000
Series E	11,021	11,021	3.6294	39,906	40,000
Series F	11,772	11,772	5.5215	64,833	65,000
Series G	18,537	18,423	$7.5285	137,353	138,698
Total	87,611	87,497		$290,427	$294,802

Financing Rounds of Preferred Stock

In November 2019, 482,000 shares or $3.6 million of the Series G preferred stock holdback, discussed in Note 3—Business Combinations, were released to former stockholders of DogBuddy. In February 2020, 8,000 shares or $0.1 million of the Series G preferred stock holdback were released to former stockholders of DogBuddy.

Preferred Stock Provisions

Dividends

In any calendar year, the holders of outstanding shares of redeemable convertible preferred stock (Series A, B, C, D, D-1, E, F and G) shall be entitled to receive dividends when, as and if declared by the board of directors, out of any assets legally available for distributions at the time, at the dividend rate specified for such shares of preferred stock payable in preference and priority to any declaration or payment of any distribution on common stock of the Company in such calendar year. No distributions shall be made with respect to the common stock unless dividends on the preferred stock have been declared in accordance with the preferences and all declared dividends on the preferred stock have been paid or set aside for payment to the holders of preferred stock. The right to receive dividends on shares of preferred stock shall not be cumulative, and no right to dividends shall accrue to holders of preferred stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of preferred stock shall be on a pro rata, pari passu basis in proportion to the dividend rates for each series of preferred stock. No additional dividends shall be declared on a series of preferred stock unless a pro rata per share amount is declared on each other series of preferred stock.

Liquidation Preference

The liquidation preference of the Company’s preferred stock is: Series A Liquidation Preference at $0.4647 per share; Series B Liquidation Preference at $0.6775 per share; Series C Liquidation Preference at $1.1665 per share; Series D Liquidation Preference at $2.0841 per share; Series D-1 Liquidation Preference at $2.0841 per share; Series E Liquidation preference at $3.6294 per share; Series F Liquidation at $5.5215 per share; and Series G Liquidation Preference at $7.5285 per share.

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock by reason of their ownership of such stock, (1) with respect to Series A preferred stock, an amount per share equal to the Series A Liquidation Preference plus any declared but unpaid dividends on such shares of Series A preferred stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series A preferred stock; (2) with respect to Series B preferred stock, an amount per share equal to the Series B Liquidation Preference plus any declared but unpaid dividends on such shares of Series B preferred stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series B preferred stock; (3) with respect to Series C preferred stock, an amount per share equal to the Series C Liquidation Preference plus any declared but unpaid dividends on such shares of Series C preferred stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series C preferred stock; (4) with respect to Series D preferred stock, an amount per share equal to the Series D Liquidation Preference plus any declared but unpaid dividends on such share of Series D preferred stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series D preferred stock; (5) with respect to Series D-1 preferred stock, an amount per share equal to the Series D-1 Liquidation Preference plus any declared but unpaid dividends on such shares of Series D-1 preferred stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series D-1 preferred stock; (6) with respect to Series E preferred stock, an amount per share equal to the Series E Liquidation Preference plus any declared but unpaid dividends on such shares of Series E preferred stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series E preferred stock; (7) with respect to the Series F preferred stock, an amount per share equal to the Series F Liquidation Preference plus any declared but unpaid dividends on such shares of Series F preferred stock, or such lesser amount as may be approved by the holders of at least 56% of the then outstanding shares of Series F preferred stock; and (8) with respect to the Series G preferred stock, an amount per share equal to the Series G Liquidation Preference plus any declared but unpaid dividends on such shares of Series G preferred stock, or such lesser amount as may be approved by the holders of at least two-thirds of the outstanding shares of Series G preferred stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company’s legally available for distribution to the holders of the preferred stock are insufficient to permit the payment of the full amounts to such holders, then all of the assets of the Company’s legally available for distribution shall be distributed to the holders of preferred stock on pari passu basis in proportion to the preferential amount each such holder otherwise would have been entitled to receive in connection with the full payment of the preferential amounts.

The preferred stock agreements contain provisions that, in the event of a change in the control of the Company, give the holders of the series of redeemable convertible preferred stock the right to receive a cash distribution equal to the liquidation preference on the redeemable convertible preferred stock. Due to these redemption characteristics, which are not solely within the

Company’s control, the redeemable convertible preferred stock has been presented within the mezzanine section on the consolidated balance sheets. The Company does not adjust the carrying values of the redeemable convertible preferred stock to its deemed liquidation values since a liquidation event was not probable at any of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if and when it becomes probable that such a liquidation event will occur.

Conversion

Each share of preferred stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into that number of fully-paid, nonassessable shares of common stock determined by dividing the original issue price for the relevant series by the conversion price for such series. The current conversion ratio is on a 1:1 basis for Series A, Series B, Series C, Series D, Series D-1, Series E, Series F and Series G preferred stock.

The conversion ratio shall be subject to appropriate adjustments for stock splits, stock dividends, combinations, subdivisions, or recapitalization events. In addition, if the Company should issue preferred stock or common stock without consideration or for a consideration per share less than the conversion price for the redeemable convertible preferred stock, the conversion price for each series shall automatically be adjusted in accordance with anti-dilution provisions contained in the Company’s amended and restated certificate of incorporation.

As of December 31, 2019 and 2020, the applicable conversion price for each series of redeemable convertible preferred stock was the respective original issue price.

Automatic Conversion

Each share of preferred stock shall automatically be converted into fully-paid, nonassessable shares of common stock at the then effective conversion rate for such share: (1) immediately prior to the Effective Time of the first amended and restated certificate of incorporation filed by the Company with the Secretary of State of the State of Delaware after such time that a registration statement filed by the Company under the Securities Act of 1933, as amended, with the Securities and Exchange Commission is declared effective in connection with a firm commitment underwritten initial public offering for securities traded on the New York Stock Exchange, the NYSE American, Nasdaq market or another internationally recognized exchange, provided that the aggregate gross proceeds to the Company are not less than $50.0 million; or (2) in the case of the Series A, Series B, Series C and Series D-1 preferred stock (together, the “Additional Preferred Stock”), upon the receipt by the Company of a written request for such conversion from the holders of at least 70% of the then outstanding Additional Preferred Stock voting together as a single class on an as-converted to Common Stock basis, or in the case of Series D Preferred Stock, upon the receipt by the Company of a written request for such conversion from the holders of at a majority of the Series D preferred stock then outstanding, voting together as a separate class, or in the case of Series E preferred stock, upon the receipt by the Company of a written request for such conversion from the holders of at least a majority of the Series E preferred stock then outstanding, voting together as a separate class, or in the case of Series F preferred stock, upon the receipt by the Company of a written request for such conversion from the holders of at least 56% of the Series F preferred stock then outstanding, voting together as a separate class, or in the case of Series G preferred stock, upon the receipt by the Company of a written request for such conversion from the holders of at least two-thirds of the Series G preferred stock then outstanding, voting together as a separate class, in any case if later, the effective date for conversion specified in any such requests.

Voting

Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted.

Redemption

Except in the case of a liquidation event, the preferred stock is not redeemable, in whole or in part.

13. Common Stock

Common Stock

As of December 31, 2019 and 2020, the Company was authorized to issue 144.3 million shares of common stock with a $0.00001 per share par value. Each holder of a share of common stock is entitled to one vote for each share held at all meetings of stockholders and is entitled to receive dividends whenever funds are legally available and when declared by the board of directors subject to the preferential rights of holders of all classes of stock outstanding. The total common stock outstanding as of December 31, 2019 and 2020 was 28.5 million and 29.3 million shares, respectively.

The Company had reserved shares of common stock for issuance, on an as-converted basis, as follows (in thousands):

	December 31,
	2019	2020
Conversion of redeemable convertible preferred stock	87,489	87,497
Common stock warrants outstanding	761	1,077
Stock options issued and outstanding	20,749	20,574
Shares available for future option grants	3,410	4,330
Total	112,409	113,478

Common Stock Warrants

On March 29, 2017, in connection with the acquisition of DogVacay, Inc. (“DogVacay”), the Company issued warrants to investors to purchase up to 25,000 shares of common stock at an exercise price of $3.35 to $3.54 per share. The warrants were valued at the date of acquisition at $20,000 using the Black-Scholes option pricing model using an estimated per share fair value of common stock of $1.58, a risk-free interest rate of 2.38%, a contractual term of 10 years, a dividend rate of 0% and a volatility of 54.9% and were recorded within additional paid-in capital in stockholders’ deficit. At December 31, 2020, the warrants were outstanding and due to expire August 2026 and March 2027.

On May 23, 2018, in conjunction with the credit facility described in Note 9—Debt, the Company issued to the lender a warrant to purchase up to 26,000 shares of common stock at an exercise price of $3.23 per share. The warrant was valued at the date of issuance at $50,000 using the Black-Scholes option pricing model using an estimated per share fair value of common stock of $3.23, a risk-free interest rate of 2.99%, a contractual term of 10 years, a dividend rate of 0%, and a volatility of 45.0% and were recorded within additional paid-in capital in stockholders’ deficit. The fair value of the common stock warrants was recorded as deferred financing costs and was amortized to interest expense over the remaining term of the amended credit facility. At December 31, 2020, the warrant was outstanding and due to expire on May 23, 2028.

On August 9, 2018, in conjunction with a consulting agreement, the Company issued to a consultant a warrant to purchase up to 470,000 shares of common stock at an exercise price of $3.23 per share. The warrant was valued at the date of issuance at $642,000 using the Black-Scholes option pricing model using an estimated per share fair value of common stock of $3.23, a risk-free interest rate of 2.78%, a contractual term of 4.88 years, a dividend rate of 0% and a volatility of 45.0% and is recognized ratably within general and administrative expense over the service period of the related consulting agreement. At December 31, 2020, the warrant was outstanding and due to expire and no longer be exercisable on the earlier of: (1) June 1, 2023 and (2) the closing of a transaction that constitutes a qualified acquisition, reorganization, merger or consideration, a sale of substantially all the assets of the Company, or any liquidation event.

On August 5, 2019, in conjunction with the subordinated credit facility described in Note 9—Debt, the Company issued warrants to two lenders to purchase up to 49,000 shares of common stock each at an exercise price of $3.65 per share. The warrants were valued at the date of issuance at $207,000 using the Black-Scholes option pricing model using an estimated per share fair value of common stock of $3.65, a risk-free interest rate of 1.74%, a contractual term of 10 years, a dividend rate of 0%, and a volatility of 46.3% and were recorded within additional paid-in capital in stockholders’ deficit. The fair value of the common stock warrants was initially recorded as deferred financing costs and will be reclassified to debt discount once amounts are borrowed under the agreement. The deferred financing costs and debt discount will be amortized to interest expense over the remaining term of the subordinated credit facility. At December 31, 2020, the warrants were outstanding and due to expire on August 5, 2029.

On August 5, 2019, in conjunction with the extension of the maturity date of the credit facility described in Note 9—Debt, the Company issued to the lender a warrant to purchase up to 13,000 shares of common stock at an exercise price of $3.23 per share. The warrant was valued at the date of issuance at $27,000 using the Black-Scholes option pricing model using an estimated per share fair value of common stock of $3.65, a risk-free interest rate of 1.74%, a contractual term of 8.75 years, a dividend rate of 0%, and a volatility of 46.3% and were recorded within additional paid-in capital in stockholders’ deficit. The fair value of the common stock warrants was initially recorded as deferred financing costs and the portion related to the term debt will be reclassified to debt discount once amounts are borrowed under the agreement. The deferred financing costs and debt discount will be amortized to interest expense over the remaining term of the credit facility. At December 31, 2020 the warrant was outstanding and due to expire on May 23, 2028.

On March 20, 2020, in conjunction with the borrowing of $30.0 million under the subordinated credit facility described in Note 9—Debt, the Company issued warrants to two lenders to purchase up to 91,000 shares of common stock each at an exercise price of $3.65 per share. The warrants were valued on the date of issuance at $189,000 using the Black-Scholes option pricing model using an estimated per share fair value of $3.66, a risk-free interest rate of 0.90%, a contractual term of 9.4 years, a dividend rate of 0%, and a volatility of 49.0% and were recorded within additional paid-in capital in stockholders’ deficit. The fair value of the common stock warrants was recorded as debt discount and will be amortized to interest expense over the remaining term of the subordinated credit facility. At December 31, 2020, the warrants were outstanding and due to expire on August 5, 2029.

On March 20, 2020, in conjunction with the borrowing of $15.0 million under the credit facility growth capital advance component described in Note 9—Debt, the Company issued to the lender a warrant to purchase 134,000 shares of common stock at an exercise price of $3.23 per share. The warrants were valued on the date of issuance at $276,000 using the Black-Scholes option pricing model using an estimated per share fair value of $3.66, a risk-free interest rate of 0.86%, a contractual term of 8.2 years, a dividend rate of 0%, and a volatility of 49.0% and were recorded within additional paid-in capital in stockholders’ deficit. The fair value of common stock warrants was recorded as a debt discount and will be amortized to interest expense over the remaining term of the credit facility. At December 31, 2020 the warrants were outstanding and due to expire on May 23, 2028.

14. Stock-Based Compensation

2011 Equity Incentive Plan

On August 23, 2011, the Company adopted the 2011 Equity Incentive Plan (the “2011 Plan’’), which provides for the issuance of incentive and nonqualified stock options, restricted stock and other stock-based awards to employees, nonemployees, and directors of the Company. The Company reserved 29.0 million shares of common stock for issuance under the 2011 Plan. The board of directors administers the 2011 Plan and determines the exercise price of options, purchase price for restricted stock, the rates at which awards vest and the other terms and conditions of the awards. Options generally vest over four years and are subject to the employee’s continued employment with us. Options granted to consultants or other nonemployees generally vest over the expected service period to the Company. The options expire ten years from the date of grant. The Company issues new shares to satisfy stock option exercises. Through December 31, 2020, only stock options had been issued under the 2011 Plan.

Stock Options

A summary of stock option activity is as follows (in thousands, except per share amounts and years):

	Options Available for Grant	Number of Options Outstanding	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balances as of December 31, 2018	1,824	17,140	$1.53	7.4
Options authorized	6,000	—
Options granted	(5,744)	5,744	3.33
Options exercised	—	(805)	0.98
Options cancelled and forfeited	1,330	(1,330)	2.51
Balances as of December 31, 2019	3,410	20,749	$1.98	7.1	$34,776
Options authorized	1,500	—
Options granted(1)	(9,377)	9,377	2.50
Options exercised	—	(755)	1.02
Options cancelled and forfeited(1)	8,797	(8,797)	3.20
Balances as of December 31, 2020	4,330	20,574	$1.74	6.4	$83,570
'Options vested and exercisable – December 31, 2020		14,378	$1.44	5.5	$62,719

(1)	Includes options that were canceled and re-granted as part of the option repricing modification, as further discussed below.

The weighted-average grant-date fair value of options granted during the years ended December 31, 2018, 2019 and 2020 was $1.29, $1.51 and $0.59, respectively.

The aggregate intrinsic value of stock options exercised during the years ended December 31, 2018, 2019 and 2020 was $3.4 million, $2.1 million and $2.4 million, respectively.

The fair value of options vested during the years ended December 31, 2018, 2019 and 2020 was $2.2 million, $4.1 million and $5.0 million, respectively.

As there is no public market for the Company’s common stock, the board of directors, with the assistance of a third-party valuation specialist, determined the fair value of the Company’s common stock at the time of the grant of share options by considering a number of objective and subjective factors, including the Company’s actual operating and financial performance, market conditions and performance of comparable publicly-traded companies, developments and milestones in the Company, the likelihood of achieving a liquidity event and transactions involving the Company’s common stock, among other factors. The fair value of the underlying common stock was determined by the board of directors. The fair value of the Company’s common stock was determined in accordance with applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

The following table presents the range of assumptions used to estimate the fair value of options granted during the periods presented:

Year Ended December 31,
	2018	2019	2020
Risk-free interest rate	2.34% - 3.08%	1.38% - 2.60%	0.24% - 1.43%
Expected term (years)	3.09 - 6.97	4.51 - 6.75	3.99 - 6.80
Volatility	44.5% - 50.6%	44.5% - 46.3%	49.0% - 54.8%
Dividend yield	—%	—%	—%

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield in effect at the time the options are granted for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term of the option.

Expected Term—The expected term is based upon the Company’s consideration of the historical life of options, the vesting period of the option granted, and the contractual period of the option granted. The Company has a limited history of granting options, accordingly, the expected life was calculated using the simplified method.

Volatility—As the Company is not publicly traded, the expected volatility for the Company’s stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.

Dividend Yield—The expected dividend rate is zero as the Company currently has no history or expectation of declaring dividends on its common stock.

Stock-Based Compensation

The following table summarizes stock-based compensation expense recorded in each component of costs and expenses in the Company’s consolidated statements of operations for the presented periods (in thousands):

	Year Ended December 31,
	2018	2019	2020
Operations and support	$206	$277	$299
Marketing	181	301	397
Product development	2,391	1,486	1,873
General and administrative	3,904	2,003	2,972
Total stock-based compensation expense	$6,682	$4,067	$5,541

In 2018, stock-based compensation expense of $2.7 million and $1.5 million was recorded to general and administrative expense and product development expense, respectively, relating to a secondary market offering. Investors acquired 1.3 million shares of the Company’s common stock at a premium of $3.55 per share over the estimated fair value of the common stock at the time of the offering. Of the 1.3 million shares offered, 1.2 million shares were purchased from employees and 138,000 shares were purchased from non-employees. The premium attributable to the shares purchased from non-employees of $491,000 was recorded as a deemed dividend.

No income tax benefit related to stock-based compensation was recorded during the years ended December 31, 2018, 2019 and 2020 as the Company maintained a full valuation allowance against its net deferred tax assets within the United States.

As of December 31, 2020, total unrecognized compensation cost related to unvested stock options was $8.7 million, which was expected to be recognized over a weighted average remaining service period of 2.5 years. As of December 31, 2020, the Company had 4.3 million shares available for grant under the 2011 Plan. To the extent any of the stock options to purchase 461,000 shares of the Company’s common stock issuable pursuant to the assumed DogVacay stock option plan expire unexercised, a corresponding number of shares shall be automatically added to the 2011 Plan and shall be available for future grant pursuant to the terms thereof. To the extent any of the stock options to purchase 54,000 shares of the Company’s common stock issuable pursuant to the assumed DogBuddy stock option plan expire unexercised, a corresponding number of shares shall be automatically added to the 2011 Plan and shall be available for future grant pursuant to the terms thereof.

Stock Option Modification

During the year ended December 31, 2020, the Company experienced significant disruption to its business as a result of the rapid development of COVID-19 and the corresponding reduction in the demand for its marketplace services. In response to the impact of COVID-19, the Company implemented a restructuring plan in April 2020 whereby approximately 50% of employees were terminated or placed on standby. In connection with this restructuring, the Company amended the terms of stock options previously awarded to impacted employees. For employees who were terminated as part of the restructuring, the Company allowed pro-rata vesting of pre-cliff awards up to the termination date that would have otherwise been forfeited upon termination and extended the exercise period of vested stock options from 90 days to three years from the termination date. For employees who remained employed after the restructuring, the stock options were modified based on the fair value of the Company’s common stock as determined by the board of directors.

As part of the restructuring, the Company modified 2,584,000 options held by terminated employees. The Company reversed the previously recognized expense for pre-cliff awards, recorded the incremental expense based on the modification-date fair value of awards that became vested under the pro-rata acceleration, and recorded any excess between the fair value of the vested awards immediately prior to and after the modification. The Company immediately recognized net incremental expense of $0.3 million related to these options.

In July 2020, the Company modified 5,700,000 options held by then-current employees. The Company repriced options held by current employees with an exercise price greater than $2.39 per share. As part of the repricing, the original options were canceled and new options were granted with an exercise of $2.39 per share and a remaining contractual term of ten years. The new options were subject to the same service-based vesting schedule as the original options. The repricing was recorded as a stock option modification whereby the incremental fair value of each option was determined at the date of the modification and $0.4 million was immediately recognized related to vested options. During the year ended December 31, 2020, the Company recognized total stock-based compensation expense of $0.6 million related to these repriced options. As of December 31, 2020, there was remaining incremental fair value of $0.6 million which will be recognized over the remaining requisite service period.

15. Income Taxes

The following table presents the components of loss before income taxes (in thousands):

	Year Ended December 31,
	2018	2019	2020
U.S.	$(63,467)	$(48,650)	$(56,758)
Foreign	(1,479)	(3,532)	(821)
Total	$(64,946)	$(52,182)	$(57,579)

The following table presents the components of the (provision for) benefit from income taxes (in thousands):

	Year Ended December 31,
	2018	2019	2020
Current tax expense:
U.S. Federal	$—	$—	$—
State	—	(29)	(5)
Foreign	(9)	(91)	(204)
Total current	(9)	(120)	(209)
Deferred tax expense:
U.S. Federal	—	—	—
State	—	—	—
Foreign	278	588	303
Total deferred tax benefit	278	588	303
Total income tax benefit	$269	$468	$94

The following table presents a reconciliation of the statutory federal rate to the Company’s effective tax rate:

	Year Ended December 31,
	2018	2019	2020
Federal income taxes at statutory rate	21.0%	21.0%	21.0%
State taxes, net of federal benefit	1.8	1.7	1.6
Tax credits	1.3	1.6	0.2
Equity compensation	(1.1)	(1.0)	(0.9)
Change in valuation allowance	(21.3)	(20.6)	(20.9)
Other, net	(1.3)	(1.8)	(0.8)
Effective income tax rate	0.4%	0.9%	0.2%

The following table presents the significant components of the Company’s deferred tax assets and liabilities (in thousands):

	December 31,
	2019	2020
Deferred tax assets:
Net operating loss carryforward	$46,810	$55,649
Tax credit carryforward	2,199	2,298
Reserves and accruals	1,030	909
Stock based compensation	498	1,011
Property, plant and equipment	—	214
Other	21	898
Total deferred tax assets	50,558	60,979
Less: Deferred tax assets valuation allowance	(45,180)	(57,225)
Total deferred tax assets, net of valuation allowance	5,378	3,754
Deferred tax liabilities:
Capitalized internal-use software costs	(3,223)	(2,477)
Intangibles	(1,076)	(42)
Property, plant and equipment	(153)	—
Total deferred tax liabilities	(4,452)	(2,519)
Net deferred tax assets	$926	$1,235

The following table presents a rollforward of the valuation allowance (in thousands):

	Year Ended December 31,
	2018	2019	2020
Balance at beginning of period	$20,620	$34,435	$45,180
Increase in valuation allowance	13,815	10,745	12,045
Balance at end of period	$34,435	$45,180	$57,225

As of December 31, 2020, the Company had federal net operating loss carryforwards of $234.8 million, state net operating loss carryforwards of $80.5 million and foreign net operating loss carryforwards of $6.4 million which may be available to reduce future taxable income. The gross federal net operating loss (“NOL”) carryforwards generated during and after 2018 totaling $134.2 million are carried forward indefinitely, while all others, if not utilized, will expire beginning in 2031. The gross state NOL carryforwards will expire beginning in 2025. Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. The Company has recorded a full valuation allowance against its net U.S. deferred tax assets as of December 31, 2019 and 2020 because, based on the weight of available evidence, it is more-likely-than-not (a likelihood of more than 50%) that some or all of the deferred tax assets will not be realized.

The Company is open to examination by the U.S. federal tax jurisdiction for the years ended December 31, 2017 through 2020. The Company is also open to examination for 2011 and forward with respect to U.S. federal net operating loss carryforwards generated and carried forward from those years. There are currently no federal or state income tax audits in process.

The NOLs are subject to review and possible adjustment by the IRS and state tax authorities. NOL carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not yet conducted a study to determine if any such changes have occurred that could limit the Company’s ability to use the net operating losses and tax credit carryforwards. In the event the Company experienced an ownership change, or should experience an ownership change in the future, the amount of net operating loss and tax credit carryforwards available in any taxable year could be limited and may expire unutilized.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows (in thousands):

	Year Ended December 31,
	2018	2019	2020
Beginning of period	$218	$383	$550
Current year tax position increases	165	167	24
End of period	$383	$550	$574

The gross unrecognized tax benefits as of December 31, 2018, 2019 and 2020, if recognized, would not affect the effective tax rate as these unrecognized tax benefits would increase deferred tax assets that would be subject to a full valuation allowance. No material changes in the gross unrecognized tax benefits are expected over the next twelve months.

16. Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except per share amounts):

	Year Ended December 31,
	2018	2019	2020
Numerator:
Net loss	$(64,677)	$(51,714)	$(57,485)
Deemed dividend to preferred stockholders	(491)	—	—
Net loss attributable to common stockholders	$(65,168)	$(51,714)	$(57,485)
Denominator:
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	26,159	28,074	28,804
Net loss per share attributable to common stockholders, basic and diluted	$(2.49)	$(1.84)	$(2.00)

The following potentially dilutive shares were not included in the calculation of diluted shares outstanding for the periods presented as the effect would have been anti-dilutive (in thousands):

	Year Ended December 31,
	2018	2019	2020
Redeemable convertible preferred stock	87,007	87,489	87,497
Outstanding stock options	17,140	20,749	20,574
Outstanding common stock warrants	650	761	1,077
Total	104,797	108,999	109,148

17. Restructuring

During the year ended December 31, 2020, the Company experienced significant disruption to its business in 2020 as a result of the rapid development of COVID-19 and the corresponding reduction in the demand for its marketplace services. In response to the impact of COVID-19, the Company implemented a restructuring plan in April 2020 whereby approximately 50% of employees were terminated or placed on standby. In connection with this restructuring, the Company incurred severance-related and legal costs of $3.8 million, as well modified the terms of stock options previously awarded to impacted employees (see Note 14—Stock-Based Compensation). As of December 31, 2020, there was no remaining liability for restructuring-related costs.

The following table summarizes restructuring charges recorded in each component of costs and expenses in the Company’s consolidated statements of operations (in thousands):

Year Ended December 31, 2020
Operations and support	$796
Marketing	593
Product development	1,743
General and administrative	631
Total restructuring charges	$3,763

18. Subsequent Events

The Company has evaluated subsequent events through March 29, 2021, the date the financial statements were available to be issued and has determined that the following subsequent events require disclosure in the consolidated financial statements.

In February 2021, the Company entered into a Business Combination Agreement and Plan of Merger (as it may be amended or restated from time to time, the “Business Combination Agreement”) with Nebula Caravel Acquisition Corp. (“Caravel”) and Fetch Merger Sub, Inc. (“Sub”), a wholly owned subsidiary of Caravel. Pursuant to the terms of the Business Combination

Agreement, Merger Sub will merge with and into Rover, with Rover continuing as the surviving entity (the “Merger”). Concurrently with the execution and delivery of the Business Combination Agreement, certain accredited investors (the “PIPE Investors”), entered into subscription agreements (the “PIPE Subscription Agreements”) with Caravel pursuant to which the PIPE Investors have committed to purchase 5,000,000 shares (the “PIPE Shares”) of Caravel Class A Common Stock (the “Caravel Class A Common Stock”) at a purchase price per share of $10.00 and an aggregate purchase price of $50,000,000 (the “PIPE Investment”). The purchase of the PIPE Shares is conditioned upon, among other conditions, and will be consummated concurrently with, the closing of the Merger (the “Closing”).

In March 2021, the Company renegotiated the overall liquidity covenant on its credit facility with the lender to $65.0 million.

A PLACE FOR ROVER, INC.

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

(unaudited)

	December 31,	June 30,
	2020	2021
Assets
Current assets
Cash and cash equivalents	$80,848	$103,386
Accounts receivable, net	2,992	12,187
Prepaid expenses and other current assets	3,629	2,782
Total current assets	87,469	118,355
Property and equipment, net	24,923	22,914
Operating lease right-of-use assets	—	21,876
Intangible assets, net	7,967	6,162
Goodwill	33,159	33,159
Deferred tax asset, net	1,235	1,574
Other noncurrent assets	134	4,955
Total assets	$154,887	$208,995
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$1,301	$2,813
Accrued compensation and related expenses	3,269	4,381
Accrued expenses and other current liabilities	2,747	5,545
Deferred revenue	751	8,167
Pet parent deposits	7,931	33,838
Pet service provider liabilities	6,140	8,680
Debt, current portion	4,128	7,746
Operating lease liabilities, current portion	—	2,303
Total current liabilities	26,267	73,473
Deferred rent, net of current portion	2,248	—
Debt, net of current portion	33,398	29,969
Operating lease liabilities, net of current portion	—	26,193
Other noncurrent liabilities	4,659	783
Total liabilities	66,572	130,418
Commitments and contingencies (Note 8)
Redeemable convertible preferred stock, $0.00001 par value, 87,611 shares authorized as of December 31, 2020 and June 30, 2021; 87,497 shares issued and outstanding as of December 31, 2020 and June 30, 2021; aggregate liquidation preference of $294,802 as of December 31, 2020 and June 30, 2021	290,427	290,427
Stockholders’ deficit:
Common stock, $0.00001 par value, 144,250 shares authorized as of December 31, 2020 and June 30, 2021; 29,288 and 30,437 shares issued and outstanding as of December 31, 2020 and June 30, 2021, respectively	—	—
Additional paid-in capital	53,912	57,542
Accumulated other comprehensive income	253	282
Accumulated deficit	(256,277)	(269,674)
Total stockholders’ deficit	(202,112)	(211,850)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$154,887	$208,995

The accompanying notes are an integral part of these condensed consolidated financial statements.

A PLACE FOR ROVER, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Revenue	$5,381	$24,482	$22,372	$36,678
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	6,209	6,283	11,627	10,459
Operations and support	2,482	3,482	7,537	5,715
Marketing	2,146	4,462	11,496	7,128
Product development	4,927	5,086	13,738	9,554
General and administrative	4,601	5,732	10,803	12,368
Depreciation and amortization	2,100	1,849	4,862	3,699
Total costs and expenses	22,465	26,894	60,063	48,923
Loss from operations	(17,084)	(2,412)	(37,691)	(12,245)
Other income (expense), net:
Interest income	129	4	461	8
Interest expense	(1,009)	(703)	(1,258)	(1,400)
Other expense, net	(144)	(26)	(188)	(77)
Total other income (expense), net	(1,024)	(725)	(985)	(1,469)
Loss before benefit from income taxes	(18,108)	(3,137)	(38,676)	(13,714)
Benefit from income taxes	29	331	52	317
Net loss	$(18,079)	$(2,806)	$(38,624)	$(13,397)
Net loss per share attributable to common stockholders, basic and diluted	$(0.63)	$(0.09)	$(1.35)	$(0.45)
Weighted-average shares used in computing net loss per share, basic and diluted	28,699	30,189	28,660	29,837

The accompanying notes are an integral part of these condensed consolidated financial statements.

A PLACE FOR ROVER, INC.

Condensed Consolidated Statements of Comprehensive Loss

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Net loss	$(18,079)	$(2,806)	$(38,624)	$(13,397)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(281)	8	(140)	29
Unrealized gain on available-for-sale debt securities	155	—	40	—
Other comprehensive income (loss)	(126)	8	(100)	29
Comprehensive loss	$(18,205)	$(2,798)	$(38,724)	$(13,368)

The accompanying notes are an integral part of these condensed consolidated financial statements.

A PLACE FOR ROVER, INC.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands) (unaudited)

						Accumulated
	Redeemable Convertible				Additional	Other		Total
	Preferred Stock		Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance as of December 31, 2019	87,489	$290,365	28,533	$—	$46,926	$169	$(198,792)	$(151,697)
Issuance of Series G redeemable convertible preferred stock to settle Barking Dog Ventures, Ltd. holdback	8	62	—	—	—	—	—	—
Issuance of common stock from exercises of stock options	—	—	123	—	134	—	—	134
Stock-based compensation	—	—	—	—	1,585	—	—	1,585
Issuance of common stock warrants	—	—	—	—	657	—	—	657
Foreign currency translation adjustments	—	—	—	—	—	141	—	141
Unrealized loss on available-for-sale debt securities	—	—	—	—	—	(115)	—	(115)
Net loss	—	—	—	—	—	—	(20,545)	(20,545)
Balance as of March 31, 2020	87,497	290,427	28,656	—	49,302	195	(219,337)	(169,840)
Issuance of common stock from exercises of stock options	—	—	83	—	117	—	—	117
Stock-based compensation	—	—	—	—	894	—	—	894
Foreign currency translation adjustments	—	—	—	—	—	(281)	—	(281)
Unrealized gain on available-for-sale debt securities	—	—	—	—	—	155	—	155
Net loss	—	—	—	—	—	—	(18,079)	(18,079)
Balance as of June 30, 2020	87,497	$290,427	28,739	$—	$50,313	$69	$(237,416)	$(187,034)

						Accumulated
	Redeemable Convertible				Additional	Other		Total
	Preferred Stock		Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance as of December 31, 2020	87,497	$290,427	29,288	$—	$53,912	$253	$(256,277)	$(202,112)
Issuance of common stock from exercises of stock options	—	—	453	—	666	—	—	666
Stock-based compensation	—	—	—	—	1,001	—	—	1,001
Foreign currency translation adjustments	—	—	—	—	—	21	—	21
Net loss	—	—	—	—	—	—	(10,591)	(10,591)
Balance as of March 31, 2021	87,497	290,427	29,741	—	55,579	274	(266,868)	(211,015)
Issuance of common stock from exercises of stock options	—	—	378	—	816	—	—	816
Issuance of common stock from net exercise of common stock warrants	—	—	318	—	—	—	—	—
Stock-based compensation	—	—	—	—	1,147	—	—	1,147
Foreign currency translation adjustments	—	—	—	—	—	8	—	8
Net loss	—	—	—	—	—	—	(2,806)	(2,806)
Balance as of June 30, 2021	87,497	$290,427	30,437	$—	$57,542	$282	$(269,674)	$(211,850)

The accompanying notes are an integral part of these condensed consolidated financial statements.

A PLACE FOR ROVER, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2020	2021
OPERATING ACTIVITIES
Net loss	$(38,624)	$(13,397)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Stock-based compensation	2,479	2,148
Depreciation and amortization	11,243	7,177
Non-cash operating lease costs	—	950
Net amortization of investment premiums	9	—
Amortization of debt issuance costs	240	238
Deferred income taxes	(96)	(329)
Loss on disposal of property and equipment	177	10
Changes in operating assets and liabilities:
Accounts receivable	760	(9,188)
Prepaid expenses and other current assets	518	712
Other noncurrent assets	—	38
Accounts payable	(4,730)	1,512
Accrued expenses and other current liabilities	(4,727)	980
Deferred revenue and pet parent deposits	(11,652)	33,321
Pet service provider liabilities	(3,646)	2,540
Operating lease liabilities	—	(1,057)
Other noncurrent liabilities	1,148	111
Net cash (used in) provided by operating activities	(46,901)	25,766
INVESTING ACTIVITIES
Purchase of property and equipment	(455)	(393)
Capitalization of internal-use software	(3,969)	(2,988)
Proceeds from disposal of property and equipment	—	19
Purchases of available-for-sale securities	(16,286)	—
Proceeds from sales of available-for-sale securities	5,367	—
Maturities of available-for-sale securities	17,830	—
Net cash provided by (used in) investing activities	2,487	(3,362)
FINANCING ACTIVITIES
Proceeds from exercise of common stock options	251	1,482
Payment of deferred transaction costs	—	(1,352)
Proceeds from borrowing on credit facilities	64,401	—
Net cash provided by financing activities	64,652	130
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	22	4
Net increase in cash, cash equivalents, and restricted cash	20,260	22,538
Cash, cash equivalents, and restricted cash beginning of period	67,654	80,848
Cash, cash equivalents, and restricted cash end of period	$87,914	$103,386
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes	$49	$7
Cash paid for interest	$729	$1,138
NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchase of property and equipment in accounts payable and accrued liabilities	$8	$—
Issuance of common stock warrants under credit facility and subordinated credit facility agreements	$657	$—
Issuance of Series G redeemable convertible preferred stock to settle Barking Dog Ventures, Ltd. Holdback	$62	$—
Deferred transaction costs included in accrued expenses and other current liabilities	$—	$3,430
Reconciliation of Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents	$87,870	$103,386
Restricted cash included in prepaid expenses and other current assets	44	—
Total cash, cash equivalents and restricted cash	$87,914	$103,386

The accompanying notes are an integral part of these condensed consolidated financial statements.

A PLACE FOR ROVER, INC.

Notes to Condensed Consolidated Financial Statements

1. Organization and Description of Business

A Place for Rover, Inc., (the “Company” or “Rover”) a Delaware corporation was incorporated on June 16, 2011 and is headquartered in Seattle, Washington, with offices in Spokane, Washington and internationally in Barcelona, Spain. The Company provides an online marketplace and other related tools, support, and services that pet parents and pet service providers can use to find, communicate with, and interact with each other.

On July 30, 2021 (the “Closing”), Nebula Caravel Acquisition Corp. (“Caravel”), consummated the previously announced merger pursuant to a Business Combination Agreement and Plan of Merger, dated February 10, 2021 (the “Business Combination Agreement”) with Fetch Merger Sub, Inc., a wholly owned subsidiary of Caravel (“Merger Sub”), and Rover. Pursuant to the terms of the Business Combination Agreement, Merger Sub merged with and into Rover, with Rover continuing as the surviving entity and as a wholly owned subsidiary of Caravel (together with the other transactions described in the Business Combination Agreement, the “Merger”). On the Closing, Caravel changed its name from Nebula Caravel Acquisition Corp. to “Rover Group, Inc.” (“New Rover”).

As a result of the Merger, New Rover raised gross proceeds of $268.3 million, including the contribution of $275.1 million of cash held in Caravel’s trust account from its initial public offering, net of the redemption of Caravel common stock held by Caravel’s public stockholders of $146.8 million, $50.0 million private investment in public equity (“PIPE”) at $10.00 per share of New Rover Class A Common Stock, and $80.0 million of additional gross proceeds from the backstop subscription agreement with True Wind Capital II, L.P. and True Wind Capital II-A, L.P. (together, the “TWC Funds”) (the “Sponsor Backstop Subscription Agreement”). Under the Sponsor Backstop Subscription Agreement, TWC Funds purchased an aggregate of 8,000,000 shares of New Rover Class A Common Stock at $10.00 per share. In addition, pursuant to an assignment and assumption agreement entered into between BBCM Master Fund Ltd. (“Broad Bay”), TWC Funds, and Caravel on July 26, 2021 (the “Assignment Agreement”), New Rover raised additional gross proceeds of $10.0 million from the sale of New Rover Class A Common Stock at $10.00 per share (see Note 15—Subsequent Events).

Impact of COVID-19

On March 11, 2020, the World Health Organization declared the novel strain of coronavirus that causes the disease COVID-19 a global pandemic and recommended containment and mitigation measures worldwide, including travel restrictions and business slowdowns or shutdowns in affected areas. As a result, there has been a significant decline in demand for pet services. As a result of these developments, the Company experienced an unfavorable impact on its revenue, results of operations and cash flows in 2020 and in periods to date in 2021.

The Company may face longer term impact from COVID-19 due to, among other factors, evolving federal, state and local restrictions and shelter-in-place orders, changes in consumer behavior and health concerns which may impact customer demand and availability of pet service providers.

The current events and economic conditions are significant in relation to the Company’s ability to fund its business operations. In response to the impact of COVID-19, the Company implemented a number of measures to minimize cash outlays, including reducing discretionary marketing and other expenses and implementing a restructuring plan in April 2020 whereby approximately 50% of employees were terminated or placed on standby. In connection with this restructuring, the Company incurred severance-related and legal costs, and modified the terms of stock options previously awarded to impacted employees.

Additionally, in March 2020, the Company borrowed $11.4 million and $15.0 million under the revolving loan and growth capital advance components, respectively, of the credit facility, and $30.0 million under the subordinated credit facility (see Note 7—Debt). In April 2020, the Company was approved for and received a $8.1 million loan from the Small Business Administration’s Paycheck Protection Program (see Note 7—Debt). In July 2021, the Company fully repaid the subordinated credit facility and the loan from the Small Business Administration’s Paycheck Protection Program (see Note 15—Subsequent Events).

Liquidity

The Company has incurred losses from operations since its inception and has an accumulated deficit of $269.7 million as of June 30, 2021. The Company has primarily funded its operations with proceeds from the issuance of redeemable convertible preferred stock and other equity transactions, debt borrowings, and with customer payments. Management expects operating losses to

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

continue in the foreseeable future as the Company continues to invest in expansion activities. Management believes that the Company’s current cash and cash equivalents will be sufficient to fund its operations for at least the next 12 months from the issuance of these condensed consolidated financial statements.

The Company’s assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves risks and uncertainties. The Company’s actual results could vary as a result of its near and long-term future capital requirements that will depend on many factors including its growth rate. The Company has based its estimates on assumptions that may prove to be wrong, and it could use its available capital resources sooner than its currently expects. The Company may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, the Company may not be able to raise it on acceptable terms or at all. If the Company is unable to raise additional capital when desired, or if it cannot expand its operations or otherwise capitalize on its business opportunities because it lacks sufficient capital, its business, operating results, and financial condition would be adversely affected.

2. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The condensed consolidated financial statements and accompanying notes include the accounts of the Company and its wholly owned subsidiaries, after elimination of all intercompany balances and transactions. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2020 and the related notes which provide a more complete discussion of the Company’s accounting policies and certain other information. The December 31, 2020 condensed consolidated balance sheet was derived from the Company’s audited financial statements. These unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial information. The condensed consolidated results of operations for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other future annual or interim period. These interim financial statements should be read in conjunction with the Company’s consolidated financial statements and related notes for the fiscal year ended December 31, 2020.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated balance sheet and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions, include, but are not limited to, the capitalization and estimated useful life of the Company’s internal-use software development costs and the assumptions used in the valuation of common and preferred stock. These estimates and assumptions are based on information available as of the date of the condensed consolidated financial statements; therefore, actual results could differ from management’s estimates. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.

Segment Information

The Company has one operating segment and one reportable segment. As the Company’s chief operating decision maker, the Chief Executive Officer reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. Substantially all long-lived assets are located in the United States and substantially all revenue is attributed to fees from pet parents and pet service providers based in the United States.

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

Foreign Currencies

Foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency, including U.S. dollars. Gains and losses on those foreign currency transactions are included in determining net loss for the period of exchange and are recorded in other expense, net in the condensed consolidated statements of operations. The net effect of foreign currency gains and losses was not material during the three and six months ended June 30, 2020 and 2021.

Certain Significant Risks and Uncertainties

The Company is subject to certain risks and challenges associated with other companies at a similar stage of development, including risks associated with: dependence on key personnel; marketing; adaptation to changing market dynamics and customer preferences; and competition including from larger companies that may have greater name recognition, longer operating histories, more and better established customer relationships and greater resources than the Company.

The Company’s ability to provide a reliable platform largely depends on the efficient and consistent operation of its computer information systems and those of its third-party service providers. Any significant interruptions could harm the Company’s business and reputation and result in a loss of business. Further, there has been evidence that the Company has been the subject of cyber-attacks, and it is possible that it will be subject to similar attacks in the future. These attacks may be primarily aimed at interrupting the Company’s business, exposing it to financial losses, or exploiting information security vulnerabilities. To management’s knowledge, no prior attacks or breaches have, individually, or in the aggregate, resulted in any material liability to the Company, any material damage to its reputation, or any material disruption to the Company’s business.

Other than policies noted below, there have been no significant changes to the significant accounting policies disclosed in Note 2 – Summary of Significant Accounting Policies of the audited consolidated financial statements as of and for the year ended December 31, 2020.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash, investments and accounts receivable. The Company maintains cash balances that may exceed the insured limits set by the Federal Deposit Insurance Corporation. The Company reduces credit risk by placing cash balances with major United States financial institutions that management assesses to be of high-credit quality.

For the three and six months ended June 30, 2020 and 2021, no individual pet service provider, pet parent, or affiliate represented 10% or more of the Company’s revenue. As of December 31, 2020 and June 30, 2021, accounts receivable was $3.0 million and $12.2 million, respectively, and was comprised primarily of amounts due from payment processors who collected payment from pet parents on behalf of the Company.

Internal-Use Software

The Company capitalized software development costs of $4.0 million and $3.0 million during the six months ended June 30, 2020 and 2021, respectively. Stock-based compensation costs included in capitalized internal-use software development costs were not material for three and six months ended June 30, 2020 and 2021. The Company recorded amortization expense for capitalized internal use software of $1.9 million and $3.8 million for the three and six months ended June 30, 2020, respectively, and $1.8 million and $3.5 million for the three and six months ended June 30, 2021, respectively, which is included in cost of revenue (exclusive of depreciation and amortization shown separately) in the condensed consolidated statements of operations.

Capitalized website development and internal-use software costs are included in property and equipment, net in the condensed consolidated balance sheets.

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

Leases (since January 1, 2021)

The Company determines if an arrangement is or contains a lease at contract inception by assessing whether the arrangement contains an identified asset and whether the lessee has the right to control such asset. Lessees are required to classify leases as either finance or operating leases and to record a right-of-use (“ROU”) asset and a lease liability for all leases with a term greater than 12 months regardless of the lease classification. The lease classification will determine whether the lease expense is recognized based on an effective interest rate method or on a straight-line basis over the term of the lease. The Company determines the initial classification and measurement of its ROU assets and lease liabilities at the lease commencement date and thereafter if modified. The Company does not have material finance leases.

For leases with a term greater than 12 months, the Company records the related ROU asset and lease liability at the present value of lease payments over the term. The term of the Company’s leases equals the non-cancellable period of the lease, including any rent-free periods provided by the lessor, and also includes options to extend or terminate the lease that the Company is reasonably certain to exercise. The ROU asset equals the carrying amount of the related lease liability, adjusted for any lease payments made prior to lease commencement and lease incentives provided by the lessor. Variable lease payments are expensed as incurred and do not factor into the measurement of the applicable ROU asset or lease liability.

The Company has elected, for all classes of underlying assets, not to recognize ROU assets and lease liabilities for leases with a term of 12 months or less. Lease cost for short-term leases is recognized on a straight-line basis over the lease term. The Company has also elected to not separate lease and non-lease components for office equipment leases and, as a result, accounts for lease and non-lease components as one component.

The Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company estimates its incremental borrowing rate to discount the lease payments based on information available at lease commencement. The Company determines its incremental borrowing rate based on the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment.

Lease payments may be fixed or variable; however, only fixed payments are included in the Company’s lease liability calculation. Lease costs for the Company’s operating leases are recognized on a straight-line basis within operating expenses over the lease term. The Company’s lease agreements may contain non-lease components such as common area maintenance, operating expenses or other costs, which are expensed as incurred.

Marketing

Advertising expenses were $0.6 million and $6.4 million during the three and six months ended June 30, 2020, respectively, and $2.9 million and $4.1 million during the three and six months ended June 30, 2021, respectively.

Restructuring Charges

Costs and liabilities associated with restructuring are recorded in the period management commits to a restructuring or cost reduction plan, or executes specific actions contemplated by the plan and all criteria for liability recognition have been met. One-time employee termination costs are recognized at the time of communication to employees, unless future service is required, in which case the costs are recognized ratably over the future service period. Ongoing employee termination benefits are recognized as a liability when it is probable that a liability exists and the amount is reasonably estimable. Restructuring charges are recognized as an operating expense within the consolidated statements of operations and related liabilities are recorded within accrued compensation and related expenses on the consolidated balance sheets. The Company periodically evaluates and, if necessary, adjusts its estimates based on currently available information.

Deferred Transaction Costs

Deferred transaction costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Merger. The Company classified $4.8 million of deferred transaction costs related to the Merger not closed as of June 30, 2021 within other noncurrent assets in the condensed consolidated balance sheets. There were no such costs as of December 31, 2020.

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

Recently Adopted Accounting Pronouncements

The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as private companies, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as private companies, as indicated below.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), as amended, with guidance regarding the accounting for and disclosure of leases. The standard requires lessees to recognize a ROU asset and lease liability on its consolidated balance sheet for all leases with a term longer than twelve months. This update also requires lessees and lessors to disclose key information about their leasing transactions. The guidance is effective for the Company for the year beginning after December 15, 2021. Early adoption is permitted. The Company early adopted this standard on January 1, 2021 using the transition method that provides for a cumulative-effect adjustment to retained earnings upon adoption. There was no impact on the Company’s accumulated deficit as of January 1, 2021 as a result of the adoption of this standard. The condensed consolidated financial statements for the three and six months ended June 30, 2021 are presented under the new standard, while the comparative periods presented are not adjusted and continue to be reported in accordance with the Company’s historical accounting policy. The adoption of the new lease standard resulted in the recognition of operating lease ROU assets of $22.8 million and operating lease liabilities of $29.6 million as of January 1, 2021. In connection with the adoption of this standard, deferred rent, net of current portion of $2.2 million and lease incentives of $4.6 million, which were previously recorded in accrued expenses and other current liabilities and other noncurrent liabilities on the consolidated balance sheet as of December 31, 2020, were derecognized.

The new standard also provided practical expedients for an entity’s ongoing accounting as well as transition. The Company has elected the: (i) short-term lease recognition exemption for all leases that qualify, whereby the Company will not recognize ROU assets or lease liabilities for existing short-term leases of those assets in transition; (ii) practical expedient to not separate lease and non-lease components for office equipment leases; and (iii) transition package of three expedients, which eliminates the requirements to reassess prior conclusions about lease identification, lease classification, and initial direct costs.

In August 2018, the FASB issued ASU 2018-15, Intangible – Goodwill and Other-Internal-Use Software, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The guidance is effective for the Company for the year beginning after December 15, 2020. The Company adopted this standard on January 1, 2021 using the prospective transition method. The adoption of the new standard did not have a material impact on the Company’s condensed consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes. This ASU simplifies accounting for income taxes by removing the exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or gain for other items, the exception to the requirement to recognize a deferred tax liability for equity method investments when a foreign subsidiary becomes an equity method investment, the exception to the ability not to recognize a deferred tax liability for a foreign subsidiary when a foreign equity method investment becomes a subsidiary, and the exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. This ASU also includes other requirements related to franchise tax, goodwill as part of a business combination, consolidations, changes in tax laws, and affordable housing projects. The guidance is effective for the Company for the year beginning after December 15, 2021. Early adoption is permitted. The Company early adopted this standard on January 1, 2021. The adoption of the new standard did not have a material impact on the Company’s condensed consolidated financial statements.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities from an incurred loss methodology to an expected loss methodology. For assets held at amortized cost basis, the guidance eliminates the probable initial recognition threshold and instead requires an entity to

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses are recorded through an allowance for credit losses, rather than a write-down, limited to the amount by which fair value is below amortized cost. Additional disclosures about significant estimates and credit quality are also required. The guidance is effective for the Company for the year beginning after December 15, 2022. The Company is currently assessing the potential impact of adopting ASU 2016-13 on its condensed consolidated financial statements and does not expect the adoption to have a material impact on its condensed consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) - Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. This guidance addresses accounting for the transition into and out of the equity method and provides clarification of the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities. The guidance is effective for the Company for the year beginning after December 15, 2021. The Company is currently assessing the potential impact of adopting ASU 2020-01 on its condensed consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. The guidance is effective for the Company for the year beginning after December 15, 2023. The Company is currently assessing the potential impact of adopting ASU 2020-06 on its condensed consolidated financial statements.

In May 2021, the FASB issued ASU No. 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. The ASU addresses the previous lack of specific guidance in the accounting standards codification related to modifications or exchanges of freestanding equity-classified written call options (such as warrants) by specifying the accounting for various modification scenarios. The guidance is effective for interim and annual periods beginning after December 15, 2021, with early adoption permitted. The Company will apply the amendments of this ASU prospectively to any modifications or exchanges of freestanding equity-classified warrants occurring on or after the effective date. The Company is currently assessing the potential impact of adopting ASU 2021-04 on its condensed consolidated financial statements.

3. Revenue Recognition

Contract Balances

The Company’s contract liabilities consist of deferred revenue. The changes in the Company’s contract liabilities were as follows (in thousands):

Balance at December 31, 2020	$751
Bookings and other	43,480
Revenue recognized	(36,064)
Balance at June 30, 2021	$8,167

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

4. Fair Value

The following table presents the placement in the fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market fund	$37,854	$—	$—	$37,854
Total	$37,854	$—	$—	$37,854
	June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market fund	$37,857	$—	$—	$37,857
Total	$37,857	$—	$—	$37,857

5. Balance Sheet Components

Property and Equipment, net

The following table presents the detail of property and equipment, net as follows (in thousands):

	December 31, 2020	June 30, 2021
Computers	$1,346	$1,498
Furniture and fixtures	3,906	3,914
Leasehold improvements	13,660	13,663
Internal-use software	20,850	21,775
Total property and equipment	39,762	40,850
Less: Accumulated depreciation and amortization	(14,839)	(17,936)
Total property and equipment, net	$24,923	$22,914

Depreciation and amortization of property and equipment was $0.9 million and $1.8 million for the three and six months ended June 30, 2020, respectively, and $0.9 million and $1.9 million for the three and six months ended June 30, 2021, respectively. Depreciation and amortization of property and equipment was recorded to depreciation and amortization in the condensed consolidated statements of operations. Internal-use software amortization was $1.9 million and $3.8 million for the three and six months ended June 30, 2020, respectively, and $1.8 million and $3.5 million for the three and six months ended June 30, 2021, respectively. Internal-use software amortization was recorded to cost of revenue (exclusive of depreciation and amortization shown separately) in the condensed consolidated statements of operations.

In April 2020, the Company accelerated the amortization of $2.6 million in internal-use software related to the Rover Now service which was discontinued and is recorded in cost of revenue (exclusive of depreciation and amortization shown separately) in the condensed consolidated statements of operations.

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

Accrued Expenses and Other Current Liabilities

The following table presents the detail of accrued expenses and other current liabilities as follows (in thousands):

	December 31 2020	June 30, 2021
Accrued capitalizable transaction expenses	$—	$3,430
Income and other tax liabilities	185	661
Accrued professional services	872	485
Accrued legal expenses and open claims	382	481
Accrued interest	259	294
Accrued merchant fees	172	4
Lease incentive, current	491	—
Other current liabilities	386	190
Total accrued expenses and other current liabilities	$2,747	$5,545

6. Goodwill and Intangible Assets

Goodwill

The Company tests goodwill for impairment on an annual basis or sooner, if deemed necessary. No impairment of goodwill was recognized during any of the periods presented.

Intangible Assets

The gross book value and accumulated amortization of intangible assets were as follows (in thousands):

	December 31, 2020
	Gross Book	Accumulated	Net Book
	Value	Amortization	Value
Pet parent relationships	$16,290	$(9,117)	$7,173
Pet service provider relationships	2,000	(1,444)	556
Tradenames	950	(712)	238
Total	$19,240	$(11,273)	$7,967

	June 30, 2021
	Gross Book	Accumulated	Net Book
	Value	Amortization	Value
Pet parent relationships	$16,290	$(10,493)	$5,797
Pet service provider relationships	2,000	(1,778)	222
Tradenames	950	(807)	143
Total	$19,240	$(13,078)	$6,162

The weighted average amortization period remaining as of June 30, 2021 for each class of intangible assets were as follows (in years):

Pet parent relationships	4.2
Pet service provider relationships	0.3
Tradenames	0.8

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

Amortization expense related to acquired intangible assets for the three and six months ended June 30, 2020 was $1.2 million and $3.0 million, respectively, and $0.9 million and $1.8 million for the three and six months ended June 31, 2021, respectively. The Company did not recognize any intangible asset impairment losses for any of the periods presented.

Based on amounts recorded at June 30, 2021 the Company estimates intangible asset amortization expense in each of the years ending December 31 as follows (in thousands):

Remainder of 2021	$1,694
2022	1,347
2023	814
2024	814
2025	814
Thereafter	679
Total	$6,162

7. Debt

In March 2020, the Company borrowed $11.4 million and $15.0 million under the variable rate revolving line of credit and variable rate growth capital advance components, respectively, of the credit facility, and $30.0 million under the subordinated credit facility.

In April 2020, the Company was approved for and received a $8.1 million loan from the Small Business Administration’s Paycheck Protection Program.

In August 2020, the Company repaid the outstanding balance of the revolving line of credit and the growth capital advance.

Revolving Line of Credit

The Company renegotiated the credit facility during August 2020 to extend the maturity of the revolving line of credit to May 2022. Subject to the terms and conditions of the credit facility, the lender agreed to make revolving loans to the Company in an amount not to exceed $15.0 million during the term of the agreement. Interest accrues at the greater of (1) 4.50% and (2) the Prime Rate plus a margin of 0.50% per year (4.50% at June 30, 2021), unless certain milestones are achieved then interest accrues at the greater of (1) 4.00% and (2) the Prime Rate. Interest is payable monthly. The Company is required to pay an unused credit facility fee to the lender each quarter in an amount equal to 0.30% per year times the average unused portion of the revolving line. The Company borrowed and repaid $11.4 million on the revolving loan during the year ended December 31, 2020 and issued a $3.5 million letter of credit for the security deposit on its Seattle headquarters office space, which reduced the amount available under the revolving line of credit. The Company had $11.4 million available to borrow under the revolving line of credit at June 30, 2021.

Growth Capital Advance

The Company renegotiated the credit facility during August 2020 to amend the growth capital advance component, including extending the maturity to June 2024. Subject to the terms and conditions of the credit facility, the lender agreed to make advances to the Company in three tranches not to exceed $5.0 million under each tranche, up to the total amount of $15.0 million during the draw period, which was available until June 30, 2021. During 2020, the Company had drawn on the $15.0 million growth capital advance and repaid the outstanding balance. At June 30, 2021, no amounts were outstanding, and the Company can no longer borrow under the growth capital advance component of the credit facility.

Subordinated Credit Facility

The subordinated credit facility is a term loan advance. Subject to the terms and conditions of the subordinated credit facility, the lender agreed to make advances to the Company to the amount of $30.0 million during the draw period, which was available until June 30, 2020. After principal repayments, no term loan advance may be reborrowed. The term loan advance is interest only on a monthly basis. Outstanding principal and accrued interest are due at the maturity date. Interest accrues at the Prime Rate plus a margin of 4.25% per year (7.50% at June 30, 2021). In connection with securing the term loan advance, the Company incurred $269,000 in costs related to originating the debt which were initially capitalized as debt issuance costs. Once the term loan advance of $30.0 million was drawn down in March 2020, the costs were recorded as a debt discount and amortized

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

to interest expense over the term of the term loan advance. At June 30, 2021, the Company has drawn the full $30.0 million term loan advance, which matures in August 2022, and no longer has the ability to make any future draws.

The Company has collateralized the credit facility and the subordinated credit facility with substantially all of its tangible and intangible assets. The credit facility includes several affirmative and negative covenants, as well as financial covenants. Financial covenants include minimum liquidity and minimum net revenue amounts and are applicable if the Company’s overall liquidity, as renegotiated in March 2021, is less than or equal to $65.0 million at the end of a reporting period. If the Company defaulted under the terms of the credit facility, it would not be permitted to draw additional funds on the revolving line of credit and the lenders could accelerate the Company’s obligation to pay all outstanding amounts. The Company is in compliance with all of its financial covenants as of June 30, 2021.

In conjunction with the credit facility and the subordinated credit facility, the Company issued warrants to the lenders to purchase the Company’s common stock.

Small Business Administration’s Paycheck Protection Program

In April 2020, the Company entered into the Paycheck Protection Program (“PPP”) Promissory Note and Agreement with a lender (the “PPP Loan”), pursuant to which it incurred $8.1 million aggregate principal amount of term borrowings. The PPP Loan was made under, and was subject to the terms and conditions of, the PPP which was established under the Coronavirus Aid, Relief, and Economic Security Act and is administered by the U.S. Small Business Administration. The term of the PPP Loan is two years with a maturity date of April 2022 and accrues interest at a rate of 1.00% per year. Interest is payable monthly. Payments of principal and interest on the PPP Loan are deferred until August 2021. The PPP Loan is eligible for forgiveness if the proceeds are used for qualified purposes within a specified period, however Rover expects to repay principal and accrued interest on the PPP Loan. At June 30, 2021, $8.1 million aggregate principal amount of borrowings was outstanding under the PPP Loan.

As of June 30, 2021, future minimum payments of principal on the Company’s outstanding debt borrowings were as follows for the years ending December 31 (in thousands):

Year Ending December 31	Amounts
Remainder of 2021	$4,505
2022	33,619
2023	—
2024	—
2025	—
Total principal amount	38,124
Unamortized discount	(409)
Carrying value of debt	$37,715

In July 2021, the Company fully repaid the subordinated credit facility and the Paycheck Protection Program loan in connection with the Merger close (see Note 15—Subsequent Events).

8. Commitments and Contingencies

Leases

The Company leases certain office space in Seattle and Spokane, Washington with the lease terms ranging from 84 to 137 months. The Company also leases office space in Barcelona, Spain with a lease term less than 12 months. These leases require monthly lease payments that may be subject to annual increases throughout the lease term. Certain of these leases also include renewal options at the election of the Company to renew or extend the lease for an additional 1 to 7 years. These renewal options have not been considered in the determination of the ROU assets and lease liabilities associated with these leases as the Company has determined it is not reasonably certain it will exercise such options.

In September 2018, the Company entered into a non-cancellable sublease agreement for a portion of one of its leased facilities that commenced on November 1, 2018. In February 2020, the Company amended the sublease to extend the term for an additional two years. Under the terms of the amended sublease agreement, the Company will receive an additional $1.4 million in base lease payments plus reimbursement of certain operating expenses over the term of the sublease, which ends in October

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

2022.

In April 2021, the Company entered into a non-cancellable sublease agreement for a portion of one of its leased facilities that commences on September 1, 2021. Under the terms of the sublease agreement, the Company will receive $1.7 million in base lease payments plus reimbursement of certain operating expenses over the term of the sublease, which ends in August 2024. The subtenant has the option to renew the sublease for one additional year.

The components of lease cost were as follows (in thousands):

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Operating lease cost	$983	$1,965
Short-term lease cost	59	118
Sublease income	(174)	(344)
Total lease cost	$868	$1,739

Other information related to leases was as follows (in thousands):

Six Months Ended June 30, 2021
Cash paid for operating lease liabilities	$2,072

Lease term and discount rate were as follows:

As of
June 30, 2021
Weighted-average discount rate	7.23%
Weighted-average remaining lease term (years)	8.27

Maturities of lease liabilities were as follows as of June 30, 2021 (in thousands):

Year Ending December 31	Amounts
Remainder of 2021	$2,115
2022	4,313
2023	4,433
2024	4,563
2025	4,693
Thereafter	18,209
Total lease payments	38,326
Less: imputed interest	(9,830)
Present value of lease liabilities	28,496
Less: current portion of lease liabilities	(2,303)
Total lease liabilities, noncurrent	$26,193

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

Under ASC Topic 840, Leases (“ASC 840”), contractual commitments related to operating leases were as follows as of December 31, 2020 (in thousands):

Year Ending December 31	Amounts
2021	$4,356
2022	4,303
2023	4,433
2024	4,563
2025	4,693
Thereafter	18,209
Total	$40,557

Net rent expense was $0.9 million and $1.8 million for the three and six months ended June 30, 2020, respectively. Net rent expense includes sublease income of $0.2 million and $0.4 million for the three and six months ended June 30, 2020, respectively.

Guarantees and Indemnification

In the ordinary course of business to facilitate sales of its services, the Company has entered into agreements with, among others, suppliers, and partners that include guarantees or indemnity provisions. The Company also enters into indemnification agreements with its officers and directors, and the Company’s certificate of incorporation and bylaws include similar indemnification obligations to its officers and directors. To date, there have been no claims under any indemnification provisions, therefore there is no accrual of such amounts for any of the periods presented. The Company is unable to determine the maximum potential impact of these indemnifications on the condensed consolidated financial statements and maintains director and officer insurance coverage that would generally enable it to recover a portion of any future amounts paid.

Litigation and Other

From time to time, the Company may be a party to litigation and subject to claims incurred in the ordinary course of business, including personal injury and indemnification claims, intellectual property claims, labor and employment claims, threatened claims, breach of contract claims, and other matters. The Company accrues a liability when management believes information available prior to the issuance of the condensed consolidated financial statements indicates it is probable a loss has been incurred as of the date of the condensed consolidated financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although the results of litigation and claims are inherently unpredictable, management concluded that there was not a reasonable possibility that it had incurred a material loss during the periods presented related to such loss contingencies. Therefore, the Company has not recorded a reserve for any contingencies.

Given the inherent uncertainties of litigation, the ultimate outcome of the ongoing matters cannot be predicted with certainty. While litigation is inherently unpredictable, the Company believes it has valid defenses with respect to the legal matters pending against it. Nevertheless, the condensed consolidated financial statements could be materially adversely affected in a particular period by the resolution of one or more of these contingencies. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances change, or contingencies are resolved; and such changes are recorded in the accompanying condensed consolidated statements of operations during the period of the change and reflected in accrued and other current liabilities on the accompanying condensed consolidated balance sheets.

In addition, the Company may also find itself at greater risk to outside party claims or regulatory actions as it increases and continues its operations in jurisdictions where the laws with respect to the potential liability of online marketplaces or the employment classification of service providers who use online marketplaces are uncertain, unfavorable or unclear.

Additionally, from time to time, the Company may become subject to audit by taxing authorities or subject to other forms of inspection or audit. Due to the uncertainties inherent in the final outcome of such matters, the Company can give no assurance that it will prevail in such matters which could have an adverse effect on the Company’s business. As of December 31, 2020 and June 30, 2021, the Company was not aware of any currently pending legal matters or claims, individually or in the aggregate, that are expected to have a material adverse impact on its condensed consolidated financial statements.

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

9. Redeemable Convertible Preferred Stock

The Company had outstanding redeemable convertible preferred stock as of December 31, 2020 and June 30, 2021 as follows (in thousands, except per share amounts):

			Issuance
		Shares	Price	Net
	Shares	Issued and	Per	Carrying	Liquidation
	Authorized	Outstanding	Share	Value	Preference
Series A	8,710	8,710	$0.4647	$3,325	$4,048
Series B	14,104	14,104	0.6775	9,397	9,556
Series C	12,431	12,431	1.1665	14,596	14,500
Series D	7,677	7,677	2.0841	14,036	16,000
Series D-1	3,359	3,359	2.0841	6,981	7,000
Series E	11,021	11,021	3.6294	39,906	40,000
Series F	11,772	11,772	5.5215	64,833	65,000
Series G	18,537	18,423	$7.5285	137,353	138,698
Total	87,611	87,497		$290,427	$294,802

The preferred stock agreements contain provisions that, in the event of a change in the control of the Company, give the holders of the series of redeemable convertible preferred stock the right to receive a cash distribution equal to the liquidation preference on the redeemable convertible preferred stock. Due to these redemption characteristics, which are not solely within the Company’s control, the redeemable convertible preferred stock has been presented within the mezzanine section on the condensed consolidated balance sheets. The Company does not adjust the carrying values of the redeemable convertible preferred stock to its deemed liquidation values since a liquidation event was not probable at any of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if and when it becomes probable that such a liquidation event will occur.

10. Common Stock

Common Stock

As of June 30, 2021, the Company was authorized to issue 144.3 million shares of common stock with a $0.00001 per share par value. Each holder of a share of common stock is entitled to one vote for each share held at all meetings of stockholders and is entitled to receive dividends whenever funds are legally available and when declared by the board of directors subject to the preferential rights of holders of all classes of stock outstanding. The total common stock outstanding as of December 31, 2020 and June 30, 2021 was 29.3 million and 30.4 million shares, respectively.

The Company had reserved shares of common stock for issuance, on an as-converted basis, as follows (in thousands):

	December 31,	June 30,
	2020	2021
Conversion of redeemable convertible preferred stock	87,497	87,497
Common stock warrants outstanding	1,077	607
Stock options issued and outstanding	20,574	19,484
Shares available for future option grants	4,330	4,589
Total	113,478	112,177

Common Stock Warrants

During the six months ended June 30, 2021, a warrant to purchase 470,000 shares of the Company’s common stock was net exercised, resulting in the issuance of 318,190 shares of common stock.

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

11. Stock-Based Compensation

Stock Options

A summary of stock option activity is as follows (in thousands, except per share amounts and years):

				Weighted-
			Weighted-	Average
	Options	Number of	Average	Remaining	Aggregate
	Available	Options	Exercise Price	Contractual	Intrinsic
	for Grant	Outstanding	Per Share	Term (Years)	Value
Balances as of December 31, 2020	4,330	20,574	$1.74	6.4	$83,570
Options exercised	—	(831)	1.79
Options cancelled and forfeited	259	(259)	2.35
Balances as of June 30, 2021	4,589	19,484	$1.73	5.9	$160,996
Options vested and exercisable – June 30, 2021		14,893	$1.50	5.1	$126,601

The weighted-average grant-date fair value of options granted during the three and six months ended June 30, 2020 was $1.18 and $1.13, respectively. There were no options granted during the six months ended June 30, 2021.

The aggregate intrinsic value of stock options exercised during the three and six months ended June 30, 2020 was $0.1 million and $0.4 million, respectively, and was $3.1 million and $6.4 million during the three and six months ended June 30, 2021, respectively.

The fair value of options vested during the three and six months ended June 30, 2020 was $1.4 million and $2.6 million, respectively, and was $0.9 million and $2.0 million during the three and six months ended June 30, 2021, respectively.

Stock-Based Compensation

The following table summarizes stock-based compensation expense recorded in each component of operating expenses in the Company’s condensed consolidated statements of operations for the presented periods (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Operations and support	$41	$48	$161	$101
Marketing	51	99	225	167
Product development	273	399	949	694
General and administrative	529	601	1,144	1,186
Total stock-based compensation expense	$894	$1,147	$2,479	$2,148

No income tax benefit related to stock-based compensation was recorded during the three and six months ended June 30, 2020 and 2021 as the Company maintained a full valuation allowance against its net deferred tax assets within the United States.

As of June 30, 2021, total unrecognized compensation cost related to unvested stock options was $6.4 million, which was expected to be recognized over a weighted average remaining service period of 2.0 years.

Stock Option Modification

During the year ended December 31, 2020, the Company experienced significant disruption to its business as a result of the rapid development of COVID-19 and the corresponding reduction in the demand for its marketplace services. In response to the impact of COVID-19, the Company implemented a restructuring plan in April 2020 whereby approximately 50% of employees were terminated or placed on standby. In connection with this restructuring, the Company amended the terms of stock options previously awarded to impacted employees. For employees who were terminated as part of the restructuring, the Company

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

allowed pro-rata vesting of pre-cliff awards up to the termination date that would have otherwise been forfeited upon termination and extended the exercise period of vested stock options from 90 days to three years from the termination date. For employees who remained employed after the restructuring, the stock options were modified based on the fair value of the Company’s common stock as determined by the board of directors.

In April 2020, the Company modified 2,584,000 options held by terminated employees. The Company reversed the previously recognized expense for pre-cliff awards, recorded the incremental expense based on the modification-date fair value of awards that became vested under the pro-rata acceleration, and recorded any excess between the fair value of the vested awards immediately prior to and after the modification. The Company immediately recognized net incremental expense of $0.3 million related to these options.

In July 2020, the Company modified 5,700,000 options held by then-current employees. The Company repriced options held by current employees with an exercise price greater than $2.39 per share. As part of the repricing, the original options were canceled and new options were granted with an exercise of $2.39 per share and a remaining contractual term of ten years. The new options were subject to the same service-based vesting schedule as the original options. The repricing was recorded as a stock option modification whereby the incremental fair value of each option was determined at the date of the modification and $0.4 million was immediately recognized related to vested options. During the three and six months ended June 30, 2021, the Company recognized total stock-based compensation expense of $0.1 million and $0.2 million related to these repriced options, respectively. As of June 30, 2021, there was remaining incremental fair value of $0.4 million which will be recognized over the remaining requisite service period.

12. Income Taxes

The Company’s tax provision for interim periods is determined using an estimated annual effective tax rate, adjusted for discrete items in the related period. The effective tax rate for the three months ended June 30, 2020 and 2021 was 0.2% and 10.5%, respectively, and 0.1% and 2.3% for the six months ended June 30, 2020 and 2021, respectively. The increase in effective tax rate is primarily due to a discrete item in the second quarter 2021 related to the enacted tax law change which increased the general United Kingdom tax rate from 19.0% to 25.0%, effective April 1, 2023 and the effect of U.S. losses being excluded from the Company’s estimated annual effective tax rate due to recording a full valuation allowance on the U.S. deferred tax assets.

During the three and six months ended June 30, 2021, the amount of gross unrecognized tax benefits increased by $3,000 and $7,000, respectively, of which all, if recognized, would not affect the effective tax rate as these unrecognized tax benefits would increase deferred tax assets that would be subject to a full valuation allowance.

13. Net Loss Per Share Attributable to Common Stockholders

The following potentially dilutive shares were not included in the calculation of diluted shares outstanding for the periods presented as the effect would have been anti-dilutive (in thousands):

	June 30,
	2020	2021
Redeemable convertible preferred stock	87,497	87,497
Outstanding stock options	21,917	19,484
Outstanding common stock warrants	1,077	607
Total	110,491	107,588

14. Restructuring

In response to the impact of COVID-19, the Company implemented a restructuring plan in April 2020 whereby approximately 50% of employees were terminated or placed on standby. In connection with this restructuring, the Company incurred total severance-related and legal costs of $3.8 million, as well as modified the terms of stock options previously awarded to impacted employees (see Note 11—Stock-Based Compensation). As of December 31, 2020, there was no remaining liability for restructuring-related costs.

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

The following table summarizes restructuring charges recorded in each component of costs and expenses in the Company’s condensed consolidated statements of operations (in thousands):

	Three Months Ended	Six Months Ended
	June 30, 2020	June 30, 2020
Operations and support	$197	$621
Marketing	170	508
Product development	534	1,603
General and administrative	258	507
Total restructuring charges	$1,159	$3,239

15. Subsequent Events

The Company has evaluated subsequent events through August 13, 2021, the date the financial statements were available to be issued and has determined that the following subsequent events require disclosure in the condensed consolidated financial statements.

On July 30, 2021, the Company completed the Merger and raised net proceeds $233.1 million, net of estimated transaction costs of $35.2 million. Immediately before the Merger, all of the Company’s outstanding warrants were net exercised for shares of common stock. Upon the consummation of the Merger, all holders of common stock and stock options received (or have the right to receive) shares of New Rover Class A Common Stock at a deemed value of $10.379 per share after giving effect to the applicable exchange ratio based on the following transactions contemplated by the Business Combination Agreement:

•

the conversion of all outstanding shares of Rover redeemable convertible preferred stock into shares of Rover common stock at the then-effective conversion rate as calculated pursuant to the Company’s certificate of incorporation;

•

the cancellation of each issued and outstanding share of Rover common stock (including shares of common stock resulting from the conversion of Rover redeemable convertible preferred stock) and the conversion into a number of shares of New Rover Class A Common Stock equal to the exchange ratio of 1.0379; and

•

the conversion of all outstanding vested and unvested stock options into options exercisable for shares of New Rover Class A Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the exchange ratio of 1.2006.

Other events that took place in connection with the Merger are summarized below:

•	Issuance and sale of 5,000,000 shares of New Rover Class A Common Stock at a purchase price of $10.00 per share pursuant to the PIPE Investment for proceeds of $50.0 million.
•

Issuance and sale of 8,000,000 shares of New Rover Class A Common Stock at a purchase price of $10.00 per share pursuant to the Sponsor Backstop Subscription Agreement for proceeds of $80.0 million and the issuance and sale of 1,000,000 shares of New RoverClass A Common Stock at a purchase price of $10.00 per share pursuant the Assignment Agreement for proceeds of $10.0 million.

•

Immediately before the Merger, Rover’s chief executive officer (the “CEO”) net exercised 1.8 million outstanding options. 0.7 million shares were withheld to cover the tax withholding and remittance obligations of the Company of $6.8 million. The net exercise of outstanding options by the CEO was contingent on the Merger closing.

•

Repayment of $8.1 million and $30.0 million in principal plus accrued interest to settle amounts outstanding under Rover’s PPP Loan and Subordinated Credit Facility, respectively, following the Merger closing.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Nebula Caravel Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Nebula Caravel Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from September 18, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 18, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 6, 2021

NEBULA CARAVEL ACQUISITION CORP.

BALANCE SHEET

As Restated – See Note 2

December 31, 2020

Assets:
Current assets:
Cash	$1,005,345
Prepaid expenses	766,876
Total current assets	1,772,221
Investments held in Trust Account	275,000,000
Total Assets	$276,772,221
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$32,531
Accrued expenses	75,000
Due to related party	6,610
Franchise tax payable	56,488
Total current liabilities	170,629
Deferred underwriting commissions in connection with the initial public offering	9,625,000
Derivative warrant liabilities	16,905,000
Total liabilities	26,700,629
Commitments and Contingencies
Class A Common Stock; 24,507,159 shares subject to possible redemption at $10.00 per share	245,071,590
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A Common Stock, $0.0001 par value; 200,000,000 shares authorized; 2,992,841 shares issued and outstanding (excluding 24,507,159 shares subject to possible redemption)	299
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,875,000 shares issued and outstanding	688
Additional paid-in capital	6,711,187
Accumulated deficit	(1,712,172)
Total stockholders’ equity	5,000,002
Total Liabilities and Stockholders’ Equity	$276,772,221

The accompanying notes are an integral part of these financial statements.

NEBULA CARAVEL ACQUISITION CORP.

STATEMENT OF OPERATIONS

As Restated – See Note 2

For the Period From September 18, 2020 (Inception) Through December 31, 2020

General and administrative expenses	$58,160
Franchise tax expense	56,488
Total operating expenses	(114,648)
Other income (expense)
Financing cost – derivative warrant liabilities	(475,854)
Change in fair value of derivative warrant liabilities	(1,121,670)
Net loss	$(1,712,172)
Basic and diluted weighted average shares outstanding of Class A Common Stock	27,500,000
Basic and diluted net income per share, Class A	$(0.00)
Basic and diluted weighted average shares outstanding of Class B common stock	6,375,000
Basic and diluted net loss per share, Class B	$(0.27)

The accompanying notes are an integral part of these financial statements.

NEBULA CARAVEL ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

As Restated – See Note 2

For the Period From September 18, 2020 (Inception) Through December 31, 2020

	Common Stock				Additional		Total
	Class A		Class B		Paid-In	Accumulated	Stockholder ’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance - September 18, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Sale of units in initial public offering, less fair value of public warrants	27,500,000	2,750	—	—	266,912,250	—	266,915,000
Offering costs	—	—	—	—	(15,207,906)	—	(15,207,906)
Excess of cash received over fair value of private placement warrants	—	—	—	—	51,670	—	51,670
Forfeiture of Class Bcommon stock	—	—	(312,500)	(31)	31	—	—
Common stock subject to possible redemption	(24,507,159)	(2,451)	—	—	(245,069,139)	—	(245,071,590)
Net loss	—	—	—	—	—	(1,712,172)	(1,712,172)
Balance – December 31, 2020	2,992,841	$299	6,875,000	$688	$6,711,187	$(1,712,172)	$5,000,002

The accompanying notes are an integral part of these financial statements.

NEBULA CARAVEL ACQUISITION CORP.

STATEMENT OF CASH FLOWS

As Restated – See Note 2

For the Period From September 18, 2020 (Inception) Through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(1,712,172)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party under note payable	3,356
Financing cost – derivative warrant liabilities	475,854
Change in fair value of derivative warrant liabilities	1,121,670
Changes in operating assets and liabilities:
Prepaid expenses	(766,876)
Accounts payable	32,531
Due to related party	6,610
Franchise tax payable	56,488
Net cash used in operating activities	(782,539)
Cash Flows from Investing Activities
Cash deposited in Trust Account	(275,000,000)
Net cash used in investing activities	(275,000,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from note payable to related party	172,304
Repayment of note payable to related party	(175,660)
Proceeds received from initial public offering, gross	275,000,000
Proceeds received from private placement	7,750,000
Offering costs paid	(5,983,760)
Net cash provided by financing activities	276,787,884
Net increase in cash	1,005,345
Cash - beginning of the period	—
Cash - end of the period	$1,005,345
Supplemental disclosure of noncash financing activities:
Forfeiture of Class B common stock	$31
Offering costs included in accrued expenses	$75,000
Deferred underwriting commissions in connection with the initial public offering	$9,625,000
Initial value of Class A Common Stock subject to possible redemption	$246,255,050
Change in initial value of Class A Common Stock subject to possible redemption	$(1,183,460)
Derivative liabilities in connection with initial public offering and private placement	$15,783,330

The accompanying notes are an integral part of these financial statements.

Note 1—Description of Organization, Business Operations and Basis of Presentation

Nebula Caravel Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on September 18, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 18, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and the search for a target for its initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering and placed in Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Nebula Caravel Holdings LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 8, 2020. On December 11, 2020, the Company consummated its Initial Public Offering of 27,500,000 units (the “Units” and, with respect to the Class A Common Stock included in the Units being offered, the “Public Shares”), including 2,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $275.0 million, and incurring offering costs of approximately $15.7 million, inclusive of approximately $9.6 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,166,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.8 million (Note 5).

Upon the closing of the Initial Public Offering and the Private Placement, $275.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) located in the United States with American Stock Transfer & Trust Company acting as trustee, and are invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Stockholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholders meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares have been recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that the Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and any other holders of the Founder Shares immediately prior to the Initial Public Offering (the “Initial Stockholders”) agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or December 11, 2022 (or 27 months from the closing of the Initial Public Offering, or March 11, 2023, if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of the Initial Public Offering) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest (net of amounts withdrawn to fund the Company’s working capital requirements, subject to an annual limit of $500,000, and/or to pay for the Company’s taxes (“permitted withdrawals”) and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements for the period from September 18, 2020 (inception) through December 31, 2020 (the “Affected Period”), are restated in the Annual Report on Form 10-K/A (Amendment No. 1) (the “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Proposed Business Combination

As more fully described in Note 11, the Company entered into a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”) by and among the Company, Fetch Merger Sub, Inc., a Delaware corporation and newly formed direct wholly owned subsidiary of the Company (“Merger Sub”), and A Place for Rover, Inc., a Delaware corporation (“Rover”), providing for, among other things, and subject to the terms and conditions therein, a business combination between the Company and Rover pursuant to which, among other things, (i) Merger Sub will merge with and into Rover, the separate corporate existence of Merger Sub will cease and Rover will continue as the surviving corporation in the merger and a wholly owned subsidiary of the Company and (ii) the Company will change its name to “Rover Group, Inc.”

Liquidity and Capital Resources

As of December 31, 2020, the Company had $1.0 million in its operating bank account, and working capital of approximately $1.6 million.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the cash payment of $25,000 from the Sponsor to purchase the Founders Shares (as defined in Note 5), and loan proceeds from the Sponsor of approximately $176,000 under the Note (Note 5). The Company repaid the Note in full on December 11, 2020. Subsequent from the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2—Restatement of Previously Issued Financial Statements

In April 2021, the Audit Committee of the Company, in consultation with management, concluded that, because of a misapplication of the accounting guidance related to its public and private placement warrants to purchase common stock that the Company issued in December 2020 (the “Warrants”), the Company’s previously issued financial statements for the Affected Period should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Period included in the Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since their issuance on December 11, 2020, the Company’s warrants have been accounted for as equity within the Company’s previously reported balance sheet. After discussion and evaluation, including with the Company’s independent registered public accounting firm and the Company’s audit committee, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheet and the statement of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on December 11, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company Statement of Operations each reporting period.

Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued Financial Statements as of and for the period ended December 31, 2020 and December 11, 2020 (the “Affected Periods”) should be restated because of a misapplication in the guidance around accounting for certain of our outstanding warrants to purchase common stock (the “Warrants”) and should no longer be relied upon.

Impact of the Restatement

The impact of the restatement on the balance sheet, statement of operations and statement of cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously	Restatement
	Reported	Adjustment	As Restated
Balance Sheet
Total assets	$276,772,221	$—	$276,772,221
Liabilities and stockholders’ equity
Total current liabilities	$170,629	$—	$170,629
Deferred underwriting commissions	9,625,000	—	9,625,000
Derivative warrant liabilities	—	16,905,000	16,905,000
Total liabilities	9,795,629	16,905,000	26,700,629
Class A Common Stock, $0.0001 par value; shares subject to possible redemption	261,976,590	(16,905,000)	245,071,590
Stockholders’ equity
Preferred stock- $0.0001 par value	—	—	—
Class A Common Stock - $0.0001 par value	130	169	299
Class B common stock - $0.0001 par value	688	—	688
Additional paid-in-capital	5,113,832	1,597,355	6,711,187
Accumulated deficit	(114,648)	(1,597,524)	(1,712,172)
Total stockholders’ equity	5,000,002	—	5,000,002
Total liabilities and stockholders’ equity	$276,772,221	$—	$276,772,221

	Period From September 18, 2020 (Inception) Through December 31, 2020
	As Previously	Restatement	As
	Reported	Adjustment	Restated
Statement of Operations
Loss from operations	$(114,648)	$—	$(114,648)
Other (expense) income:
Financing cost – derivative warrant liabilities	—	(475,854)	(475,854)
Change in fair value of derivative warrant liabilities	—	(1,121,670)	(1,121,670)
Total other (expense) income	—	(1,597,524)	(1,597,524)
Net loss	$(114,648)	$(1,597,524)	$(1,712,172)
Basic and Diluted weighted-average Class A common shares outstanding	27,500,000	—	27,500,000
Basic and Diluted net income per Class A common share	$—	—	$-
Basic and Diluted weighted-average Class B common shares outstanding	6,375,000	—	6,375,000
Basic and Diluted net loss per Class B common share	$—	(0.27)	$(0.27)

	Period From September 18, 2020 (Inception) Through December 31, 2020
	As
	Previously	Restatement
	Reported	Adjustment	As Restated
Statement of Cash Flows
Net loss	$(114,648)	$(1,597,524)	$(1,712,172)
Adjustment to reconcile net loss to net cash used in operating activities	(667,891)	1,597,524	929,633
Net cash used in operating activities	(782,539)	—	(782,539)
Net cash used in investing activities	(275,000,000)	—	(275,000,000)
Net cash provided by financing activities	276,787,884	—	276,787,884
Net change in cash	$1,005,345	$—	$1,005,345

	As of December 11, 2020
	As
	Previously	Restatement
	Reported	Adjustment	As Restated
Balance Sheet
Total assets	$276,800,681	$—	$276,800,681
Liabilities and stockholders’ equity
Total current liabilities	$137,300	$—	$137,300
Deferred underwriting commissions	9,625,000	—	9,625,000
Derivative warrant liabilities	—	15,783,330	15,783,330
Total liabilities	9,762,300	15,783,330	25,545,630
Class A Common Stock, $0.0001 par value; shares subject to possible redemption	262,038,380	(15,783,330)	246,255,050
Stockholders’ equity
Preferred stock- $0.0001 par value	—	—	—
Class A Common Stock - $0.0001 par value	130	157	287
Class B common stock - $0.0001 par value	688	—	688
Additional paid-in-capital	5,052,042	475,697	5,527,739
Accumulated deficit	(52,859)	(475,854)	(528,713)
Total stockholders’ equity	5,000,001	—	5,000,001
Total liabilities and stockholders’ equity	$276,800,681	$—	$276,800,681

Note 3—Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 2020.

Investment Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000, and any cash held in Trust Account. As of December 31, 2020, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of December 31, 2020 are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that comprise only U.S. treasury securities money market funds.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, franchise tax payable and due to related party approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities have been allocated based on their relative fair value of total proceeds and are recognized in the statement of operations as incurred.

The 5,500,000 issued in connection with the Initial Public Offering (the “Public Warrants”) and the 5,166,667 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering have been measured at fair value using a Monte Carlo simulation model. The fair value of the warrants issued in the Private Placement were estimated using Black-Scholes.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to stockholders’ equity upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $0.5 million is included in financing cost -derivative warrant liabilities in the statement of operations and $15.2 million is included in stockholders’ equity.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Shares of Class A Common Stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of Class A Common Stock (including shares of Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A Common Stock are classified as stockholders’ equity. Shares of Class A Common Stock of the Company feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, 24,507,159 shares of Class A Common Stock subject to possible redemption were presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Net Income Per Share of Common Stock

Net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 10,666,667 shares of the Company’s Class A Common Stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share of common stock, basic and diluted for shares of Class A Common Stock are calculated by dividing the income (loss) earned on investments held in the Trust Account, net of applicable taxes and working capital amounts available to be withdrawn from the Trust Account, which was $0 for the period from September 18, 2020 (inception) through December 31, 2020, by the weighted average number of shares of Class A Common Stock outstanding for the period. Net loss per share of common stock, basic and diluted for shares of Class B common stock is calculated by dividing the net loss of approximately $1.7 million, less income attributable to Class A Common Stock by the weighted average number of shares of Class B common stock outstanding for the period.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s financial statements.

Note 4—Initial Public Offering

On December 11, 2020, the Company consummated its Initial Public Offering of 27,500,000 Units, including 2,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $275.0 million, and incurring offering costs of approximately $15.7 million, inclusive of approximately $9.6 million in deferred underwriting commissions.

Each Unit consists of one share of Class A Common Stock, and one-fifth of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 5—Related Party Transactions

Founder Shares

On September 24, 2020, the Sponsor subscribed to purchase 7,906,250 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate price of $25,000, and subsequently paid for the subscription on September 28, 2020. In September and October 2020, the Sponsor transferred 25,000 Founder Shares to each of Messrs. Kerko, Wagner, Thompson and Ms. Wellman, the Company’s independent director nominees, in each case at the original per share purchase price. On November 18, 2020, the Sponsor cancelled 718,750 shares of Class B common stock, resulting in an aggregate of 7,187,500 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the share cancellation. The Initial Stockholders agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On December 11, 2020, the underwriters partially exercised the over-allotment option; thus, an aggregate of 312,500 Founder Shares was forfeited accordingly.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) with respect to 100% of the Founder Shares, only if the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing any time 90 days after completion of the initial Business Combination or (B) if True Wind Capital Management, L.P., an affiliate of the Sponsor (“True Wind Capital”) provides funds toward the consummation of the initial Business Combination in an amount not less than $50,000,000 in the aggregate, then with respect to 50% of the Founder Shares, the earlier to occur of: (i) 180 days after completion of the initial Business Combination; or (ii) if the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing any time 90 days after completion of the initial Business Combination and with respect to the remaining 50% of the Founder Shares, only if the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing any time 90 days after completion of the initial Business Combination.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,166,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.8 million.

Each Private Placement Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. Except as set forth below, the Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or their permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On September 18, 2020, the Sponsor agreed to loan the Company an aggregate of up to $350,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $176,000 under the Note. The Company fully repaid the Note on December 11, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Note 6—Commitments and Contingencies

Forward Purchase Agreements

In connection with the consummation of the Initial Public Offering, the Company entered into forward purchase agreements with certain institutional accredited investors (“Forward Purchasers”) that provided for the aggregate purchase of at least $100,000,000 of Class A Common Stock at $10.00 per share, in a private placement that will close concurrently with the closing of the Business Combination. The Forward Purchasers’ commitments under the forward purchase agreements are subject to certain conditions described in the prospectus for the Initial Public Offering. The obligations under the forward purchase agreements will not depend on whether any shares of Class A Common Stock are redeemed by the Company’s public stockholders. The Forward Purchasers will not receive any Founder Shares or warrants as part of the forward purchase agreements; these shares will be identical to the shares of Class A Common Stock included in the units being sold in the Initial Public Offering, except that the forward purchase shares will be subject to certain transfer restrictions and have certain registration rights.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder

Shares), as well as the Forward Purchasers and their permitted transferees, were entitled to registration rights pursuant to a registration rights agreement. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $5.5 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.35 per unit, or approximately $9.6 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 7—Derivative Warrant Liabilities

As of December 31, 2020, the Company has 5,500,000 and 5,166,667 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A Common Stock until the warrants expire or are redeemed. If a registration statement covering the Class A Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A Common Stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until the completion of a Business Combination, subject to certain limited exceptions. Additionally, except as set forth below, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”).

Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the fair market value of the Shares of Class A Common Stock; and

•

if, and only if, the closing price of the Shares of Class A Common Stock equals or exceeds $10.00 per public share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), then the Private Placement Warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holders’ ability to cashless exercise its warrants) as the outstanding Public Warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8—Stockholders’ Equity

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. As of December 31, 2020, there were 27,500,000 shares of Class A Common Stock outstanding, including 24,507,159 shares of Class A Common Stock subject to possible redemption that were classified as temporary equity in the accompanying balance sheet.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On September 28, 2020, the Company issued 7,906,250 shares of Class B common stock, and on November 18, 2020, the Sponsor cancelled 718,750 shares of Class B common stock, resulting in an aggregate of 7,187,500 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the share cancellation. Of the 7,187,500 shares of Class B common stock outstanding, up to 937,500 shares of Class B common stock were subject to forfeiture, to the Company by the Initial Stockholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. On December 11, 2020, the underwriters partially exercised the over-allotment option to purchase an additional of 2,500,000 Units; thus, an aggregate of 312,500 shares of Class B common stock was forfeited accordingly. Accordingly, as of December 31, 2020, there were 6,875,000 shares of Class B common stock outstanding with no shares subject to forfeiture.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class B common stock will have the right to elect all of the Company’s directors prior to the consummation of the initial Business Combination. On any other matter submitted to a vote of the Company’s stockholders, holders of Class B common stock and holders of Class A Common Stock will vote together as a single class, except as required by applicable law or stock exchange rule.

The Class B common stock will automatically convert into Class A Common Stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment as provided herein. In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in this offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (including the forward purchase shares) excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination in consideration for such seller’s interest in the Business Combination target and any Private Placement Warrants issued upon the conversion of Working Capital Loans made to the Company.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Note 9—Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Quoted	Significant	Significant
	Prices	Other	Other
	in Active	Observable	Unobservable
	Markets	Inputs	Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Assets held in Trust Account:
Mutual funds	$275,000,000	$—	$—
Liabilities:
Derivative warrant liabilities	$—	—	$16,905,000

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfer in or out of Level 3 measurements in the period from September 18 (inception) through December 31, 2020.

Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. Level 3 instruments are comprised of derivative warrant liabilities measured at fair value using a Monte Carlo simulation model and Black-Scholes.

The fair value of the Public Warrants issued in connection with the Public Offering have been measured at fair value using a Monte Carlo simulation model. The fair value of the warrants issued in the Private Placement were estimated using Black-Scholes.

The estimated fair value of the Private Placement Warrants and the Public Warrants is determined using Level 3 inputs. Inherent in a Monte Carlo simulation and Black-Scholes are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	As of	As of
	December	December
	11, 2020	31, 2020
	Public and Private	Public and Private
Volatility	14.23%-25%	14.23%-25%
Stock price	$10.41-$10.56	$10.41-$10.56
Expected life of the options to convert	5.75	5.72
Risk-free rate	0.47%	0.47%
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities for the period ended December 31, 2020 is summarized as follows:

Derivative warrant liabilities at September 18, 2020 (inception)	$—
Issuance of Public and Private Warrants	15,783,330
Change in fair value of derivative warrant liabilities	1,121,670
Derivative warrant liabilities at December 31, 2020	$16,905,000

Note 10—Income Taxes

The Company does not currently have taxable income but will generate taxable income in the future primarily consisting of interest income earned on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible.

The income tax provision (benefit) consists of the following:

December 31,
2020
Current
Federal	$(11,862)
State	—
Deferred
Federal	(12,214)
State	—
Valuation allowance	24,076
Income tax provision	$—

The Company’s net deferred tax assets are as follows:

December 31,
2020
Deferred tax assets:
Start-up/Organization costs	$12,214
Net operating loss carryforwards	11,862
Total deferred tax assets	24,076
Valuation allowance	(24,076)
Deferred tax asset, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from September 18, 2020 (date of inception) to December 31, 2020, the valuation allowance was approximately $24,000.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows:

December 31,
2020
Statutory federal income tax rate	21.0%
Change in fair value of derivative warrant liabilities	(13.8)%
Financing cost – derivative warrant liabilities	(5.8)
Change in valuation allowance	(1.4)%
Income taxes benefit	0.0%

There were no unrecognized tax benefits as of December 31, 2020. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Note 11—Subsequent Events

On February 10, 2021, the Company, entered into a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”) by and among the Company, Fetch Merger Sub, Inc., a Delaware corporation and newly formed direct wholly owned subsidiary of Company (“Merger Sub”), and A Place for Rover, Inc., a Delaware corporation (“Rover”), providing for, among other things, and subject to the terms and conditions therein, a business combination between the Company and Rover pursuant to which, among other things, (i) Merger Sub will merge with and into Rover, the separate corporate existence of Merger Sub will cease and Rover will continue as the surviving corporation in the merger and a wholly owned subsidiary of the Company and (ii) the Company will change its name to “Rover Group, Inc.”

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Business Combination Agreement, the “Business Combination”):

(i) at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), upon the terms and subject to the conditions thereof, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Merger Sub will merge with and into Rover (the “Merger”), the separate corporate existence of Merger Sub will cease and Rover will continue as the surviving corporation in the Merger and a wholly owned subsidiary of the Company;

(ii) as a result of the Business Combination, each outstanding share of Rover common stock and preferred stock as of immediately prior to the effective time of the Business Combination, would be converted into, at the election of the holder thereof (subject to the limitations on such elections set forth in the Business Combination Agreement) the right to receive (a) an amount of cash or shares of Class A Common Stock, par value $0.0001 per share, of the Company’s common stock, based on the pro rata portion applicable to such share of Rover common stock or preferred stock, as applicable, of an aggregate purchase price equal to $1.350 billion, as adjusted by (1) Rover’s cash, indebtedness, and accrued tax liabilities as of immediately prior to the effective time of the Merger, (2) the unpaid transaction expenses of Rover and the Company as of immediately prior to the effective time of the Business Combination, and (3) the aggregate exercise price of Rover options and Rover warrants outstanding as of immediately prior to the effective time of the Business Combination, which options and warrants will be assumed by the Company subject to the terms and conditions set forth in the Business Combination Agreement and (b) the contingent “earn-out” right to receive a pro rata portion of up to 22,500,000 shares of the Company’s Common Stock in the aggregate based on the achievement of certain trading price targets following the Closing, which amount of “earn-out” shares will be adjusted based on a formula set forth in the Business Combination Agreement to reflect a portion of the value of such “earn-out” shares deemed to be earned upon exercise of Rover options and warrants assumed by the Company in the Business Combination; and

(iii) the Company will immediately be renamed “Rover Group, Inc.”

The Company’s Board of Directors has unanimously (i) approved and declared advisable the Business Combination Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Business Combination Agreement and related matters by the Company’s stockholders.

The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) obtaining required approvals of the Business Combination and related matters by the respective stockholders of the Company and Rover, (ii) the effectiveness of the proxy statement / registration statement on Form S-4 filed by the Company in connection with the Business Combination, (iii) receipt of approval for listing on Nasdaq the shares of the Company’s Common Stock to be issued in connection with the Merger, (iv) that the Company continues to have at least $5,000,001 of net tangible assets upon the Closing and (v) the absence of any injunctions enjoining or prohibiting the consummation of the Merger.

Concurrently with the execution of the Business Combination Agreement, the Company entered into a backstop subscription agreement with True Wind Capital II, L.P. and True Wind Capital II-A, L.P. (together, the “TWC Funds”) (the “Sponsor Backstop Subscription Agreement”), pursuant to which the TWC Funds agreed to, among other things, purchase shares of the Company’s common stock in an aggregate amount of up to $50,000,000 (or such greater amount at the election of the TWC Funds) to the extent of the amount of redemptions of shares of the Company’s common stock. The TWC Funds also agreed to purchase additional shares of our common stock in an aggregate amount of up to $50,000,000 if mutually agreed with Rover.

Concurrently with the execution of the Business Combination Agreement, certain accredited investors (the “PIPE Investors”), entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase 5,000,000 shares of our common stock (the “PIPE Shares”) at a purchase price per share of $10.00 and an aggregate purchase price of $50,000,000 (the “PIPE Investment”). The purchase of the PIPE Shares is conditioned upon, and will be consummated concurrently with, the closing of the initial business combination. Certain offering related expenses are payable by us, including customary fees payable to the placement agents, Deutsche Bank Securities and Morgan Stanley & Co. LLC. The purpose of the sale of the PIPE Shares is to raise additional capital for use in connection with the Proposed Transactions and to meet the minimum cash requirements provided in the Business Combination Agreement.

Concurrently with the execution of the Business Combination Agreement, the Company entered into stockholder support agreements with Rover and certain stockholders of Rover (the “Rover Holders Support Agreements”), pursuant to which such stockholders agreed to approve the Business Combination Agreement and the Proposed Transactions.

Management has evaluated subsequent events to determine if events or transactions occurring through May 5, 2021, the date the financial statements were issued. Other than as described herein, the Company did not identify any other subsequent events that would require potential adjustment to or disclosure in the financial statements.

ROVER GROUP, INC.

(FORMERLY KNOWN AS NEBULA CARAVEL ACQUISITION CORP.)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2021	2020
	(unaudited)
Assets:
Current assets:
Cash	$31,197	$1,005,345
Prepaid expenses	570,626	766,876
Total current assets	601,823	1,772,221
Investments held in Trust Account	275,033,543	275,000,000
Total assets	$275,635,366	$276,772,221
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$46,895	$32,531
Accrued expenses	3,517,815	75,000
Due to related party	29,172	6,610
Franchise tax payable	64,802	56,488
Total current liabilities	3,658,684	170,629
Deferred underwriting commissions	9,625,000	9,625,000
Derivative warrant liabilities	30,885,000	16,905,000
Total Liabilities	44,168,684	26,700,629
Commitments and Contingencies
Class A Common Stock, $0.0001 par value; 22,646,668 and 24,507,159 shares subject to possible redemption at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	226,466,680	245,071,590
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, $0.0001 par value; 200,000,000 shares authorized; 4,853,332 and 2,992,841 shares issued and outstanding (excluding 22,646,668 and 24,507,159 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	485	299
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,875,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	688	688
Additional paid-in capital	25,315,911	6,711,187
Accumulated deficit	(20,317,082)	(1,712,172)
Total stockholders' equity	5,000,002	5,000,002
Total Liabilities and Stockholders' Equity	$275,635,366	$276,772,221

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ROVER GROUP, INC.

(FORMERLY KNOWN AS NEBULA CARAVEL ACQUISITION CORP.)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three	For the Six
	Months Ended	Months Ended
	June 30, 2021	June 30, 2021
General and administrative expenses	$763,902	$4,557,486
Franchise tax expense	50,663	100,967
Total operating expenses	(814,565)	(4,658,453)
Other income (expense)
Interest earned on investments held in Trust Account	21,803	33,543
Change in fair value of derivative warrant liabilities	(14,671,670)	(13,980,000)
Net loss	$(15,464,432)	$(18,604,910)
Weighted average shares outstanding of Class A Common Stock	27,500,000	27,500,000
Basic and diluted net income per share, Class A Common Stock	$—	$—
Weighted average shares outstanding of Class B common stock	6,875,000	6,875,000
Basic and diluted net loss per share, Class B common stock	$(2.25)	$(2.71)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ROVER GROUP, INC.

(FORMERLY KNOWN AS NEBULA CARAVEL ACQUISITION CORP.)

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Common Stock				Additional		Total Accumulated
	Class A		Class B		Paid-In		Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance - January 1, 2021	2,992,841	$299	6,875,000	$688	$6,711,187	$(1,712,172)	5,000,002
Change in value of Class A common stock subject to possible redemption	314,048	32	—	—	3,140,448	—	3,140,480
Net loss	—	—	—	—	—	(3,140,478)	(3,140,478)
Balance - March 31, 2021	3,306,889	331	6,875,000	688	9,851,635	(4,852,650)	5,000,004
Change in value of Class A common stock subject to possible redemption	1,546,443	154	—	—	15,464,276	—	15,464,430
Net loss	—	—	—	—	—	(15,464,432)	(15,464,432)
Balance - June 30, 2021	4,853,332	$485	6,875,000	$688	$25,315,911	$(20,317,082)	5,000,002

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ROVER GROUP, INC.

(FORMERLY KNOWN AS NEBULA CARAVEL ACQUISITION CORP.)

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

Cash Flows from Operating Activities:
Net loss	$(18,604,910)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments held in Trust Account	(33,543)
Change in fair value of derivative warrant liabilities	13,980,000
Changes in operating assets and liabilities:
Prepaid expenses	196,250
Accounts payable	14,364
Accrued expenses	3,442,815
Due to related party	22,562
Franchise tax payable	8,314
Net cash used in operating activities	(974,148)
Net decrease in cash	(974,148)
Cash - beginning of the period	1,005,345
Cash - end of the period	$31,197
Supplemental disclosure of noncash financing activities:
Change in the initial value of Class A Common Stock subject to possible redemption	$18,604,910

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ROVER GROUP, INC.

(FORMERLY KNOWN AS NEBULA CARAVEL ACQUISITION CORP.)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

Rover Group, Inc., formerly known as Nebula Caravel Acquisition Corp. prior to July 30, 2021 (the “Company”), was a blank check company incorporated in Delaware on September 18, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Business Combination

On the Closing, the Company consummated the previously announced Merger pursuant to that certain Business Combination Agreement dated February 10, 2021 (the “Business Combination Agreement”) between Caravel, Merger Sub, and Legacy Rover. In connection with the closing of the Merger (the “Closing”), a business combination between Caravel and Legacy Rover was effectuated through the merger of Merger Sub with and into Legacy Rover, with Legacy Rover continuing as the surviving company and as a wholly owned subsidiary of Caravel. On the Closing, Caravel changed its name from Nebula Caravel Acquisition Corp. to “Rover Group, Inc.”

At the effective time of the Merger (the “Effective Time”), and subject to the terms and conditions of the Business Combination Agreement, each share of Legacy Rover preferred stock, par value $0.00001 per share, that was convertible into a share of Legacy Rover common stock and each share of Legacy Rover common stock, par value $0.00001 per share, was canceled and converted into the right to receive a number of shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) equal to 1.0379, resulting in an aggregate of 124,475,258 shares of Class A Common Stock to be issued to Legacy Rover stockholders.

No fractional shares of Class A Common Stock were issued upon the exchange of Legacy Rover preferred stock or Legacy Rover common stock. Any fractional shares were rounded down to the nearest whole share of Class A Common Stock, resulting in an aggregate total of $1,733.04 cash payments by the Company made to Legacy Rover stockholders in lieu of fractional shares.

Upon completion of the Merger, and in accordance with the terms of the Business Combination Agreement, 32,434,987 shares of Legacy Rover common stock and 87,496,938 shares of Legacy Rover preferred stock were also cancelled and converted into the right to receive a pro rata portion of up to 22,500,000 shares of Class A Common Stock in the aggregate that will be issued at a future date should the Class A Common Stock achieve certain tiered trading price thresholds during the seven year period immediately following the Closing.

In connection with the Closing, the Company (a) issued and sold an aggregate of 5,000,000 shares of Class A Common Stock for a purchase price of $10.00 per share and an aggregate purchase price of $50.0 million pursuant to previously announced subscription agreements (the “PIPE Subscription Agreements”) with certain accredited investors (the “PIPE Investment”) (b) issued and sold an aggregate of 8,000,000 shares of Class A Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $80.0 million (the “Backstop Shares”) pursuant to the previously announced backstop subscription agreement (the “Backstop Subscription Agreement”) entered into with True Wind Capital II, L.P. and True Wind Capital II-A, L.P. (together, the “TWC Funds”) and (c) issued and sold an aggregate of 1,000,000 shares of Class A Common Stock for a purchase price of $10.00 per share and an aggregate purchase price of $10.0 million pursuant to the previously announced assignment agreement with BBCM Master Fund Ltd., a Delaware limited partnership and the TWC Funds.

In connection with the Closing, Caravel stockholders holding 14,677,808 shares of the Company’s common stock exercised their right to redeem such shares. As a result, approximately $146,778,080.00 of funds was withdrawn from the Company’s trust account (the “Trust Account”) to fund participant share redemptions.

See the Company’s Current Report on Form 8-K filed with the SEC on August 5, 2021 for more details.

Business Prior to the Business Combination

As of June 30, 2021, prior to the Business Combination, the Company had not commenced any operations. All activity for the period from September 18, 2020 (inception) through June 30, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and the search for a target for its initial Business Combination. The Company had not generated any operating revenues as of June 30, 2021. Prior to the Business Combination, the Company had generated non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering and placed in the Trust Account and was subject to non-cash fluctuations for change in the fair value of derivative warrant liabilities in its statement of operations.

The registration statement for the Company’s Initial Public Offering was declared effective on December 8, 2020. On December 11, 2020, the Company consummated its Initial Public Offering of 27,500,000 units (the “Units” and, with respect to the Class A Common Stock included in the Units being offered, the “Public Shares”), including 2,500,000 additional Units to cover over-allotments, at $10.00 per Unit, generating gross proceeds of $275.0 million, and incurring offering costs of approximately $15.7 million, inclusive of approximately $9.6 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,166,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to Nebula Caravel Holdings LLC, a Delaware limited liability company (the “Sponsor”), generating proceeds of approximately $7.8 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $275.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in the Trust Account located in the United States with American Stock Transfer & Trust Company acting as trustee, and are invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the period from September 18, 2020 (inception) through June 30, 2021 are not necessarily indicative of the results that may be expected for the period ending December 31, 2021 or any future period.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K/A filed by the Company with the SEC on May 7, 2021.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act of 1933 (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s unaudited condensed consolidated financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

As of June 30, 2021, the Company had approximately $31,000 in its operating bank account and a working capital deficit of approximately $3.1 million.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the cash payment of $25,000 from the Sponsor to purchase the Founder Shares (as defined in Note 4), and loan proceeds from the Sponsor of approximately $176,000 under the Note (as defined in Note 4). The Company repaid the Note in full on December 11, 2020. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (defined below, see Note 4). As of June 30, 2021 and December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable and consummating the Business Combination.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, one of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2021 and December 31, 2020, there were no cash equivalents held outside of the Trust Account.

Investment Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. As of June 30, 2021 and December 31, 2020, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of June 30, 2021 and December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, franchise tax payable and due to related party approximated their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets.

The fair value of the Public Warrants (as defined in Note 3 below) issued in connection with the Initial Public Offering was initially measured at fair value using a Monte Carlo simulation model and subsequently has been measured based on the listed market price of such warrants. The fair value of the Private Placement Warrants has been estimated using Black-Scholes-Merton model (“Black-Scholes”).

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the unaudited condensed consolidated statement of operations. Offering costs associated with the Public Shares were charged to stockholders’ equity upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Derivative Warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. Management evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Offering costs attributable to the issuance of the derivative warrant liabilities are recognized in the unaudited condensed consolidated statement of operations as incurred.

The Public Warrants and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. All of the Company’s outstanding warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s unaudited condensed consolidated statements of operations. The fair value of warrants issued in connection with the Initial Public Offering were initially measured at fair value using a Monte Carlo simulation model. The fair value of the Private Placement Warrants were estimated using Black-Scholes. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A Common Stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A Common Stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of Class A Common Stock (including shares of Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A Common Stock are classified as stockholders’ equity. Shares of Class A Common Stock of the Company feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2021 and December 31, 2020, 22,646,668 and 24,507,159 shares of Class A Common Stock subject to possible redemption were presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets, respectively.

Net Income (Loss) Per Share of Common Stock

The Company’s condensed consolidated statements of operations include a presentation of net income (loss) per share for Class A Common Stock subject to possible redemption in a manner similar to the two-class method of net income (loss) per common stock. Net income (loss) per common stock, basic and diluted, for Class A Common Stock is calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of Class A Common Stock outstanding for the periods. Net income (loss) per common stock, basic and diluted, for Class B common stock is calculated by dividing the net income (loss), adjusted for income attributable to Class A Common Stock, by the weighted average number of Class B Common Stock outstanding for the periods. Class B common stock include the Founder Shares as these shares of common stock do not have any redemption features and do not participate in the income earned on the Trust Account.

The calculation of diluted net income (loss) per common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) exercise of over-allotment and (iii) Private Placement since the exercise price of the warrants is in excess of the average common stock price for the period and therefore the inclusion of such warrants would be anti-dilutive.

The following table reflects the calculation of basic and diluted net income (loss) per share of common stock:

	For the Three	For the Six
	Months Ended	Months Ended
	June 30, 2021	June 30, 2021
Class A Common Stock
Numerator: Income allocable to Class A Common Stock
Income from investments held in Trust Account	$21,803	$33,543
Less: Company's portion available to be withdrawn to pay taxes	(21,803)	(33,543)
Net income attributable	$—	$—
Denominator: Weighted average Class A Common Stock
Basic and diluted weighted average shares outstanding, Class A Common Stock	27,500,000	27,500,000
Basic and diluted net income per share, Class A Common Stock	$0.00	$0.00
Class B common stock
Numerator: Net income (loss) minus net income allocable to Class A common stock
Net income (loss)	$(15,464,432)	$(18,604,910)
Net income allocable to Class A Common Stock	—	—
Net income (loss) attributable	$(15,464,432)	$(18,604,910)
Denominator: weighted average Class B common stock
Basic and diluted weighted average shares outstanding, Class B common stock	6,875,000	6,875,000
Basic and diluted net loss per share, Class B common stock	$(2.25)	$(2.71)

Recently adopted accounting standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU 2020-06 did not impact the Company’s financial position and results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

Note 3—Initial Public Offering

On December 11, 2020, the Company consummated its Initial Public Offering of 27,500,000 Units, which included 2,500,000 Units issued pursuant to the partial exercise by the underwriters of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $275.0 million, and incurring offering costs of approximately $15.7 million, inclusive of $9.6 million in deferred underwriting commissions.

Each Unit consists of one share of Class A Common Stock and one-fifth of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On September 24, 2020, the Sponsor subscribed to purchase 7,906,250 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), for an aggregate price of $25,000, and subsequently paid for the subscription on September 28, 2020. In September and October 2020, the Sponsor transferred 25,000 Founder Shares to each of Messrs. Kerko, Wagner, Thompson and Ms. Wellman, the Company’s independent director nominees, in each case at the original per share purchase price. On November 18, 2020, the Sponsor cancelled 718,750 shares of Class B common stock, resulting in an aggregate of 7,187,500 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the share cancellation. Sponsor and the Company’s officers and any other holders of the Founder Shares immediately prior to the Initial Public Offering (the “Initial Stockholders”) agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On December 11, 2020, the underwriters partially exercised the over-allotment option; thus, an aggregate of 312,500 Founder Shares was forfeited accordingly.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) with respect to 100% of the Founder Shares, only if the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing any time 90 days after completion of the initial Business Combination or (B) if True Wind Capital Management, L.P., an affiliate of the Sponsor provides funds toward the consummation of the initial Business Combination in an amount not less than $50,000,000 in the aggregate, then with respect to 50% of the Founder Shares, the earlier to occur of: (i) 180 days after completion of the initial Business Combination; or (ii) if the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing any time 90 days after completion of the initial Business Combination and with respect to the remaining 50% of the Founder Shares, only if the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing any time 90 days after completion of the initial Business Combination.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,166,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.8 million.

Each Private Placement Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or December 11, 2022 (or, if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of the Initial Public Offering, 27 months from the closing of the Initial Public Offering, or March 11, 2023) (the “Combination Period”), the Private Placement Warrants will expire worthless. Except as set forth below, the Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or their permitted transferees.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On September 18, 2020, the Sponsor agreed to loan the Company an aggregate of up to $350,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $176,000 under the Note and repaid this Note in full on December 11, 2020. Subsequent to the repayment, the facility was no longer available to the Company.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf, such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers or directors, or the Company’s affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account. As of June 30, 2021, there was a due to related party account balance of approximately $29,000.

Note 5—Commitments and Contingencies

Forward Purchase Agreements

In connection with the consummation of the Initial Public Offering, the Company entered into forward purchase agreements with certain institutional accredited investors (“Forward Purchasers”) that will provide for the aggregate purchase of at least $100,000,000 of Class A Common Stock at $10.00 per share, in a private placement that will close concurrently with the closing of the Business Combination. The Forward Purchasers’ commitments under the forward purchase agreements are subject to certain conditions described in the prospectus for the Initial Public Offering. The obligations under the forward purchase agreements will not depend on whether any shares of Class A Common Stock are redeemed by the holders of the Public Shares (the “Public Stockholders”). The Forward Purchasers will not receive any Founder Shares or warrants as part of the forward purchase agreements. The forward purchase shares will be identical to the shares of Class A Common Stock included in the Units being sold in the Initial Public Offering, except that the forward purchase shares will be subject to certain transfer restrictions and have certain registration rights.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares), as well as the Forward Purchasers and their permitted transferees, are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $5.5 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.35 per unit, or approximately $9.6 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have an effect on the Company’s financial position and results of its operations, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6—Derivative Warrant Liabilities

As of June 30, 2021 and December 31, 2020, the Company has 5,500,000 Public Warrants and 5,166,667 Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A Common Stock until the warrants expire or are redeemed. If a registration statement covering the Class A Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A Common Stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until the completion of a Business Combination, subject to certain limited exceptions. Additionally, except as set forth below, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption; and
•

if, and only if, the closing price of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”).

Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;
•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the fair market value of the Shares of Class A Common Stock; and

•

if, and only if, the closing price of the Shares of Class A Common Stock equals or exceeds $10.00 per public share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•

if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), then the Private Placement Warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holders’ ability to cashless exercise its warrants) as the outstanding Public Warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 27,500,000 shares of Class A Common Stock outstanding, including 22,646,668 shares and 24,507,159 shares of Class A Common Stock subject to possible redemption that were classified as temporary equity in the accompanying condensed consolidated balance sheets, respectively.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 6,875,000 shares of Class B common stock outstanding with no shares subject to forfeiture.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class B common stock will have the right to elect all of the Company’s directors prior to the consummation of the initial Business Combination. On any other matter submitted to a vote of the Company’s stockholders, holders of Class B common stock and holders of Class A Common Stock will vote together as a single class, except as required by applicable law or stock exchange rule.

The Class B common stock will automatically convert into Class A Common Stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment as provided herein. In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in this offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (including the forward purchase shares) excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination in consideration for such seller’s interest in the Business Combination target and any Private Placement Warrants issued upon the conversion of Working Capital Loans made to the Company.

Note 8—Fair Value Measurements

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

June 30, 2021
	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Assets:
Investments held in Trust Account	$275,033,543	$—	$—
Liabilities:
Derivative warrant liabilities	$14,300,000	$—	$16,585,000

December 31, 2020
	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Assets:
Investments held in Trust Account	$275,000,000	$—	$—
Liabilities:
Derivative warrant liabilities	$—	$—	$16,905,000

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants was transferred from a Level 3 measurement to a Level 1 fair value measurement in January 2021, when the Public Warrants were separately listed and traded. There were no other transfers to/from Levels 1, 2, and 3 during the three and six months ended June 30, 2021.

Level 1 instruments include investments in mutual funds invested in government securities and Public Warrants. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Initial Public Offering was initially measured at fair value using a Monte Carlo simulation model and subsequently based on the listed market price of such warrants, a Level 1 measurement, as of June 30, 2021. The fair value of the Private Placement Warrants was estimated using the Black-Scholes model. For the three and six months ended June 30, 2021, the Company recognized income on the unaudited condensed consolidated statements of operations resulting in an increase in the fair value of liabilities of approximately $14.7 million and $14.0 million, respectively, presented as change in fair value of derivative warrant liabilities.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in these valuations are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical and implied volatilities of select peer companies as well as its own that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs utilized to measure the fair value of the Private Placement Warrants at the measurement dates and as of December 31, 2020, March 31, 2021 and June 30, 2021:

	As of June 30,	As of March 31,	As of December 31,
	2021	2021	2020
Unit price	$10.00	$10.00	$10.00
Volatility	40.5%	21.0%	14% - 23%
Stock price	$9.99	$9.92	$10.41 - $10.56
Expected life of the options to convert	5.08	5.25	5.72
Risk-free rate	0.88%	0.98%	0.46%
Dividend yield	0.0%	0.0%	0.0%

The change in the fair value of the Private Placement derivative warrant liabilities for the three and six months ended June 30, 2021 is summarized as follows:

Derivative warrant liabilities at January 1, 2021	$16,905,000
Transfer of Public Warrants to Level 1	(8,690,000)
Change in fair value of derivative warrant liabilities	(361,670)
Derivative warrant liabilities at March 31, 2021	$7,853,330
Change in fair value of derivative warrant liabilities	8,731,670
Derivative warrant liabilities at June 30, 2021	$16,585,000

Note 9—Income Taxes

The Company’s tax provision for interim periods is determined using an estimated annual effective tax rate, adjusted for discrete items in the related period. The effective tax rate for the three months and six months ended June 30, 2021 was 0% as a result of recording a full valuation allowance against the deferred tax assets.

There were no unrecognized tax benefits as of June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Note 10—Subsequent Events

As described in Note 1, the Company completed the Merger on July 30, 2021. The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

Management has evaluated subsequent events to determine if events or transactions occurring through the date the unaudited condensed consolidated financial statements were available for issuance, require potential adjustment to or disclosure in the unaudited condensed consolidated financial statements and has concluded that, other than contained herein, all such events that would require recognition or disclosure have been recognized or disclosed.

105,039,096 Shares of Class A Common Stock

2,574,164 Warrants to Purchase Shares of Class A Common A Common Stock

PROSPECTUS

September 23, 2021

You should rely only on the information contained in this prospectus or any supplement or amendment hereto. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus or any supplement or amendment hereto is accurate as of any date other than the date of this prospectus or any such supplement or amendment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.